File No.30-150








                      SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.



                                   FORM U5S
                                ANNUAL REPORT






                     For the year ended December 31, 2002






       Filed Pursuant to the Public Utility Holding Company Act of 1935
                                      by





                    AMERICAN ELECTRIC POWER COMPANY, INC.
                   1 Riverside Plaza, Columbus, Ohio 43215

AMERICAN ELECTRIC POWER COMPANY, INC.

FORM U5S - ANNUAL REPORT
For the Year Ended December 31, 2002

                                TABLE OF CONTENTS
                                                                      Page

ITEM 1.    SYSTEM COMPANIES AND INVESTMENT THEREIN
           AS OF DECEMBER 31, 2002. . . . . . . . . . . . . . . . . . . 1 - 8

ITEM 2.    ACQUISITIONS OR SALES OF UTILITY ASSETS. . . . . . . . . . . 9

ITEM 3.    ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION
           OF SYSTEM SECURITIES . . . . . . . . . . . . . . . . . . . . 9

ITEM 4.    ACQUISITION, REDEMPTION OR RETIREMENT OF
           SYSTEM SECURITIES. . . . . . . . . . . . . . . . . . . . . . 10 - 13

ITEM 5.    INVESTMENTS IN SECURITIES OF NON-SYSTEM
           COMPANIES. . . . . . . . . . . . . . . . . . . . . . . . . . 14 - 15

ITEM 6.    OFFICERS AND DIRECTORS
           Part   I.  Names, principal business address and positions
                      held as of December 31, 2002. . . . . . . . . . . 16 - 35
           Part  II.  Banking connections . . . . . . . . . . . . . . . 36
           Part III.  Compensation and other related information. . . . 37 - 48

ITEM 7.    CONTRIBUTIONS AND PUBLIC RELATIONS . . . . . . . . . . . . . 49

ITEM 8.    SERVICE, SALES AND CONSTRUCTION CONTRACTS
           Part   I.   Contracts for services or goods between system
                       companies. . . . . . . . . . . . . . . . . . . . 50 - 51
           Part  II.   Contracts to purchase services or goods between
                       any system company and any affiliate . . . . . . 51
           Part III.   Employment of any person by any system company
                       for the performance on a continuing basis of
                       management services. . . . . . . . . . . . . . . 51

ITEM 9.    WHOLESALE GENERATORS AND
           FOREIGN UTILITY COMPANIES. . . . . . . . . . . . . . . . . . 52 - 56

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS (Index). . . . . . . . . . 57


SIGNATURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58

Item 1. Sytsem Companies and Investment Therein As of December 31, 2002

                                                                                Number of
                                                                                 Common    Owned By Owned By   Issuer     Owner's
                                                                                 Shares   Immediate  Other   Book Value  Book Value
                               COMPANY NAME                                      Owned      Parent   Entity  (in OOO's)  (in 000'S)
                                                                              -----------  -------- -------  ---------   ----------
00. American Electric Power Company, Inc. [Note A]                                                               -           -
 01. American Electric Power Service Corporation [Note B]                        23,500      100%               1,450       1,450
 01. AEP C&I Company, LLC [Note W]                                            Uncertified    100%              19,399      19,399
  02. AEP Ohio Commercial & Industrial Retail Company, LLC [Note W]           Uncertified    100%               4,207       4,207
  02. AEP Texas Commercial & Industrial Retail GP, LLC [Note W]               Uncertified    100%               6,882       6,882
   03. AEP Texas Commercial & Industrial Retail Limited Partnership [Note W]  Partnership   0.50%    99.50%    54,592         273
  02. AEP Texas Commercial & Industrial Retail Limited Partnership [Note W]   Partnership  99.50%     0.50%    54,592      54,319
  02. AEP Gas Power GP, LLC [Note G]                                          Uncertified    100%               4,650       4,650
   03. AEP Gas Power Systems, LLC [Note G]                                        100         75%       25%     2,619       2,619
 01. AEP Coal, Inc. [Note L]                                                  Uncertified    100%             (38,013)    (38,013)
  02. Snowcap Coal Company, Inc. [Note L]                                     Uncertified    100%                (263)       (263)
  02. AEP Kentucky Coal, LLC [Note L]                                         Uncertified    100%             (29,344)    (29,344)
  02. AEP Ohio Coal, LLC [Note L]                                             Uncertified    100%              (8,348)     (8,348)
  02. AEP West Virginia Coal, Inc. [Note L]                                   Uncertified    100%                 (58)        (58)
 01. AEP Communications, Inc. [Note C]                                            100        100%            (165,078)   (165,078)
  02. AEP Communications, LLC [Note C]                                        Uncertified    100%            (169,791)   (169,791)
   03. C3 Networks Limited Partnership [Note C]                               Partnership  49.75%    49.75%      -           -
    04. C3 Networks & Communications Limited Partnership [Note C]             Partnership  99.50%     0.50%       (34)        (34)
   03. American Fiber Touch, LLC [Note C]                                     Uncertified     50%       50%    23,045      23,045
   03. AEP Fiber Venture, LLC [Note C]                                        Uncertified    100%              30,206      30,206
    04. AFN Communications, LLC [Note C]                                         5,008        49%       51%         5        -
 01. AEP Energy Services, Inc. [Note D]                                           200        100%             (47,334)    (47,334)
  02.  Energy Trading Platform Holding Company, Inc. [Note W]                 Uncertified   16.7%    83.30%      -           -
   03 Intercontinental Exchange Inc.                                          Uncertified    0.5%    95.00%      -           -
 01. AEP Generating Company [Note J]                                             1,000       100%              42,957      42,597
 01. AEP Desert Sky LP, LLC [Note X]                                          Uncertified    100%               8,095       8,095
  02. AEP Desert Sky GP, LLC [Note X]                                         Uncertified    100%               4,648       4,648
   03. Desert Sky Wind Farm LP [Note X]                                       Partnership      1%       99%     1,392       1,392
 01. AEP Desert LP II, LLC  [Note X]                                          Partnership    100%             (11,147)    (11,147)
  02. Desert Sky Wind Farm LP [Note X]                                        Partnership     99%        1%      -           -
 01.  Golden Prairie Holding Company LLC [Note X]                             Uncertified    100%                -           -
  02.  Golden Prairie Wind Farm LLC [Note X]                                  Uncertified    100%                -           -
 01. AEP Investments, Inc. [Note F]                                               100        100%               1,771       1,761
  02.  AEP EmTech, LLC  [Note DD]                                             Uncertified    100%              (2,610)     (2,610)
   03. Altra Energy Technologies, Inc. [Note DD]                                  N/A          5%       95%      -            300
   03. Amperion, Inc. [Note DD]                                                   N/A      38.30%    61.70%      -           -
   03. Universal Supercapacitors, LLC [Note DD]                               Uncertified     50%       50%      -            732
   03. Integrated Fuel Cell Technologies, Inc. [DD]                           Uncertified   0.10%    99.90%      -           -
   03. Distribution Vision 2010, LLC [Note DD}                                Uncertified     20%       80%      -           -
  02. Active Power Inc. [Note DD]                                               118,843      100%             211,541     211,541
  02. Pantellos Corporation [Note DD]                                            28,883     5.40%    94.60%      -          5,289
  02. PowerSpan Corp  [Note DD]                                                   N/A       9.80%    90.20%      -          5,000
  02. PHPK Technologies, Inc. [Note DD]                                           N/A      29.00%    71.00%      -          1,303
 01. Mutual Energy L.L.C. [Note W]                                            Uncertified    100%              (6,260)     (6,260)
  02. Mutual Energy Service Company, L.L.C. [Note W]                          Uncertified    100%              33,617      33,617
  02. AEP Ohio Retail Energy, LLC [Note W]                                    Uncertified    100%               5,456       5,456
 01.  AEP Power Marketing, Inc. [Note N]                                          100        100%                -           -
 01. AEP T&D Services, LLC [Note BB]                                          Uncertified    100%                (127)       (127)
 01. AEP Pro Serv, Inc. [Note I]                                                  110        100%               8,586       8,586
 01. AEP Retail Energy LLC [Note W]                                           Uncertified    100%                 325         325
 01. AEP Texas POLR, LLC [Note W]                                             Uncertified    100%                (199)       (199)
  02. AEP Texas POLR GP, LLC [Note W]                                         Uncertified    100%                  (1)         (1)
   03. POLR Power, L.P. [Note W]                                              Partnership   0.50%    99.50%     7,784          39
  02. POLR Power, L.P. [Note W]                                               Partnership  99.50%     0.50%     7,784       7,745
 01. AEP Resources, Inc. [Note H]                                                 100        100%             105,194      99,946
  02. AEP Delaware Investment Company [Note H]                                    100        100%             132,777     132,777
   03. AEP Holdings I CV [Note H]                                                  10         15%       85%  (288,341)    (43,252)
    04. AEPR Global Investments B.V. [Note H]                                     N/A         85%       15%  (399,319)   (288,426)
     05. AEPR Global Holland Holding B.V. [Note H]                            Uncertified    100%            (159,355)   (178,408)
    04. AEP Funding Limited [Note H]                                          Uncertified    100%                N/A         N/A
   03. AEP Holdings II CV [Note H]                                            Partnership     85%       15%   221,122     176,111
    04. AEP Energy Services Limited [Note H]                                  Uncertified    100%              34,711      38,087
     05. AEP Energy Services Trading Limited [Note H]                         Uncertified    100%                N/A         N/A
    04. AEPR Global Ventures B.V. [Note H]                                    Uncertified    100%              (8,938)    (10,150)
     05. AEP Energy Services (Norway) AS [Note H]                             Uncertified    100%                -           -
     05. Operaciones Azteca VIII, S. de R.L. de C.V. [Note H]                 Uncertified     50%       50%      N/A         N/A
     05. Servicios Azteca VIII, S. de R.L. de C.V. [Note H]                   Uncertified     50%       50%      N/A         N/A
     05. AEPR Global Energy B.V.                                              Uncertified    100%                -           -
     05. AEPR Energy Ventures B.V.                                            Uncertified    100%                -           -
     05. AEP Energy Services (Australia) Pty Ltd                              Uncertified    100%                -           -
     05. AEP Energy Services (Switzerland) GmbH [Note H]                      Uncertified    100%                -           -
     05. AEP Energy Services (Austria) GmbH [Note H]                          Uncertified    100%                -           -
     05. AEP Energy Services GmbH [Note H]                                    Uncertified    100%                -           -
    04. Intergen Denmark, Aps [Note H]                                        Partnership     50%       50%      N/A         N/A
     05. Intergen Denmark Finance Aps  [Note H]                               Partnership    100%                N/A         N/A
     05.  Intergen Mexico, B.V.  [Note H]                                     Partnership    100%                N/A         N/A
      06. Intergen Aztec Energy VIII B.V.  [Note H]                           Partnership    100%                N/A         N/A
       07. Intergen Aztec Energy VI B.V                                       Partnership    100%                N/A         N/A
       07. Energia Azteca VIII S. de R.                                       Partnership    100%                N/A         N/A
    04.  AEP Energy Services UK Generation Limited [Note H]                   Uncertified    100%            (168,316)   (160,970)
    04.  Compresion Bajio S de R.L. de C.V. [Note H]                          Uncertified     50%       50%      N/A         N/A
  02. AEP Delaware Investment Company II [Note H]                                1,000       100%              73,108      73,108
   03. AEP Resources do Brazil Ltda [Note H]                                  Uncertified      1%       99%      -           -
   03. AEP Holdings II CV [Note H]                                            Uncertified     15%       85%   221,122     176,111
    04. AEP Energy Services Limited [Note H]                                  Uncertified    100%              34,711      38,087
     05. AEP Energy Services (Austria) GmbH [Note H]                          Uncertified    100%                -           -
     05.  AEP Energy Services GmbH  [Note H]                                  Uncertified    100%                -           -
      06. AEP Energy Services Trading Limited [Note H]                        Uncertified    100%                -           -
    04. AEPR Global Ventures B.V. [Note H]                                    Uncertified  99.97%     0.03%    (8,938)    (10,150)
     05. AEP Energy Services (Norway) AS  [Note H]                            Uncertified    100%             (11,734)    (11,837)
     05. Operaciones Azteca VIII, S. de R.L. de C. V. [Note H]                Uncertified     50%       50%      N/A         N/A
     05. Servicios Azteca VIII, S. de R.L. de C.V. [Note H]                   Uncertified     50%       50%      N/A         N/A
     05. AEPR Global Energy B.V.                                              Uncertified    100%                -           -
     05. AEPR Energy Ventures B.V.                                            Uncertified    100%                -           -
     05. AEP Energy Services (Australia) Pty Ltd                              Uncertified    100%                -           -
    04. Intergen Denmark, Aps [Note H]                                        Partnership     50%       50%      -           -
     05. Intergen Denmark Finance Aps  [Note H]                               Partnership     50%       50%      -           -
     05.  Intergen Mexico, B.V.  [Note H]                                     Partnership    100%                -           -
      06. Intergen Aztec Energy VIII B.V.  [Note H]                           Partnership    100%                N/A         N/A
       07. Intergen Aztec Energy VI B.V.  [Note H]                            Partnership    100%                N/A         N/A
       07. Energia Azteca VIII S. de R.L. de C.V. [Note H]                    Partnership    100%                N/A         N/A
    04.  AEP Energy Services UK Generation Limited [Note H]                   Uncertified    100%                N/A         N/A
    04. Compresion Bajio S de R.L. de C.V. [Note H]                           Uncertified     50%       50%      N/A         N/A
  02. AEP Memco LLC [Note Y]                                                  Uncertified    100%              52,798      52,798
   03. AEP Elmwood LLC [Note Y]                                               Uncertified    100%                -           -
    04. Conlease, Inc.  [Note Y]                                              Uncertified    100%                -           -
    04. International Marine Terminals [Note Y]                               Uncertified 33-1/3%   66-2/3%      -           -
  02. AEP Resources Australia Holdings Pty Ltd [Note H]                            1         100%             (55,046)    (55,046)
  02. AEP Resources Australia Pty., Ltd. [Note H]                              3,753,752     100%              20,912      20,912
   03. Pacific Hydro Limited [Note H]                                         23,960,963      20%       80%      -         23,976
  02. AEP Resources Limited [Note H]                                               1         100%               1,034       1,034
  02. AEP Energy Services Gas Holding Company [Note CC]                           10         100%             324,831     324,831
   03. AEP Energy Services Gas Holding Company II, LLC  [Note                 Uncertified    100%             660,428     660,428
    04. Caddis Partners, LLC  [Note CC]                                       Uncertified    100%             761,217     761,217
    04. AEP Energy Services Ventures III, Inc.  [Note CC]                         10         100%             164,894     164,894
    04. HPL Holdings Inc.  [Note CC]                                             100         100%             758,708     758,708
     05. AEP Gas Marketing, LP  [Note CC]                                     Uncertified  99.50%     0.50%    (5,687)        (30)
     05. HPL GP, LLC  [Note CC]                                                    5         100%             144,988     144,988
      06. HPL Resources Company LP  [Note CC]                                 Uncertified   0.50%    99.50%        (2)         (2)
      06. AEP Gas Marketing, LP  [Note CC]                                    Uncertified   0.50%    99.50%    (5,687)     (5,657)
      06. Houston Pipe Line Company LP  [Note CC]                             Uncertified   0.50%    99.50%   764,396     764,218
       07. Mid-Texas Pipeline Company [Note CC]                               Uncertified     50%       50%    68,773      34,386
     05. HPL Resources Company LP  [Note CC]                                  Uncertified  99.50%     0.50%        (2)         (2)
     05. Houston Pipe Line Company LP  [Note CC]                                 995       99.50%     0.50%   764,396     764,218
      06. Mid-Texas Pipeline Company  [Note CC]                               Uncertified     50%       50%    68,773      34,386
    04. AEP Energy Services Investments, Inc.  [Note CC]                         100         100%             115,313     115,313
     05. LIG Pipeline Company  [Note CC]                                         100         100%             115,260     115,260
      06. LIG, Inc.  [Note CC]                                                   100         100%              11,502      11,502
       07. Louisiana Intrastate Gas Company L.L.C.  [Note CC]                    100          10%       90%   115,326      11,533
        08. LIG Chemical Company  [Note CC]                                      100         100%             (15,969)    (15,359)
         09. LIG Liquids Company, L.L.C.  [Note CC]                               10          10%       90%    15,407       1,541
        08. LIG Liquids Company, L.L.C. [Note CC]                                 90          90%       10%    15,407      13,866
        08. Tuscaloosa Pipeline Company [Note CC]                                100         100%                 667         667
      06. Louisiana Intrastate Gas Company, L.L.C. [Note CC]                     900          90%       10%   115,326     103,793
       07. LIG Chemical Company  [Note CC]                                       900         100%             (15,936)    (15,369)
        08. LIG Liquids Company, L.L.C. [Note CC]                                 90          10%       90%    15,407         1,541
       07. LIG Liquids Company, L.L.C. [Note CC]                                 810          90%       10%    15,407      13,866
       07. Tuscaloosa Pipeline Company [Note CC]                                 900         100%                 667         667
    04. AEP Energy Services Ventures, Inc.  [Note CC]                            100         100%              16,367      16,367
     05. AEP Acquisition, LLC  [Note CC]                                      Uncertified     50%       50%    22,925        11,462
      06. Jefferson Island Storage & Hub L.L.C.  [Note CC]                        50         100%             220,076     220,076
    04. AEP Energy Services Ventures II, Inc.   [Note CC]                         10         100%              16,418      16,418
     05. AEP Acquisition, LLC  [Note CC]                                      Uncertified     50%       50%    22,925        11,462
      06. Jefferson Island Storage & Hub L.L.C.  [Note CC]                        50         100%             220,076     220,076
  02. AEP Resources International, Limited  [Note H]                               2         100%              27,791      27,791
   03. NGLE Pushan Power, LDC [Note H]                                            99          99%        1%    27,927      27,647
    04. Nanyang General Light Electric Co., Ltd. [Note H]                     Uncertified     70%       30%    74,393      52,079
   03. AEP Resources Project Management Company, Ltd. [Note H]                Uncertified    100%                 275         275
    04. NGLE Pushan Power, LDC [Note H]                                           99           1%       99%      N/A         N/A
     05. Nanyang General Light Electric Co., Ltd. [Note H]                    Uncertified     70%       30%      N/A         N/A
  02. AEP Resources do Brazil Ltda [Note H]                                   Uncertified     99%        1%      N/A         N/A
  02. Ventures Lease Co., LLC [Note H]                                        Uncertified    100%                 (17)        (17)
  02. United Sciences Testing, Inc.                                           Uncertified    100%               4,342       4,342
  02. AEPR Ohio, LLC                                                          Uncertified    100%              19,436      19,436
   03. AEP Delaware Investment Company III  [Note H]                          Uncertified    100%             508,544     438,280
    04. AEP Holdings I CV [Note H]                                            Uncertified     85%       15%  (288,341)    (43,252)
     05. AEPR Global Investments BV [Note H]                                  Uncertified     85%       15%  (399,319)   (288,426)
      06. AEPR Global Holland Holding BV [Note H]                             Uncertified    100%            (159,355)   (178,408)
      06.  AEP Energy Services UK Generation [Note H]                         Uncertified    100%                N/A         N/A
    04. AEPR Global Investments BV [Note H]                                   Uncertified     15%       85%  (288,341)    (43,252)
     05. AEPR Global Holland Holding BV [Note H]                              Uncertified    100%                -           -
     05. AEP Energy Services UK Generation Limited [Note H]                   Uncertified    100%                -           -
 01. Appalachian Power Company [Note J]                                       13,499,500    98.7%      1.3% 1,166,057   1,166,057
  02. Cedar Coal Co. [Note K]                                                   2,000        100%               4,941       4,941
  02. Central Appalachian Coal Company [Note K]                                 3,000        100%                 766         766
  02. Central Coal Company [Note K]                                             1,500         50%       50%       604         604
  02. Southern Appalachian Coal Company [Note K]                                6,950        100%              10,327      10,327
 01. Columbus Southern Power Company [Note J]                                 16,410,426     100%             847,664     847,664
  02. Colomet, Inc. [Note T]                                                    1,500        100%               3,616       3,616
  02. Conesville Coal Preparation Company [Note M]                               100         100%               1,670       1,670
  02. Simco Inc. [Note N]                                                      90,000        100%                 422         422
  02. Ohio Valley Electric Corporation [Note J]                                 4,300       4.30%    39.90%       430         430
   03. Indiana-Kentucky Electric Corporation [Note J]                          17,000        100%                -           -
 01. Franklin Real Estate Company [Note T]                                       100         100%                  30          30
  02. Indiana Franklin Realty, Inc. [Note T]                                      10         100%                -           -
 01. Indiana Michigan Power Company [Note J]                                  1,400,000      100%           1,018,654   1,020,299
  02. Blackhawk Coal Company [Note K]                                          39,521        100%              50,154      50,154
  02. Price River Coal Company [Note K]                                         1,091        100%                  27          27
 01. Kentucky Power Company [Note J]                                          1,009,000      100%             298,018     304,244
 01. Kingsport Power Company [Note J]                                           410,000      100%              24,213      24,213
 01. Ohio Power Company [Note J]                                              27,952,473    99.2%      0.8% 1,233,114   1,233,114
  02. Cardinal Operating Company [Note E]                                         250         50%       50%    43,145      21,573
  02. Central Coal Company [Note K]                                             1,500         50%       50%       604         604
 01. Ohio Valley Electric Corporation [Note J]                                 39,900      39.90%     4.30%     3,990       3,990
  02. Indiana-Kentucky Electric Corporation [Note J]                           17,000        100%                -           -
 01. Wheeling Power Company [Note J]                                          150,000        100%              26,859      26,859
 01. Central and South West Corporation [Note O]                                  100        100%           2,185,829   2,185,829
  02. AEP Texas Central Company [Note J]                                      2,211,678      100%           1,101,134   1,101,134
   03. CPL Transition Funding LLC (DE) [Note AA]                              Uncertified    100%               3,987       3,987
  02. Public Service Company of Oklahoma [Note J]                             9,013,000      100%                 399         399
   03. AEMT, Inc. [Note DD]                                                    383,904        27%       63%      -           -
   03. Powerware Solutions, Inc.  [Note DD]                                   Uncertified      4%       96%      -           -
   03.  RIKA Management Company, LLC                                          Uncertified     50%       50%      -           -
    04. Universal Power Products Company, LLC                                 Uncertified     48%                -           -
    04. Automated Substation Development Company, LLC                         Uncertified     71%                -           -
    04. RC Training, LLC                                                      Uncertified     48%                -           -
  02. Southwestern Electric Power Company [Note J]                            7,536,640      100%                 662         662
   03. The Arklahoma Corporation [Note P]                                         238      44.20%    55.80%       363         184
   03. Southwest Arkansas Utilities Corporation [Note T]                          100        100%                  10          10
   03. Dolet Hills Lignite Company, LLC [Note L]                              Uncertified    100%                  23          23
  02. AEP Texas North Company [Note J]                                        5,488,560      100%             180,744     180,744
  02. CSW Leasing, Inc. [Note Q]                                                  800         80%       20%    15,638      15,638
  02. AEP Credit, Inc. [Note R]                                                   246        100%              28,227      28,227
  02. C3 Communications, Inc. [Note C]                                           1,000       100%            (177,581)   (177,581)
   03. C3 Networks GP, L.L.C. [Note C]                                        Partnership    100%                -           -
    04. C3 Networks & Communications Limited Partnership [Note C]             Partnership   0.50%    99.50%      -           -
    04. C3 Networks Limited Partnership [Note C]                              Partnership   0.50%    49.75%      -           -
     05. C3 Networks & Communications Limited Partne C]                       Partnership  99.50%     0.50%      -           -
   03. C3 Networks Limited Partnership [Note C]                               Partnership  49.75%    49.75%      -           -
    04. C3 Networks & Communications Limited Partnership [Note C]             Partnership  99.50%     0.50%      -           -
   03. CSWC Southwest Holdings, Inc. [Note C]                                 Uncertified    100%                   1           1
    04. CSWC TeleChoice Management, Inc. [Note C]                             Uncertified    100%                   1           1
    04. CSWC License, Inc. [Note C]                                           Uncertified    100%                   1           1
    04. INFINITEC Networks, Inc. [Note C]                                     Uncertified  11.90%    88.10%      N/A         N/A
  02. CSW Energy, Inc. [Note S]                                                  1,000       100%              50,469      50,469
   03. AEP Wind GP, LLC  [Note X]                                             Uncertified    100%               1,307       1,307
    04. Trent Wind Farm, LP [Note X]                                          Partnership      1%       99%     1,307       1,307
   03. AEP Wind LP II, LLC [Note X]                                           Uncertified    100%                -           -
    04. Trent Wind Farm, LP [Note X]                                          Partnership     99%        1%   129,428     129,428
   03. AEP Wind LP, LLC [Note X]                                              Uncertified    100%             129,428     129,428
   03. CSW Development-I, Inc. [Note S]                                          1,000       100%              58,088      58,088
    04. Polk Power GP II, Inc. [Note S]                                           500         50%       50%       691         691
     05. Polk Power GP, Inc. [Note S]                                            1,000       100%                 372         372
      06. Polk Power Partners, LP [Note S]                                    Partnership      1%    49.50%       577         577
       07. Mulberry Holdings, Inc. [Note                                         1,000       100%                -           -
    04. CSW Mulberry II, Inc. [[Note S]                                          1,000       100%              27,653      27,653
     05. CSW Mulberry, Inc. [Note S]                                             1,000       100%              27,654      27,654
    04. Polk Power Partners, LP [Note S]                                      Partnership  49.50%        1%    26,387      26,387
     05. Mulberry Holdings, Inc. [Note N]                                        1,000       100%                -           -
    04. Noah I Power GP, Inc. [Note S]                                           1,000       100%                   5           5
     05. Noah I Power Partners, LP [Note S]                                   Partnership      1%       95%       175         175
      06. Brush Cogeneration Partners [Note                                   Partnership     50%       50%      -           -
    04. Noah I Power Partners, LP [Note S]                                    Partnership     95%        1%    16,588      16,588
     05. Brush Cogeneration Partners [Note S]                                 Partnership     50%       50%    17,879      17,879
    04. Orange Cogeneration GP II, Inc. [Note S]                                  500         50%       50%        41          41
     05. Orange Cogeneration G.P., Inc. [Note S]                                 1,000       100%                  81          81
      06. Orange Cogeneration Limited Partne [Note S]                         Partnership      1%    49.50%        61          61
       07. Orange Cogen Funding Corp. [Note S]                                   1,000       100%                   1           1
        08. Orange Holdings, Inc. [Note N]                                       1,000       100%                -           -
    04. CSW Orange II, Inc. [Note S]                                             1,000       100%               7,366       7,366
     05. CSW Orange, Inc. [Note S]                                               1,000       100%               7,366       7,366
      06. Orange Cogeneration Limited Partnership [Note S]                    Partnership  49.50%        1%     3,025       3,025
       07. Orange Cogen Funding Corp. [No                                        1,000       100%                -           -
        08. Orange Holdings, Inc. [Note N]                                       1,000       100%                -           -
   03. CSW Development-II, Inc. [Note S]                                         1,000       100%              (3,999)     (3,999)
   03. CSW Ft. Lupton, Inc. [Note S]                                             1,000       100%              98,714      98,714
    04. Thermo Cogeneration Partnership, L.P. [Note S]                        Partnership     50%    49.50%    10,716      10,716
   03. Newgulf Power Venture, Inc. [Note S]                                      1,000       100%               3,098       3,098
   03. CSW Sweeny GP I, Inc. [Note S]                                            1,000       100%                 632         632
    04. CSW Sweeny GP II, Inc. [Note S]                                          1,000       100%                 959         959
     05. Sweeny Cogeneration Limited Partnership [Note S]                     Partnership      1%       49%       522         522
   03. CSW Sweeny LP I, Inc. [Note S]                                         Partnership    100%              25,333      25,333
    04. CSW Sweeny LP II, Inc. [Note S]                                       Partnership    100%              37,909      37,909
     05. Sweeney Cogeneration Limited Partnership [Note S]                    Partnership     49%        1%    25,582      25,582
   03. CSW Development-3, Inc. [Note N]                                       Uncertified    100%                N/A         N/A
   03. CSW Northwest GP, Inc. [Note N]                                        Partnership    100%                N/A         N/A
   03. CSW Northwest LP, Inc. [Note N]                                        Partnership    100%                N/A         N/A
   03. CSW Power Marketing, Inc. [Note N]                                     Uncertified    100%                N/A         N/A
   03. CSW Nevada, Inc. [Note N]                                              Uncertified    100%                N/A         N/A
   03. CSW Services International, Inc. [Note I]                                 1,000       100%               2,731       2,731
   03. Diversified Energy Contractors Company, LLC [Note I]                      1,000       100%              12,638      12,638
    04. DECCO II LLC [Note I]                                                    1,000       100%                -           -
     05. Diversified Energy Contractors, LP [Note I]                          Partnership   0.99%    99.01%       (52)        (52)
    04. Diversified Energy Contractors, LP [Note I]                           Partnership     99%     0.99%    (5,141)     (5,141)
    04. Industry and Energy Associates, L.L.C. [Note I]                          1,000       100%               1,328       1,328
   03. CSW Eastex GP I, Inc. [Note S]                                            1,000       100%              (1,125)     (1,125)
    04. CSW Eastex GP II, Inc. [Note S]                                          1,000       100%              (1,125)     (1,125)
     05. Eastex Cogeneration Limited Partnership [Note S]                     Partnership      1%       49%    (1,966)     (1,966)
   03. CSW Eastex LP I, Inc. [Note S]                                            1,000       100%             (55,309)    (55,309)
    04. CSW Eastex LP II, Inc. [Note S]                                          1,000       100%             (53,189)    (53,189)
     05. Eastex Cogeneration Limited Partnership [Note S]                     Partnership     49%        1%   (96,324)    (96,324)
   03. Southwestern Wholesale Electric Company [Note N]                       Uncertified    100%                N/A         N/A
  02. CSW International, Inc. [Note H]                                           1,000       100%             (43,468)    (43,468)
   03. CSWI Netherlands, Inc. [Note H]                                            N/A        100%                -           -
   03. CSW International Two, Inc. [Note H]                                      1,000       100%                -           -
    04. CSW UK Holdings [Note H]                                              427,275,004    100%                 819         819
     05. CSWI Europe Limited [Note H]                                            1,000       100%             (31,655)    (31,655)
      06. South Coast Power Limited [Note H]                                        1         50%       50%      -           -
      06. Shoreham Operations Company Limited [Note H]                              2         50%       50%      -           -
     05. CSW UK Finance Company [Note H]                                      427,275,002     90%       10%      -           -
    04. CSW UK Finance Company                                                    N/A         10%       90%      -           -
    04. CSW UK Investments Limited [Note H]                                   Uncertified    100%                -           -
   03. CSW International (U.K.), Inc. [Note N]                                Uncertified    100%                -           -
   03. CSW International, Inc. (a Cayman Island Company) [Note H]                1,000       100%             181,167     181,167
    04. CSW Vale L.L.C. [Note H]                                              Partnership     99%        1%   173,091     173,091
     05. Caiua-Servicos de Electricidade S/A [Note H]                           8,724,909  20.02%    61.48%      -           -
     05. Empresa de Electricidade Vale de Paranapanema S.A. [Note H]           214,498,445 43.84%    56.16%      -           -
      06. Caiua-Servicos de Electricidade S/A [Note H]                            N/A      61.48%    20.02%      -           -
    04. CSW Power do Brazil, Ltda [Note H]                                    Uncertified   0.10%    99.90%      -           -
   03. CSW Vale L.L.C. [Note H]                                               Partnership      1%       99%     1,748       1,748
    04. CSW Power do Brazil, Ltda [Note H]                                    Uncertified  99.90%     0.10%      -           -
    04. Caiua-Servicos de Electricidade S/A [Note H]                              N/A      20.02%    61.48%      -           -
    04. Empresa de Electricidade Vale de Paranapanema S.A. [Note H]               N/A      43.84%    56.16%      -           -
     05. Caiua-Servicos de Electricidade S/A [Note H]                             N/A      20.02%    61.48%      -           -
   03. CSW International Energy Development Ltd. [Note H]                     Uncertified    100%                -           -
    04. Tenaska CSW International Ltd. [Note H]                                  1,000        50%       50%      -           -
  02. EnerShop Inc. [Note I]                                                      N/A        100%             (19,852)    (19,852)
   03. Envirotherm, Inc. [Note I]                                                 N/A        100%                N/A         N/A
  02. CSW Energy Services, Inc. [Note I]                                          N/A        100%                N/A         N/A
   03. AEP Properties, LLC [Note X]                                               N/A        100%                N/A         N/A
   03. Nuvest, L.L.C. [Note U]                                                    N/A      92.90%     7.10%      N/A         N/A
    04. National Temporary Services, Inc. [Note U]                                N/A        100%                N/A         N/A
     05. Octagon, Inc. [Note U]                                                   N/A        100%                N/A         N/A
    04. Numanco, L.L.C. [Note U]                                                  N/A        100%                N/A         N/A
     05. NuSun, Inc. [Note U]                                                     N/A        100%                N/A         N/A
      06. Sun Technical Services, Inc. [Note U]                                   N/A        100%                N/A         N/A
      06. Calibration and Testing Corporation [Note U]                            N/A        100%                N/A         N/A
     05. ESG, L.L.C. [Note U]                                                     N/A         50%       50%      N/A         N/A
     05. Numanco Services, LLC [U]                                                N/A        100%                N/A         N/A
  02. REP Holdco, LLC [Note W]                                                   3,000       100%      100%   115,456     115,456
   03. Mutual Energy SWEPCO L.P. [Note W]                                     Uncertified  99.50%     0.50%     2,153       2,142
   03. REP General Partner LLC [Note W]                                       Uncertified 100.00%               7,672       7,672
    04. Mutual Energy SWEPCO L.P. [Note W]                                    Uncertified   0.50%    99.50%     2,153          11


Notes:
A. Public utility holding company.
B. Management, professional and technical services.
C. Telecommunications.
D. Broker and market energy commodities.
E. Generation.
F. Investor in companies developing energy-related ideas, products and technologies.
G. Distributed generation products.
H. International energy-related investments.
I. Non-regulated energy-related services and products.
J. Domestic electric utility.
K. Coal mining (inactive).
L. Coal mining (active).
M. Coal preparation.
N. Inactive.
O. Subsidiary public utility holding company.
P. Electric transmission.
Q. Leasing.
R. Accounts receivable factoring.
S. Independent power.
T. Real estate.
U. Staff augmentation to power plants.
V. Retail energy sales.
W. Marketing of natural gas, electricity or energy-related products.
X. Wind Power Generation.
Y. Barging Services
AA. Finance Subsidiary
BB. Energy services including operations, supply chain, transmission and distribution
CC. Gas pipeline and processing
DD. Domestic energy-related investments, trading and other projects


CHANGES from 1/1/2002 through 12/31/2002

1. Formations                                                                Jurisdiction       Date     Business
-------------                                                                ------------       ----     --------
a.  AEP Desert Sky LP II, LLC, Delaware, 8/1/2002, Wind Power Generation       Delaware       8/1/2002   Wind Power Generation
b.  AEP Energy Services (Australia) Pty Lt                                    Australia      1/24/2002   International energy-
                                                                                                            related investments,
                                                                                                            trading and other
                                                                                                            projects
c.  AEP Wind LP II, LLC                                                        Delaware       8/1/2002   Wind Power Generation
d.  AEP Energy Ventures B.V.                                                  Amsterdam      4/23/2002   International energy-
                                                                                                            related investments,
                                                                                                            trading and other
                                                                                                            projects
e.  Golden Prairie Holding Company LLC                                         Delaware      7/26/2002   Wind Power Generation
f.  Golden Prairie Wind Farm LLC                                               Delaware      7/26/2002   Wind Power Generation
g.  Universal Supercapacitors, LLC                                             Delaware      4/16/2002   Domestic energy-related
                                                                                                            investments,
                                                                                                            trading and other
                                                                                                            projects
h.  AEPR Global Energy B.V.                                                   Amsterdam      4/23/2002   International energy-
                                                                                                            related investments,
                                                                                                            trading and other
                                                                                                            projects

2.  Changes in Status                                                       Type of change      Date     Notes Regarding Change
---------------------                                                       --------------      ----     ----------------------
a.  AEP Resources Services, LLC                                               Dissolved       6/10/2002
b.  AEP Resources Gas I Pty., Ltd.                                            Dissolved       6/10/2002
c.  AEP Resources Gas II Pty., Ltd.                                           Dissolved       6/10/2002
d.  AEP Resources Management Pty. Ltd.                                        Dissolved       6/10/2002
e.  Appliance Protect Limited                                                    Sold         7/29/2002  Sale of SEEBOARD
f.  Ash Creek Mining Company                                                  Dissolved        8/5/2002
g.  Australia's Energy Partner                                                   Sold         8/30/2002  Sale of CitiPower
h.  Chile Energy Holdings, L.L.C.                                             Dissolved       6/28/2002
I.  CitiPower I Pty. Ltd. (Australian Co. No. 085 166 589)                       Sold         8/30/2002  Sale of CitiPower
j.  CitiPower II Pty. Ltd. (Australian Co. No. 085 166 409)                      Sold         8/30/2002  Sale of CitiPower
k.  CitiPower Pty. (Australian Co. No. 064 651 056)                              Sold         8/30/2002  Sale of CitiPower
l.  CitiPower Trust                                                              Sold         8/30/2002  Sale of CitiPower
m.  CSW Frontera GP I, Inc.                                                   Dissolved      10/31/2002
n.  CSW Frontera GP II, Inc.                                                  Dissolved      10/18/2002
o.  CSW Frontera LP I, Inc.                                                   Dissolved      10/31/2002
p.  CSW Frontera LP II, Inc.                                                  Dissolved      10/18/2002
q.  CSW International Three, Inc.                                               Merged        11/1/2002  Merged into CSW
                                                                                                          International Two, Inc.
r.  CSW Investments                                                              Sold         7/29/2002  Sale of SEEBOARD
s.  CSW Leasing, Inc.                                                         Dissolved      12/13/2002
t.  CSW UK Limited                                                               Sold         7/29/2002  Sale of SEEBOARD
u.  Direct Power Limited                                                         Sold         7/29/2002  Sale of SEEBOARD
v.  Energia de Mexicali S. de R.L. de C.V.                                    Dissolved      11/11/2002
w.  Energy Express Limited                                                       Sold         7/29/2002  Sale of SEEBOARD
x.  ESG Indonesia, L.L.C.                                                     Dissolved        1/1/2002
y.  ESG Technical Services, L.L.C.                                            Dissolved        1/1/2002
z.  First Electricity Limited                                                    Sold         7/29/2002  Sale of SEEBOARD
aa. First Gas Limited                                                            Sold         7/29/2002  Sale of SEEBOARD
bb. Home Electricity Company Limited                                             Sold         7/29/2002  Sale of SEEBOARD
cc. Home Energy Company Limited                                                  Sold         7/29/2002  Sale of SEEBOARD
dd. Horizon Natural Gas Limited                                                  Sold         7/29/2002  Sale of SEEBOARD
ee. Indian Mesa Power Partners I LP                                             Merged        4/26/2002  Merged into Desert Sky
                                                                                                         Wind Farm, L.P.
ff.  Latin American Energy Holdings, Inc.                                     Dissolved       8/30/2002
gg.  Light & Power (UK) Limited                                                  Sold         7/29/2002  Sale of SEEBOARD
hh.  Longfield Insurance Company Limited                                         Sold         7/29/2002  Sale of SEEBOARD
ii.  Marregon (No. 2) Pty. Limited (Australian Co. No. 083 953 575)              Sold         8/30/2002  Sale of CitiPower
jj.  Marregon Pty Limited (Australian Co. No. 085 210 117)                       Sold         8/30/2002  Sale of CitiPower
kk.  Medway Power Limited                                                        Sold         7/29/2002  Sale of SEEBOARD
ll.  Mutual Energy CPL L.P.                                                      Sold        12/23/2002  Sale to Centrica
mm.  Mutual Energy WTU L.P.                                                      Sold        12/23/2002  Sale to Centrica
nn.  National Environmental Services Technology, L.L.C.                       Dissolved
oo.  Power Asset Development Company Limited                                     Sold         7/29/2002  Sale of SEEBOARD
pp.  Power Networks Limited                                                      Sold         7/29/2002  Sale of SEEBOARD
qq.  Powercare Limited                                                           Sold         7/29/2002  Sale of SEEBOARD
rr.  Premier Utilities Limited                                                   Sold         7/29/2002  Sale of SEEBOARD
ss.  SEEB Limited                                                                Sold         7/29/2002  Sale of SEEBOARD
tt.  SEEBOARD (Generation) Limited                                               Sold         7/29/2002  Sale of SEEBOARD
uu.  SEEBOARD Asset Management Limited                                           Sold         7/29/2002  Sale of SEEBOARD
vv.  SEEBOARD Contracting Services Limited                                       Sold         7/29/2002  Sale of SEEBOARD
ww.  SEEBOARD Employment Services Limited                                        Sold         7/29/2002  Sale of SEEBOARD
xx.  SEEBOARD Energy Gas Limited                                                 Sold         7/29/2002  Sale of SEEBOARD
yy.  ESG Technical Services, L.L.C.                                           Dissolved       7/29/2002
zz.  SEEBOARD Final Salary Pension Plan Trustee Company Ltd.                     Sold         7/29/2002  Sale of SEEBOARD
aaa. SEEBOARD Group P.L.C.                                                       Sold         7/29/2002  Sale of SEEBOARD
bbb.  SEEBOARD Highway Services Limited                                          Sold         7/29/2002  Sale of SEEBOARD
ccc.  SEEBOARD Insurance Company Limited                                         Sold         7/29/2002  Sale of SEEBOARD
ddd.  SEEBOARD International Limited                                             Sold         7/29/2002  Sale of SEEBOARD
eee.  SEEBOARD Metering Limited                                                  Sold         7/29/2002  Sale of SEEBOARD
fff.  SEEBOARD Metro Holdings Limited                                            Sold         7/29/2002  Sale of SEEBOARD
ggg.  SEEBOARD Natural Gas Limited                                               Sold         7/29/2002  Sale of SEEBOARD
hhh.  SEEBOARD P.L.C.                                                            Sold         7/29/2002  Sale of SEEBOARD
iii.  SEEBOARD Pension Investment Plan Trustee Company Limited                   Sold         7/29/2002  Sale of SEEBOARD
jjj.  SEEBOARD Power Networks Plc                                                Sold         7/29/2002  Sale of SEEBOARD
kkk.  SEEBOARD Powerlink Holdings Limited                                        Sold         7/29/2002  Sale of SEEBOARD
lll.  SEEBOARD Powerlink Ltd.                                                    Sold         7/29/2002  Sale of SEEBOARD
mmm.  SEEBOARD Projects Limited                                                  Sold         7/29/2002  Sale of SEEBOARD
nnn.  SEEBOARD Share Scheme Trustees Ltd.                                        Sold         7/29/2002  Sale of SEEBOARD
ooo.  SEEBOARD Trading Limited                                                   Sold         7/29/2002  Sale of SEEBOARD
ppp.  Selectricity Limited                                                       Sold         7/29/2002  Sale of SEEBOARD
qqq.  South Eastern Electricity Board Limited                                    Sold         7/29/2002  Sale of SEEBOARD
rrr.  South Eastern Electricity Limited                                          Sold         7/29/2002  Sale of SEEBOARD
sss.  South Eastern Services Limited                                             Sold         7/29/2002  Sale of SEEBOARD
ttt.  South Eastern Utilities Limited                                            Sold         7/29/2002  Sale of SEEBOARD
uuu.  Southern Gas Limited                                                       Sold         7/29/2002  Sale of SEEBOARD
vvv.  Torch Natural Gas Limited                                                  Sold         7/29/2002  Sale of SEEBOARD
www.  UK Electricity Limited                                                     Sold         7/29/2002  Sale of SEEBOARD
xxx.  UK Light & Power Limited                                                   Sold         7/29/2002  Sale of SEEBOARD
yyy.  West Virginia Power Company                                             Dissolved       3/25/2002

3.  Name Changes                                                                                           Date
----------------                                                                                           ----
a.  AEP Indian Mesa GP, LLC to AEP Desert Sky GP, LLC                                                     6/3/2002
b.  AEP Energy Services Gas Holding Company LP, LLC to AEP Desert Sky LP II, L                          12/31/2002
c.  AEP Indian Mesa LP, LLC to AEP Desert Sky LP, LLC                                                     6/3/2002
d.  Central Power and Light Company to AEP Texas Central Company                                        12/23/2002
e.  West Texas Utilities Company to AEP Texas North Company                                             12/23/2002
d.  AEP Energy Services Gas Holding Company GP, LLC to AEP Wind LP II, LLC                              12/31/2002
e.  C3 Communications, LLC to AEPR Ohio, LLC                                                             1/14/2002
f.  AEP Resources CitiPower II Pty. Ltd. to Citipower I Pty. Ltd.                                        4/12/2002
g.  AEP Resources CitiPower I Pty. Ltd. To CitiPower I Pty. Ltd.                                         4/12/2002
h.  CSWC TeleChoice, Inc. to CSWC License, Inc.                                                          8/29/2002
I.  Indian Mesa Power Partners II LP to Desert Sky Wind Farm LP                                          4/26/2002
j.  REP Holdco, Inc. to REP Holdco, LLC through Conversion of entity                                    12/31/2002
k.  Universal Supercaps, LLC to Universal Supercapacitors, LLC                                           4/17/2002


4. Ownership Changes                                                                                      Date
--------------------                                                                                      ----
a. Transferred ownership of PowerSpan Corp. from AEP Pro Serv, Inc. to AEP Investments, Inc.            7/12/2002
b. Transferred ownership of AEP Energy Services (Austria) Gmbh from AEP Energy Services Limted
     to AEPR Global Ventures B.V.                                                                       7/11/2002
c. Transferred ownership of AEP Energy Services Gmbh from AEP Energy Services Limited to AEPR
     Global Ventures B.V.                                                                               7/12/2002
d. Transferred ownership of AEP Energy Services (Switzerland) Gmbh from AEP Energy Services
     Limited to AEPR Global Ventures B.V.                                                               6/19/2002
e. Transferred AEP Delaware Investment Company III from AEP Resources, Inc. to AEPR Ohio, LLC           1/15/2002
f. Transferred C3 Networks GP, LLC from AEP Communications, LLC to C3 Communications, LLC
     to C3 Communications, Inc.                                                                          5/1/2002
g. Tranferred AEP Holdings II C.V from AEP Holdings I C.V. to AEP Delaware Investment Company           6/19/2002

ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS
                                          Brief Description
Name of Company        Consideration       of Transaction              Location          Exemption
---------------        -------------      -----------------            --------          ---------
None


ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

Name of Issuer and                                                                         Authorization
Description of Issues                Date and Form of Transactions        Consideration     or Exemption
---------------------                -----------------------------        -------------    -------------
         (1)                                      (2)                          (3)               (4)
Appalachian Power Company:

 Senior Unsecured Notes,
  4.80% Series, Due 2005              06/18/02 - Public Offering             $444,110          Rule 52
  4.3148% Series, Due 2007            11/12/02 - Private Offering             197,203          Rule 52

Indiana Michigan Power Company:

 Senior Unsecured Notes,
  6.375% Series, Due 2012             11/22/02 - Public Offering               98,981          Rule 52
  6.00%  Series, Due 2032             11/22/02 - Public Offering              144,875          Rule 52

Kentucky Power Company:

 Senior Unsecured Notes,
  5.50% Series, Due 2007              06/28/02 - Public Offering              123,843          Rule 52
  4.3148% Series, Due 2007            11/12/02 - Private Offering              79,776          Rule 52
  4.368% Series, Due 2007             12/12/02 - Private Offering              67,391          Rule 52

Public Service of Oklahoma:

 Senior Unsecured Notes,
  6.00% Series, Due 2032              11/26/02 - Public Offering              193,300          Rule 52

AEP Desert Sky, LP:

 Notes Payable,
  6.225% to 6.60% Due 2017            08/29/02 - Private Sale to Banks        117,182          Rule 52

GUARANTEE:

At December 31, 2002, American Electric Power Company, Inc. had outstanding parental guaranties of approximately $3.4 billion.

Note: We have not reported transactions previously reported on form U-6B2.


ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES

                                Name of Company                              Extinguished (EXT)
Name of Issuer and           Acquiring, Redeeming or                           or Held (H) for            Authorization
  Title of Issue              Retiring Securities         Consideration      Further Disposition          or Exemption
       (1)                            (2)                      (3)                  (4)                        (5)
------------------           -----------------------      -------------      -------------------          -------------
AEP Texas Central Company (TCC):
-------------------------------

Cumulative Preferred Stock
  $100 Par Value
  4.00% Series                         TCC                  $  6,000                 EXT                     Rule 42

First Mortgage Bonds
  7.50% Series Due 2002                TCC                   116,329                 EXT                     Rule 42
 6.875% Series Due 2003                TCC                    33,677                 EXT                     Rule 42
  7.25% Series Due 2004                TCC                    78,392                 EXT                     Rule 42
 6.625% Series Due 2005                TCC                   137,912                 EXT                     Rule 42
 7.125% Series Due 2008                TCC                    62,164                 EXT                     Rule 42
  7.50% Series Due 2023                TCC                    61,018                 EXT                     Rule 42

Senior Unsecured Notes Payable
   Variable - Due 2002                 TCC                   150,000                 EXT                     Rule 42

AEP Texas North Company (TNC):
-----------------------------

First Mortgage Bonds
 6.875% Series Due 2002                TNC                    35,000                 EXT                     Rule 42
 6.125% Series Due 2004                TNC                    16,729                 EXT                     Rule 42
  7.00% Series Due 2004                TNC                    23,124                 EXT                     Rule 42
 6.375% Series Due 2005                TNC                    36,762                 EXT                     Rule 42
  7.75% Series Due 2007                TNC                    19,183                 EXT                     Rule 42

AEP Resources, Inc.(AEPR):
-------------------------

Senior Unsecured Notes Payable
 6-1/2% Series Due 2003               AEPR                    50,000                 EXT                     Rule 42

American Electric Power Service Corp (AEPSC):
--------------------------------------------
Mortgage Notes
  9.60% Series Due 2008              AEPSC                     2,000                 EXT                     Rule 42


ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (CONTINUED)

                                Name of Company                              Extinguished (EXT)
Name of Issuer and           Acquiring, Redeeming or                           or Held (H) for            Authorization
  Title of Issue              Retiring Securities         Consideration      Further Disposition          or Exemption
       (1)                            (2)                      (3)                  (4)                        (5)
------------------           -----------------------      -------------      -------------------          -------------

Appalachian Power Company (APCo):
--------------------------------

Cumulative Preferred Stock
 No Par Value
 4-1/2% Series                        APCo                  $  1,000                 EXT                     Rule 42

First Mortgage Bonds
  7.38% Series Due 2002               APCo                    50,000                 EXT                     Rule 42
  7.40% Series Due 2002               APCo                    30,000                 EXT                     Rule 42
  6.65% Series Due 2003               APCo                    40,000                 EXT                     Rule 42
  6.85% Series Due 2003               APCo                    30,000                 EXT                     Rule 42

Junior Debentures
 8-1/4% Series Due 2026               APCo                    75,000                 EXT                     Rule 42
  8.00% Series Due 2027               APCo                    90,000                 EXT                     Rule 42

Columbus Southern Power Company (CSPCo):
---------------------------------------

Cumulative Preferred Stock
   $100 Par Value
  7.00% Series                        CSPCo                   10,000                 EXT                     Rule 42

Junior Debentures
 8.375% Due 2025                      CSPCo                   72,843                 EXT                     Rule 42
  7.92% Due 2027                      CSPCo                   40,000                 EXT                     Rule 42

First Mortgage Bonds
  7.25% Series Due 2002               CSPCo                   14,000                 EXT                     Rule 42
  7.15% Series Due 2002               CSPCo                    6,500                 EXT                     Rule 42


ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (CONTINUED)

                                Name of Company                              Extinguished (EXT)
Name of Issuer and           Acquiring, Redeeming or                           or Held (H) for            Authorization
  Title of Issue              Retiring Securities         Consideration      Further Disposition          or Exemption
       (1)                            (2)                      (3)                  (4)                        (5)
------------------           -----------------------      -------------      -------------------          -------------

Indiana Michigan Power Company (I&M):

 Cumulative Preferred Stock
  $100 Par Value
 4-1/8% Series                        I&M                   $      2                 EXT                     Rule 42
  4.12% Series                        I&M                        424                 EXT                     Rule 42

 First Mortgage Bonds
  7.60% Series Due 2002               I&M                     50,000                 EXT                     Rule 42
  7.70% Series Due 2002               I&M                     40,000                 EXT                     Rule 42

 Senior Unsecured Notes Payable
  Variable - Due 2002                 I&M                    200,000                 EXT                     Rule 42

Kentucky Power Company (KPCo):

 First Mortgage Bonds
  6.65% Series Due 2003               KPCo                    15,000                 EXT                     Rule 42
  6.70% Series Due 2003               KPCo                    15,000                 EXT                     Rule 42
  6.70% Series Due 2003               KPCo                    15,000                 EXT                     Rule 42
  7.90% Series Due 2023               KPCo                    14,500                 EXT                     Rule 42

 Senior Unsecured Notes Payable
  Variable - Due 2002                 KPCo                    70,000                 EXT                     Rule 42

 Notes Payable
 7.445% Series Due 2002               KPCo                    25,000                 EXT                     Rule 42



ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (CONTINUED)

                                Name of Company                              Extinguished (EXT)
Name of Issuer and           Acquiring, Redeeming or                           or Held (H) for            Authorization
  Title of Issue              Retiring Securities         Consideration      Further Disposition          or Exemption
       (1)                            (2)                      (3)                  (4)                        (5)
------------------           -----------------------      -------------      -------------------          -------------


Ohio Power Company (OPCo):
-------------------------

 First Mortgage Bonds
  8.80% Series Due 2022               OPCo                  $  5,000                 EXT                     Rule 42

 Junior Debentures
  8.16% Series Due 2025               OPCo                    85,000                 EXT                     Rule 42
  7.92% Series Due 2027               OPCo                    50,000                 EXT                     Rule 42

Public Service Company of Oklahoma (PSO):
----------------------------------------

 Senior Unsecured Notes Payable
  Variable - Due 2002                 PSO                    106,000                 EXT                     Rule 42

Southwestern Electric Power Company (SWEPCo):
--------------------------------------------

 First Mortgage Bonds
 6-1/5% Series Due 2006               SWEPCo                     145                 EXT                     Rule 42

 Senior Unsecured Notes Payable
  Variable - Due 2002                 SWEPCo                 150,000                 EXT                     Rule 42


Note:  We have not reported transactions previously reported on form U-6B2.

ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES AS OF DECEMBER 31, 2002.

1. Aggregate amount of investments in persons operating in the retail service area of AEP or of its subsidiaries.

                   Aggregate Amount of Investments            Number of
Name of          in Persons (Entities), Operating in           Persons                     Description of
Company              Retail Service Area of Owner             (Entities)                 Persons (Entities)
  (1)                            (2)                             (3)                          (4)
-------          -----------------------------------          ----------               ------------------
                           (in thousands)
 APCo                          $1,247                            10            Industrial  Development Corporations

 AEPINV                         1,237                             1            Economic Development Company

 WPCo                              13                             1            Industrial Development Corporation


2. Securities owned not included in 1 above.

Name of                             Nature of           Description                 Number      Percent of      Owner's
Company  Name of Issuer         Issuer's Business      of Securities              of Shares    Voting Power    Book Value
  (1)          (2)                     (3)                  (4)                      (5)            (6)           (7)
-------  --------------         -----------------      -------------              ---------    ------------    ----------
                                                                                                            (in thousands)

AEPINV   EnviroTech Investment     Research &
         Fund I                    Technology Development  Limited Partner              *           9.8          $2,617

AEPINV   Altra Energy              Internet-based Energy   Convertible
          Technologies, Inc.       Trading                 Preferred Stock           952,381         **            -
                                                           Redeemable Preferred      300,000                        300

AEPINV   Powerspan Corp.           Research &              Convertible
                                   Technology Development  Preferred Stock         5,369,851        9.8           5,000

AEPES    Intercontinental Exchange Trading platform for    Limited Liability
          LLC                      Electric Utilities        Company                  ***           5.3           5,057


AEP      Integrated Communica-     Development of
          tions System, Inc.       Demand Side Management  Common Stock               80,000        8.4            -

AEPINV   Pantellos Corporation     Internet-based Supply   Common Stock              538,935        4.9           5,289
                                   Chain


ITEM 5. (CONTINUED)
2. Securities owned not included in Part 1 (Continued).

Name of                             Nature of           Description            Number      Percent of      Owner's
Company  Name of Issuer         Issuer's Business      of Securities         of Shares    Voting Power    Book Value
  (1)          (2)                     (3)                  (4)                 (5)            (6)           (7)
-------  --------------         -----------------      -------------         ---------    ------------    ----------
                                                                                                       (in thousands)
AEPINV    Active Power, Inc.     Research &                Common Stock        118,843          0.3          $212
                                 Technology Development


PSO       AEMT, Inc              Manufactures and sells    Preferred Stock
                                 residential surge         Series 1,
                                 protectors and power      Class A Non-voting  133,000          N/A             0
                                 quality devices for       Class B Non-voting  417,000          N/A           550
                                 industrial customers

PSO       The RIKA Companies     Engaged in the            Membership Units        217          4.0            -
                                 development and
          RIKA Management        commercialization of
          Company, LLC           computer automation
                                 technology for the
          Universal Power        electric power industry
          Products Company, LLC

          Automated Substation
          Development Co, LLC

          RC Training, LLC

AEPES     Energy Trading         Trading platform for
          Platform Holding Inc.  Electric Utilities        Common Stock        250,000          5.0         1,500

  * Limited Partnership Interests
 ** Less than 3%
*** One-third Membership Interest

ITEM 6.  OFFICERS AND DIRECTORS
PART I as of December 31, 2002

The following are the abbreviations to be used for principal business address and positions.

Principal Business Address          Code
1 Riverside Plaza
Columbus, OH      43215             (a)

155 W. Nationwide Blvd, Ste 500
Columbus, OH 43215                  (b)

700 Morrison Road
Gahanna, OH 43230                   (c)

P.O. Box 60
Fort Wayne, IN 46801                (d)

40 Franklin Road
Roanoke, VA 24022                   (e)

Pushan Power Plant, Admin. Bldg.
Nanyang City, Henan Province
China 473000                        (f)

Walker House
P.O. Box 908GT
George Town, Grand Cayman
Cayman Islands                      (g)

400 W. 15th Street
Austin, TX 78701                    (h)

1105 North Market Street
Wilmington, DE 19801                (i)

Level 2, 215 Spring Street
Melbourne, Victoria
3000 Australia                      (j)

29/30 St. James's Street, London
SW1A 1HB, Great Britain             (k)

P.O. Box B
Brilliant, OH 43913                 (l)

225 South 15th Street
Philadelphia, PA 19102              (n)

222 Bayou Road
Belle Chasse, LA 70037              (o)

P.O. Box 127
Convent, LA 70723                   (p)

Herengracht 548
1017 CG Amsterdam
The Netherlands                     (q)

Suite 400, Deseret Building
Salt Lake City, UT 84111            (r)

Ste 5B,Level 66,MLC Cntr,
Martin Plc,
Sydney NSW 2000, Australia          (s)

5475 William Flynn Highway
Gibsonia, PA 15044                  (u)


16090 Swingley Ridge Rd.#600
Chesterfield, MO 63017              (v)

P.O. Box 468
Piketon, Ohio 45661                 (w)

2600 Via Fortuna, Ste 500
Austin, TX 78746                    (x)

Basin Road S.,Portslade,Brighton
East Sussex BN41 1WF GB             (y)

Hoffsveien 1D
0275 Oslo, Norway                   (z)

474 Flinders Street
Melbourne, Victoria
3000 Australia                      (aa)

1201 Louisiana St., Suite 1200
Houston, TX 77002                   (bb)

Av Dr. Churcrizaldan, 920-8E
13 Andares, Market Place Tower
04583-404-Sao Paulo-SP-Brazil       (cc)

Bahnstrasse 16, 40212
Dusseldorf, Germany                 (ee)

50 Berkeley Street, 6th Fl.
Mayfair, London W1J8AP GB           (ff)

Dr Karl Lueger-Ring 12
1010 Wien, Austria                  (gg)

Wadsack Treuhandgesellschaft
Bahnhofstrasse 11
CH - 6301 Zug, Switzerland          (hh)

1616 Woodall Rodgers Freeway
Dallas, TX 75202                    (ll)

Torre Chapultepec Piso 13
Ruben Dario, No.281,
Bosques de Chapultepec
11580 Mexico, D.F.                  (pp)

Williams Tower 2, W. 2nd Street
Tulsa, OK 74121                     (qq)

428 Travis Street
Shreveport, LA 71156                (rr)



Code          Position

AC       Assistant Controller
AGC      Associate General Counsel
AS       Assistant Secretary
AT       Assistant Treasurer
B        Board of Managers
C        Controller
CAO      Chief Accounting Officer
CB       Chairman of the Board
CCO      Chief Credit Officer
CEO      Chief Executive Officer
CFO      Chief Financial Officer
CIO      Chief Information Officer
CISO     Chief Information Security
          Officer
COO      Chief Operating Officer
CRO      Chief Risk Officer
D        Director
DC       Deputy Controller
DM       Delegate Manager
EVP      Executive Vice President
GC       General Counsel
GM       General Manager
MD       Managing Director
P        President
S        Secretary
SVP      Senior Vice President
T        Treasurer
VCB      Vice Chairman of the Board
VP       Vice President


The officer's or director's principal business address is the same as indicate in the Company heading unless another address is provided with the individual's name.


American Electric Power Company, Inc.
Name and Principal Address(a) Position

E. R. Brooks                  D
3919 Crescent Drive
Granbury, TX 76049
Donald M. Carlton             D
8501 Mo-Pac Blvd.
Austin, TX 78720
John P. DesBarres             D
P.O. Box 189
Park City, UT 84060
E. Linn Draper, Jr.           D,CB,P,CEO
Robert W. Fri                 D
6001 Overlea Road
Bethesda, MD 20816
William R. Howell             D
4 Saint Andrews Court
Frisco, TX 75034
Lester A Hudson, Jr.          D
P.O. Box 8583
Greenville, SC 29604
Leonard J. Kujawa             D
2660 Peachtree Rd. N.W
Atlanta, GA 30305
Richard L. Sandor             D
111 W. Jackson Blvd., 14th FL.
Chicago, IL 60604
Thomas V. Shockley, III       D,VCB
Donald G. Smith               D
P.O. Box 13948
Roanoke, VA 24038
Linda Gillespie Stuntz        D
555 Eleventh St. N.W.
Washington, DC 20004
Kathryn D. Sullivan           D
795 Old Oak Trace
Columbus, OH 43235
Henry W. Fayne                VP
Susan Tomasky                 VP,S,CFO
Armando A. Pena               T
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
William L. Scott              AC
Thomas G. Berkemeyer          AS
Jeffrey D. Cross              AS
Geoffrey S. Chatas            AT
Wendy G. Hargus (ll)          AT

AEP Acquisition, L.L.C.
Name and Principal Address(a) Position

Holly Keller Koeppel (b)      P
Thomas V. Shockley,III        CB
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Armando A. Pena               VP,T
Joseph M. Buonaiuto           C
Timothy A. King               S

AEP Coal, Inc.
Name and Principal Address(a) Position

Michael J. Beyer (b)          D,P
Jeffrey D. Cross              D,VP
Armando A. Pena               D,VP,T
Susan Tomasky                 D,VP
Nelson L. Kidder              VP
P.O. BOX 270
Prestonsburg, KY 41653
David G. Zatezalo             VP
P.O. BOX 270
Prestonsburg, KY 41653
Timothy A. King               S

AEP Communications, Inc.
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,P
Gregory S. Campbell           VP
Holly Keller Koeppel (b)      VP
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

AEP Communications, LLC
Name and Principal Address(a) Position

Holly Keller Koeppel (b)      B,VP
Armando A. Pena               B,T
Susan Tomasky                 B,P
Timothy A. King               S

AEP Credit, Inc.
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO,P
Henry W. Fayne                D,VP
Thomas M. Hagan               D
L. T. McDowell                D
13303 Peyton Drive,
Dallas, TX  75240
Armando A. Pena               D,T
Thomas V. Shockley, III       D
Susan Tomasky                 D,VP
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

AEP C&I Company, LLC
Name and Principal Address(a) Position

Jeffrey D. Cross              B,VP
Holly Keller Koeppel (b)      B,VP
Armando A. Pena               B,VP,T
Thomas V. Shockley,III        B,CB,P
Geoffrey S. Chatas            VP
Timothy A. King               S

AEP Delaware Investment Company
Name and Principal Address(i) Position

Sean Breiner                  D
Geoffrey S. Chatas (a)        D,VP
Jeffrey D. Cross (a)          D,VP
Timothy A. King (a)           D,S
John A. Oscar,Jr.             D
Armando A. Pena (a)           D,P,T
Mark A. Pyle (a)              D
Joseph M. Buonaiuto (a)       C

AEP Delaware Investment Company II
Name and Principal Address(i) Position

Sean Breiner                  D
Geoffrey S. Chatas (a)        D,VP
Jeffrey D. Cross (a)          D,VP
Timothy A. King (a)           D,S
John A. Oscar,Jr.             D
Armando A. Pena (a)           D,P,T
Mark A. Pyle (a)              D
Joseph M. Buonaiuto(a)        C

AEP Delaware Investment Company III
Name and Principal Address(i) Position

Sean Breiner                  D
Geoffrey S. Chatas (a)        D,VP
Jeffrey D. Cross (a)          D,VP
John A. Oscar,Jr.             D
Timothy A. King (a)           D,S
Armando A. Pena (a)           D,P,T
Mark A. Pyle (a)              D
Joseph M. Buonaiuto(a)        C

AEP Desert Sky GP, LLC
Name and Principal Address(a) Position

Jeffrey D. Cross              B,VP
Holly Keller Koeppel (b)      B,VP
Armando A. Pena               B,VP,T
Thomas V. Shockley,III        B,CB,P
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S

AEP Desert Sky LP, LLC
Name and Principal Address(a) Position

Jeffrey D. Cross              B,VP
Holly Keller Koeppel (b)      B,VP
Armando A. Pena               B,VP,T
Thomas V. Shockley,III        B,CB,P
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S

AEP Desert SKY LP II, LLC
Name and Principal Address(a) Position

Jeffrey D. Cross              B,VP
Holly Keller Koeppel (b)      B,VP
Armando A. Pena               B,VP,T
Thomas V. Shockley,III        B,CB,P
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S

AEP Elmwood LLC
Name and Principal Address(o) Position

Holly Keller Koeppel(b)       B,VP
Armando A. Pena (a)           B,T
Mark K. Knoy (v)              P
Michael J. Beyer (b)          VP
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

AEP EmTech, LLC
Name and Principal Address(a) Position

Henry W. Fayne                B
Thomas V. Shockley,III        B
Susan Tomasky                 B
John D. Harper                P
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Thomas L. Jones               VP
Holly Keller Koeppel (b)      VP
John H. Provanzana            VP
Timothy A. King               S
Armando A. Pena               T

AEP Energy Services Gas Holding Company
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Holly Keller Koeppel (b)      D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley,III        D,P
Susan Tomasky                 D
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Joseph M. Buonaiuto           C
Timothy A. King               S

AEP Energy Services Gas Holding
Company II
Name and Principal Address(a) Position

None

AEP Energy Services GmbH
Name and Principal Address(ee)Position

Armando A. Pena (a)           MD,T
Thomas V. Shockley,III(a)     MD

AEP Energy Services Investments, Inc.
Name and Principal Address(i) Position

Sean Breiner                  D
Geoffrey S. Chatas (a)        D,VP
Jeffrey D. Cross (a)          D,VP
Timothy A. King (a)           D,S
John A. Oscar,Jr.             D
Armando A. Pena (a)           D,VP,T
Mark A. Pyle (a)              D
Thomas V. Shockley,III(a)     P
Joseph M. Buonaiuto (a)       C

AEP Energy Services Limited
Name and Principal Address(ff) Position

Geoffrey S. Chatas (a)        D
Jeffrey D. Cross (a)          D
Stuart W. Staley              MD
John David Young              D
Armando A. Pena (a)           T
Linda M. Pszon                S

AEP Energy Services Norway AS
Name and Principal Address(z) Position

Vasant Dattani (ff)           D
Thor Lien                     D
Stuart W. Staley (ff)         D
Armando A. Pena (a)           T

AEP Energy Services Trading Limited
Name and Principal Address(ff) Position

Stuart W. Staley              D
John David Young              D
Armando A. Pena (a)           T
Linda M. Pszon                S

AEP Energy Services(Australia)Pty Ltd
Name and Principal Address(s) Position

Geoffrey S Chatas (a)         D
Jeffrey D. Cross (a)          D
Stuart W. Staley (ff)         D
John D. Young (ff)            D
Paul Robert Rainey (j)        D,S
Armando A. Pena (a)           T
Linda M. Pszon (ff)           S


AEP Energy Services (Austria) GmbH
Name and Principal Address(gg) Position

Armando A. Pena (a)           MD,T
Thomas V. Shockley,III(a)     MD

AEP Energy Services, Inc.
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Holly Keller Koeppel          D,P
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,VP
Brent A. Price (b)            SVP
William C. Reed, II (b)       SVP
Brian X. Tierney (b)          SVP
Charles E. Zebula (b)         SVP
Thomas A. Barry (b)           VP
Robert W. DeLarm (b)          VP
Dale K. Furrow (b)            VP
Robert Goumaz                 VP
2488 East 81 Street
Tulsa, OK  74137
Nelson L. Kidder              VP
P.O. BOX 270
Prestonsburg, KY  41653
Paul S. Mason (b)             VP
Kevin McGowan (b)             VP
Jason Sandmaier (b)           VP
Donald B. Simpson (b)         VP
David G Zatezalo              VP
P.O. BOX 270
Prestonsburg, KY  41653
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

AEP Energy Services (Switzerland) GmbH
Name and Principal Address(hh)Position

Armando A. Pena (a)           MD,T
Thomas V. Shockley,III (a)    MD
Hans Wadsack                  MD

AEP Energy Services UK Generation Limited
Name and Principal Address(ff)Position

Geoffrey S. Chatas (a)        D
Jeffrey D. Cross (a)          D
Vasant Dattani                D
Jeffrey D. Lafleur            D
Armando A. Pena (a)           D,T
Linda M. Pszon                S

AEP Energy Services Ventures, Inc.
Name and Principal Address(i) Position

Sean Breiner                  D
Geoffrey S. Chatas (a)        D,VP
Jeffrey D. Cross (a)          D,VP
John A. Oscar,Jr.             D
Timothy A. King (a)           D,S
Armando A. Pena (a)           D,VP,T
Mark A. Pyle (a)              D
Thomas V. Shockley,III(a)     P
Joseph M. Buonaiuto (a)       C

AEP Energy Services Ventures II, Inc.
Name and Principal Address(i) Position

Sean Breiner                  D
Geoffrey S. Chatas (a)        D,VP
Jeffrey D. Cross (a)          D,VP
John A. Oscar,Jr.             D
Timothy A. King (a)           D,S
Armando A. Pena (a)           D,VP,T
Mark A. Pyle (a)              D
Thomas V. Shockley,III(a)     P
Joseph M. Buonaiuto (a)       C

AEP Energy Services Ventures III, Inc.
Name and Principal Address(i) Position

Sean Breiner                  D
Geoffrey S. Chatas (a)        D,VP
Jeffrey D. Cross (a)          D,VP
John A. Oscar,Jr.             D
Timothy A. King (a)           D,S
Armando A. Pena (a)           D,VP,T
Mark A. Pyle (a)              D
Thomas V. Shockley,III(a)     P
Joseph M. Buonaiuto (a)       C

AEP Fiber Venture, LLC
Name and Principal Address(a) Position

Holly Keller Koeppel (b)      B,VP
Armando A. Pena               B,VP,T
Susan Tomasky                 B,P
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Timothy A. King               S

AEP Funding Limited
Name and Principal Address(g) Position

Jeffrey D. Cross (a)          D,VP,S
Armando A. Pena (a)           D,P,T

AEP Gas Marketing LP
Name and Principal Address(bb)Position

Holly Keller Koeppel (b)      P
William C. Reed, II (b)       SVP
Jim Deidiker                  VP
Geoffrey S. Chatas (a)        VP
Jeffrey D. Cross (a)          VP
Edward D. Gottlob             VP
Armando A. Pena (a)           VP,T
Brent A. Price (b)            VP
Stephen Schneider             VP
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

AEP Gas Power GP, LLC
Name and Principal Address(a) Position

Steven A. Appelt (b)          B,VP
Jeffrey D. Cross              B,VP
Armando A. Pena               B,T
Thomas V. Shockley,III        B,CB,P
Timothy A. King               S

AEP Gas Power Systems, LLC
Name and Principal Address(a) Position

A.Christopher Bakken,III      B
One Cook Place
Bridgman, MI 49106
Charles C. Cooper             B
430 Telser Road
Lake Zurich, IL 60047-1588
Daniel O. Dickinson           B
430 Telser Road
Lake Zurich, IL 60047-1588
Robert P. Powers              B
Mark W. Marano                P,CEO
Armando A. Pena               T
Timothy A. King               S

AEP Generating Company
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,P
Thomas M. Hagen               D,VP
Armando A. Pena               D,VP,T
Robert P. Powers              D
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,VP
John F. Norris, Jr.           VP
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

AEP Investments, Inc.
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,P
Michelle S. Kalnas (c)        VP
Holly Keller Koeppel (b)      VP
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

AEP Kentucky Coal, L.L.C.
Name and Principal Address(a) Position

Jeffrey D. Cross              B,VP
Armando A. Pena               B,VP,T
David G. Zatezalo             B,P
P.O. BOX 270
Prestonsburg, KY 41653
Nelson L. Kidder              VP
P.O. BOX 270
Prestonsburg, KY 41653
Susan Tomasky                 VP
Timothy A. King               S

AEP MEMCo LLC
Name and Principal Address(v) Position

Holly Keller Koeppel(b)       B,VP
Armando A. Pena (a)           B,T
Mark K. Knoy                  P
Michael J. Beyer (b)          VP
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

AEP Ohio Coal, L.L.C.
Name and Principal Address(a) Position

Jeffrey D. Cross              B,VP
Armando A. Pena               B,VP,T
David G. Zatezalo             B,P
P.O. BOX 270
Prestonsburg, KY 41653
Nelson L. Kidder              VP
P.O. BOX 270
Prestonsburg, KY 41653
Susan Tomasky                 VP
Timothy A. King               S

AEP Ohio Commercial & Industrial Retail
Company, LLC
Name and Principal Address(a) Position

Jeffrey D. Cross              B,VP
Holly Keller Koeppel (b)      B,VP
Armando A. Pena               B,VP,T
Thomas V. Shockley,III        B,CB,P
Geoffrey S. Chatas            VP
Timothy A. King               S

AEP Ohio Retail Energy, LLC
Name and Principal Address(a) Position

Jeffrey D. Cross              B,VP
Holly Keller Koeppel (b)      B,VP
Armando A. Pena               B,T
Thomas V. Shockley,III        B,CB,P
Geoffrey S. Chatas            VP
Timothy A. King               S

AEP Power Marketing, Inc.
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP,T
Susan Tomasky                 D,VP
Thomas V. Shockley,III        P
Joseph M. Buonaiuto           C,CAO
Timothy A. King               S

AEP Pro Serv, Inc.
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
John F. Norris, Jr.           D
Armando A. Pena               D,VP,T
Robert P. Powers              D,VP
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,VP
Michael W. Rencheck           P
Mark W. Marano                SVP
Robert T. Burns               VP
Mark A. Gray                  VP
Dennis A. Lantzy              VP
John A. Mazzone               VP
Kenneth B. Rogers             VP
119 Gannett Drive
South Portland, ME 04106
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

AEP Resources Australia Holdings Pty Ltd
Name and Principal Address(j) Position

Herbert L. Hogue (a)          D
Holly Keller Koeppel (b)      D
Armando A. Pena (a)           D,T
Paul Robert Rainey            D,S
Jeffrey D. Cross (a)          S

AEP Resources Australia Pty., Ltd.
Name and Principal Address(j) Position

Jeffrey D. Cross (a)          D,S
Armando A. Pena (a)           D,T
Paul Robert Rainey            D,S
Timothy A. King (a)           S

AEP Resources do Brasil Ltda.
Name and Principal Address(cc)Position

Hercules Celescuekci          DM

AEP Resources, Inc.
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,P
Holly Keller Koeppel (b)      VP
James H. Sweeney (b)          VP
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

AEP Resources International, Limited
Name and Principal Address(g) Position

Geoffrey S. Chatas (a)        D,VP
Jeffrey D. Cross (a)          D,VP
Armando A. Pena (a)           D,VP,T
Susan Tomasky (a)             D,P
Timothy A. King (a)           S

AEP Resources Limited
Name and Principal Address(k) Position

Geoffrey S. Chatas (a)        D
Jeffrey D. Cross (a)          D
Holly Keller Koeppel (b)      D
Armando A. Pena (a)           D,T
Timothy A. King (a)           S

AEP Resources Project Management Company, Ltd.
Name and Principal Address(g) Position

Jeffrey D. Cross (a)          D
Armando A. Pena (a)           D,T
Walkers SPV Limited           S

AEP Retail Energy, LLC
Name and Principal Address(a) Position

Henry W. Fayne                B,VP
Susan Tomasky                 B,S
Armando A. Pena               T

AEP Texas Central Company
Name and Principal Address(a)Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,P
Thomas M. Hagan               D,VP
Armando A. Pena               D,VP,T
Robert P. Powers              D,VP
Thomas V. Shockley,III        D,VP
Susan Tomasky                 D,VP
Charles H. Adami (ll)         VP
A. Christopher Bakken, III    VP
One Cook Place
Bridgmen MI  49106
Glenn M. Files                VP
Michelle S. Kalnas (c)        VP
Charles R. Patton (h)         VP
Julio C. Reyes (h)            VP
Marsha P. Ryan                VP
William L. Sigmon,Jr.(b)      VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, Ohio 43230
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

AEP Texas Commercial & Industrial
Retail GP, LLC
Name and Principal Address(a) Position

Jeffrey D. Cross              B,VP
Holly Keller Koeppel (b)      B,VP
Armando A. Pena               B,T
Thomas V. Shockley,III        B,CB,P
Geoffrey S. Chatas            VP
Timothy A. King               S

AEP Texas Commercial & Industrial Retail
Limited Partnership
Name and Principal Address(h) Position

Thomas V. Shockley,III(a)     P
Geoffrey S. Chatas (a)        VP
Jeffrey D. Cross (a)          VP
Holly Keller Koeppel(b)       VP
Armando A. Pena (a)           VP,T
Brian X. Tierney (b)          VP
Charles E. Zebula (b)         VP
Timothy A. King (a)           S

AEP Texas North Company
Name and Principal Address(a)Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,P
Thomas M. Hagan               D,VP
Armando A. Pena               D,VP,T
Robert P. Powers              D,VP
Thomas V. Shockley,III        D,VP
Susan Tomasky                 D,VP
Glenn M. Files                VP
Michelle S. Kalnas (c)        VP
Charles R. Patton (h)         VP
William L. Sigmon,Jr. (b)     VP
Julio C. Reyes (h)            VP
Marsha P. Ryan (c)            VP
Rickey R. Stanaland (ll)      VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, Ohio 43230
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

AEP Texas POLR GP, LLC
Name and Principal Address(h) Position

Jeffrey D. Cross (a)          B,VP
Holly Keller Koeppel(b)       B,VP
Armando A. Pena (a)           B,T
Thomas V. Shockley,III(a)     B,CB,P
Geoffrey S. Chatas (a)        VP
Timothy A. King (a)           S

AEP Texas POLR, LLC
Name and Principal Address(a) Position

Jeffrey D. Cross              B,VP
Holly Keller Koeppel (b)      B,VP
Armando A. Pena               B,T
Thomas V. Shockley,III        B,CB,P
Geoffrey S. Chatas            VP
Timothy A. King               S

AEP T&D Services, LLC
Name and Principal Address(a) Position

Jeffrey D. Cross              B,VP
Glenn M. Files                B,VP
Thomas L. Kirkpatrick         B
Armando A. Pena               B,T
Richard P. Verret             B,VP
825 Tech Center Drive
Gahanna, OH 43230
Timothy A. King               S

AEP West Virginia Coal, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Armando A. Pena               D,VP,T
Susan Tomasky                 D,VP
David G. Zatezalo             D,P
P.O. BOX 270
Prestonsburg, KY 41653
Nelson L. Kidder              VP
P.O. BOX 270
Prestonsburg, KY  41653
Timothy A. King               S

AEP Wind GP, LLC
Name and Principal Address(a) Position

Thomas V. Shockley,III        P
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Holly Keller Koeppel (b)      VP
Armando A. Pena               VP,T
Joseph M. Buonaiuto           C
Timothy A. King               S

AEP Wind LP, LLC
Name and Principal Address(a) Position

Thomas V. Shockley,III        P
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Holly Keller Koeppel (b)      VP
Armando A. Pena               VP,T
Joseph M. Buonaiuto           C
Timothy A. King               S

AEP Wind LP II, LLC
Name and Principal Address(a) Position

Jeffrey D. Cross              B,VP
Holly Keller Koeppel (b)      B,VP
Armando A. Pena               B,VP,T
Thomas V. Shockley,III        B,CB,P
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S

AEPR Energy Ventures B.V.
Name and Principal Address(q) Position

Geoffrey S. Chatas (a)        MD
Jeffrey D. Cross (a)          MD
Armando A. Pena (a)           MD

AEPR Global Energy B.V.
Name and Principal Address(q) Position

Geoffrey S. Chatas (a)        MD
Jeffrey D. Cross (a)          MD
Armando A. Pena (a)           MD

AEPR Global Holland Holding B.V.
Name and Principal Address(q) Position

AEP Resources, Inc. (a)       MD
Geoffrey S. Chatas (a)        MD
Jeffrey D. Cross (a)          MD
Armando A. Pena (a)           MD
John David Young (ff)         MD

AEPR Global Investments B.V.
Name and Principal Address(q) Position

Geoffrey S. Chatas (a)        MD
Jeffrey D. Cross (a)          MD
Armando A. Pena (a)           MD
Stuart W. Staley (ff)         MD
John David Young (ff)         MD

AEPR Global Ventures B.V.
Name and Principal Address(q) Position

Geoffrey S. Chatas (a)        MD
Jeffrey D. Cross (a)          MD
Stuart W. Staley (ff)         MD
Armando A. Pena (a)           MD
John David Young (ff)         MD

AEPR Ohio, LLC
Name and Principal Address(a) Position

Geoffrey S. Chatas            B,VP
Jeffrey D. Cross              B,VP
Armando A. Pena               B,VP,T
Thomas V. Shockley, III       B,CB,P
Timothy A. King               S

American Electric Power Service Corporation
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,P,
CEO Henry W. Fayne            D,EVP
Thomas M. Hagen               D,EVP
Robert P. Powers              D,EVP
Thomas V. Shockley, III       D,VCB,COO
Susan Tomasky                 D,EVP,AS
Holly Keller Koeppel (b)      EVP
Melinda S. Ackerman           SVP
Nicholas J. Ashooh            SVP
J. C. Baker                   SVP
A. Christopher Bakken,III     SVP
One Cook Place
Bridgman, MI 49106
Joseph M. Buonaiuto           SVP,C,CAO
Jeffrey D. Cross              D,SVP,GC,AS
Joseph Hamrock (c)            SVP
Dale E. Heydlauff             SVP
Michelle S. Kalnas (c)        SVP
R. E. Munczinski              SVP
John F. Norris, Jr.           SVP
Armando A. Pena               SVP,T
Michael W. Rencheck           SVP
William L. Sigmon,Jr.(b)      SVP
Scott N. Smith                SVP,CRO
Leonard V. Assante            VP,DC
Michael J. Assante            VP,CISO
Edward C. Bradley             VP
Edward J. Brady               VP
Bruce H. Braine               VP
Geoffrey S. Chata             VP,AT
G. A. Clark                   VP
110 W. Michigan Ave,
Lansing, MI  48933
Robert G. Cohn (b)            VP
W. N. D'Onofrio               VP
Diane M. Fitzgerald           VP
1367 Silverbrook Lane
St.Joseph, MI 49085
Wendy G. Hargus (ll)          VP,AT
John D. Harper                VP
Timothy G. Harshbarger        VP
Joseph R. Hartsoe             VP
801 Pennsylvania Ave.NW
Washington, DC 20004
Stephan T. Haynes (b)         VP
Frank Hilton (b)              VP,CCO
Anthony P. Kavanagh           VP
801 Pennsylvania Ave.NW
Washington, DC 20004
Michael D. Martin             VP
Mark W. Menezes               VP
801 Pennsylvania Ave.
Washington, DC 20004
D. Michael Miller             VP
Richard A. Mueller            VP
Gary M. Prescott              VP
Daniel J. Rogier              VP
William L. Scott              VP
O. J. Sever                   VP
Stuart Solomon                VP
Mark A. Welch                 VP
Waldo Zerger                  VP
Timothy A. King               S
Thomas G. Berkemeyer          AS,AGC

Appalachian Power Company
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,P
Thomas M. Hagan               D,VP
Armando A. Pena               D,VP,T
Robert P. Powers              D,VP
Thomas V. Shockley,III        D,VP
Susan Tomasky                 D,VP
Stephen W. Burge              VP
R. D. Carson, Jr.             VP
1051 East Cary Street
Richmond, VA 23219
Mark E. Dempsey               VP
301 Virginia Street, East
Charleston, WV 25327
Glenn M. Files                VP
Michelle S. Kalnas (c)        VP
John F. Norris, Jr.           VP
Marsha P. Ryan                VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, OH 43230
William F. Vineyard           VP
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

Blackhawk Coal Company
Name and Principal Address(r) Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III (a)    D,VP
Susan Tomasky (a)             D,VP
Gerald M. Dimmerling          P
377 Highway 522
Mansfield, LA  71052
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Timothy A. King(a)            S

C3 Communications, Inc.
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,P
Holly Keller Koeppel (b)      VP
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

C3 Networks & Communications Limited
Partnership
Name and Principal Address(x) Position

Susan Tomasky (a)             P
Geoffrey S. Chatas (a)        VP
Jeffrey D. Cross (a)          VP
Holly Keller Koeppel (b)      VP
Armando A. Pena (a)           VP,T
Timothy A. King (a)           S

C3 Networks GP, L.L.C.
Name and Principal Address(x) Position

Jeffrey D. Cross (a)          B,VP
Holly Keller Koeppel (b)      B,VP
Armando A. Pena (a)           B,VP,T
Susan Tomasky (a)             B,P
Geoffrey S. Chatas (a)        VP
Timothy A. King (a)           S

C3 Networks Limited Partnership
Name and Principal Address(x) Position

Susan Tomasky (a)             P
Geoffrey S. Chatas (a)        VP
Jeffrey D. Cross (a)          VP
Holly Keller Koeppel (b)      VP
Armando A. Pena (a)           VP,T
Timothy A. King (a)           S

Cardinal Operating Company
Name and Principal Address(l) Position

Anthony J. Ahern              D,VP
6677 Busch Blvd.
Columbus, OH 43226
J. C. Baker (a)               D
E. Linn Draper, Jr. (a)       D,P
Henry W. Fayne (a)            D,VP
Ralph E. Luffler              D,VP
P.O. Box 250
Lancaster, OH 43130-0250
Steven K. Nelson              D,VP
P.O. Box 280
Coshocton, OH 43812
Patrick W. O'Loughlin         D,VP
6677 Busch Blvd.
Columbus, OH 43226
Michael L. Rencheck (a)       D,VP
William L. Sigmon, Jr.(b)     D,VP
Michael L. Sims               D
3888 Stillwell Beckett Rd.
Oxford, OH 45056
Joseph M. Buonaiuto (a)       C
Armando A. Pena (a)           T
Timothy A. King (a)           S

Cedar Coal Co.
Name and Principal Address(e) Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley, III(a)    D,VP
Susan Tomasky (a)             D,VP
Gerald M. Dimmerling          P
377 Highway 522
Mansfield, LA  71052
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Timothy A. King (a)           S

Central and South West Corporation
Name and Principal Address(a)Position

E. Linn Draper, Jr.           D,CB,CEO,P
Henry W. Fayne                D,VP
Thomas M. Hagan               D
Armando A. Pena               D,T
Robert P. Powers              D
Thomas V. Shockley,III        D,VCB,COO
Susan Tomasky                 D
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

Central Appalachian Coal Company
Name and Principal Address(e) Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley, III(a)    D,VP
Susan Tomasky (a)             D,VP
Gerald M. Dimmerling          P
377 Highway 522
Mansfield, LA  71052
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Timothy A. King (a)           S

Central Coal Company
Name and Principal Address(e) Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley, III(a)    D,VP
Susan Tomasky (a)             D,VP
David G. Zatezalo P
270 P.O. BOX
Prestonsburg, KY 41653
Nelson L. Kidder              VP
270 P.O. BOX
Prestonsburg, KY 41653
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Timothy A. King (a)           S

Colomet, Inc.
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,P,CEO
Henry W. Fayne                D,VP
Thomas M. Hagan               D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,VP
Glenn M. Files                VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, OH 43230
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

Columbus Southern Power Company
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,P
Thomas M. Hagan               D,VP
Armando A. Pena               D,VP,T
Robert P. Powers              D,VP
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,VP
Glenn M. Files                VP
Jane A. Harf                  VP
88 East Broad Street,8th Fl.
Columbus, OH 43215
Michelle S. Kalnas (c)        VP
Mark C. McCullough (b)        VP
William L. Sigmon,Jr. (b)     VP
Marsha P. Ryan                VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, OH 43230
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

Conesville Coal Preparation Company
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley,III        D,VP
Susan Tomasky                 D,VP
Mark C. McCullough (b)        P
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

Conlease, Inc.
Name and Principal Address (p)Position

Holly Keller Koeppel (b)      D,VP
Armando A. Pena (a)           D,VP,T
Mark K. Knoy      (v)         P
Michael J. Beyer (b)          VP
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

CSW Development-3, Inc.
Name and Principal Address(a) Position

Holly Keller Koeppel (b)      D,P
Jeffrey D. Cross              D,VP
Armando A. Pena               D,VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Development-II, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Holly Keller Koeppel (b)      D,P
Armando A. Pena               D,VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Development-I, Inc.
Name and Principal Address(a) Position

Holly Keller Koeppel (b)      D,P
Jeffrey D. Cross              D,VP
Armando A. Pena               D,VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Eastex GP II, Inc.
Name and Principal Address(a) Position

Holly Keller Koeppel (b)      D,P
Jeffrey D. Cross              D,VP
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Eastex GP I, Inc.
Name and Principal Address(a) Position

Holly Keller Koeppel (b)      D,P
Jeffrey D. Cross              D,VP
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Eastex LP II, Inc.
Name and Principal Address(a) Position

Holly Keller Koeppel (b)      D,P
Jeffrey D. Cross              D,VP
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Eastex LP I, Inc.
Name and Principal Address(a) Position

Holly Keller Koeppel          D,P
Jeffrey D. Cross              D,VP
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Energy Services, Inc.
Name and Principal Address(a) Position

Holly Keller Koeppel          D,P
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D
Joseph M. Buonaiuto           C,CAO
Timothy A. King               S

CSW Energy, Inc.
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D,P
Susan Tomasky                 D,VP
Holly Keller Koeppel (b)      VP
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

CSW Ft. Lupton, Inc.
Name and Principal Address(a) Position

Holly Keller Koeppel (b)      D,P
Jeffrey D. Cross              D,VP
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW International Two, Inc.
Name and Principal Address(a) Position

Geoffrey S. Chatas            D
Jeffrey D. Cross              D,VP
Timothy A. King               D,S
Armando A. Pena               D,P,T
Mark A. Pyle                  D
Holy Keller Koeppel (b)       VP
Bradford R. Signet            VP
Joseph M. Buonaiuto           C

CSW International (U.K.), Inc.
Name and Principal Address(a) Position

Geoffrey S. Chatas            D
Jeffrey D. Cross              D,VP
Joseph M. Buonaiuto           C

CSW International, Inc.(a Delaware Corp.)
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D,P
Susan Tomasky                 D,VP
Holly Keller Koeppel (b)      VP
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

CSW International, Inc.(a Cayman Corp.)
Name and Principal Address(a) Position

Holly Keller Koeppel (b)      D,P
Jeffrey D. Cross              D,VP
Armando A. Pena               D,VP
Susan Tomasky                 D
Geoffrey S. Chatas            VP
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Mulberry II, Inc.
Name and Principal Address(a) Position

Holly Keller Koeppel (b)      D,P
Jeffrey D. Cross              D,VP
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Mulberry, Inc.
Name and Principal Address(a) Position

Holly Keller Koeppel (b)      D,P
Jeffrey D. Cross              D,VP
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Nevada, Inc.
Name and Principal Address(a) Position

Holly Keller Koeppel (b)      D,P
Jeffrey D. Cross              D,VP
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Northwest GP, Inc.
Name and Principal Address(a) Position

Holly Keller Koeppel (b)      D,P
Jeffrey D. Cross              D,VP
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Northwest LP, Inc.
Name and Principal Address(a) Position

Holly Keller Koeppel (b)      D,P
Jeffrey D. Cross              D,VP
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Orange II, Inc.
Name and Principal Address(a) Position

Holly Keller Koeppel (b)      D,P
Jeffrey D. Cross              D,VP
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Orange, Inc.
Name and Principal Address(a) Position

Holly Keller Koeppel (b)      D,P
Jeffrey D. Cross              D,VP
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Power Marketing, Inc.
Name and Principal Address(a) Position

Holly Keller Koeppel (b)      D,P
Jeffrey D. Cross              D,VP
Armando A. Pena               D
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Services International, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Sandra S. Bennett (b)         C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Sweeny GP II, Inc.
Name and Principal Address(a) Position

Holly Keller Koeppel (b)      D,P
Jeffrey D. Cross              D,VP
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Sweeny GP I, Inc.
Name and Principal Address(a) Position

Holly Keller Koeppel (b)      D,P
Jeffrey D. Cross              D,VP
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Sweeny LP II, Inc.
Name and Principal Address(a) Position

Holly Keller Koeppel (b)      D,P
Jeffrey D. Cross              D,VP
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Sweeny LP I, Inc.
Name and Principal Address(a) Position

Holly Keller Koeppel (b)      D,P
Jeffrey D. Cross              D,VP
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW UK Finance Company
Name and Principal Address(ff)Position

E. Linn Draper,Jr.(a)         D
Holly Keller Koeppel (b)      D
Armando A. Pena (a)           D,T
Thomas V. Shockley, III (a)   D
Bradford R. Signet (a)        D
Susan Tomasky (a)             D
Jeffrey D. Cross (a)          S

CSW UK Holdings
Name and Principal Address(ff)Position

E. Linn Draper,Jr.(a)         D
Holly Keller Koeppel (b)      D
Armando A. Pena (a)           D,T
Thomas V. Shockley, III (a)   D
Bradford R. Signet (a)        D
Susan Tomasky (a)             D
Jeffrey D. Cross (a)          S

CSW UK Investments Limited
Name and Principal Address(ff) Position

E. Linn Draper,Jr.(a)         D
Holly Keller Koeppel (b)      D
Armando A. Pena (a)           D,T
Thomas V. Shockley, III(a)    D
Bradford R. Signet (a)        D
Susan Tomasky (a)             D
Jeffrey D. Cross (a)          S

CSW Vale L.L.C.
Name and Principal Address(a) Position

Holly Keller Koeppel (b)      D,P
Jeffrey D. Cross              D,VP
Armando A. Pena               D,VP
Susan Tomasky                 D
Geoffrey S. Chatas            VP
Sandra S. Bennett (b)         C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSWC License, Inc.
Name and Principal Address(a) Position

Holly Keller Koeppel (b)      D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley,III        D
Susan Tomasky                 P
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Joseph M. Buonaiuto           C
Timothy A. King               S

CSWC Southwest Holdings, Inc.
Name and Principal Address(a) Position

Holly Keller Koeppel (b)      D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley,III        D
Susan Tomasky                 P
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Joseph M. Buonaiuto           C
Timothy A. King               S

CSWC TeleChoice Management, Inc.
Name and Principal Address(a) Position

Holly Keller Koeppel (b)      D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley,III        D
Susan Tomasky                 P
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Joseph M. Buonaiuto           C
Timothy A. King               S

CSWI Europe Limited
Name and Principal Address(ff)Position

Holly Keller Koeppel(b)       D
Jeffrey D. Lafleur            D
Armando A. Pena (a)           T
Timothy A. King (a)           S

CSWI Netherlands, Inc.
Name and Principal Address(a) Position

Geoffrey S. Chatas            D,VP
Jeffrey D. Cross              D,VP
Timothy A. King               D,S
Armando A. Pena               D,P,T
Mark A. Pyle                  D
Joseph M. Buonaiuto           C

DECCO II, LLC
Name and Principal Address(a) Position

Michael W. Rencheck           CEO
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Armando A. Pena               VP,T
Joseph M. Buonaiuto           C
Timothy A. King               S

Diversified Energy Contractors Company, LLC
Name and Principal Address(a) Position

Michael W. Rencheck           CEO
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
John A. Mazzone (c)           VP
Armando A. Pena               VP,T
Joseph M. Buonaiuto           C
Timothy A. King               S

Dolet Hills Lignite Company, LLC
Name and Principal Address(rr)Position

Jeffrey D. Cross (a)          B,VP
E. Linn Draper, Jr. (a)       B,CB,CEO
Armando A. Pena (a)           B,VP,T
Thomas V. Shockley, III(a)    B
Gerald M. Dimmerling          P
377 Highway 522
Mansfield, LA  71052
Timothy A. King (a)           S

EnerShop Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Holly Keller Koeppel (b)      D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D,CB,P
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S

Envirotherm, Inc.
Name and Principal Address(ll)Position

Jeffrey D. Cross (a)          D,VP
Holly Keller Koeppel (b)      D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,CB,P
Geoffrey S. Chatas (a)        VP
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

Franklin Real Estate Company
Name and Principal Address(n) Position

E. Linn Draper, Jr. (a)       D,CEO,P
Henry W. Fayne (a)            D,VP
Thomas M. Hagan (a)           D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley, III (a)   D,VP
Susan Tomasky (a)             D,VP
Glenn M. Files (a)            VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, Ohio 43230
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Timothy A. King (a)           S

Golden Prairie Holding Company LLC
Name and Principal Address(a) Position

Holly Keller Koeppel (b)      B,CB,P
Michael J. Kelley             B,T
Timothy K. Light (b)          B,VP
David T. Musselman (b)        B,S
Ward C. Marshall (b)          VP

Golden Prairie Wind Farm LLC
Name and Principal Address(a) Position

Holly Keller Koeppel (b)      B,CB,P
Michael J. Kelley             B,T
Timothy K. Light (b)          B,VP
David T. Musselman (b)        B,S
Ward C. Marshall (b)          VP

Houston Pipe Line Company LP
Name and Principal Address(bb)Position

Holly Keller Koeppel (b)      P
William C. Reed II (b)        SVP
Geoffrey S. Chatas (a)        VP
Jeffrey D. Cross (a)          VP
Jim Deidiker                  VP
Edward D. Gottlob             VP
Armando A. Pena (a)           VP,T
Brent A. Price (b)            VP
Stephen Schneider             VP
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

HPL GP, LLC
Name and Principal Address(a) Position

Geoffrey S. Chatas            B,VP
Jeffrey D. Cross              B,VP
Armando A. Pena               B,VP,T
Holly Keller Koeppel (b)      B,P
Thomas V. Shockley, III       B
William C. Reed, II (b)       SVP
Jim Deidiker (bb)             VP
Brent A. Price (b)            VP
Stephen Schneider (bb)        VP
Joseph M. Buonaiuto           C
Timothy A. King               S

HPL Holdings, Inc.
Name and Principal Address(i) Position

Sean Breiner                  D
Geoffrey S. Chatas (a)        D,VP
Jeffrey D. Cross (a)          D,VP
John A. Oscar,Jr.             D
Timothy A. King (a)           D,S
Armando A. Pena (a)           D,VP,T
Mark A. Pyle (a)              D
Thomas V. Shockley, III (a)   P
Holley Keller Koeppel (b)     VP
Joseph M. Buonaiuto (a)       C

HPL Resources Company LP
Name and Principal Address(bb)Position

Thomas V. Shockley,III(a)     P
Geoffrey S. Chatas (a)        VP
Jeffrey D. Cross (a)          VP
Edward D. Gottlob             VP
Holly Keller Koeppel (b)      VP
Armando A. Pena (a)           VP,T
Stephen Schneider             VP
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

Indiana-Kentucky Electric Corporation
Name and Principal Address(w) Position

E. Linn Draper, Jr. (a)       D,P
Arthur R. Garfield            D
76 South Main Street
Akron, OH 44308
Andrew E. Goebel              D
20 NW Fourth Street
Evansville, IN 47741
Ronald G. Jochum              D
20 NW Fourth Street
Evansville, IN 47741
Michael P. Morrell            D
10435 Downsville Pike
Hagerstown, MD 21740
Albert H. Potter (d)          D
John R. Sampson               D
101 W. Ohio Street, Ste 1320
Indianapolis, IN 46204
David L. Hart (a)             VP
David E. Jones                VP
Armando A. Pena (a)           VP
John D. Brodt                 S,T

Indiana Franklin Realty, Inc.
Name and Principal Address(d) Position

E. Linn Draper, Jr. (a)       D,CEO,P
Henry W. Fayne (a)            D,VP
Thomas M. Hagan (a)           D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley, III (a)   D,VP
Susan Tomasky (a)             D,VP
Glenn M. Files (a)            VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, OH 43230
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Timothy A. King (a)           S

Indiana Michigan Power Company
Name and Principal Address(a) Position

Karl G. Boyd (d)              D
E. Linn Draper, Jr.           D,CB,CEO
John E. Ehler                 D
3514 Landin Rd.
New Haven, IN 46774
Henry W. Fayne                D,P
Thomas M. Hagan               D,VP
David L. Lahrman (d)          D
Marc E. Lewis (d)             D
Susanne M. Moorman (d)        D
Robert P. Powers              D,VP
John R. Sampson               D,VP
101 W. Ohio Street, Ste 1320
Indianapolis, IN 46204
Thomas V. Shockley,III        D,VP
D. B. Synowiec                D
2791 N. U.S. Highway 231
Rockport, IN 47635
Susan Tomasky                 D,VP
A. Christopher Bakken III     VP
One Cook Place
Bridgman, MI 49106
Stephen W. Burge              VP
Glenn M. Files                VP
Michelle S. Kalnas (c)        VP
John F. Norris, Jr.           VP
Armando A. Pena               VP,T
Joseph E. Pollock             VP
One Cook Place
Bridgman, MI 49106
Marsha P. Ryan                VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, OH 43230
William F. Vineyard           VP
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

Industry and Energy Associates,L.L.C.
Name and Principal Address(a) Position

Michael W. Rencheck           CEO
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Armando A. Pena               VP,T
Kenneth B. Rogers             VP
119 Gannett Drive
South Portland, ME 04106
Joseph M. Buonaiuto           C
Timothy A. King               S

Jefferson Island Storage & Hub L.L.C.
Name and Principal Address(bb)Position

Jeffrey D. Cross (a)          B,VP
Holly Keller Koeppel(b)       B,P
Armando A. Pena (a)           B,VP,T
Thomas V. Shockley, III (a)   B,CB
William C. Reed,II (b)        SVP
Geoffrey S. Chatas(a)         VP
Jim Deidiker                  VP
Edward D. Gottlob             VP
Brent A. Price (b)            VP
Stephen Schneider             VP
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

Kentucky Power Company
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,P
Thomas M. Hagan               D,VP
Armando A. Pena               D,VP,T
Robert P. Powers              D,VP
Thomas V. Shockley,III        D,VP
Susan Tomasky                 D,VP
Stephen W. Burge              VP
Glenn M. Files                VP
Michelle S. Kalnas            VP
T. C. Mosher                  VP
101 Enterprise Drive
Frankfort, KY 40601
John F. Norris, Jr.           VP
Marsha P. Ryan                VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, OH 43230
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

Kingsport Power Company
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,P
Thomas M. Hagan               D,VP
Armando A. Pena               D,VP,T
Robert P. Powers              D,VP
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,VP
R. D. Carson, Jr.             VP
1051 East Cary Street, 7th Fl.
Richmond, VA 23219
Glenn M. Files                VP
Michelle S. Kalnas (c)        VP
John F. Norris, Jr.           VP
Marsha P. Ryan                VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, OH 43230
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

LIG Chemical Company
Name and Principal Address(bb)Position

Jeffrey D. Cross (a)          D,VP
Holly Keller Koeppel (b)      D,P
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,CB
William C. Reed, II (b)       SVP
Geoffrey S. Chatas (a)        VP
Jim Deidiker                  VP
Edward D. Gottlob             VP
Brent A. Price (b)            VP
Stephen Schneider             VP
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

LIG Liquids Company, L.L.C.
Name and Principal Address(bb)Position

Jeffrey D. Cross (a)          B,VP
Holly Keller Koeppel(b)       B,P
Armando A. Pena (a)           B,VP,T
Thomas V. Shockley,III(a)     B,CB
William C. Reed, II (b)       SVP
Geoffrey S. Chatas (a)        VP
Jim Deidiker                  VP
Edward D. Gottlob             VP
Brent A. Price (b)            VP
Stephen Schneider             VP
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

LIG Pipeline Company
Name and Principal Address(bb)Position

Jeffrey D. Cross (a)          D,VP
Holly Keller Koeppel (b)      D,P
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,CB
Geoffrey S. Chatas (a)        VP
Stephen Schneider             VP
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

LIG, Inc.
Name and Principal Address(bb)Position

Jeffrey D. Cross (a)          D,VP
Holly Keller Koeppel(b)       D,P
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,CB
Geoffrey S. Chatas (a)        VP
Stephen Schneider             VP
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

Louisiana Intrastate Gas Company, L.L.C.
Name and Principal Address(bb)Position

Jeffrey D. Cross (a)          B,VP
Holly Keller Koeppel(b)       B,P
Armando A. Pena (a)           B,VP,T
Thomas V. Shockley,III(a)     B,CB
William C. Reed, II (b)       SVP
Geoffrey S. Chatas (a)        VP
Jim Deidiker                  VP
Edward D. Gottlob             VP
Brent A. Price (b)            VP
Stephen Schneider             VP
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

Mulberry Holdings, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Holly Keller Koeppel (b)      D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

Mutual Energy L.L.C.
Name and Principal Address(a) Position

Thomas V. Shockley,III        CB,P
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Holly Keller Koeppel (b)      VP
Timothy A. King               S
Armando A. Pena               T

Mutual Energy Service Company, LLC
Name and Principal Address(a) Position

Jeffrey D. Cross              B,VP
Holly Keller Koeppel (b)      B,VP
Armando A. Pena               B,T
Thomas V. Shockley,III        B,CB,P
Geoffrey S. Chatas            VP
Timothy A. King               S

Nanyang General Light Electric Co., Ltd.
Name and Principal Address(f) Position

Qin Qigen                     D,VCB
Jeffrey D. Cross (a)          D,S
Bernard Hu                    D
2648 Durfee Ave., #B
El Monte, CA 91732
Holly Keller Koeppel (b)      D
Dennis A. Lantzy (a)          D
Ralph E. Life                 D
Armando A. Pena (a)           D,CB
Lu Ming Tao                   D
Hao Zhengshan                 D

Newgulf Power Venture, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Holly Keller Koeppel (b)      D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

NGLE Pushan Power, LDC
Name and Principal Address(g) Position

Jeffrey D. Cross (a)          D
Armando A. Pena (a)           D,VP,T
Walkers SPV Limited           S

Noah I Power GP, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Holly Keller Koeppel (b)      D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

Ohio Power Company
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,P
Thomas M. Hagan               D,VP
Armando A. Pena               D,VP,T
Robert P. Powers              D,VP
Thomas V. Shockley,III        D,VP
Susan Tomasky                 D,VP
Glenn M. Files                VP
Jane A. Harf                  VP
88 East Broad Steet 8th Fl.
Columbus, OH  43215
Michelle S. Kalnas (c)        VP
Mark C. McCullough (b)        VP
Marsha P. Ryan (c)            VP
William L. Sigmon,Jr.(b)      VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, OH 43230
William F. Vineyard           VP
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

Ohio Valley Electric Corporation
Name and Principal Address(w) Position

David C. Benson               D
4350 Northern Pike
Monroeville, PA 15146
H. Peter Burg                 D
76 South Main Street
Akron, OH 44308
E. Linn Draper, Jr. (a)       D,P
Henry W. Fayne (a)            D
Arthur R. Garfield            D
76 South Main Street
Akron, OH 44308
Andrew E. Goebel              D
20 NW Fourth Street
Evansville, IN 47741
Holly Keller Koeppel (b)      D
Michael P. Morrell            D
10435 Downsville Pike
Hagerstown, MD 21740
Alan J. Noia                  D
10435 Downsville Pike
Hagerstown, MD 21740
Guy L. Pipitone               D
76 South Main Street
Akron, OH 44308
John C. Procario              D
139 East Fourth Street
Cincinnati, OH 45202
Thomas V. Shockley, III (a)   D
A. Roger Smith                D
220 West Main Street
Louisville, KY 40202
Paul W. Thompson              D
220 West Main Street
Louisville, KY 40202
W. Steven Wolff               D
1065 Woodman Drive
Dayton, OH 45432
David L. Hart (a)             VP
David E. Jones                VP
Armando A. Pena (a)           VP
John D. Brodt                 S,T

Operaciones Azteca VIII, S. de R.L. de C.V.
Name and Principal Address(pp)Position

Philip Cantner                D
Two Alhambra Plaza, Suite 1100
Coral Gables, FL 33134
James H. Sweeney (b)          D
J. Christopher Terajewicz     D
One Bowdoin Square
Boston, MA 02114
Robert H. Warburton           D
15 Wayside Rd.
Burlington, MA 01803
Jorge Young                   D
Two Alhambra Plaza, Ste 1100
Coral Gables, FL 33134
Carlos de Maria
y Campos Segura               S
Torre del Bosqu
Blvd. Manuel Avila Camacho 24,
Piso 7, Col. Lomas de
Chapultepec 11000 Mexico, D.F.

Orange Cogen Funding Corp.
Name and Principal Address(a) Position

Clifford D. Evans             D,P
1001 Louisiana Street
Houston, TX 77002
Holly Keller Koeppel (b)      D,CEO
John O'Rourke                 D
1001 Louisiana Street
Houston, TX 77002
A Wade Smith (b)              D
Timothy A. King               S

Orange Cogeneration GP II, Inc.
Name and Principal Address(a) Position

Clifford D. Evans             D,P
1001 Louisiana Street
Houston, TX 77002
Holly Keller Koeppel (b)      D,CEO
John O'Rourke                 D
1001 Louisiana Street
Houston, TX 77002
A. Wade Smith (b)             D,GM
David L. Siddall              S
1001 Louisiana Street
Houston, TX 77002

Orange Cogeneration GP, Inc.
Name and Principal Address(a) Position

Clifford D. Evans             D,P
1001 Louisiana Street
Houston, TX 77002
Holly Keller Koeppel (b)      D,CEO
John O'Rourke                 D
1001 Louisiana Street
Houston, TX 77002
A. Wade Smith (b)             D,GM
David L. Siddall              S
1001 Louisiana Street
Houston, TX 77002

Orange Holdings, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Holly Keller Koeppel (b)      D,P
Armando A. Pena               D,VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

Pacific Hydro Limited
Name and Principal Address(aa) Position

Peter L. Downie               D
Michael C. Fitzpatrick        D
Jeffrey Harding               D
Holly Keller Koeppel(b)       D
John L. C. McInnes            D
Philip van der Riet           D
Peter F. Westaway             D
Matthew G. C. Williams        D
Kingsley G. Culley            D,CB
Anthony G. Evans              S

Polk Power GP II, Inc.
Name and Principal Address(a)Position

Clifford D. Evans             D,CEO
1001 Louisiana Street
Houston, TX 77002
Holly Keller Koeppel (b)      D,P
John O'Rourke                 D
1001 Louisiana Street
Houston, TX 77002
A. Wade Smith (b)             D,GM
Timothy A. King S

Polk Power GP, Inc.
Name and Principal Address(a)Position

Clifford D. Evans             D,CEO
1001 Louisiana Street
Houston, TX 77002
Holly Keller Koeppel (b)      D,P
John O'Rourke                 D
1001 Louisiana Street
Houston, TX 77002
A. Wade Smith (b)             D,GM
Timothy A. King               S

POLR Power, L.P.
Name and Principal Address(h) Position

Thomas V. Shockley,III(a)     P
Jeffrey D. Cross (a)          VP
Holly Keller Koeppel (b)      VP
Timothy A. King (a)           S
Armando A. Pena (a)           T

Price River Coal Company, Inc.
Name and Principal Address(d) Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley, III (a)   D,VP
Susan Tomasky (a)             D,VP
Gerald M. Dimmerling          P
377 Highway 522
Mansfield, LA  71052
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Timothy A. King (a)           S

Public Service Company of Oklahoma
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,P
Thomas M. Hagan               D,VP
Armando A. Pena               D,VP,T
Robert P. Powers              D,VP
Thomas V. Shockley,III        D,VP
Susan Tomasky                 D,VP
T. D. Churchwell              VP
1601 N.W. Expressway,Ste 1400
Oklahoma City, OK 73118
Glenn M. Files                VP
Michelle S. Kalnas (c)        VP
Gary C. Knight                VP
3600 S. Elwood Ave.
Tulsa, OK 74102
John F. Norris, Jr.           VP
Marsha P. Ryan                VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, Ohio 43230
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

REP General Partner L.L.C.
Name and Principal Address(h) Position

Jeffrey D. Cross (a)          B,VP
Holly Keller Koeppel(b)       B,VP
Armando A. Pena (a)           B,VP,T
Thomas V. Shockley,III(a)     B,P
Geoffrey S. Chatas (a)        VP
Timothy A. King (a)           S

REP Holdco, LLC
Name and Principal Address(qq)Position

Jeffrey D. Cross (a)          D,VP
Holly Keller Koeppel(b)       D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,CB,P
Geoffrey S. Chatas (a)        VP
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

Servicios Azteca VIII,S.de R.L. de C.V.
Name and Principal Address(pp)Position

Philip Cantner                D
15 Wayside Road
Burlington, MA  01803
John H. Foster                D,CB
Two Alhambra Plaza, Ste 1100
Coral Gables, FL  33134
Carlos Riva                   D
15 Wayside Road
Burlington, MA  01803
James H. Sweeney (b)          D
Enrique Tabora                D
15 Wayside Road
Burlington, MA  01803
Carlos de Maria y Campos Segura S
Torre del Bosqu
Blvd. Manuel Avila Camacho 24,
Piso 7, Col. Lomas de
Chapultepec 11000 Mexico, D.F.

Shoreham Operations Company Limited
Name and Principal Address(y)Position

E. S. Golland                 D
Jeffrey D. Lafleur (ff)       D
Holly Keller Koeppel (b)      D
Stuart W. Staley (ff)         D
C. D. MacKendrick             S

Simco Inc.
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,VP
David G. Zatezalo             P
P.O. BOX 270
Prestonsburg, KY 41653
Nelson L. Kidder              VP
P.O. BOX 270
Prestonsburg, KY 41653
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

Snowcap Coal Company, Inc.
Name and Principal Address(a) Position

David M. Cohen (b)            D,VP,S
Scott H. Finch                D,T
David G. Zatezalo             D,P
P.O. BOX 270
Prestonsburg, KY 41653
Nelson L. Kidder              VP
P.O. BOX 270
Prestonsburg, KY 41653

South Coast Power Limited
Name and Principal Address(y)Position

E. S. Golland                 D
Holly Keller Koeppel (b)      D
Jeffrey D. Lafleur (ff)       D
B. J. McNaught                D
Stuart W. Staley (ff)         D

Southern Appalachian Coal Company
Name and Principal Address(e) Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley, III (a)   D,VP
Susan Tomasky (a)             D,VP
Gerald M. Dimmerling          P
377 Highway 522
Mansfield, LA  71052
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Timothy A. King (a)           S

Southwestern Electric Power Company
Name and Principal Address(a)Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,P
Thomas M. Hagan               D,VP
Armando A. Pena               D,VP,T
Robert P. Powers              D,VP
Thomas V. Shockley,III        D,VP
Susan Tomasky                 D,VP
Gary M. Dimmerling            VP
377 Hwy 522
Mansfield, LA 71052
Glenn M. Files                VP
Paul W. Franklin (ll)         VP
Michelle S. Kalnas (c)        VP
Michael H. Madison (rr)       VP
John F. Norris, Jr.           VP
Charles R. Patton (h)         VP
Julio C. Reyes (h)            VP
Marsha P. Ryan                VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, Ohio 43230
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

Southwestern Wholesale Electric Company
Name and Principal Address(a)Position

Jeffrey D. Cross              D,VP
Holly Keller Koeppel (b)      D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Leonard V. Assante            C
Timothy A. King               S

Tuscaloosa Pipeline Company
Name and Principal Address(bb)Position

Jeffrey D. Cross (a)          D,VP
Holly Keller Koeppel(b)       D,P
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,CB
William C. Reed,II (b)        SVP
Geoffrey S. Chatas (a)        VP
Jim Deidiker                  VP
Brent A. Price (b)            VP
Stephen Schneider             VP
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

United Sciences Testing, Inc.
Name and Principal Address(u) Position

Mark A. Gray (a)              D,VP
John D. Harper (a)            D
Mark W. Marano (a)            D,P
Robert P. Powers (a)          D,CB
Michael W. Rencheck (a)       D,CEO
Geoffrey S. Chatas (a)        VP
Jeffrey D. Cross (a)          VP
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S
Armando A. Pena (a)           T

Universal Supercapacitors, LLC
Name and Principal Address(a) Position

John D. Harper                B
Holly Keller Koeppel (b)      B
Sergey V. Litvinenko          B
53 Leninsky Prospect
117927 Moscow, Russia
Alexander V. Novikov          B
53 Leninsky Prospect
117927 Moscow, Russia
John H. Provanzana            B
Sergey N. Razumov             B
Fischergasse 1
6362 Stansstad, Switzerland

Ventures Lease Co., LLC
Name and Principal Address(a) Position

Jeffrey D. Cross              B,VP
Armando A. Pena               B,P,T
Geoffrey S. Chatas            VP
Timothy A. King               S

Wheeling Power Company
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,P
Thomas M. Hagan               D,VP
Armando A. Pena               D,VP,T
Robert P. Powers              D,VP
Thomas V. Shockley,III        D,VP
Susan Tomasky                 D,VP
Mark E. Dempsey               VP
707 Virginia Street, East
Charleston, WV 25301
Glenn M. Files                VP
Michelle S. Kalnas (c)        VP
John F. Norris, Jr.           VP
Marsha P. Ryan                VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, OH 43230
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S


ITEM 6.                   (CONTINUED)

 Part II. Each officer and director with a financial connection within the provisions of Section 17(c) of the Act is as follows:

                                                                           Position
                                                                            Held in               Applicable
   Applicable                  Name and Location                         Name of Officer          Exemption
  or Director                  Institution                                Institution               Rule
      (1)                          (2)                                        (3)                   (4)
---------------           -----------------------                        ------------           ------------
A.E. Goebel               Old National Bank                                 Director                70(c)
                          Evansville, IN

William R. Howell         Deutsche Trust Bank America                       Director                70(b)
                          New York, N.Y.

L.A. Hudson, Jr.          American National Bankshares, Inc.                Director                70(a)
                          Danville, Virginia
                          American National Bank & Trust Co.                Director                70(a)
                          Danville, Virginia

M.P.                      Ryan Firstar Advisory
                          Columbus, Ohio                                    Director                70(f)

Richard L. Sandor         Bear, Stearns Financial Products, Inc.            Director                70(b)
                          Chicago, Illinois
                          Bear, Stearns Trading Risk                        Director                70(b)
                          Management Inc.
                          Chicago, Illinois

ITEM 6. (continued)

Part III.  The disclosures made in the System  companies' most recent proxy statement and annual report on Form 10-K with respect to items (a) through (f) follow:


(a) COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS OF SYSTEM COMPANIES

Executive Compensation

The following table shows for 2002, 2001 and 2000 the compensation earned by the chief executive officer, the four other most highly compensated executive officers (as defined by regulations of the
Securities and Exchange Commission) of AEP at December 31, 2002.

                                     Summary Compensation Table

                                    Annual                Long-Term
                                 Compensation           Compensation
                                 ------------           ------------

                                                       Awards                Payouts
                                                       ------                -------

                                                     Securities       LTIP           All Other
                              Salary       Bonus     Underlying      Payouts       Compensation
         Name          Year   ($)(1)      ($)(1)     Options (#)     ($)(3)           ($)(4)
         ----          ----   ------      -------    -----------     -------       ------------
E. Linn Draper, Jr.    2002  1,054,038         -0-      350,000         -0-          135,417
                       2001    913,500     682,090          -0-     311,253          123,217
                       2000    913,500     485,775      700,000         -0-          106,699
                               850,000
Thomas V. Shockley,    2002    642,461      49,116      150,000         -0-          122,141
III (5)                2001    592,269     353,788          -0-      79,781          145,400
                       2000    304,417     140,500      250,000     824,399        9,195,374

Henry W. Fayne         2002    481,846     49,116        88,000         -0-           80,830
                       2001    421,615     305,861          -0-      83,697           75,955
                       2000    365,000     152,972      200,000         -0-           47,074

Holly K. Koeppel (6)   2002    267,279     250,000       88,000         -0-          109,751

Susan Tomasky          2002    451,731      49,116       88,000         -0-           79,373
                       2001    411,577     300,365          -0-      54,455           73,853
                       2000    355,000     148,780      200,000         -0-           47,946



Notes to Summary Compensation Table

(1) Amounts in the Salary column reflect an additional day of pay earned in 2001 and 2002 related to the number of calendar workdays and holidays in each year and AEP's conversion to bi-weekly pay periods.

(2) Amounts in the Bonus column reflect awards under the Senior Officer Annual Incentive Compensation Plan (SOIP) for 2000 and 2001, except for Mr. Shockley as disclosed in footnote 5 and Ms. Koeppel as disclosed in footnote 6. No SOIP awards were made for 2002. Payments pursuant to the SOIP are made in the first quarter of the succeeding fiscal year for performance in the year indicated. In addition, Messrs. Fayne and Shockley and Ms. Tomasky received payments of $49,116 each in February 2002 in recognition of their efforts in connection with a management reorganization.

(3) Amounts in the Long-Term Compensation - Payouts column reflect performance share units earned under the AEP 2000 Long-Term Incentive Plan for three-year performance periods concluding at the end of the year shown, except for Mr. Shockley as disclosed in footnote 5. See below under Long-Term Incentive Plans - Awards in 2002 for additional information.

(4) Amounts in the All Other Compensation column, except for the additional compensation to Mr. Shockley and Ms. Koeppel as disclosed in footnotes
      (5) and (6), respectively, include (i) AEP's matching contributions under the AEP Retirement Savings Plan and the AEP Supplemental Retirement Savings Plan, a non-qualified plan designed to supplement the AEP Savings Plan; (ii) subsidiary companies director fees; (iii) vehicle allowance;
      (iv) split-dollar insurance; (v) above market earnings on deferred compensation; and (vi) imputed interest on a pay advance provided to employees impacted by a change in payroll schedule that shifted pay one week in arrears. Split-dollar insurance represents the present value of the interest projected to accrue for the employee's benefit on the insurance premium paid by AEP. Cumulative net life insurance premiums paid are recovered by AEP at the later of retirement or 15 years. Detail of the 2002 amounts in the All Other Compensation column is shown below.


          Item                 Dr.        Mr.         Mr.        Ms.         Ms.
                              Draper    Shockley     Fayne     Koeppel     Tomasky
          ----                ------    --------     -----     -------     -------
Savings Plan Matching
  Contributions..........   $ 5,037     $ 9,000     $ 6,076    $ 7,212    $ 6,201

Supplemental Savings Plan
  Matching Contributions.    42,540      35,668      25,850     10,441     24,149

Subsidiaries Directors
Fees.....................    17,450      17,450      16,200        200     16,500

Vehicle Allowance........    14,400      12,000      12,000     10,800     12,000

Split-Dollar Insurance...    54,573      45,726      20,174      7,799     20,006

Above Market Earnings on
Deferred
Compensation............       -          2,296        -          -          -
Imputed Interest on Pay
Advance..................     1,147        -            529        252        517


(5) Mr. Shockley joined AEP from Central and South West Corporation and became an executive officer when the merger with CSW was consummated on June 15, 2000. The Salary column for Mr. Shockley shows the amount earned for his AEP service after the date of the merger. The amounts in the Bonus and LTIP Payouts columns for 2000 represent his prorated payment under the CSW Annual Incentive Plan and the value of Common Stock awarded under the CSW 1992 Long-Term Incentive Plan, respectively. He also received a payment of $9,154,924 under his change in control agreement with CSW that is included in the All Other Compensation column for 2000.

(6) No 2001 and 2000 compensation information is reported for Ms. Koeppel because she was not an executive officer in these years. The amount in the Bonus column represents a payment of $250,000 for successfully completing the sale of certain international investments. She also earned a retention payment of $68,750 under an agreement entered into with AEP in June 2001 and a $4,297 payment for tax preparation services required due to extended overseas business travel, both of which are included in the All Other Compensation column.

Compensation of Directors
-------------------------

Annual Retainers and Meeting Fees. Directors who are officers of AEP or employees of any of its subsidiaries do not receive any compensation, other than their regular salaries and the accident insurance coverage described below, for attending meetings of AEP's Board of Directors. The other members of the Board receive an annual retainer of $35,000 for their services, an additional annual retainer of $5,000 for each Committee that they chair (except for the Chairman of the Audit Committee, who receives an annual retainer of $15,000), a fee of $1,200 for each meeting of the Board and of any Committee that they attend (except a meeting of the Executive Committee held on the same day as a Board meeting), and a fee of $1,200 per day for any inspection trip or conference. Members of the Audit Committee (other than the Chairman) also receive an annual retainer of $10,000.

Deferred Compensation and Stock Plan. The Deferred Compensation and Stock Plan for Non-Employee Directors permits non-employee directors to choose to receive up to 100 percent of their annual Board retainer in shares of AEP Common Stock and/or units that are equivalent in value to shares of Common Stock ("Stock Units"), deferring receipt by the non-employee director until termination of service or for a period that results in payment commencing not later than five years thereafter. AEP Common Stock is distributed and/or Stock Units are credited to directors, as the case may be, when the retainer is payable, and are based on the closing price of the Common Stock on the payment date. Amounts equivalent to cash dividends on the Stock Units accrue as additional Stock Units. Payment of Stock Units to a director from deferrals of the retainer and dividend credits is made in cash or AEP Common Stock, or a combination of both, as elected by the director.

Stock Unit Accumulation Plan. The Stock Unit Accumulation Plan for Non-Employee Directors annually awards 1,200 Stock Units to each non-employee director as of the first day of the month in which the non-employee director becomes a member of the Board. Amounts equivalent to cash dividends on the Stock Units accrue as additional Stock Units. Stock Units are paid to the director in cash upon termination of service unless the director has elected to defer payment for a period that results in payment commencing not later than five years thereafter.

Insurance.   AEP  maintains  a  group  24-hour  accident  insurance  policy  to provide a $1,000,000 accidental death benefit for each director. The current policy, effective September 1, 2001 through September 1, 2004, has a premium of $31,050. In addition, AEP pays each director (excluding officers of AEP or employees of any of its subsidiaries) an amount to provide for the federal and state income taxes incurred in connection with the maintenance of this coverage ($622 for 2002).

(b) INTEREST IN THE SECURITIES OF SYSTEM COMPANIES INCLUDING OPTIONS OR OTHER RIGHTS TO ACQUIRE SECURITIES (OWNERSHIP OF SECURITIES)

The following table sets forth the beneficial ownership of AEP Common Stock and stock-based units as of January 1, 2003 for all directors as of the date of this proxy statement, all nominees to the Board of Directors, each of the persons named in the Summary Compensation Table and all directors and executive officers as a group. Unless otherwise noted, each person had sole voting and investment power over the number of shares of AEP Common Stock and stock-based units of AEP set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.

                                                        Options
                                                      Exercisable
                                   Note      Stock      Within
Name                     Shares  Reference  Units (a)   60 Days      Total
----                     ------  ---------  ---------   -------      -----
E. R. Brooks             68,515     (b)       2,992      47,947     119,454
D. M. Carlton             7,432               2,992           -      10,424
J. P. DesBarres           5,000     (c)       4,199           -       9,199
E. L. Draper, Jr.         5,368  (b)(c)     117,803     466,666     589,837
H. W. Fayne               6,454  (b)(d)      12,362     133,333     152,149
R. W. Fri                 3,000               4,934           -       7,934
W. R. Howell              1,692               4,663           -       6,355
L. A. Hudson, Jr.         1,853     (e)       7,199           -       9,052
H.K. Koeppel                223                 342      16,666      17,231
L. J. Kujawa              2,328     (e)       8,665           -      10,993
R. L. Sandor              1,092               3,828           -       4,920
T. V. Shockley, III      44,401  (b)(d)(e)        -     166,666     211,067
D. G. Smith               2,500               5,428           -       7,928
L. G. Stuntz              1,500     (c)       8,184           -       9,684
K. D. Sullivan                -               7,640           -       7,640
S. Tomasky                1,116     (b)       6,126     133,333     140,575

All directors,
nominees and executive
officers as a group
(18 persons)            251,027   (d)(f)    198,790   1,139,610   1,589,427
________

Notes on Stock Ownership

(a) This column includes amounts deferred in stock units and held under AEP's various director and officer benefit plans.

(b) Includes the following numbers of share equivalents held in the AEP Retirement Savings Plan: Mr. Brooks, 47,669; Dr. Draper, 4,659; Mr. Fayne, 5,804; Mr. Shockley, 7,104; Ms. Tomasky, 1,116;
      Ms. Koeppel, 223; and all directors and executive officers, 69,686.

(c) Includes the following numbers of shares held in joint tenancy with a family member: Mr. DesBarres, 5,000; Dr. Draper, 661; and Ms. Stuntz, 300.

(d) Does not include, for Messrs. Fayne and Shockley and Ms. Tomasky, 85,231 shares in the American Electric Power System Educational Trust Fund over which Messrs. Fayne and Shockley and Ms. Tomasky share voting and investment power as trustees (they disclaim beneficial ownership). The amount of shares shown for all directors and executive officers as a group includes these shares.

(e) Includes the following numbers of shares held by family members over which beneficial ownership is disclaimed: Dr. Hudson, 750; Mr. Kujawa, 28; and Mr. Shockley, 496.

(f)   Represents less than 1% of the total number of shares outstanding.



(c) CONTRACTS AND TRANSACTIONS WITH SYSTEM COMPANIES

      None

(d) INDEBTEDNESS TO SYSTEM COMPANIES

      None

(e) PARTICIPATION IN BONUS AND PROFIT-SHARING ARRANGEMENTS AND OTHER BENEFITS

             Long-Term Incentive Plans - Awards In 2002

The performance share units set forth in the table below were awarded in 2002 pursuant to the Company's 2000 Long-Term Incentive Plan. Performance share units are equivalent to shares of AEP Common Stock. Dividends are reinvested at the closing price of the AEP Common Stock on the dividend payment date and produce additional performance share units for the same performance period. The value of performance share unit awards is dependent on the Company's total shareholder return for the 3-year performance period relative to the S&P electric utilities, the market price of AEP Common Stock at the end of the performance period, the value of dividends paid during the performance period and the AEP Common Stock price on each dividend payment date. The number of performance share units earned can vary between 0% and 200% of the initial award plus reinvested dividends.

The number of common stock equivalent units that may be earned at threshold, target and maximum performance levels, excluding any reinvested dividends, is shown in the table below. The Human Resources Committee may, at its discretion, reduce the number of performance share unit targets otherwise earned. In accordance with the performance goals established for the periods set forth below, the threshold, target and maximum awards are equal to 20%, 100% and 200%, respectively, of the performance share unit awards. No payment will be made for performance below the threshold.

Deferral of earned performance share units into phantom stock units (equivalent to shares of AEP Common Stock) is mandatory until the officer has met his or her stock ownership target discussed in the Human Resources Committee Report. Once this target is met, officers may elect to continue to defer earned performance share units or to receive subsequently earned awards in cash and/or Common Stock.



                                                  Performance     Estimated Future Payouts of
                                    Number of     Period Until   Performance Share Units Under
                                   Performance    Maturation      Non-Stock Price-Based Plan
              Name                 Share Units     or Payout   Threshold (#)  Target (#)  Maximum (#)
              ----                 -----------    ------------ -------------  ----------  -----------
E. L. Draper, Jr...................  18,590        2002-2004        3,718        18,590       37,180
T.V. Shockley, III.................   9,820        2002-2004        1,964         9,820       19,640
H. W. Fayne........................   6,799        2002-2004        1,360         6,799       13,598
H.K. Koeppel.......................   1,593        2002-2004          319         1,593        3,186
S. Tomasky.........................   6,380        2002-2004        1,276         6,380       12,760


                              Retirement Benefits

AEP maintains qualified and nonqualified defined benefit ERISA pension plans for eligible employees. The tax-qualified plans are the American Electric Power System Retirement Plan (AEP Retirement Plan) and the Central and South West Corporation Cash Balance Retirement Plan (CSW Cash Balance Plan). The nonqualified plans are the American Electric Power System Excess Benefit Plan (AEP Excess Benefit Plan) (together with the AEP Retirement Plan, the AEP Plans) and the Central and South West Corporation Special Executive Retirement Plan (CSW SERP) (together with the CSW Cash Balance Plan, the CSW Plans), each of which provides (i) benefits that cannot be payable under the respective tax-qualified plans because of maximum limitations imposed on such plans by the Internal Revenue Code and (ii) benefits pursuant to individual agreements with certain AEP employees. The CSW Plans continue as separate plans for those AEP System employees who were participants in the CSW Cash Balance Plan as of December 31, 2000. Each of the executive officers named in the Summary Compensation Table (other than Mr. Shockley) participates in the AEP Plans.
Mr. Shockley participates in the CSW Plans.

The benefit formula generally used for all plan participants (including the executive officers named in the Summary Compensation Table) to calculate benefit additions under the pension plans is a cash balance formula. When the cash balance formula was added to each plan, an opening balance was established for employees then participating under each plan's prior benefit formula (as further described below), using a number of factors as set forth in the appropriate plan. Under the cash balance formula, each participant has an account established (for record keeping purposes only) to which dollar amount credits are allocated each year based on a percentage of the participant's eligible pay not in excess of $1,000,000. The applicable percentage is determined by the participant's age and years of vesting service as of December 31 of each year (or as of the participant's termination date, if earlier). The following table shows the applicable percentage used to determine the annual dollar amount credits based on the sum of age and years of service indicated:

     Sum of Age Plus            Applicable
     Years of Service           Percentage
     Less than 30............      3.0%
     30-39...................      3.5%
     40-49...................      4.5%
     50-59...................      5.5%
     60-69...................      7.0%
     70 or more..............      8.5%

All dollar amount balances in the cash balance accounts of participants earn a fixed rate of interest that is also credited annually. The interest rate for a particular year is the average rate of return of the 30-year Treasury Rate for November of the prior year. For 2002, the interest rate was 5.12%. Interest continues to be credited as long as the participant's balance remains in the plan.

Under the cash balance formula, an amount equal to the vested balance (including tax-qualified and nonqualified benefits) then credited to the account is payable to the participant in the form of an immediate or deferred lump-sum or an annuity or, with respect to the nonqualified benefits, in installments. Benefits (both from the tax-qualified plans and the nonqualified plans) under the cash balance formula are not subject to reduction for Social Security benefits or other offset amounts. The estimated annual benefit that would be payable under the cash balance formula to each of the executive officers named in the Summary Compensation Table as a single life annuity at age 65 is:

                                         Annual
          Name                          Benefit
          ----                          -------
          E. L. Draper, Jr...........  $666,100
          T. V. Shockley, III........   213,700
          H. W. Fayne................   255,400
          H. K. Koeppel..............   188,400
          S. Tomasky.................   281,600

    These amounts are based on the following assumptions:

    - Salary amounts shown in the Salary column for calendar year 2002 are used for the period from 2003 through the participant's age 65, with no subsequent adjustments in future years (other than Ms. Koeppel, whose eligible pay was projected at $425,000, which reflects her pay rate that was in effect as of December 31, 2002), plus annual incentive awards at the 2002 target level.

    - Conversion of the lump-sum cash balance to a single life annuity at age 65, based on an interest rate of 4.96% and the 1994 Group Annuity Reserving Table.

    - Dr. Draper, Ms. Tomasky, Ms. Koeppel and Mr. Shockley have individual agreements with AEP that credit them with years of service in addition to their years of service with AEP as follows: Dr. Draper, 24 years;
      Ms. Tomasky, 20 years; and Ms. Koeppel, 15.25 years. Mr. Shockley has an agreement entered into with CSW prior to the merger with AEP under which he is entitled to a retirement benefit that will bring his credited years of service to 30 if he remains employee with AEP until age 60 or thereafter. The agreements for Dr. Draper and Ms. Koeppel each provide that their supplemental retirement benefits are reduced by pension entitlements, if any, from plans sponsored by prior employers.

In addition, certain employees who met certain defined criteria conditions continue to earn a benefit using the pension formula that had been maintained under their plans before the cash balance formula was implemented. Under the AEP Plans, the pension formula had been based upon a participant's final average pay. That final average pay benefit accrual formula will terminate on December 31, 2010. Only employees who have continuously participated in the AEP Plans since December 31, 2000 accrue retirement benefits under both the cash balance and final average pay formulas. Employees accruing benefits under both formulas whose employment has terminated may choose to receive their benefits in any of the forms permitted under the AEP Plans, and their benefits will be provided under the formula that provides the greater amount for the chosen form. The accrued benefit earned by an employee under the final average pay formula as of December 31, 2010 (the date the final average pay formula will be discontinued) is the minimum benefit an employee can receive from the AEP Plans after that time.

The final average pay formula under the AEP Plans uses compensation for the executive officers named in the Summary Compensation Table above (other than Mr. Shockley) consisting of the average of the 36 consecutive months of the officer's highest aggregate salary and Senior Officer Annual Incentive Compensation Plan awards, shown in the Salary and Bonus columns, respectively, of the Summary Compensation Table, out of the officer's most recent 10 years of service.

The following table shows the approximate annual annuities that would be payable to employees in certain higher salary classifications under the final average pay formula provided through the AEP Plans, assuming termination of employment on December 31, 2002 after various periods of service and with benefits commencing at age 65.



                                      Pension Plan Table

                                   Years of Accredited Service
                                   ---------------------------
Highest Average
Annual Earnings     15         20        25         30         35         40
---------------     --         --        --         --         --         --
$   300,000     $ 69,030   $ 92,040   $115,050   $138,060   $161,070   $181,020
    400,000       93,030    124,040    155,050    186,060    217,070    243,670
    500,000      117,030    156,040    195,050    234,060    273,070    306,320
    600,000      141,030    188,040    235,050    282,060    329,070    368,970
    700,000      165,030    220,040    275,050    330,060    385,070    431,620
  1,000,000      237,030    316,040    395,050    474,060    553,070    619,570
  1,200,000      285,030    380,040    475,050    570,060    665,070    744,870
  2,000,000      447,030    636,040    795,050    954,060  1,113,070  1,246,020


The amounts shown in the table are the straight life annuities payable under the AEP Plan's final average pay formula without reduction for the joint and survivor annuity. Retirement benefits listed in the table are not subject to any further deduction for Social Security or other offset amounts. The retirement annuity is reduced 3% per year in the case of a termination of employment if an employee commences benefits between ages 55 and 62. If an employee terminates employment and commences benefits at or after age 62, there is no reduction in the retirement annuity.

As of December 31, 2002, for the executive officers named in the Summary Compensation Table (except for Mr. Shockley as discussed below in connection with the CSW Plans), the number of years of service applicable for the final average pay formula were as follows: Dr. Draper, 34.9 years; Mr. Fayne, 28.1 years; Ms. Tomasky, 24.5 years; and Ms. Koeppel, 17.8 years. The years of service for Dr. Draper, Ms. Tomasky and Ms. Koeppel include years of service provided by their respective agreements with AEP as described above in connection with the cash balance formula. The agreements for Dr. Draper and Ms. Koeppel each provide that their supplemental retirement benefits are reduced by pension entitlements, if any, from plans sponsored by prior employers.

Under the CSW Plans, certain employees who were 50 or over and had completed at least 10 years of service as of July, 1997, continued to earn a benefit under prior benefit formulas that are based on career average pay and final average pay. Of the executive officers named in the Summary Compensation Table, only Mr. Shockley is an eligible participant under the CSW Plans and has a choice following the termination of his employment to elect his benefit based on the cash balance formula or the prior pension formulas.

Under the CSW Plans, the estimated annual annuity payable to Mr. Shockley at age 65 under the final average pay formula computed as of December 31, 2002, is $183,600. The annual normal retirement benefit payable to Mr. Shockley under the final average pay formula is based on 1.67% of "Average Compensation" times the number of years of credited service (reduced by no more than 50 percent of his age 62 or later Social Security benefit), provided that the annual benefit would be increased annually based upon percentage increases in the consumer price index. "Average Compensation" equals the average annual compensation, reported as Salary in the Summary Compensation Table, during the 36 consecutive months of highest pay during the 120 months prior to retirement. Mr. Shockley has an agreement entered into with CSW prior to the merger with AEP under which he is entitled to a retirement benefit that will bring his credited years of service to 30 if he remains employed with AEP until age 60 or thereafter. Mr. Shockley's years of credited service and age, as of December 31, 2002, are 19 and 57.

In addition to the benefits described above, Mr. Fayne is the only executive officer named in the Summary Compensation Table who is eligible for certain supplemental retirement benefits if his pension benefits are adversely affected by amendments to the AEP Retirement Plan made as a result of the Tax Reform Act of 1986. Such benefits, if any, will be equal to any reduction occurring because of such amendments. If Mr. Fayne's employment would have terminated by December 31, 2002, he would not be eligible for any additional annual supplemental benefit.

AEP also made available a voluntary deferred-compensation program in 1986, which permitted certain members of AEP System management to defer receipt of a portion of their salaries. Under this program, a participant was able to annually defer up to 10% of his or her salary over a four-year period, and receive supplemental retirement or survivor benefit payments over a 15-year period. The amount of supplemental retirement payments received is dependent upon the amount deferred, age at the time the deferral election was made, and number of years until the participant retires. Mr. Fayne was the only executive officer named in the Summary Compensation Table who participated in this program. He deferred $9,000 of his salary annually over a four-year period and therefore qualified for supplemental retirement payments of $95,400 per year for fifteen years assuming he would retire at age 65.


                                Severance Plan

In connection with the merger with Central and South West Corporation, AEP's Board of Directors adopted a severance plan on February 24, 1999, effective March 1, 1999, that included Mr. Fayne and Ms. Tomasky. The severance plan provided for payments and other benefits if, at any time before June
15, 2002 (the second anniversary of the merger consummation date), the officer's employment is terminated (i) by AEP without 'cause' or (ii) by the officer because of a detrimental change in responsibilities or a reduction in salary or benefits. Both Mr. Fayne and Ms. Tomasky remained employed with AEP after June 15, 2002, such that the severance plan did not take effect for them. Under the severance plan, the officer would have received:

   - A lump sum payment equal to three times the officer's annual base salary plus his or her target annual incentive under the Senior Officer
      Annual Incentive Compensation Plan.

   - Maintenance for a period of three additional years of all medical and dental insurance benefits substantially similar to those benefits to which the officer was entitled immediately prior to termination, reduced to the extent comparable benefits are otherwise received.

   - Outplacement services not to exceed a cost of $30,000 or use of an office and secretarial services for up to one year.


AEP's obligation for the payments and benefits under the severance plan was subject to the waiver by the officer of any other severance benefits that may have been provided by AEP. In addition, the officer would have agreed to refrain from the disclosure of confidential information relating to AEP.

                            Change-In-Control Agreements

AEP has change-in-control agreements with its executives, including all of the executive officers named in the Summary Compensation Table. If there is a "change-in-control" of AEP and the executive officer's employment is terminated (i) by AEP without "cause" or (ii) by the officer because of a detrimental change in responsibilities, a required relocation or a reduction in salary or benefits, these agreements provide for substantially the same payments and benefits as the severance plan with the following additions:

   - Three years of service credited for purposes of determining non-qualified retirement benefits, with such credited service proportionately reduced to zero if termination occurs between ages 62 and 65.

   - Payment, if required, to make the officer whole for any excise tax imposed by Section 4999 of the Internal Revenue Code.

Under these agreements, "change-in-control" means:

   - The acquisition by any person of the beneficial ownership of securities representing 25% or more of AEP's voting stock;

   - A change in the composition of a majority of the Board of Directors under certain circumstances within any two-year period; or

   - Approval by the shareholders of the liquidation of AEP, disposition of all or substantially all of the assets of AEP or, under certain circumstances, a merger of AEP with another corporation.

(f) RIGHTS TO INDEMNITY

The directors and officers of AEP and its subsidiaries are insured, subject to certain exclusions, against losses resulting from any claim or claims made against them while acting in their capacities as directors and officers. The American Electric Power System companies are also insured, subject to certain exclusions and deductibles, to the extent that they have indemnified their directors and officers for any such losses. Such insurance, effective
January 1, 2003 through December 31, 2003, is provided by: Associated Electric & Gas Insurance Services, Energy Insurance Mutual, Zurich American Insurance Company, Zurich Specialties London (UK) Ltd., National Union Fire Insurance Company of Pittsburgh, PA, Federal Insurance Company, Starr Excess International and Oil Casualty Insurance Limited. The total cost of this insurance is $18,327,168.

Fiduciary liability insurance provides coverage for AEP System companies, their directors and officers, and any employee deemed to be a fiduciary or trustee, for breach of fiduciary responsibility, obligation, or duties as imposed under the Employee Retirement Income Security Act of 1974. This coverage, provided by Associated Electric & Gas Insurance Services, Federal Insurance Company and Zurich American Insurance Company, was renewed, effective July 1, 2000 through June 30, 2003, for a cost of $355,350.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

      Expenditures, disbursements or payments during the year, in money, goods or services directly or indirectly to or for the account of:

                  (1) Any political party, candidate for public office or holder of such office, or any committee or agent thereof.
                  - NONE

                  (2) Any citizens group or public relations counsel.


                                                 Calendar Year 2002

          Name or Number       Primary
Name of   of Recipients       Purpose of      Purpose of     Accounts
Company  or Beneficiaries       Entity       Contribution    Charged   Amounts

         Access Indiana       Legislative
I&M    Information Network      Affairs    Registration Fees   426.4      $957

         Kentuckians for
      Employment & Economic   Constitution
KPCo        Progress           Amendment      Endorsement      426.4    $1,000

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I. Contracts for services, including engineering or construction services, or goods supplied or sold between System companies are as follows:

                                                     Calendar Year 2002

                                 Company             Company                                            In Effect
     Nature of                  Performing          Receiving                             Date of      On Dec. 31st
    Transactions                 Service             Service            Compensation      Contract     (Yes or No)
        (1)                        (2)                 (3)                   (4)            (5)            (6)
    ------------                ----------          ---------           ------------     ---------     ------------
                                                                        (in thousands)
Communication Services             AEPCLLC             APCo                $ 3,202        3/04/98         Yes
Communication Services             AEPCLLC             KPCo                    212       11/18/97         Yes
Communication Services             AEPCLLC             I&M                   1,758       10/24/98         Yes
Communication Services             AEPCLLC             WPCo                    956       11/18/97         Yes
Communication Services             AEPCLLC             OPCo                  1,156        2/12/98         Yes
Communication Services             AEPCLLC             CSPCo                 1,073        2/12/98         Yes
Communication Services             C3Comm              TNC                       1
Communication Services             C3Comm              TCC                     362        3/24/00         Yes
Project & Administrative Svcs.     KGPCo               AEPCLLC                 200
Project & Administrative Svcs.     APCO                AEPCLLC               2,648        3/04/98         Yes
Project & Administrative Svcs.     KPCo                AEPCLLC                 127        3/04/98         Yes
Project & Administrative Svcs.     I&M                 AEPCLLC                 574       10/24/98         Yes
Project & Administrative Svcs.     WPCo                AEPCLLC                (894)      11/18/97         Yes
Project & Administrative Svcs.     OPCo                AEPCLLC               1,310        2/12/98         Yes
Project & Administrative Svcs.     CSPCo               AEPCLLC                 399        2/12/98         Yes
Machine Shop Services              APCo       System Operating Companies    10,461       12/08/78         Yes
Racine Hydro Service               APCo                OPCo                      4       12/08/78         Yes
Simulator Training Services        APCo       System Operating Companies       786       12/12/87         Yes
Coal Conveyance                    Simco, Inc.         CCPC                    182       05/01/91         Yes
Coal Washing                       CCPC                CSPCo                10,959       11/05/84         Yes
A/R Factoring                      AEP Credit          APCo                  4,788       12/31/01         Yes
A/R Factoring                      AEP Credit          CSPCo                15,769       12/31/01         Yes
A/R Factoring                      AEP Credit          I&M                   7,447       12/31/01         Yes
A/R Factoring                      AEP Credit          KPCo                  2,676       12/31/01         Yes
A/R Factoring                      AEP Credit          KGPCo                   589       12/31/01         Yes
A/R Factoring                      AEP Credit          OPCo                 11,364       12/31/01         Yes
A/R Factoring                      AEP Credit          PSO                   7,230       12/31/01         Yes
A/R Factoring                      AEP Credit          SWEPCo                5,433       12/31/01         Yes
A/R Factoring                      AEP Credit          TCC                     957       12/31/01**        No
A/R Factoring                      AEP Credit          TNC                     280       12/31/01**        No
Barging                            I&M                 OPCo                  7,860         5/1/86         Yes
Barging                            I&M                 APCo                 12,771         5/1/86         Yes
Barging                            I&M                 AEG                   7,781         5/1/86         Yes
Barging/Towing                     I&M                 MEMCo                 5,696                        Yes
Barging                            I&M                 AEP Pro Serv              9                        Yes
Barging                            I&M                 AEP Energy Services     153                        Yes
Service-Fuel Procurement           HPL                 TCC                     579                        Yes
Service-Fuel Procurement           HPL                 TNC                     238                        Yes
Technical and Administrative Svc.  AEPSC               OVEC                  3,474       12/27/56         Yes
Technical and Administrative Svc.  AEPSC               IKEC                  3,517       12/27/56         Yes
Maintenance Services               APCo                OVEC                    320         1/1/79         Yes
Maintenance Services               APCo                IKEC                    131         1/1/79         Yes


** - Agreements Terminated on March 31, 2002

Transactions between AEP System companies pursuant to the Affiliated Transactions Agreement dated December 31, 1996 are reported in Exhibit F of this U5S.


------------------------

Part II. Contracts to purchase services or goods between any System company and (1) any affiliate company (other than a System company) or (2) any other company in which any officer or director of the System company, receiving service under the contract, is a partner or owns 5 percent or more of any class of equity securities. - NONE.

Part III. Employment of any other person, by any System company, for the performance on a continuing basis, of management, supervisory or financial advisory services. - NONE.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

Part I.
    The following table shows the required information for investment in wholesale generation and foreign utility companies as of December 31, 2002:

(a)      Company name, business address, facilities and interest held;
(b) Capital invested, recourse debt, guarantees and transfer of assets between affiliates;
(c)      Debt to equity ratio and earnings;
(d)      Contracts for service, sales or construction with affiliates.

Foreign Utility Companies:

(a)      AEPR Global Holland Holding B.V
         Herengracht 548
         1017 CG Amsterdam, The Netherlands
(b)      Capital Invested - $870 million. Recourse debt - NONE.
         Guarantees - NONE. Asset Transfers - NONE.
(c)      Earnings - $(434.7) million,
(d)      NONE


(a)      AEP Energy Services UK Generation Limited
         50 Berkeley Street
         Mayfair London W1J89AP, Great Britain
(b)      Capital invested - $73 million.  Recourse debt - NONE.
         Guarantees - NONE. Asset transfers - NONE.
(c)      Earnings - $(161.0) million.
(d)      NONE


(a)      CitiPower Pty.
         600 Bourke Street
         Melbourne Victoria
         3000 Australia
(b)      Capital invested - $202 million.  Recourse debt - NONE.
         Guarantees - NONE. Asset transfers - NONE.
(c)      Earnings - $(150.6) million.
(d)      NONE


(a)      Nanyang General Light Electric Co., Ltd.
         Dayuan Zhuan Village
         Pushan Town, Nanyang City
         People's Republic of China
         Owns and operates a two unit electric generating plant in China. AEP owns 70%.
(b)      Capital invested $62 million.  Recourse debt - NONE.
         Guarantees - NONE. Asset transfers - NONE.
(c)      Debt to equity ratio - 0.9:1.  Earnings - $(14.0) million.
(d) Nanyang has contracts with AEP Pro Serv, Inc. for consulting and administrative service which resulted in a fee of $358,000.


(a)      Empresa de Eletricidade Vale Paranapanema S.A. ("Vale")
         Avenida Paulista, No. 2439, 5th floor
         Sao Paulo, Sao Paulo
         Brazil
         Owns a majority interest in five electric operating companies in Brazil. AEP owns a 44% share of Vale and a 20% share of a Vale subsidiary.
(b)      Capital invested - NONE.  Recourse debt - NONE.
         Convertible debt - NONE. Guarantees - NONE.  Asset transfers - NONE.
(c)      Debt to equity ratio - 0.2:1. Earnings - $(147.5) million.
(d)      NONE


(a)      AEP Energy Services Nordic SA
         Herengracht 548
         NL-1017 GC Amsterdam, The Netherlands
(b)      Capital invested - NONE.  Recourse debt - NONE.
         Convertible debt - NONE. Guarantees - NONE.  Asset transfers - NONE.
(c)      Earnings - $(14.0) million.
(d)      NONE


(a)      Pacific Hydro Limited
         Level 8
         474 Flinders Street
         Melbourne, Victoria
         3000 Australia
         Develops and owns hydroelectric facilities in the Asia Pacific region. AEP owns 20%.
(b)      Capital invested - $16.8 million.  Recourse Debt - NONE.
         Guarantees - NONE. Assets transferred - NONE.
(c)      Noncurrent liabilities to equity ratio - 0.2:1. Earnings -
         $20.6 million.
(d)      NONE


(a)      AEP Energy Services Limited
         29/30 St. James's Street
         London SW1A 1HB
         Great Britain
         AEP owns 100%.
(b)      Capital invested - $73.4 million.  Recourse debt - NONE.
         Guarantees - NONE. Assets transferred - NONE.
(c)      Debt to equity ratio - 12.8:1.  Earnings - $(6.2) million.
(d)      NONE

(a)      InterGen Denmark, Aps
         Torre Chapultepec,
         Piso 13,
         Ruben Dario 281, Col.
         Bosques de
         Chapultepec, Mexico, D.F. 11520.
         Construction and operation of a 600 megawatt natural gas-fired, combined cycle plant. AEP owns 50%.
(b)      Capital invested - $61.5 million.  Recourse debt - NONE.
         Guarantees - NONE. Asset transfers - NONE.
(c)      Debt to equity ratio - 5.6:1.  Earnings - ($3.3 million).
(d)      NONE


Exempt Wholesale Generators:

(a)      Newgulf Power Venture, Inc.
         1 Riverside Plaza
         Columbus, Ohio
         Operation of 85 megawatt plant in Texas.
(b)      Capital invested - $7.8 million. Recourse debt - NONE.
         Guarantees - NONE. Asset transfers - NONE
(c)      Debt to equity ratio - 1.5:1.  Earnings - $(8.4) million.
(d)      NONE


(a)      Desert Sky Wind Farm L.P.
         1 Riverside Plaza
         Columbus, Ohio
         Operation of Windfarm in Texas.
(b)      Capital invested - $15.9 million.  Recourse debt - NONE.
         Guarantees - NONE. Asset transfer  NONE.
(c)      Debt to equity ratio - 2.1:1.  Earnings - $1.4 million.
(d)      NONE


(a)      Trent Windfarm L.P.
         1 Riverside Plaza
         Columbus, Ohio
         Operation of Windfarm in Texas.
(b) Capital invested - $130.7 million. Recourse debt - NONE. Guarantees - NONE. Asset transfer - NONE.
(c)      Earnings - $3.8 million.
(d)      NONE


(a)      South Coast Power Limited
         Shoreham, East Sussex
         United Kingdom
(b) Capital invested - NONE. Recourse debt - NONE. Guarantees - NONE. Asset transfers - NONE.
(c)      Earnings - $(61.6) million.
(d)      NONE



Part II.

       See Exhibit's G and H

Part III.

       American Electric Power Company, Inc.'s aggregate investment in foreign utility companies is $1.4 billion and in exempt wholesale generators is $154 million which is 22.3% of its investment in domestic public utility subsidiary companies.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

  FINANCIAL STATEMENTS                                Page No.
                                                    -----------

    Consent of Independent Public Accountants            A

    Consolidating Statements of Income              B-1 to B-19

    Consolidating Balance Sheets                    B-20 to B-57

    Consolidating Statements of Cash Flows          B-58 to B-69

    Consolidating Statements of Retained Earnings   B-70 to B-80

    Notes to Consolidating Financial Statements          C

    Financial Statements of Subsidiaries
      Not Consolidated:

      OVEC                                          D-1 to D-4

EXHIBITS

    Exhibit A                                             E

    Exhibit B & C                                         **

    Exhibit D                                             **

    Exhibit E                                             **

    Exhibit F                                             **

    Exhibit G                                             **

    Exhibit H                                             ***




** These Exhibits are included only the in copy filed with the Securities and Exchange Commission.
*** Filed confidentially pursuant to Rule 104(b) of the PUHCA.

                                    SIGNATURE

         The undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized, pursuant to the requirements of the Public Utility Holding Company Act of 1935.



                                    AMERICAN ELECTRIC POWER COMPANY,  INC.


                                    By    /s/ Geoffrey S. Chatas
                                         -----------------------
                                              Geoffrey S. Chatas
                                              Treasurer






April 30, 2003

INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this American Electric Power Company, Inc. Annual Report on Form U5S to the Securities and Exchange Commission, filed pursuant to the Public Utility Holding Company Act of 1935, for the year ended December 31, 2002, of our reports dated February 21, 2003, included in or incorporated by reference in the combined Annual Report on Form 10-K to the Securities and Exchange Commission of American Electric Power Company, Inc. and subsidiaries (which expresses an unqualified opinion and includes explanatory paragraphs referring to the Company's change in 2002 in its method of accounting for goodwill and to certain impairments of goodwill, long-lived assets and other investments in the fourth quarter of 2002), AEP Generating Company, AEP Texas Central Company and subsidiaries, AEP Texas North Company, Appalachian Power Company and subsidiaries, Columbus Southern Power Company and subsidiaries, Indiana Michigan Power Company and subsidiaries, Kentucky Power Company, Ohio Power Company, Public Service Company of Oklahoma and subsidiary, and Southwestern Electric Power Company and subsidiaries for the year ended December 31, 2002.



/s/ Deloitte & Touche LLP
-------------------------
Deloitte & Touche LLP
Columbus, Ohio
April 30, 2003

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2002

------------------------------------------------------------------------------------------------------------------------
                                                  AEP           AEP ADJUSTMENTS
               DESCRIPTION                    CONSOLIDATED      AND ELIMINATIONS          AEP              AEPSC

------------------------------------------------------------------------------------------------------------------------


OPERATING REVENUES
GROSS OPERATING REVENUES                    14,620,540,231.06   (4,376,396,146.48)             0.00    1,011,725,218.43
PROVISION FOR RATE REFUND                      (65,384,224.65)               0.00              0.00                0.00
TOTAL OPERATING REVENUES, NET               14,555,156,006.41   (4,376,396,146.48)             0.00    1,011,725,218.43

OPERATING EXPENSES
OPERATIONS
FUEL                                         2,622,126,493.80     (159,017,533.90)             0.00        3,042,925.43
PURCHASED POWER NON AFFIL                    3,684,673,902.74   (1,273,279,249.42)             0.00          149,038.61
PURCHASE POWER AFFILIATED                                0.00   (1,327,099,614.61)             0.00                0.00
OTHER OPERATION                              3,223,540,961.34   (1,413,969,322.34)    44,759,520.35      817,044,121.49
MAINTENANCE                                    789,466,945.04     (106,767,257.74)       (14,061.47)      92,701,257.74
TOTAL OPER/MAINT EXPENSES                   10,319,808,302.92   (4,280,132,978.01)    44,745,458.89      912,937,343.28
NON-RECOVERABLE MERGER COSTS                    10,000,000.00       10,000,000.00              0.00                0.00
ASSET IMPAIRMENTS                              866,737,000.00      866,737,000.00              0.00                0.00
DEPRECIATION AND AMORTIZATION                1,376,555,898.66      (95,667,632.80)             0.00       30,462,743.88
TAXES OTHER THAN INCOME TAXES                  718,237,327.84      (54,462,713.12)             0.00       50,076,713.12
STATE, LOCAL & FOREIGN INCOME TAXES                     (0.00)     (66,498,109.39)       (10,656.00)      (6,404,116.45)
FEDERAL INCOME TAXES                                     0.00     (379,435,401.34)    (3,647,104.00)       7,831,395.60
TOTAL OPERATING EXPENSES                    13,291,338,529.42   (3,999,459,834.66)    41,087,698.89      994,904,079.43

NET OPERATING INCOME                         1,263,817,476.99     (376,936,311.82)   (41,087,698.89)      16,821,139.00

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                   445,160,580.76    1,372,842,072.86   (278,486,007.49)         115,124.72
OTHER INCOME DEDUCTIONS                       (321,878,243.24)     279,004,440.91        (13,045.38)      (9,784,449.68)
INVESTMENT VALUE AND OTHER IMPAIRMENT LOSSES  (321,162,000.00)    (321,162,000.00)             0.00                0.00
INC TAXES APPL TO OTH INC&DED                            0.00     (313,477,778.43)        (6,000.00)               0.00
NET OTHR INCOME AND DEDUCTIONS                (197,879,662.49)   1,017,206,735.34   (278,505,052.87)      (9,669,324.97)

INCOME BEFORE INTEREST CHARGES               1,065,937,814.50      640,270,423.52   (319,592,751.75)       7,151,814.03

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                     639,232,207.15     (206,266,442.42)    92,462,234.38        5,044,000.34
INT SHORT TERM DEBT - AFFIL                             10.52      (69,894,244.89)       301,557.05        3,753,401.22
INT SHORT TERM DEBT - NON-AFFL                  66,993,633.52                0.00     56,319,049.29                0.00
AMORT OF DEBT DISC, PREM & EXP                  16,056,988.59                0.00        395,883.74            5,213.64
AMORT LOSS ON REACQUIRED DEBT                   14,837,403.69                0.00              0.00          421,825.08
AMORT GAIN ON REACQUIRED DEBT                     (847,849.51)               0.00              0.00                0.00
OTHER INTEREST EXPENSE                          78,283,222.31                0.00     46,805,798.26          911,819.37
TOTAL INTEREST CHARGES                         814,555,616.26     (276,160,687.31)   196,284,522.72       10,136,259.64
AFUDC BORROWED FUNDS - CR                      (29,667,985.01)               0.00              0.00       (2,984,445.60)
NET INTEREST CHARGES                           784,887,631.26     (276,160,687.31)   196,284,522.72        7,151,814.04

PREFERRED STOCK DIVIDEND
REQUIREMENT OF SUBSIDARIES                      10,872,699.14       10,872,699.14              0.00                0.00

MINORITY INTEREST IN FINANCE SUBSIDIARY         35,495,000.00       35,495,000.00              0.00                0.00

NET INCOME BEFORE INCOME TAXES                 234,682,484.10      870,063,411.69   (515,877,274.47)              (0.01)

INCOME TAXES                                   213,707,000.00      213,707,000.00              0.00                0.00

NET INCOME BEFORE DISCONTINUED
OPERATIONS, EXTRAORDINARY ITEMS
CUMULATIVE EFFECT                               20,975,484.10      656,356,411.69   (515,877,274.47)              (0.01)

NET EXTRAORDINARY ITEMS                                  0.00      350,300,000.00              0.00                0.00

DISCONTINUED OPERATIONS                       (189,895,000.00)    (189,895,000.00)             0.00                0.00

CUMULATIVE EFFECT OF ACCOUNTING CHANGE        (350,300,000.00)    (350,300,000.00)             0.00                0.00

NET INCOME                                    (519,219,515.90)     466,461,411.69   (515,877,274.47)              (0.01)

PREF STK DIVIDEND REQUIREMENT                            0.00      (10,872,699.14)             0.00                0.00

NET INCOME APPLICABLE TO COMMON STOCK         (519,219,515.90)     477,334,110.83   (515,877,274.47)              (0.01)

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2002


--------------------------------------------------------------------------------------------------------------------------
                                                                      POLR
               DESCRIPTION                         PL             CONSOLIDATED           AEPPOOL             AEPPRO

--------------------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
GROSS OPERATING REVENUES                                 0.00       11,687,635.95                0.00      361,389,159.86
PROVISION FOR RATE REFUND                                0.00                0.00                0.00                0.00
TOTAL OPERATING REVENUES, NET                            0.00       11,687,635.95                0.00      361,389,159.86

OPERATING EXPENSES
OPERATIONS
FUEL                                                     0.00                0.00                0.00                0.00
PURCHASED POWER NON AFFIL                                0.00                0.00                0.00                0.00
PURCHASE POWER AFFILIATED                                0.00        5,441,641.21                0.00                0.00
OTHER OPERATION                                         (0.02)       6,256,813.57               (0.01)     348,128,949.44
MAINTENANCE                                              0.00                6.21                0.00            2,238.01
TOTAL OPER/MAINT EXPENSES                               (0.02)      11,698,460.99               (0.01)     348,131,187.46
NON-RECOVERABLE MERGER COSTS                             0.00                0.00                0.00                0.00
ASSET IMPAIRMENTS                                        0.00                0.00                0.00                0.00
DEPRECIATION AND AMORTIZATION                            0.00                0.00                0.00           76,238.09
TAXES OTHER THAN INCOME TAXES                            0.00           97,860.25                0.00                0.00
STATE, LOCAL & FOREIGN INCOME TAXES                      0.00                0.00                0.00                0.00
FEDERAL INCOME TAXES                                     0.00                0.00                0.00                0.00
TOTAL OPERATING EXPENSES                                (0.02)      11,796,321.24               (0.01)     348,207,425.55

NET OPERATING INCOME                                     0.02         (108,685.29)               0.01       13,181,734.31

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                             0.00            1,524.45                0.00        1,678,233.47
OTHER INCOME DEDUCTIONS                                  0.00              (10.78)               0.00         (235,255.38)
INVESTMENT VALUE AND OTHER IMPAIRMENT LOSSES             0.00                0.00                0.00                0.00
INC TAXES APPL TO OTH INC&DED                            0.00           95,120.00                0.00       (5,201,992.58)
NET OTHR INCOME AND DEDUCTIONS                           0.00           96,633.67                0.00       (3,759,014.49)

INCOME BEFORE INTEREST CHARGES                           0.02          (12,051.62)               0.01        9,422,719.83

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                               0.00                0.00                0.00                0.00
INT SHORT TERM DEBT - AFFIL                              0.00           21,541.81                0.00           (1,181.46)
INT SHORT TERM DEBT - NON-AFFL                           0.00                0.00                0.00                0.00
AMORT OF DEBT DISC, PREM & EXP                           0.00                0.00                0.00                0.00
AMORT LOSS ON REACQUIRED DEBT                            0.00                0.00                0.00                0.00
AMORT GAIN ON REACQUIRED DEBT                            0.00                0.00                0.00                0.00
OTHER INTEREST EXPENSE                                   0.00          143,056.04                0.00           38,068.53
TOTAL INTEREST CHARGES                                   0.00          164,597.85                0.00           36,887.07
AFUDC BORROWED FUNDS - CR                                0.00                0.00                0.00                0.00
NET INTEREST CHARGES                                     0.00          164,597.85                0.00           36,887.07

PREFERRED STOCK DIVIDEND
REQUIREMENT OF SUBSIDARIES                               0.00                0.00                0.00                0.00

MINORITY INTEREST IN FINANCE SUBSIDIARY                  0.00                0.00                0.00                0.00

NET INCOME BEFORE INCOME TAXES                           0.02         (176,649.47)               0.01        9,385,832.76

INCOME TAXES                                             0.00                0.00                0.00                0.00

NET INCOME BEFORE DISCONTINUED
OPERATIONS, EXTRAORDINARY ITEMS
CUMULATIVE EFFECT                                        0.02         (176,649.47)               0.01        9,385,832.76

NET EXTRAORDINARY ITEMS                                  0.00                0.00                0.00                0.00

DISCONTINUED OPERATIONS                                  0.00                0.00                0.00                0.00

CUMULATIVE EFFECT OF ACCOUNTING CHANGE                   0.00                0.00                0.00                0.00

NET INCOME                                               0.02         (176,649.47)               0.01        9,385,832.76

PREF STK DIVIDEND REQUIREMENT                            0.00                0.00                0.00                0.00

NET INCOME APPLICABLE TO COMMON STOCK                    0.02         (176,649.47)               0.01        9,385,832.76

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2002


--------------------------------------------------------------------------------------------------------------------------
                                                                                       AEPES CORP
               DESCRIPTION                       AEPPM               AEGCO            CONSOLIDATED            CCCO

--------------------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
GROSS OPERATING REVENUES                                 0.00      213,281,199.00      646,139,910.58                0.00
PROVISION FOR RATE REFUND                                0.00                0.00                0.00                0.00
TOTAL OPERATING REVENUES, NET                            0.00      213,281,199.00      646,139,910.58                0.00

OPERATING EXPENSES
OPERATIONS
FUEL                                                     0.00       89,105,002.31                0.00                0.00
PURCHASED POWER NON AFFIL                                0.00                0.00      736,115,012.31                0.00
PURCHASE POWER AFFILIATED                                0.00                0.00                0.00                0.00
OTHER OPERATION                                        197.73       81,206,844.42      105,864,040.61                0.00
MAINTENANCE                                              6.21        9,418,084.64           23,217.63                0.00
TOTAL OPER/MAINT EXPENSES                              203.93      179,729,931.37      842,002,270.55                0.00
NON-RECOVERABLE MERGER COSTS                             0.00                0.00                0.00                0.00
ASSET IMPAIRMENTS                                        0.00                0.00                0.00                0.00
DEPRECIATION AND AMORTIZATION                            0.00       22,560,463.14        1,305,315.32                0.00
TAXES OTHER THAN INCOME TAXES                            0.00        3,280,473.27           24,930.92                0.00
STATE, LOCAL & FOREIGN INCOME TAXES                      0.00          515,170.00                0.00                0.00
FEDERAL INCOME TAXES                                     0.00        1,065,701.00                0.00                0.00
TOTAL OPERATING EXPENSES                               203.93      207,151,738.78      843,332,516.79                0.00

NET OPERATING INCOME                                  (203.93)       6,129,460.22     (197,192,606.21)               0.00

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                             0.00          343,508.45        4,916,466.60          244,194.70
OTHER INCOME DEDUCTIONS                                (50.00)        (198,242.48)      (1,924,895.36)        (240,783.37)
INVESTMENT VALUE AND OTHER IMPAIRMENT LOSSES             0.00                0.00                0.00                0.00
INC TAXES APPL TO OTH INC&DED                           88.00        3,535,886.00       72,579,715.51           (4,003.00)
NET OTHR INCOME AND DEDUCTIONS                          38.00        3,681,151.97       75,571,286.75             (591.67)

INCOME BEFORE INTEREST CHARGES                        (165.93)       9,810,612.19     (121,621,319.47)            (591.67)

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                               0.00        1,817,637.50          222,855.17                0.00
INT SHORT TERM DEBT - AFFIL                              0.00          379,215.95        2,507,795.27           (5,777.69)
INT SHORT TERM DEBT - NON-AFFL                           0.00                0.00                0.00                0.00
AMORT OF DEBT DISC, PREM & EXP                           0.00           29,366.17                0.00                0.00
AMORT LOSS ON REACQUIRED DEBT                            0.00          237,172.21                0.00                0.00
AMORT GAIN ON REACQUIRED DEBT                            0.00                0.00                0.00                0.00
OTHER INTEREST EXPENSE                                   0.00                0.00        1,450,800.64            5,186.00
TOTAL INTEREST CHARGES                                   0.00        2,463,391.83        4,181,451.08             (591.69)
AFUDC BORROWED FUNDS - CR                                0.00         (204,968.01)         (84,610.69)               0.00
NET INTEREST CHARGES                                     0.00        2,258,423.82        4,096,840.39             (591.69)

PREFERRED STOCK DIVIDEND
REQUIREMENT OF SUBSIDARIES                               0.00                0.00                0.00                0.00

MINORITY INTEREST IN FINANCE SUBSIDIARY                  0.00                0.00                0.00                0.00

NET INCOME BEFORE INCOME TAXES                        (165.93)       7,552,188.38     (125,718,159.86)               0.02

INCOME TAXES                                             0.00                0.00                0.00                0.00

NET INCOME BEFORE DISCONTINUED
OPERATIONS, EXTRAORDINARY ITEMS
CUMULATIVE EFFECT                                     (165.93)       7,552,188.38     (125,718,159.86)               0.02

NET EXTRAORDINARY ITEMS                                  0.00                0.00                0.00                0.00

DISCONTINUED OPERATIONS                                  0.00                0.00                0.00                0.00

CUMULATIVE EFFECT OF ACCOUNTING CHANGE                   0.00                0.00                0.00                0.00

NET INCOME                                            (165.93)       7,552,188.38     (125,718,159.86)               0.02

PREF STK DIVIDEND REQUIREMENT                            0.00                0.00                0.00                0.00

NET INCOME APPLICABLE TO COMMON STOCK                 (165.93)       7,552,188.38     (125,718,159.86)               0.02

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2002


--------------------------------------------------------------------------------------------------------------------------

               DESCRIPTION                     AEPT&DSVC              IFRI               FRECO              AEPRELLC

--------------------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
GROSS OPERATING REVENUES                           941,328.41                0.00                0.00                0.00
PROVISION FOR RATE REFUND                                0.00                0.00                0.00                0.00
TOTAL OPERATING REVENUES, NET                      941,328.41                0.00                0.00                0.00

OPERATING EXPENSES
OPERATIONS
FUEL                                                     0.00                0.00                0.00                0.00
PURCHASED POWER NON AFFIL                                0.00                0.00                0.00           (7,299.68)
PURCHASE POWER AFFILIATED                                0.00                0.00                0.00                0.00
OTHER OPERATION                                    998,457.95               (0.00)              (0.02)          65,029.07
MAINTENANCE                                         10,024.43                0.00                0.00                6.21
TOTAL OPER/MAINT EXPENSES                        1,008,482.38               (0.00)              (0.02)          57,735.60
NON-RECOVERABLE MERGER COSTS                             0.00                0.00                0.00                0.00
ASSET IMPAIRMENTS                                        0.00                0.00                0.00                0.00
DEPRECIATION AND AMORTIZATION                            0.00                0.00                0.00                0.00
TAXES OTHER THAN INCOME TAXES                          115.00                0.00                0.00                0.00
STATE, LOCAL & FOREIGN INCOME TAXES                      0.00                0.00                0.00                0.00
FEDERAL INCOME TAXES                                     0.00                0.00                0.00                0.00
TOTAL OPERATING EXPENSES                         1,008,597.38               (0.00)              (0.02)          57,735.60

NET OPERATING INCOME                               (67,268.97)               0.00                0.02          (57,735.60)

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                             0.07                0.00                0.00           11,822.00
OTHER INCOME DEDUCTIONS                             (2,243.55)               0.00                0.00             (220.02)
INVESTMENT VALUE AND OTHER IMPAIRMENT LOSSES             0.00                0.00                0.00                0.00
INC TAXES APPL TO OTH INC&DED                       26,642.00                0.00                0.00           16,728.00
NET OTHR INCOME AND DEDUCTIONS                      24,398.52                0.00                0.00           28,329.98

INCOME BEFORE INTEREST CHARGES                     (42,870.45)               0.00                0.02          (29,405.62)

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                               0.00                0.00                0.00                0.00
INT SHORT TERM DEBT - AFFIL                          6,989.59                0.00                0.00            1,659.28
INT SHORT TERM DEBT - NON-AFFL                           0.00                0.00                0.00                0.00
AMORT OF DEBT DISC, PREM & EXP                           0.00                0.00                0.00                0.00
AMORT LOSS ON REACQUIRED DEBT                            0.00                0.00                0.00                0.00
AMORT GAIN ON REACQUIRED DEBT                            0.00                0.00                0.00                0.00
OTHER INTEREST EXPENSE                                   0.00                0.00                0.00                0.00
TOTAL INTEREST CHARGES                               6,989.59                0.00                0.00            1,659.28
AFUDC BORROWED FUNDS - CR                                0.00                0.00                0.00                0.00
NET INTEREST CHARGES                                 6,989.59                0.00                0.00            1,659.28

PREFERRED STOCK DIVIDEND
REQUIREMENT OF SUBSIDARIES                               0.00                0.00                0.00                0.00

MINORITY INTEREST IN FINANCE SUBSIDIARY                  0.00                0.00                0.00                0.00

NET INCOME BEFORE INCOME TAXES                     (49,860.04)               0.00                0.02          (31,064.90)

INCOME TAXES                                             0.00                0.00                0.00                0.00

NET INCOME BEFORE DISCONTINUED
OPERATIONS, EXTRAORDINARY ITEMS
CUMULATIVE EFFECT                                  (49,860.04)               0.00                0.02          (31,064.90)

NET EXTRAORDINARY ITEMS                                  0.00                0.00                0.00                0.00

DISCONTINUED OPERATIONS                                  0.00                0.00                0.00                0.00

CUMULATIVE EFFECT OF ACCOUNTING CHANGE                   0.00                0.00                0.00                0.00

NET INCOME                                         (49,860.04)               0.00                0.02          (31,064.90)

PREF STK DIVIDEND REQUIREMENT                            0.00                0.00                0.00                0.00

NET INCOME APPLICABLE TO COMMON STOCK              (49,860.04)               0.00                0.02          (31,064.90)

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2002

--------------------------------------------------------------------------------------------------------------------------
                                                                      APCO               CSPCO                 I&M
               DESCRIPTION                      AEPCOAL           CONSOLIDATED        CONSOLIDATED        CONSOLIDATED

--------------------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
GROSS OPERATING REVENUES                       175,513,876.86    1,814,545,733.14    1,400,159,790.66    1,526,764,298.30
PROVISION FOR RATE REFUND                                0.00          (75,669.90)               0.00                0.00
TOTAL OPERATING REVENUES, NET                  175,513,876.86    1,814,470,063.24    1,400,159,790.66    1,526,764,298.30

OPERATING EXPENSES
OPERATIONS
FUEL                                                     0.00      430,963,333.21      185,086,159.43      239,455,530.13
PURCHASED POWER NON AFFIL                                0.00       56,789,694.96       15,023,128.84       23,442,916.33
PURCHASE POWER AFFILIATED                                0.00      234,898,301.50      310,605,117.07      233,723,553.81
OTHER OPERATION                                158,061,399.37      269,426,035.01      237,802,014.61      462,707,070.08
MAINTENANCE                                              0.00      122,209,111.73       60,002,904.50      151,602,042.09
TOTAL OPER/MAINT EXPENSES                      158,061,399.38    1,114,286,476.41      808,519,324.45    1,110,931,112.44
NON-RECOVERABLE MERGER COSTS                             0.00                0.00                0.00                0.00
ASSET IMPAIRMENTS                                        0.00                0.00                0.00                0.00
DEPRECIATION AND AMORTIZATION                   13,533,368.39      189,334,689.75      131,623,511.93      168,070,188.38
TAXES OTHER THAN INCOME TAXES                    1,129,498.00       95,248,434.99      136,023,991.14       57,721,494.98
STATE, LOCAL & FOREIGN INCOME TAXES                 39,328.00       13,202,656.00       17,555,301.67         (480,600.10)
FEDERAL INCOME TAXES                           (20,806,103.07)     100,334,841.00       86,659,159.00       39,332,986.00
TOTAL OPERATING EXPENSES                       151,957,490.70    1,512,407,098.15    1,180,381,288.20    1,375,575,181.70

NET OPERATING INCOME                            23,556,386.16      302,062,965.09      219,778,502.46      151,189,116.60

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                   (59,905,468.76)      29,278,266.29       26,360,209.22       93,738,634.13
OTHER INCOME DEDUCTIONS                                  0.00      (11,783,065.05)      (4,307,724.66)     (71,028,717.13)
INVESTMENT VALUE AND OTHER IMPAIRMENT LOSSES             0.00                0.00                0.00                0.00
INC TAXES APPL TO OTH INC&DED                            0.00        2,610,804.00       (6,788,652.33)      (5,984,095.00)
NET OTHR INCOME AND DEDUCTIONS                 (59,905,468.76)      20,106,005.24       15,263,832.24       16,725,822.00

INCOME BEFORE INTEREST CHARGES                 (36,349,082.60)     322,168,970.32      235,042,334.70      167,914,938.59

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                               0.00      110,954,927.62       50,518,110.69       91,295,594.45
INT SHORT TERM DEBT - AFFIL                      2,297,028.23        4,889,649.69        3,243,937.22          439,246.20
INT SHORT TERM DEBT - NON-AFFL                         989.19                0.00                0.00                0.00
AMORT OF DEBT DISC, PREM & EXP                           0.00        1,968,396.74          430,486.10        1,889,295.25
AMORT LOSS ON REACQUIRED DEBT                            0.00        2,553,659.50        1,032,696.70        1,261,269.70
AMORT GAIN ON REACQUIRED DEBT                            0.00          (39,501.17)               0.00           (1,712.11)
OTHER INTEREST EXPENSE                                   0.00        1,970,020.62        1,122,061.02        1,811,664.44
TOTAL INTEREST CHARGES                           2,298,017.42      122,297,152.99       56,347,291.73       96,695,357.93
AFUDC BORROWED FUNDS - CR                                0.00       (5,620,295.46)      (2,478,512.07)      (2,772,886.19)
NET INTEREST CHARGES                             2,298,017.42      116,676,857.53       53,868,779.66       93,922,471.74

PREFERRED STOCK DIVIDEND
REQUIREMENT OF SUBSIDARIES                               0.00                0.00                0.00                0.00

MINORITY INTEREST IN FINANCE SUBSIDIARY                  0.00                0.00                0.00                0.00

NET INCOME BEFORE INCOME TAXES                 (38,647,100.02)     205,492,112.79      181,173,555.04       73,992,466.85

INCOME TAXES                                             0.00                0.00                0.00                0.00

NET INCOME BEFORE DISCONTINUED
OPERATIONS, EXTRAORDINARY ITEMS
CUMULATIVE EFFECT                              (38,647,100.02)     205,492,112.79      181,173,555.04       73,992,466.85

NET EXTRAORDINARY ITEMS                                  0.00                0.00                0.00                0.00

DISCONTINUED OPERATIONS                                  0.00                0.00                0.00                0.00

CUMULATIVE EFFECT OF ACCOUNTING CHANGE                   0.00                0.00                0.00                0.00

NET INCOME                                     (38,647,100.02)     205,492,112.79      181,173,555.04       73,992,466.85

PREF STK DIVIDEND REQUIREMENT                            0.00        2,897,225.92        1,332,324.81        4,601,570.07

NET INCOME APPLICABLE TO COMMON STOCK          (38,647,100.02)     202,594,886.87      179,841,230.23       69,390,896.78

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2002

--------------------------------------------------------------------------------------------------------------------------

               DESCRIPTION                       KEPCO                KGPCO               OPCO                WPCO

--------------------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
GROSS OPERATING REVENUES                       378,682,527.76       83,396,692.97    2,113,124,711.31       86,350,465.95
PROVISION FOR RATE REFUND                                0.00                0.00                0.00                0.00
TOTAL OPERATING REVENUES, NET                  378,682,527.76       83,396,692.97    2,113,124,711.31       86,350,465.95

OPERATING EXPENSES
OPERATIONS
FUEL                                            65,043,135.97               (0.00)     584,730,479.14                0.00
PURCHASED POWER NON AFFIL                           28,559.82                0.00       67,384,563.35        6,318,494.66
PURCHASE POWER AFFILIATED                      133,002,263.25       58,212,601.70       71,153,465.92       50,598,841.16
OTHER OPERATION                                 52,891,859.50        7,396,722.71      416,533,101.09        7,926,533.17
MAINTENANCE                                     35,088,783.73        2,520,425.34      136,609,321.16        2,787,392.95
TOTAL OPER/MAINT EXPENSES                      286,054,602.27       68,129,749.75    1,276,410,930.66       67,631,261.93
NON-RECOVERABLE MERGER COSTS                             0.00                0.00                0.00                0.00
ASSET IMPAIRMENTS                                        0.00                0.00                0.00                0.00
DEPRECIATION AND AMORTIZATION                   33,233,072.67        3,372,108.33      248,557,189.09        4,171,434.16
TAXES OTHER THAN INCOME TAXES                    8,239,972.33        3,369,732.27      176,246,877.57        5,215,709.47
STATE, LOCAL & FOREIGN INCOME TAXES              1,817,199.00          166,000.00       27,715,569.30          833,600.00
FEDERAL INCOME TAXES                             7,140,999.00        2,219,374.00       85,865,482.74        2,679,244.00
TOTAL OPERATING EXPENSES                       336,485,845.27       77,256,964.35    1,814,796,049.36       80,531,249.57

NET OPERATING INCOME                            42,196,682.49        6,139,728.61      298,328,661.95        5,819,216.38

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                     7,863,232.12          (13,715.85)      51,953,085.63          (49,209.34)
OTHER INCOME DEDUCTIONS                           (752,400.61)         (96,456.25)     (28,567,021.11)        (353,581.60)
INVESTMENT VALUE AND OTHER IMPAIRMENT LOSSES             0.00                0.00                0.00                0.00
INC TAXES APPL TO OTH INC&DED                   (1,904,218.00)          58,065.00      (18,009,853.00)         406,391.00
NET OTHR INCOME AND DEDUCTIONS                   5,206,613.52          (52,107.10)       5,376,211.51            3,600.06

INCOME BEFORE INTEREST CHARGES                  47,403,296.01        6,087,621.52      303,704,873.46        5,822,816.44

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                      25,635,326.25        1,346,007.26       78,315,908.45        1,346,007.33
INT SHORT TERM DEBT - AFFIL                      1,751,406.48          146,257.91        6,942,133.55           58,711.26
INT SHORT TERM DEBT - NON-AFFL                        (180.00)               0.00                0.00                0.00
AMORT OF DEBT DISC, PREM & EXP                     422,689.85           33,333.36          906,573.84           33,333.35
AMORT LOSS ON REACQUIRED DEBT                       34,837.98              243.00          603,694.69              510.42
AMORT GAIN ON REACQUIRED DEBT                            0.00                0.00                0.00                0.00
OTHER INTEREST EXPENSE                             626,213.56          110,150.66        3,604,505.29           14,576.64
TOTAL INTEREST CHARGES                          28,470,294.12        1,635,992.19       90,372,815.82        1,453,139.00
AFUDC BORROWED FUNDS - CR                       (1,634,362.54)          (8,348.32)      (6,691,367.85)         (17,423.22)
NET INTEREST CHARGES                            26,835,931.58        1,627,643.87       83,681,447.97        1,435,715.78

PREFERRED STOCK DIVIDEND
REQUIREMENT OF SUBSIDARIES                               0.00                0.00                0.00                0.00

MINORITY INTEREST IN FINANCE SUBSIDIARY                  0.00                0.00                0.00                0.00

NET INCOME BEFORE INCOME TAXES                  20,567,364.43        4,459,977.65      220,023,425.49        4,387,100.66

INCOME TAXES                                             0.00                0.00                0.00                0.00

NET INCOME BEFORE DISCONTINUED
OPERATIONS, EXTRAORDINARY ITEMS
CUMULATIVE EFFECT                               20,567,364.43        4,459,977.65      220,023,425.49        4,387,100.66

NET EXTRAORDINARY ITEMS                                  0.00                0.00                0.00                0.00

DISCONTINUED OPERATIONS                                  0.00                0.00                0.00                0.00

CUMULATIVE EFFECT OF ACCOUNTING CHANGE                   0.00                0.00                0.00                0.00

NET INCOME                                      20,567,364.43        4,459,977.65      220,023,425.49        4,387,100.66

PREF STK DIVIDEND REQUIREMENT                            0.00                0.00        1,258,738.20                0.00

NET INCOME APPLICABLE TO COMMON STOCK           20,567,364.43        4,459,977.65      218,764,687.29        4,387,100.66

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2002

--------------------------------------------------------------------------------------------------------------------------
                                                 AEPINV               AEPR              AEP COMM               CSW
               DESCRIPTION                    CONSOLIDATED        CONSOLIDATED        CONSOLIDATED        CONSOLIDATED

--------------------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
GROSS OPERATING REVENUES                            33,695.78    4,048,628,478.90       11,258,116.76    4,951,974,640.63
PROVISION FOR RATE REFUND                                0.00                0.00                0.00      (65,308,554.75)
TOTAL OPERATING REVENUES, NET                       33,695.78    4,048,628,478.90       11,258,116.76    4,886,666,085.88

OPERATING EXPENSES
OPERATIONS
FUEL                                                     0.00      121,960,612.51                0.00    1,061,756,849.56
PURCHASED POWER NON AFFIL                                0.00    3,236,294,647.13                0.00      814,759,153.33
PURCHASE POWER AFFILIATED                                0.00                0.00                0.00      180,812,905.30
OTHER OPERATION                                  4,060,149.12      430,536,567.71        6,990,226.26    1,112,465,293.33
MAINTENANCE                                             12.42       72,494,075.37          605,391.39      208,354,830.53
TOTAL OPER/MAINT EXPENSES                        4,060,161.53    3,861,285,902.72        7,595,617.65    3,378,149,032.04
NON-RECOVERABLE MERGER COSTS                             0.00                0.00                0.00                0.00
ASSET IMPAIRMENTS                                        0.00                0.00                0.00                0.00
DEPRECIATION AND AMORTIZATION                       28,831.76       77,357,358.72        4,824,125.59      532,749,661.40
TAXES OTHER THAN INCOME TAXES                            0.00        4,861,337.53           37,647.61      228,532,014.43
STATE, LOCAL & FOREIGN INCOME TAXES                      0.00       (1,310,464.32)               0.00       12,859,122.29
FEDERAL INCOME TAXES                              (256,201.00)     (13,758,209.00)               0.00       93,742,734.07
TOTAL OPERATING EXPENSES                         3,832,792.29    3,928,435,925.65       12,457,390.85    4,246,032,564.23

NET OPERATING INCOME                            (3,799,096.51)     120,192,553.25       (1,199,274.09)     640,633,521.65

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                   (19,798,381.00)    (641,912,755.40)     (18,149,803.93)    (128,353,269.56)
OTHER INCOME DEDUCTIONS                            (12,779.00)    (193,213,618.76)    (132,125,231.17)    (130,906,052.06)
INVESTMENT VALUE AND OTHER IMPAIRMENT LOSSES             0.00                0.00                0.00                0.00
INC TAXES APPL TO OTH INC&DED                    4,201,204.00      182,897,155.68       55,712,243.00       34,443,860.15
NET OTHR INCOME AND DEDUCTIONS                 (15,609,956.00)    (652,229,218.47)     (94,562,792.10)    (224,815,461.47)

INCOME BEFORE INTEREST CHARGES                 (19,409,052.51)    (532,036,665.22)     (95,762,066.18)     415,818,060.18

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                             289.66      108,274,276.90       11,382,717.83      259,773,478.78
INT SHORT TERM DEBT - AFFIL                        171,085.28        5,499,659.71        1,779,497.81       34,118,122.47
INT SHORT TERM DEBT - NON-AFFL                           0.00        4,901,250.33                0.00        5,772,524.71
AMORT OF DEBT DISC, PREM & EXP                           0.00        5,093,884.77           49,342.44        4,799,189.34
AMORT LOSS ON REACQUIRED DEBT                            0.00                0.00                0.00        8,691,494.41
AMORT GAIN ON REACQUIRED DEBT                            0.00         (412,205.20)               0.00         (394,431.03)
OTHER INTEREST EXPENSE                                   0.00        3,456,087.37          112,188.18       15,911,189.31
TOTAL INTEREST CHARGES                             171,374.94      126,812,953.88       13,323,746.26      328,671,567.99
AFUDC BORROWED FUNDS - CR                                0.00          (38,955.56)        (844,178.36)      (6,287,631.13)
NET INTEREST CHARGES                               171,374.94      126,773,998.32       12,479,567.90      322,383,936.86

PREFERRED STOCK DIVIDEND
REQUIREMENT OF SUBSIDARIES                               0.00                0.00                0.00                0.00

MINORITY INTEREST IN FINANCE SUBSIDIARY                  0.00                0.00                0.00                0.00

NET INCOME BEFORE INCOME TAXES                 (19,580,427.45)    (658,810,663.54)    (108,241,634.08)      93,434,123.32

INCOME TAXES                                             0.00                0.00                0.00                0.00

NET INCOME BEFORE DISCONTINUED
OPERATIONS, EXTRAORDINARY ITEMS
CUMULATIVE EFFECT                              (19,580,427.45)    (658,810,663.54)    (108,241,634.08)      93,434,123.32

NET EXTRAORDINARY ITEMS                                  0.00      (27,300,000.00)               0.00     (323,000,000.00)

DISCONTINUED OPERATIONS                                  0.00                0.00                0.00                0.00

CUMULATIVE EFFECT OF ACCOUNTING CHANGE                   0.00                0.00                0.00                0.00

NET INCOME                                     (19,580,427.45)    (686,110,663.54)    (108,241,634.08)    (229,565,876.68)

PREF STK DIVIDEND REQUIREMENT                            0.00                0.00                0.00          782,840.14

NET INCOME APPLICABLE TO COMMON STOCK          (19,580,427.45)    (686,110,663.54)    (108,241,634.08)    (230,348,716.82)

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2002


--------------------------------------------------------------------------------------------------------------------------
                                                AEP C&I            DESERT SKY         DESERT SKY 2           MUTUAL
               DESCRIPTION                    CONSOLIDATED        CONSOLIDATED        CONSOLIDATED        CONSOLIDATED

--------------------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
GROSS OPERATING REVENUES                        94,829,383.44                0.00       13,452,258.81       53,057,254.06
PROVISION FOR RATE REFUND                                0.00                0.00                0.00                0.00
TOTAL OPERATING REVENUES, NET                   94,829,383.44                0.00       13,452,258.81       53,057,254.06

OPERATING EXPENSES
OPERATIONS
FUEL                                                     0.00                0.00                0.00                0.00
PURCHASED POWER NON AFFIL                                0.00                0.00                0.00        1,655,242.50
PURCHASE POWER AFFILIATED                       42,398,819.09                0.00                0.00        6,252,104.60
OTHER OPERATION                                 22,751,866.61          507,190.90        2,548,485.34       40,581,794.28
MAINTENANCE                                             18.62               94.73        1,818,999.98               18.63
TOTAL OPER/MAINT EXPENSES                       65,150,704.32          507,285.64        4,367,485.32       48,489,160.01
NON-RECOVERABLE MERGER COSTS                             0.00                0.00                0.00                0.00
ASSET IMPAIRMENTS                                        0.00                0.00                0.00                0.00
DEPRECIATION AND AMORTIZATION                       22,223.88                0.00        8,851,992.45        2,089,014.53
TAXES OTHER THAN INCOME TAXES                      646,550.59                0.00        1,946,587.50              100.00
STATE, LOCAL & FOREIGN INCOME TAXES                      0.00                0.00                0.00                0.00
FEDERAL INCOME TAXES                                    (1.00)      (8,968,897.00)               0.00                0.00
TOTAL OPERATING EXPENSES                        65,819,477.79       (8,461,611.37)      15,166,065.27       50,578,274.54

NET OPERATING INCOME                            29,009,905.66        8,461,611.37       (1,713,806.46)       2,478,979.52

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                       180,479.74        2,279,185.63           21,698.06            1,453.96
OTHER INCOME DEDUCTIONS                        (15,257,192.31)               0.00                0.00          (79,648.46)
INVESTMENT VALUE AND OTHER IMPAIRMENT LOSSES             0.00                0.00                0.00                0.00
INC TAXES APPL TO OTH INC&DED                   (4,557,325.00)           2,710.00                0.00         (652,695.00)
NET OTHR INCOME AND DEDUCTIONS                 (19,634,037.57)       2,281,895.63           21,698.06         (730,889.50)

INCOME BEFORE INTEREST CHARGES                   9,375,868.09       10,743,507.00       (1,692,108.40)       1,748,090.02

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                               0.00        2,279,185.63        4,830,091.33                0.00
INT SHORT TERM DEBT - AFFIL                        716,938.20          324,550.39              (44.83)         550,874.83
INT SHORT TERM DEBT - NON-AFFL                           0.00                0.00                0.00                0.00
AMORT OF DEBT DISC, PREM & EXP                           0.00                0.00                0.00                0.00
AMORT LOSS ON REACQUIRED DEBT                            0.00                0.00                0.00                0.00
AMORT GAIN ON REACQUIRED DEBT                            0.00                0.00                0.00                0.00
OTHER INTEREST EXPENSE                               8,718.68                0.00          181,110.70                7.00
TOTAL INTEREST CHARGES                             725,656.88        2,603,736.02        5,011,157.20          550,881.83
AFUDC BORROWED FUNDS - CR                                0.00                0.00                0.00                0.00
NET INTEREST CHARGES                               725,656.88        2,603,736.02        5,011,157.20          550,881.83

PREFERRED STOCK DIVIDEND
REQUIREMENT OF SUBSIDARIES                               0.00                0.00                0.00                0.00

MINORITY INTEREST IN FINANCE SUBSIDIARY                  0.00                0.00                0.00                0.00

NET INCOME BEFORE INCOME TAXES                   8,650,211.20        8,139,770.98       (6,703,265.60)       1,197,208.19

INCOME TAXES                                             0.00                0.00                0.00                0.00

NET INCOME BEFORE DISCONTINUED
OPERATIONS, EXTRAORDINARY ITEMS
CUMULATIVE EFFECT                                8,650,211.20        8,139,770.98       (6,703,265.60)       1,197,208.19

NET EXTRAORDINARY ITEMS                                  0.00                0.00                0.00                0.00

DISCONTINUED OPERATIONS                                  0.00                0.00                0.00                0.00

CUMULATIVE EFFECT OF ACCOUNTING CHANGE                   0.00                0.00                0.00                0.00

NET INCOME                                       8,650,211.20        8,139,770.98       (6,703,265.60)       1,197,208.19

PREF STK DIVIDEND REQUIREMENT                            0.00                0.00                0.00                0.00

NET INCOME APPLICABLE TO COMMON STOCK            8,650,211.20        8,139,770.98       (6,703,265.60)       1,197,208.19

CENTRAL AND SOUTH WEST CORPORATION
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2002


-------------------------------------------------------------------------------------------------------------------------------
                                                    CSW                  CSW
               DESCRIPTION                      CONSOLIDATED         ELIMINATIONS             CSW                SEEBOARD

-------------------------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
SALES TO NON AFFILIATES                        4,813,110,573.27      (706,567,746.37)                0.00       693,515,690.00
SALES TO AFFILIATES                              138,864,067.36      (508,897,058.83)                0.00                 0.00
GROSS OPERATING REVENUES                       4,951,974,640.63    (1,215,464,805.20)                0.00       693,515,690.00
PROVISION FOR RATE REFUND                        (65,308,554.75)                0.00                 0.00                 0.00
TOTAL OPERATING REVENUES, NET                  4,886,666,085.88    (1,215,464,805.20)                0.00       693,515,690.00

OPERATING EXPENSES
OPERATIONS
FUEL                                           1,061,756,849.56                 0.00                 0.00                 0.00
PURCHASED POWER NON AFFIL                        814,759,153.33                 0.00                 0.00       429,576,124.00
PURCHASE POWER AFFILIATED                        180,812,905.30      (721,213,469.20)                0.00                 0.00
OTHER OPERATION                                1,112,465,293.33      (493,959,335.99)        1,405,644.68       117,601,903.00
MAINTENANCE                                      208,354,830.53                 0.00                 0.00                 0.00
TOTAL OPER/MAINT EXPENSES                      3,378,149,032.04    (1,215,172,805.19)        1,405,644.68       547,178,027.00
DEPRECIATION AND AMORTIZATION                    532,749,661.40                 0.00           281,136.00        32,862,782.00
TAXES OTHER THAN INCOME TAXES                    228,532,014.43                 0.00                 0.00                 0.00
STATE, LOCAL & FOREIGN INCOME TAXES               12,859,122.29                 0.00                 0.00                 0.00
FEDERAL INCOME TAXES                              93,742,734.07                 0.00          (604,763.00)       24,300,325.00
TOTAL OPERATING EXPENSES                       4,246,032,564.23    (1,215,172,805.19)        1,082,017.68       604,341,134.00

NET OPERATING INCOME                             640,633,521.65          (292,000.01)       (1,082,017.68)       89,174,556.00

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                    (128,353,269.56)      219,425,328.09      (218,949,762.21)       11,106,220.54
OTHER INCOME DEDUCTIONS                         (130,906,052.06)                0.00       (10,054,028.75)       92,684,354.00
INC TAXES APPL TO OTH INC&DED                     34,443,860.15                 0.00                 0.00       (58,749,978.00)
NET OTHR INCOME AND DEDUCTIONS                  (224,815,461.47)      219,425,328.09      (229,003,790.96)       45,040,596.54

INCOME BEFORE INTEREST CHARGES                   415,818,060.18       219,133,328.08      (230,085,808.64)      134,215,152.54

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                       259,773,478.78          (426,682.56)                0.00        37,445,501.00
INT SHORT TERM DEBT - AFFIL                       34,118,122.47                 0.00           261,657.82           244,598.00
INT SHORT TERM DEBT - NON-AFFL                     5,772,524.71                 0.00                 0.00                 0.00
AMORT OF DEBT DISC, PREM & EXP                     4,799,189.34                 0.00                 0.00                 0.00
AMORT LOSS ON REACQUIRED DEBT                      8,691,494.41                 0.00                 0.00                 0.00
AMORT GAIN ON REACQUIRED DEBT                       (394,431.03)                0.00                 0.00                 0.00
OTHER INTEREST EXPENSE                            15,911,189.31                 0.00             1,252.32                 0.00
TOTAL INTEREST CHARGES                           328,671,567.99          (426,682.56)          262,910.14        37,690,099.00
AFUDC BORROWED FUNDS - CR                         (6,287,631.13)                0.00                 0.00                 0.00
NET INTEREST CHARGES                             322,383,936.86          (426,682.56)          262,910.14        37,690,099.00

NET EXTRAORDINARY ITEMS                         (323,000,000.00)                0.00                 0.00      (323,000,000.00)

NET INCOME BEFORE PREF DIV                      (229,565,876.68)      219,560,010.64      (230,348,718.78)     (226,474,946.46)
PREF STK DIVIDEND REQUIREMENT                        782,840.14                 0.00                 0.00                 0.00
NET INCOME - EARN FOR CMMN STK                  (230,348,716.82)      219,560,010.64      (230,348,718.78)     (226,474,946.46)

CENTRAL AND SOUTH WEST CORPORATION
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2002


-------------------------------------------------------------------------------------------------------------------------------
                                                                                                              AEP TX CENTRAL
               DESCRIPTION                       AEP CREDIT            ENERSHOP               CSWL             CONSOLIDATED

-------------------------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
SALES TO NON AFFILIATES                            2,440,953.48          (484,242.30)                0.00     1,294,026,464.45
SALES TO AFFILIATES                               56,672,738.05                 0.00                 0.00       395,038,078.77
GROSS OPERATING REVENUES                          59,113,691.53          (484,242.30)                0.00     1,689,064,543.22
PROVISION FOR RATE REFUND                                  0.00                 0.00                 0.00         1,428,000.00
TOTAL OPERATING REVENUES, NET                     59,113,691.53          (484,242.30)                0.00     1,690,492,543.22

OPERATING EXPENSES
OPERATIONS
FUEL                                                       0.00                 0.00                 0.00       245,834,168.81
PURCHASED POWER NON AFFIL                                  0.00                 0.00                 0.00       211,358,078.85
PURCHASE POWER AFFILIATED                                  0.00                 0.00                 0.00        23,405,829.84
OTHER OPERATION                                   41,363,151.54         1,248,974.51           438,570.99       304,093,924.14
MAINTENANCE                                                0.00                 6.20                (0.01)       63,392,564.96
TOTAL OPER/MAINT EXPENSES                         41,363,151.54         1,248,980.72           438,570.99       848,084,566.60
DEPRECIATION AND AMORTIZATION                              0.00           113,649.54                 0.00       214,162,038.98
TAXES OTHER THAN INCOME TAXES                              0.00               459.96                 0.00        95,499,863.65
STATE, LOCAL & FOREIGN INCOME TAXES                        0.00                 0.00                 0.00         3,616,342.00
FEDERAL INCOME TAXES                               4,380,246.00                 0.00          (696,200.68)      135,397,950.00
TOTAL OPERATING EXPENSES                          45,743,397.54         1,363,090.22          (257,629.69)    1,296,760,761.23

NET OPERATING INCOME                              13,370,293.99        (1,847,332.52)          257,629.69       393,731,782.00

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                           9,230.79            11,735.33           737,374.23        53,141,298.65
OTHER INCOME DEDUCTIONS                             (345,908.26)            8,038.41                 0.00       (41,910,282.08)
INC TAXES APPL TO OTH INC&DED                       (960,623.83)          985,186.00          (796,733.00)       (3,151,881.00)
NET OTHR INCOME AND DEDUCTIONS                    (1,297,301.30)        1,004,959.74           (59,358.77)        8,079,135.57

INCOME BEFORE INTEREST CHARGES                    12,072,992.69          (842,372.77)          198,270.92       401,810,917.56

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                                 0.00           910,200.00                 0.00       106,824,449.59
INT SHORT TERM DEBT - AFFIL                          947,762.72           134,266.54                 0.00        11,112,591.22
INT SHORT TERM DEBT - NON-AFFL                     2,763,413.31                 0.00                 0.00            91,729.23
AMORT OF DEBT DISC, PREM & EXP                             0.00             5,921.04                 0.00         2,774,399.73
AMORT LOSS ON REACQUIRED DEBT                              0.00                 0.00                 0.00         1,450,244.74
AMORT GAIN ON REACQUIRED DEBT                              0.00                 0.00                 0.00              (448.08)
OTHER INTEREST EXPENSE                                54,087.11                 0.00                 0.00         8,237,268.41
TOTAL INTEREST CHARGES                             3,765,263.14         1,050,387.58                 0.00       130,490,234.84
AFUDC BORROWED FUNDS - CR                                  0.00                 0.00                 0.00        (4,619,972.31)
NET INTEREST CHARGES                               3,765,263.14         1,050,387.58                 0.00       125,870,262.53

NET EXTRAORDINARY ITEMS                                    0.00                 0.00                 0.00                 0.00

NET INCOME BEFORE PREF DIV                         8,307,729.55        (1,892,760.35)          198,270.92       275,940,655.03
PREF STK DIVIDEND REQUIREMENT                              0.00                 0.00                 0.00           237,269.55
NET INCOME - EARN FOR CMMN STK                     8,307,729.55        (1,892,760.35)          198,270.92       275,703,385.48

CENTRAL AND SOUTH WEST CORPORATION
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2002


-------------------------------------------------------------------------------------------------------------------------------
                                                                                           CSW ENERGY           SWEPCO INT
               DESCRIPTION                    PSO CORPORATION     AEP TX NORTH CORP       CONSOLIDATED         CONSOLIDATED

-------------------------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
SALES TO NON AFFILIATES                          784,128,768.64       350,731,304.98       101,348,386.18     1,013,021,178.90
SALES TO AFFILIATES                                9,439,235.00       100,610,611.99        13,931,101.01        71,608,285.10
GROSS OPERATING REVENUES                         793,568,003.64       451,341,916.97       115,279,487.19     1,084,629,464.01
PROVISION FOR RATE REFUND                             80,000.00          (601,624.00)                0.00            91,000.00
TOTAL OPERATING REVENUES, NET                    793,648,003.64       450,740,292.97       115,279,487.19     1,084,720,464.01

OPERATING EXPENSES
OPERATIONS
FUEL                                             246,199,021.34       100,465,519.67        80,923,889.53       388,334,250.21
PURCHASED POWER NON AFFIL                         47,507,541.27        80,391,271.02                 0.00        44,119,049.11
PURCHASE POWER AFFILIATED                         89,453,588.40        37,581,901.23         3,492,643.38        42,021,945.28
OTHER OPERATION                                  133,537,831.83       147,858,286.39        41,074,547.06       189,023,916.92
MAINTENANCE                                       48,060,108.45        22,295,319.03         5,817,254.69        66,854,968.15
TOTAL OPER/MAINT EXPENSES                        564,758,091.28       388,592,297.33       131,308,334.66       730,354,129.67
DEPRECIATION AND AMORTIZATION                     85,896,232.27        43,619,979.73        22,127,049.36       122,969,355.15
TAXES OTHER THAN INCOME TAXES                     34,076,957.23        22,470,650.89         5,894,842.56        55,232,039.25
STATE, LOCAL & FOREIGN INCOME TAXES                4,447,986.66        (1,362,932.00)          580,106.29         5,577,619.34
FEDERAL INCOME TAXES                              19,747,341.00       (10,450,867.00)     (106,143,620.25)       28,118,216.00
TOTAL OPERATING EXPENSES                         708,926,608.45       442,869,128.95        53,766,712.62       942,251,359.41

NET OPERATING INCOME                              84,721,395.20         7,871,164.02        61,512,774.57       142,469,104.59

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                       1,919,909.95        53,762,954.01      (216,023,328.23)        3,259,549.62
OTHER INCOME DEDUCTIONS                           (6,971,339.38)      (54,754,760.18)         (353,393.37)       (1,796,906.02)
INC TAXES APPL TO OTH INC&DED                      1,813,784.00           289,010.00           444,616.08        (1,771,550.00)
NET OTHR INCOME AND DEDUCTIONS                    (3,237,645.43)         (702,796.18)     (215,932,105.52)         (308,906.40)

INCOME BEFORE INTEREST CHARGES                    81,483,749.76         7,168,367.84      (154,419,330.96)      142,160,198.20

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                        32,594,922.15        13,994,305.24         4,849,090.33        48,359,082.94
INT SHORT TERM DEBT - AFFIL                        5,374,965.51         3,777,913.71         4,898,071.63         4,588,042.70
INT SHORT TERM DEBT - NON-AFFL                           950.17               390.30           587,793.04         1,096,109.93
AMORT OF DEBT DISC, PREM & EXP                       778,009.32           300,481.87            19,737.00           827,876.54
AMORT LOSS ON REACQUIRED DEBT                      1,243,881.49         2,898,277.70                 0.00         3,099,090.48
AMORT GAIN ON REACQUIRED DEBT                        (30,087.84)          (19,181.43)                0.00          (344,713.68)
OTHER INTEREST EXPENSE                             1,132,287.75           272,266.67         2,219,825.88         2,091,974.68
TOTAL INTEREST CHARGES                            41,094,928.55        21,224,454.06        12,574,517.88        59,717,463.59
AFUDC BORROWED FUNDS - CR                           (673,419.85)         (379,145.75)                0.00          (549,038.58)
NET INTEREST CHARGES                              40,421,508.70        20,845,308.31        12,574,517.88        59,168,425.01

NET EXTRAORDINARY ITEMS                                    0.00                 0.00                 0.00                 0.00

NET INCOME BEFORE PREF DIV                        41,062,241.06       (13,676,940.47)     (166,993,848.84)       82,991,773.19
PREF STK DIVIDEND REQUIREMENT                        212,359.27           104,156.76                 0.00           229,054.56
NET INCOME - EARN FOR CMMN STK                    40,849,881.79       (13,781,097.23)     (166,993,848.84)       82,762,718.63

CENTRAL AND SOUTH WEST CORPORATION
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2002


-------------------------------------------------------------------------------------------------------------------------------
                                             CSW INTERNATIONAL                          CSW ENERGY SVCS         REP HOLDCO
               DESCRIPTION                      CONSOLIDATED      C3 COMMUNICATIONS       CONSOLIDATED         CONSOLIDATED

-------------------------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
SALES TO NON AFFILIATES                              135,345.00         6,693,068.46         3,720,990.97     1,270,400,410.87
SALES TO AFFILIATES                                        0.00           359,590.06                 0.00           101,486.21
GROSS OPERATING REVENUES                             135,345.00         7,052,658.52         3,720,990.97     1,270,501,897.08
PROVISION FOR RATE REFUND                                  0.00                 0.00                 0.00       (66,305,930.75)
TOTAL OPERATING REVENUES, NET                        135,345.00         7,052,658.52         3,720,990.97     1,204,195,966.33

OPERATING EXPENSES
OPERATIONS
FUEL                                                       0.00                 0.00                 0.00                 0.00
PURCHASED POWER NON AFFIL                                  0.00                 0.00                 0.00         1,807,089.08
PURCHASE POWER AFFILIATED                                  0.00                 0.00                 0.00       706,070,466.37
OTHER OPERATION                                    1,326,246.39        12,319,800.16       122,532,744.70       492,599,087.02
MAINTENANCE                                            5,386.79         1,929,209.85                 6.21                 6.21
TOTAL OPER/MAINT EXPENSES                          1,331,633.18        14,249,010.01       122,532,750.90     1,200,476,648.67
DEPRECIATION AND AMORTIZATION                        141,534.76         9,425,474.59         1,150,429.02                 0.00
TAXES OTHER THAN INCOME TAXES                            716.20            35,336.30                17.75        15,321,130.64
STATE, LOCAL & FOREIGN INCOME TAXES                        0.00                 0.00                 0.00                 0.00
FEDERAL INCOME TAXES                                (302,553.00)           (3,340.00)                0.00                 0.00
TOTAL OPERATING EXPENSES                           1,171,331.14        23,706,480.90       123,683,197.67     1,215,797,779.31

NET OPERATING INCOME                              (1,035,986.14)      (16,653,822.38)     (119,962,206.70)      (11,601,812.98)

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                    (276,654,298.28)          (22,204.62)      109,144,281.47       130,778,441.09
OTHER INCOME DEDUCTIONS                               (1,724.25)     (107,361,172.89)          (15,478.72)          (33,450.56)
INC TAXES APPL TO OTH INC&DED                     85,318,583.00        47,698,722.00         3,760,128.90       (40,435,404.00)
NET OTHR INCOME AND DEDUCTIONS                  (191,337,439.53)      (59,684,655.51)      112,888,931.65        90,309,586.53

INCOME BEFORE INTEREST CHARGES                  (192,373,425.67)      (76,338,477.89)       (7,073,275.05)       78,707,773.55

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                           962,810.09        10,619,000.00         3,640,800.00                 0.00
INT SHORT TERM DEBT - AFFIL                          601,778.96           957,054.05          (224,734.08)        1,444,153.69
INT SHORT TERM DEBT - NON-AFFL                        12,211.81                 0.00         1,219,926.92                 0.00
AMORT OF DEBT DISC, PREM & EXP                             0.00            69,079.44            23,684.40                 0.00
AMORT LOSS ON REACQUIRED DEBT                              0.00                 0.00                 0.00                 0.00
AMORT GAIN ON REACQUIRED DEBT                              0.00                 0.00                 0.00                 0.00
OTHER INTEREST EXPENSE                                     0.00               342.00             5,078.00         1,896,806.49
TOTAL INTEREST CHARGES                             1,576,800.86        11,645,475.49         4,664,755.24         3,340,960.18
AFUDC BORROWED FUNDS - CR                                  0.00           (66,054.64)                0.00                 0.00
NET INTEREST CHARGES                               1,576,800.86        11,579,420.85         4,664,755.24         3,340,960.18

NET EXTRAORDINARY ITEMS                                    0.00                 0.00                 0.00                 0.00

NET INCOME BEFORE PREF DIV                      (193,950,226.53)      (87,917,898.74)      (11,738,030.29)       75,366,813.37
PREF STK DIVIDEND REQUIREMENT                              0.00                 0.00                 0.00                 0.00
NET INCOME - EARN FOR CMMN STK                  (193,950,226.53)      (87,917,898.74)      (11,738,030.29)       75,366,813.37

AEP TEXAS CENTRAL COMPANY
AND SUBSIDIARY COMPANY
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------------
                                              TEXAS CENTRAL         TEXAS CENTRAL          TEXAS CENTRAL        AEP TEXAS CORP
              DESCRIPTION                     CONSOLIDATED          ELIMINATIONS                SEC              CONSOLIDATED

----------------------------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
SALES TO NON AFFILIATES                       1,294,026,464.45                  0.00          32,267,298.23      1,261,759,166.22
SALES TO AFFILIATES                             395,038,078.77           (298,998.00)         58,376,172.59        336,960,904.18
GROSS OPERATING REVENUES                      1,689,064,543.22           (298,998.00)         90,643,470.82      1,598,720,070.40
PROVISION FOR RATE REFUND                         1,428,000.00                  0.00                   0.00          1,428,000.00
TOTAL OPERATING REVENUES, NET                 1,690,492,543.22           (298,998.00)         90,643,470.82      1,600,148,070.40

OPERATING EXPENSES
OPERATIONS
FUEL                                            245,834,168.81                  0.00                   0.00        245,834,168.81
PURCHASED POWER NON AFFIL                       211,358,078.85                  0.00                   0.00        211,358,078.85
PURCHASE POWER AFFILIATED                        23,405,829.84                  0.00                   0.00         23,405,829.84
OTHER OPERATION                                 304,093,924.14           (298,998.00)            600,267.85        303,792,654.29
MAINTENANCE                                      63,392,564.96                  0.00                   0.00         63,392,564.96
TOTAL OPER/MAINT EXPENSES                       848,084,566.60           (298,998.00)            600,267.85        847,783,296.75
DEPRECIATION AND AMORTIZATION                   214,162,038.98                  0.00          50,013,046.61        164,148,992.37
TAXES OTHER THAN INCOME TAXES                    95,499,863.65                  0.00                   0.00         95,499,863.65
STATE, LOCAL & FOREIGN INCOME TAXES               3,616,342.00                  0.00                   0.00          3,616,342.00
FEDERAL INCOME TAXES                            135,397,950.00                  0.00                   0.00        135,397,950.00
TOTAL OPERATING EXPENSES                      1,296,760,761.23           (298,998.00)         50,613,314.46      1,246,446,444.77

NET OPERATING INCOME                            393,731,782.00                  0.00          40,030,156.36        353,701,625.64

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                     53,141,298.65                  0.00             483,917.64         52,657,381.01
OTHER INCOME DEDUCTIONS                         (41,910,282.08)                 0.00                   0.00        (41,910,282.08)
INC TAXES APPL TO OTH INC&DED                    (3,151,881.00)                 0.00                   0.00         (3,151,881.00)
NET OTHR INCOME AND DEDUCTIONS                    8,079,135.57                  0.00             483,917.64          7,595,217.93

INCOME BEFORE INTEREST CHARGES                  401,810,917.56                  0.00          40,514,074.00        361,296,843.56

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                      106,824,449.59                  0.00          38,661,221.00         68,163,228.59
INT SHORT TERM DEBT - AFFIL                      11,112,591.22                  0.00                   0.00         11,112,591.22
INT SHORT TERM DEBT - NON-AFFL                       91,729.23                  0.00                   0.00             91,729.23
AMORT OF DEBT DISC, PREM & EXP                    2,774,399.73                  0.00           1,852,853.00            921,546.73
AMORT LOSS ON REACQUIRED DEBT                     1,450,244.74                  0.00                   0.00          1,450,244.74
AMORT GAIN ON REACQUIRED DEBT                          (448.08)                 0.00                   0.00               (448.08)
OTHER INTEREST EXPENSE                            8,237,268.41                  0.00                   0.00          8,237,268.41
TOTAL INTEREST CHARGES                          130,490,234.84                  0.00          40,514,074.00         89,976,160.84
AFUDC BORROWED FUNDS - CR                        (4,619,972.31)                 0.00                   0.00         (4,619,972.31)
NET INTEREST CHARGES                            125,870,262.53                  0.00          40,514,074.00         85,356,188.53

NET EXTRAORDINARY ITEMS

NET INCOME BEFORE PREF DIV                      275,940,655.03                  0.00                   0.00        275,940,655.03
PREF STK DIVIDEND REQUIREMENT                       237,269.55                  0.00                   0.00            237,269.55
NET INCOME - EARN FOR CMMN STK                  275,703,385.48                  0.00                   0.00        275,703,385.48

APPALACHIAN POWER COMPANY
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2002


-------------------------------------------------------------------------------------------------------------------------------
                                                    APCO                 APCO
               DESCRIPTION                      CONSOLIDATED         ELIMINATIONS             APCO                CACCO

-------------------------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
SALES TO NON AFFILIATES                        1,628,069,020.28                 0.00     1,628,069,020.28                 0.00
SALES TO AFFILIATES                              186,476,712.86          (173,777.30)      186,650,490.16                 0.00
GROSS OPERATING REVENUES                       1,814,545,733.14          (173,777.30)    1,814,719,510.44                 0.00
PROVISION FOR RATE REFUND                            (75,669.90)                0.00           (75,669.90)                0.00
TOTAL OPERATING REVENUES, NET                  1,814,470,063.24          (173,777.30)    1,814,643,840.54                 0.00

OPERATING EXPENSES
OPERATIONS
FUEL                                             430,963,333.21                 0.00       430,963,333.21                 0.00
PURCHASED POWER NON AFFIL                         56,789,694.96                 0.00        56,789,694.96                 0.00
PURCHASE POWER AFFILIATED                        234,898,301.50                 0.00       234,898,301.50                 0.00
OTHER OPERATION                                  269,426,035.01        (1,212,885.74)      270,638,920.74                 0.00
MAINTENANCE                                      122,209,111.73                 0.00       122,209,111.73                 0.00
TOTAL OPER/MAINT EXPENSES                      1,114,286,476.41        (1,212,885.74)    1,115,499,362.14                 0.00
DEPRECIATION AND AMORTIZATION                    189,334,689.75                 0.00       189,334,689.75                 0.00
TAXES OTHER THAN INCOME TAXES                     95,248,434.99                 0.00        95,248,434.99                 0.00
STATE, LOCAL & FOREIGN INCOME TAXES               13,202,656.00                 0.00        13,202,656.00                 0.00
FEDERAL INCOME TAXES                             100,334,841.00                 0.00       100,334,841.00                 0.00
TOTAL OPERATING EXPENSES                       1,512,407,098.15        (1,212,885.74)    1,513,619,983.89                 0.00

NET OPERATING INCOME                             302,062,965.09         1,039,108.44       301,023,856.65                (0.00)

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                      29,278,266.29        (7,858,947.19)       28,528,901.98            (7,929.16)
OTHER INCOME DEDUCTIONS                          (11,783,065.05)        6,285,047.32       (10,312,922.41)           (8,569.30)
INC TAXES APPL TO OTH INC&DED                      2,610,804.00                 0.00         3,200,201.00           (10,143.00)
NET OTHR INCOME AND DEDUCTIONS                    20,106,005.24        (1,573,899.87)       21,416,180.57           (26,641.46)

INCOME BEFORE INTEREST CHARGES                   322,168,970.32          (534,791.43)      322,440,037.22           (26,641.47)

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                       110,954,927.62                 0.00       110,954,927.62                 0.00
INT SHORT TERM DEBT - AFFIL                        4,889,649.69               (37.26)        5,162,012.59           (32,806.46)

AMORT OF DEBT DISC, PREM & EXP                     1,968,396.74                 0.00         1,968,396.74                 0.00
AMORT LOSS ON REACQUIRED DEBT                      2,553,659.50                 0.00         2,553,659.50                 0.00
AMORT GAIN ON REACQUIRED DEBT                        (39,501.17)                0.00           (39,501.17)                0.00
OTHER INTEREST EXPENSE                             1,970,020.62                 0.00         1,968,724.62                99.00
TOTAL INTEREST CHARGES                           122,297,152.99               (37.26)      122,568,219.89           (32,707.46)
AFUDC BORROWED FUNDS - CR                         (5,620,295.46)                0.00        (5,620,295.46)                0.00
NET INTEREST CHARGES                             116,676,857.53               (37.26)      116,947,924.43           (32,707.46)

NET EXTRAORDINARY ITEMS

NET INCOME BEFORE PREF DIV                       205,492,112.79          (534,754.17)      205,492,112.79             6,065.99
PREF STK DIVIDEND REQUIREMENT                      2,897,225.92                 0.00         2,897,225.92                 0.00
NET INCOME - EARN FOR CMMN STK                   202,594,886.87          (534,754.17)      202,594,886.87             6,065.99

APPALACHIAN POWER COMPANY
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------

               DESCRIPTION                         SACCO                CECCO                WVPCO

----------------------------------------------------------------------------------------------------------

OPERATING REVENUES
SALES TO NON AFFILIATES                                    0.00                 0.00                 0.00
SALES TO AFFILIATES                                        0.00                 0.00                 0.00
GROSS OPERATING REVENUES                                   0.00                 0.00                 0.00
PROVISION FOR RATE REFUND                                  0.00                 0.00                 0.00
TOTAL OPERATING REVENUES, NET                              0.00                 0.00                 0.00

OPERATING EXPENSES
OPERATIONS
FUEL                                                       0.00                 0.00                 0.00
PURCHASED POWER NON AFFIL                                  0.00                 0.00                 0.00
PURCHASE POWER AFFILIATED                                  0.00                 0.00                 0.00
OTHER OPERATION                                            0.00                 0.00                 0.00
MAINTENANCE                                                0.00                 0.00                 0.00
TOTAL OPER/MAINT EXPENSES                                  0.00                 0.00                 0.00
DEPRECIATION AND AMORTIZATION                              0.00                 0.00                 0.00
TAXES OTHER THAN INCOME TAXES                              0.00                 0.00                 0.00
STATE, LOCAL & FOREIGN INCOME TAXES                        0.00                 0.00                 0.00
FEDERAL INCOME TAXES                                       0.00                 0.00                 0.00
TOTAL OPERATING EXPENSES                                   0.00                 0.00                 0.00

NET OPERATING INCOME                                       0.00                 0.00                 0.00

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                         871,139.02         7,743,259.98             1,841.65
OTHER INCOME DEDUCTIONS                              (50,575.38)       (7,695,445.28)             (600.00)
INC TAXES APPL TO OTH INC&DED                       (357,282.00)         (221,538.00)             (434.00)
NET OTHR INCOME AND DEDUCTIONS                       463,281.64          (173,723.30)              807.65

INCOME BEFORE INTEREST CHARGES                       463,281.64          (173,723.30)              807.65

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                                 0.00                 0.00                 0.00
INT SHORT TERM DEBT - AFFIL                          (78,178.36)         (161,340.82)                0.00

AMORT OF DEBT DISC, PREM & EXP                             0.00                 0.00                 0.00
AMORT LOSS ON REACQUIRED DEBT                              0.00                 0.00                 0.00
AMORT GAIN ON REACQUIRED DEBT                              0.00                 0.00                 0.00
OTHER INTEREST EXPENSE                                 1,097.00               100.00                 0.00
TOTAL INTEREST CHARGES                               (77,081.36)         (161,240.82)                0.00
AFUDC BORROWED FUNDS - CR                                  0.00                 0.00                 0.00
NET INTEREST CHARGES                                 (77,081.36)         (161,240.82)                0.00

NET EXTRAORDINARY ITEMS

NET INCOME BEFORE PREF DIV                           540,363.00           (12,482.48)              807.65
PREF STK DIVIDEND REQUIREMENT                              0.00                 0.00                 0.00
NET INCOME - EARN FOR CMMN STK                       540,363.00           (12,482.48)              807.65

COLUMBUS SOUTHERN POWER COMPANY
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2002


-------------------------------------------------------------------------------------------------------------------------------
                                                    CSP                  CSP
               DESCRIPTION                      CONSOLIDATED         ELIMINATIONS             CSP                   SIMCO

-------------------------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
SALES TO NON AFFILIATES                        1,342,958,387.74       (11,008,145.12)    1,342,958,387.74            48,900.00
SALES TO AFFILIATES                               57,201,402.92          (133,200.00)       57,201,402.92           133,200.00
GROSS OPERATING REVENUES                       1,400,159,790.66       (11,141,345.12)    1,400,159,790.66           182,100.00

TOTAL OPERATING REVENUES, NET                  1,400,159,790.66       (11,141,345.12)    1,400,159,790.66           182,100.00

OPERATING EXPENSES
OPERATIONS
FUEL                                             185,086,159.43        (1,943,520.05)      187,029,679.48                 0.00
PURCHASED POWER NON AFFIL                         15,023,128.84                 0.00        15,023,128.84                 0.00
PURCHASE POWER AFFILIATED                        310,605,117.07                 0.00       310,605,117.07                 0.00
OTHER OPERATION                                  237,802,014.61        (7,604,978.04)      236,040,366.61             4,656.96
MAINTENANCE                                       60,002,904.50        (1,204,034.23)       60,002,904.49                41.17
TOTAL OPER/MAINT EXPENSES                        808,519,324.45       (10,752,532.31)      808,701,196.49             4,698.12
DEPRECIATION AND AMORTIZATION                    131,623,511.93          (102,048.67)      131,558,389.41            69,096.00
TAXES OTHER THAN INCOME TAXES                    136,023,991.14          (275,396.66)      136,023,991.14                 0.29
STATE, LOCAL & FOREIGN INCOME TAXES               17,555,301.67                 0.00        17,555,301.67                 0.00
FEDERAL INCOME TAXES                              86,659,159.00                 0.00        86,537,425.00            30,651.00
TOTAL OPERATING EXPENSES                       1,180,381,288.20       (11,129,977.64)    1,180,376,303.71           104,445.41

NET OPERATING INCOME                             219,778,502.46           (11,367.48)      219,783,486.95            77,654.59

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                      26,360,209.22        (1,473,267.70)       25,539,096.23               506.60
OTHER INCOME DEDUCTIONS                           (4,307,724.66)           16,951.47        (4,190,220.43)           (8,298.79)
INC TAXES APPL TO OTH INC&DED                     (6,788,652.33)                0.00        (6,104,818.33)          (15,954.00)
NET OTHR INCOME AND DEDUCTIONS                    15,263,832.24        (1,456,316.23)       15,244,057.47           (23,746.19)

INCOME BEFORE INTEREST CHARGES                   235,042,334.70        (1,467,683.71)      235,027,544.42            53,908.40

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                        50,518,110.69                 0.00        50,518,110.69                 0.00
INT SHORT TERM DEBT - AFFIL                        3,243,937.22               (37.27)        3,242,440.24            (5,030.65)

AMORT OF DEBT DISC, PREM & EXP                       430,486.10                 0.00           430,486.10                 0.00
AMORT LOSS ON REACQUIRED DEBT                      1,032,696.70                 0.00         1,032,696.70                 0.00

OTHER INTEREST EXPENSE                             1,122,061.02                 0.00         1,108,021.02                40.00
TOTAL INTEREST CHARGES                            56,347,291.73               (37.27)       56,331,754.75            (4,990.65)
AFUDC BORROWED FUNDS - CR                         (2,478,512.07)                0.00        (2,477,765.38)               (9.09)
NET INTEREST CHARGES                              53,868,779.66               (37.27)       53,853,989.37            (4,999.74)

NET EXTRAORDINARY ITEMS

NET INCOME BEFORE PREF DIV                       181,173,555.04        (1,467,646.44)      181,173,555.05            58,908.13
PREF STK DIVIDEND REQUIREMENT                      1,332,324.81                 0.00         1,332,324.81                 0.00
NET INCOME - EARN FOR CMMN STK                   179,841,230.23        (1,467,646.44)      179,841,230.24            58,908.13

COLUMBUS SOUTHERN POWER COMPANY
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2002


-------------------------------------------------------------------------------------

               DESCRIPTION                          COLM                 CCPC

-------------------------------------------------------------------------------------

OPERATING REVENUES
SALES TO NON AFFILIATES                                    0.00        10,959,245.12
SALES TO AFFILIATES                                        0.00                 0.00
GROSS OPERATING REVENUES                                   0.00        10,959,245.12

TOTAL OPERATING REVENUES, NET                              0.00        10,959,245.12

OPERATING EXPENSES
OPERATIONS
FUEL                                                       0.00                 0.00
PURCHASED POWER NON AFFIL                                  0.00                 0.00
PURCHASE POWER AFFILIATED                                  0.00                 0.00
OTHER OPERATION                                       44,417.71         9,317,551.37
MAINTENANCE                                                0.00         1,203,993.08
TOTAL OPER/MAINT EXPENSES                             44,417.71        10,521,544.44
DEPRECIATION AND AMORTIZATION                         65,122.52            32,952.67
TAXES OTHER THAN INCOME TAXES                              0.00           275,396.37
STATE, LOCAL & FOREIGN INCOME TAXES                        0.00                 0.00
FEDERAL INCOME TAXES                                       0.00            91,083.00
TOTAL OPERATING EXPENSES                             109,540.23        10,920,976.48

NET OPERATING INCOME                                (109,540.23)           38,268.64

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                       2,279,347.91            14,526.18
OTHER INCOME DEDUCTIONS                             (117,504.23)           (8,652.68)
INC TAXES APPL TO OTH INC&DED                       (667,880.00)                0.00
NET OTHR INCOME AND DEDUCTIONS                     1,493,963.68             5,873.50

INCOME BEFORE INTEREST CHARGES                     1,384,423.45            44,142.14

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                                 0.00                 0.00
INT SHORT TERM DEBT - AFFIL                           45,685.15           (39,120.25)

AMORT OF DEBT DISC, PREM & EXP                             0.00                 0.00
AMORT LOSS ON REACQUIRED DEBT                              0.00                 0.00

OTHER INTEREST EXPENSE                                     0.00            14,000.00
TOTAL INTEREST CHARGES                                45,685.15           (25,120.25)
AFUDC BORROWED FUNDS - CR                                  0.00              (737.61)
NET INTEREST CHARGES                                  45,685.15           (25,857.86)

NET EXTRAORDINARY ITEMS

NET INCOME BEFORE PREF DIV                         1,338,738.30            70,000.00
PREF STK DIVIDEND REQUIREMENT                              0.00                 0.00
NET INCOME - EARN FOR CMMN STK                     1,338,738.30            70,000.00

INDIANA MICHIGAN POWER COMPANY
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2002


-----------------------------------------------------------------------------------------------------------------------------------
                                             I&M                I&M
               DESCRIPTION               CONSOLIDATED       ELIMINATIONS           I&M                PRCCO              BHCCO

-----------------------------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
SALES TO NON AFFILIATES                1,312,625,974.63               0.00   1,312,625,974.63              0.00               0.00
SALES TO AFFILIATES                      214,138,323.67               0.00     214,138,323.67              0.00               0.00
GROSS OPERATING REVENUES               1,526,764,298.30               0.00   1,526,764,298.30              0.00               0.00

TOTAL OPERATING REVENUES, NET          1,526,764,298.30               0.00   1,526,764,298.30              0.00               0.00

OPERATING EXPENSES
OPERATIONS
FUEL                                     239,455,530.13               0.00     239,455,530.13              0.00               0.00
PURCHASED POWER NON AFFIL                 23,442,916.33               0.00      23,442,916.33              0.00               0.00
PURCHASE POWER AFFILIATED                233,723,553.81               0.00     233,723,553.81              0.00               0.00
OTHER OPERATION                          462,707,070.08               0.00     462,707,070.08              0.00               0.00
MAINTENANCE                              151,602,042.09               0.00     151,602,042.09              0.00               0.00
TOTAL OPER/MAINT EXPENSES              1,110,931,112.44               0.00   1,110,931,112.44              0.00               0.00
DEPRECIATION AND AMORTIZATION            168,070,188.38               0.00     168,070,188.38              0.00               0.00
TAXES OTHER THAN INCOME TAXES             57,721,494.98               0.00      57,721,494.98              0.00               0.00
STATE, LOCAL & FOREIGN INCOME TAXES         (480,600.10)              0.00        (480,600.10)             0.00               0.00
FEDERAL INCOME TAXES                      39,332,986.00               0.00      39,332,986.00              0.00               0.00
TOTAL OPERATING EXPENSES               1,375,575,181.70               0.00   1,375,575,181.70              0.00               0.00

NET OPERATING INCOME                     151,189,116.60               0.00     151,189,116.60              0.00               0.00

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                              93,738,634.13        (263,849.03)     93,051,863.77              0.00         950,619.39
OTHER INCOME DEDUCTIONS                  (71,028,717.13)        770,997.03     (70,553,237.81)             0.00      (1,246,476.36)
INC TAXES APPL TO OTH INC&DED             (5,984,095.00)              0.00      (5,582,749.00)             0.00        (401,346.00)
NET OTHR INCOME AND DEDUCTIONS            16,725,822.00         507,148.00      16,915,876.96              0.00        (697,202.97)

INCOME BEFORE INTEREST CHARGES           167,914,938.59         507,148.00     168,104,993.56              0.00        (697,202.97)

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                91,295,594.45               0.00      91,295,594.45              0.00               0.00
INT SHORT TERM DEBT - AFFIL                  439,246.20               0.00         629,301.18              0.00        (190,054.98)

AMORT OF DEBT DISC, PREM & EXP             1,889,295.25               0.00       1,889,295.25              0.00               0.00
AMORT LOSS ON REACQUIRED DEBT              1,261,269.70               0.00       1,261,269.70              0.00               0.00
AMORT GAIN ON REACQUIRED DEBT                 (1,712.11)              0.00          (1,712.11)             0.00               0.00
OTHER INTEREST EXPENSE                     1,811,664.44               0.00       1,811,664.44              0.00               0.00
TOTAL INTEREST CHARGES                    96,695,357.93               0.00      96,885,412.91              0.00        (190,054.98)
AFUDC BORROWED FUNDS - CR                 (2,772,886.19)              0.00      (2,772,886.19)             0.00               0.00
NET INTEREST CHARGES                      93,922,471.74               0.00      94,112,526.72              0.00        (190,054.98)

NET EXTRAORDINARY ITEMS

NET INCOME BEFORE PREF DIV                73,992,466.85         507,148.00      73,992,466.84              0.00        (507,147.99)
PREF STK DIVIDEND REQUIREMENT              4,601,570.07               0.00       4,601,570.07              0.00               0.00
NET INCOME - EARN FOR CMMN STK            69,390,896.78         507,148.00      69,390,896.77              0.00        (507,147.99)

SOUTHWESTERN ELECTRIC POWER COMPANY
AND SUBSIDIARY COMPANY
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2002


-------------------------------------------------------------------------------------------------------------------------------
                                                   SWEPCO               SWEPCO
               DESCRIPTION                      CONSOLIDATED         ELIMINATIONS            SWEPCO             DOLETHILLS

-------------------------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
SALES TO NON AFFILIATES                        1,013,021,178.90       (34,869,138.64)      978,152,040.26        69,738,277.28
SALES TO AFFILIATES                               71,608,285.10            42,177.58        71,566,107.52                 0.00
GROSS OPERATING REVENUES                       1,084,629,464.01       (34,826,961.06)    1,049,718,147.79        69,738,277.28
PROVISION FOR RATE REFUND                             91,000.00                 0.00            91,000.00                 0.00
TOTAL OPERATING REVENUES, NET                  1,084,720,464.01       (34,826,961.06)    1,049,809,147.79        69,738,277.28

OPERATING EXPENSES
OPERATIONS
FUEL                                             388,334,250.21        (9,791,845.27)      398,126,095.48                 0.00
PURCHASED POWER NON AFFIL                         44,119,049.11                 0.00        44,119,049.11                 0.00
PURCHASE POWER AFFILIATED                         42,021,945.28                 0.00        42,021,945.28                 0.00
OTHER OPERATION                                  189,023,916.92       (19,959,983.55)      158,978,497.72        50,005,402.75
MAINTENANCE                                       66,854,968.15                63.35        66,855,063.18              (158.38)
TOTAL OPER/MAINT EXPENSES                        730,354,129.67       (29,751,765.47)      710,100,650.78        50,005,244.37
DEPRECIATION AND AMORTIZATION                    122,969,355.15        (4,294,719.26)      116,527,276.28        10,736,798.13
TAXES OTHER THAN INCOME TAXES                     55,232,039.25          (780,476.33)       54,061,324.72         1,951,190.86
STATE, LOCAL & FOREIGN INCOME TAXES                5,577,619.34                 0.00         5,449,255.34           128,364.00
FEDERAL INCOME TAXES                              28,118,216.00                 0.00        26,660,643.00         1,457,573.00
TOTAL OPERATING EXPENSES                         942,251,359.41       (34,826,961.06)      912,799,150.12        64,279,170.36

NET OPERATING INCOME                             142,469,104.59                (0.00)      137,009,997.67         5,459,106.92

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                       3,259,549.62        (5,666,385.95)        8,708,840.98           217,094.60
OTHER INCOME DEDUCTIONS                           (1,796,906.02)                0.00        (1,796,906.02)                0.00
INC TAXES APPL TO OTH INC&DED                     (1,771,550.00)                0.00        (1,771,550.00)                0.00
NET OTHR INCOME AND DEDUCTIONS                      (308,906.40)       (5,666,385.95)        5,140,384.96           217,094.60

INCOME BEFORE INTEREST CHARGES                   142,160,198.20        (5,666,385.95)      142,150,382.63         5,676,201.52

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                        48,359,082.94        (2,950,461.95)       48,359,082.94         2,950,461.95
INT SHORT TERM DEBT - AFFIL                        4,588,042.70                 0.00         4,578,227.12             9,815.58
INT SHORT TERM DEBT - NON-AFFL                     1,096,109.93                 0.00         1,096,109.93                 0.00
AMORT OF DEBT DISC, PREM & EXP                       827,876.54                 0.00           827,876.54                 0.00
AMORT LOSS ON REACQUIRED DEBT                      3,099,090.48                 0.00         3,099,090.48                 0.00
AMORT GAIN ON REACQUIRED DEBT                       (344,713.68)                0.00          (344,713.68)                0.00
OTHER INTEREST EXPENSE                             2,091,974.68                 0.00         2,091,974.68                 0.00
TOTAL INTEREST CHARGES                            59,717,463.59        (2,950,461.95)       59,707,648.01         2,960,277.53
AFUDC BORROWED FUNDS - CR                           (549,038.58)                0.00          (549,038.58)                0.00
NET INTEREST CHARGES                              59,168,425.01        (2,950,461.95)       59,158,609.43         2,960,277.53

NET EXTRAORDINARY ITEMS

NET INCOME BEFORE PREF DIV                        82,991,773.19        (2,715,924.00)       82,991,773.20         2,715,923.99
PREF STK DIVIDEND REQUIREMENT                        229,054.56                 0.00           229,054.56                 0.00
NET INCOME - EARN FOR CMMN STK                    82,762,718.63        (2,715,924.00)       82,762,718.64         2,715,923.99

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------------
                                              AEP               AEP ADJUSTMENTS
              DESCRIPTION                CONSOLIDATED           AND ELIMINATIONS              AEP                  AEPSC

----------------------------------------------------------------------------------------------------------------------------------

ASSETS:

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                 1,212,704,776.60           (10,000,000.00)     1,006,665,326.94          2,998,381.44
ADVANCES TO AFFILIATES                       60,110,204.68        (5,124,473,834.28)     4,264,521,025.81                  0.00
ACCOUNTS RECEIVABLE-CUSTOMERS               465,990,281.33           257,751,667.07                  0.00             71,926.18
ACCOUNTS RECEIVABLE - MISC                1,310,960,555.71           (23,328,073.31)         9,498,408.04         13,095,026.67
A/P FOR UNCOLLECTIBLE ACCOUNTS             (119,231,350.67)           11,103,523.00                (11.18)          (408,245.37)
ACCOUNTS RECEIVABLE- ASSOC COS               22,904,809.37        (2,250,863,834.55)        53,029,900.38        483,095,228.69
FUEL                                        710,595,404.85            (2,000,000.00)                 0.00                 (0.00)
MATERIALS & SUPPLIES                        455,465,201.16             6,789,001.53                  0.00             13,094.20
ACCRUED UTILITY REVENUES                    600,440,085.75           164,766,807.96                  0.00                  0.00
PREPAYMENTS                                 156,430,959.08              (552,252.35)         3,966,982.13          4,781,214.75
ENERGY TRADING CONT CURR ASSET            1,046,147,315.65          (139,011,465.71)                 0.00                  0.00
OTHER CURRENT ASSETS                        178,381,797.49             1,000,000.00                  0.00         14,144,243.78
TOTAL CURRENT ASSETS                      6,100,900,041.01        (7,108,818,460.64)     5,337,681,632.12        517,790,870.34

ELECTRIC UTILITY PLANT
PRODUCTION                               17,030,556,023.54          (194,000,000.00)                 0.00                  0.00
TRANSMISSION                              5,882,206,637.25                     0.00                  0.00                  0.00
DISTRIBUTION                              9,573,310,039.06                     0.00                  0.00                 (0.00)
NONUTILITY PROPERTY                         258,199,431.30           (52,000,000.00)                 0.00                  0.00
GENERAL                                   3,706,925,472.73                31,888.92            736,024.14        349,558,983.86
CONSTRUCTION WORK IN PROGRESS             1,405,999,801.34            (1,000,000.00)                (0.00)        52,828,871.85
TOTAL ELECTRIC UTILITY PLANT             37,857,197,405.22          (246,968,111.08)           736,024.14        402,387,855.70
LESS ACCUM PRV-DEPR,DEPL,AMORT          (16,173,087,199.49)           40,000,000.00                  0.00       (183,936,157.35)
NET ELECTRIC UTILITY PLANT               21,684,110,205.73          (206,968,111.08)           736,024.14        218,451,698.35

INVESTMENTS IN PROJECTS
TOTAL INVEST IN PROJECTS                    282,804,912.57        (6,507,699,733.48)     6,585,234,363.48                  0.00

REGULATORY ASSETS
REGULATORY ASSETS                         3,031,381,767.22             3,078,514.00                  0.00          2,909,569.47
FAS109 DFIT RECLASS (A/C 254)              (343,352,418.00)            4,418,240.00         (3,762,766.00)        (5,863,739.00)
NET REGULATORY ASSETS                     2,688,029,349.22             7,496,754.00         (3,762,766.00)        (2,954,169.53)

GOODWILL
TOTAL GOODWILL                              395,958,986.95           (66,881,000.00)        37,060,693.00                  0.00

SECURITIZED TRANSITION ASSETS               734,591,000.00           734,591,000.00                  0.00                  0.00

ASSETS HELD FOR SALE                        247,000,000.00           247,000,000.00                  0.00                  0.00

INTANGIBLE ASSETS
TOTAL INTANGIBLE ASSETS                               0.00           (36,697,717.20)                 0.00                  0.00

LONG-TERM TRADING CONTRACTS
TOTAL LONG-TERM TRADING CONTRACTS           823,783,638.93           (68,114,839.00)                 0.00                  0.00

OTHER ASSETS
TOTAL OTHER INVESTMENTS                     994,595,464.85        (2,237,013,491.17)     2,215,904,593.63        101,462,016.41
TOTAL OTHER SPECIAL FUNDS                   234,857,203.93          (734,371,000.00)                 0.00                  0.00
CLEARING ACCOUNTS                             9,242,533.59             5,912,974.74             52,328.13            952,398.99
UNAMORTIZED DEBT EXPENSE                    130,898,163.06                     0.00          7,183,139.63             31,281.53

PREFERRED STOCK DIVIDEND
  REQ OF SUBSIDIARIES                       (10,872,699.14)          (10,089,859.00)
OTHER DEF DEBITS (less PSDR)                424,861,658.87            29,156,857.05         28,282,797.15          3,163,431.76
TOTAL OTHER DEFERRED DEBITS                 413,988,959.73            19,066,998.05         28,282,797.15          3,163,431.76
TOTAL OTHER ASSETS                        1,783,582,325.16        (2,946,404,518.38)     2,251,422,858.54        105,609,128.69

TOTAL ASSETS                             34,740,760,459.57       (15,952,496,625.77)    14,208,372,805.28        838,897,527.85

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


------------------------------------------------------------------------------------------------------------------------------------
                                                  AEP               AEP ADJUSTMENTS
              DESCRIPTION                    CONSOLIDATED           AND ELIMINATIONS              AEP                  AEPSC

------------------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES:

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                             0.00                     0.00                  0.00                  0.00
LONG-TERM DEBT DUE WITHIN 1 YR                1,632,946,035.61          (140,000,000.00)       256,123,314.40         12,000,000.00
SHORT-TERM DEBT                               3,164,109,624.02        (1,353,000,000.00)     2,716,680,500.00                  0.00
A/P - GENERAL                                 2,023,053,628.87              (979,659.00)           551,401.89         19,397,155.28
A/P- ASSOC.  COS.                                19,166,068.48        (1,812,693,358.78)        41,297,794.31        147,481,783.09
ADVANCES FROM AFFILIATES                              4,255.01        (4,939,366,311.29)     2,699,787,805.55        272,785,405.85
CUSTOMER DEPOSITS                               185,764,378.06                     0.00               (100.00)                 0.00
TAXES ACCRUED                                   557,506,098.49              (311,168.00)        11,349,095.00        (24,726,038.24)
INTEREST ACCRUED                                181,749,367.79           (11,279,211.91)        19,387,001.83          3,744,066.66
DIVIDENDS DECLARED                                1,670,529.61                     0.00                  0.00                  0.00
OBLIG UNDER CAP LEASES- CURR                     57,487,266.46                     0.00                  0.00         15,700,934.47
ENERGY TRADING CONT CURR LIAB                 1,147,292,042.61          (136,471,009.00)                 0.00                  0.00
OTHR CURR & ACCRUED LIAB                        818,985,433.04             4,300,000.00         14,055,132.88        199,504,320.52
TOTAL CURRENT LIABILITIES                     9,789,734,728.05        (8,389,800,717.98)     5,759,231,945.86        645,887,627.63

  DERIVATIVE CONTRACTS                          483,725,417.68           (67,810,220.00)                 0.00                  0.00

DEFERRED INCOME TAXES                         6,105,110,729.54               805,668.00            260,818.00        106,126,954.00
DFIT & DSIT RECLASS (A/C 190)                (2,188,953,496.45)            9,233,103.00         (2,059,707.83)      (156,092,290.00)
NET DEFERRED INCOME TAXES                     3,916,157,233.09            10,038,771.00         (1,798,889.83)       (49,965,336.00)

DEF INVESTMENT TAX CREDITS                      455,361,155.00            (8,205,138.00)                 0.00            800,278.00

LONG-TERM DEBT LESS AMT DUE 1 YR              8,486,731,007.79        (1,326,920,449.63)     1,383,358,973.20         43,100,000.00

EQUITY UNIT SENIOR NOTES                        376,000,000.00           376,000,000.00                  0.00                  0.00

DEF CREDITS & REGULATORY LIAB
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                       90,857,096.85                     0.00                  0.00                  0.00

OTHER REGULATORY LIABILTIES                     392,863,850.86                     0.00                  0.00                  0.00
UNAMORT GAIN REACQUIRED DEBT                        372,519.89                     0.00                  0.00                  0.00
TOTAL REGULATORY LIABILITIES                    484,093,467.60                     0.00                  0.00                  0.00
TOTAL OTHER DEFERRED CREDITS                    281,307,925.96          (786,318,262.05)            93,549.67          5,245,118.54
TOTAL DEF CREDITS & REG LIAB'S                  765,401,393.56          (786,318,262.05)            93,549.67          5,245,118.54

MINORITY INTEREST IN
  FINANCE SUBSIDIARY                            759,217,000.00           759,217,000.00                  0.00                  0.00

DEFERRED GAIN ON
  SALE/LEASBACK RKPT                            184,931,615.00                     0.00                  0.00                  0.00

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                     170,374,208.86           (26,974,274.82)                 0.00         22,382,772.02
ACCUM PROVISIONS-RATE REFUND                      2,200,000.00                     0.00                  0.00                  0.00
ACCUMULATED PROVISIONS - MISC                 1,730,061,715.57                     0.00                  0.00        296,760,518.67
TOTAL OTH NONCURRENT LIAB'S                   1,902,635,924.42           (26,974,274.82)                 0.00        319,143,290.69

LIABILITIES HELD FOR SALE                        91,000,000.00            91,000,000.00                  0.00                  0.00

TRUST PREFERRED SECURITIES
TRUST PREFER SECURITIES                         321,250,000.00                     0.00                  0.00                  0.00

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                   83,655,000.00            (1,000,000.00)                 0.00                  0.00
PS NOT SUBJ MANDATORY REDEMP                     60,815,000.00                     0.00                  0.00                  0.00

COMMON STOCK
COMMON STOCK                                  2,260,928,878.00          (738,722,214.43)     2,260,928,878.00          1,350,000.00
PREMIUM ON CAPITAL STOCK                      2,530,307,478.30          (263,732,080.42)     2,530,307,478.30                  0.00
PAID-IN CAPITAL                                 274,170,595.68        (3,956,066,307.79)       274,170,595.68       (126,663,451.00)
ACCUMULATED OTHER COMPREHNSIVE INCOME                     0.00                     0.00                  0.00                  0.00
RETAINED EARNINGS                             1,998,738,032.97        (1,623,202,731.65)     2,002,080,274.40                 (0.01)
COMMON SHAREHOLDERS' EQUITY                   7,064,144,984.95        (6,581,723,334.29)     7,067,487,226.38       (125,313,451.01)

TOTAL  CAPITAL & LIABILITIES                 34,740,760,459.54       (15,952,496,625.77)    14,208,372,805.28        838,897,527.85

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------
                                                                   POLR
             DESCRIPTION                      PL               CONSOLIDATED             AEPPOOL               AEPPRO

----------------------------------------------------------------------------------------------------------------------------

ASSETS:

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                            0.00           (969,435.59)                 0.00            895,931.12
ADVANCES TO AFFILIATES                               0.00             59,702.49                  0.00         36,964,978.18
ACCOUNTS RECEIVABLE-CUSTOMERS                        0.00         11,135,461.02                  0.00                  0.00
ACCOUNTS RECEIVABLE - MISC                           0.00             38,143.10                  0.00          8,493,276.76
A/P FOR UNCOLLECTIBLE ACCOUNTS                       0.00         (3,552,168.35)                 0.00           (219,186.67)
ACCOUNTS RECEIVABLE- ASSOC COS                     874.99            642,702.94         17,081,957.59         14,998,022.26
FUEL                                                 0.00                  0.00                  0.00              1,792.74
MATERIALS & SUPPLIES                                 0.00                  0.00                  0.00             84,303.01
ACCRUED UTILITY REVENUES                             0.00            481,475.60                  0.00                  0.00
PREPAYMENTS                                          0.00                  0.01                  0.00            581,928.47
ENERGY TRADING CONT CURR ASSET                       0.00                  0.00                  0.00                  0.00
OTHER CURRENT ASSETS                                 0.00                  0.00                  0.00                  0.00
TOTAL CURRENT ASSETS                               874.99          7,835,881.22         17,081,957.59         61,801,045.87

ELECTRIC UTILITY PLANT
PRODUCTION                                           0.00                  0.00                  0.00                  0.00
TRANSMISSION                                         0.00                  0.00                  0.00                  0.00
DISTRIBUTION                                         0.00                  0.00                  0.00                  0.00
NONUTILITY PROPERTY                                  0.00                  0.00                  0.00                  0.00
GENERAL                                              0.00              7,933.80                  0.00          1,387,203.48
CONSTRUCTION WORK IN PROGRESS                        0.00                  0.00                  0.00                  0.00
TOTAL ELECTRIC UTILITY PLANT                         0.00              7,933.80                  0.00          1,387,203.48
LESS ACCUM PRV-DEPR,DEPL,AMORT                       0.00                  0.00                  0.00            (23,676.69)
NET ELECTRIC UTILITY PLANT                           0.00              7,933.80                  0.00          1,363,526.79

INVESTMENTS IN PROJECTS
TOTAL INVEST IN PROJECTS                             0.00                  0.00                  0.00                  0.00

REGULATORY ASSETS
REGULATORY ASSETS                                    0.00                  0.00                  0.00                  0.00
FAS109 DFIT RECLASS (A/C 254)                        0.00                  0.00                  0.00                  0.00
NET REGULATORY ASSETS                                0.00                  0.00                  0.00                  0.00

GOODWILL
TOTAL GOODWILL                                       0.00                  0.00                  0.00                  0.00

SECURITIZED TRANSITION ASSETS                        0.00                  0.00                  0.00                  0.00

ASSETS HELD FOR SALE                                 0.00                  0.00                  0.00                  0.00

INTANGIBLE ASSETS
TOTAL INTANGIBLE ASSETS                              0.00                  0.00                  0.00                  0.00

LONG-TERM TRADING CONTRACTS
TOTAL LONG-TERM TRADING CONTRACTS                    0.00                  0.00                  0.00                  0.00

OTHER ASSETS
TOTAL OTHER INVESTMENTS                              0.00                  0.00                  0.00                  0.00
TOTAL OTHER SPECIAL FUNDS                            0.00                  0.00                  0.00                  0.00
CLEARING ACCOUNTS                                    0.00                 45.66                  0.00         (3,201,249.34)
UNAMORTIZED DEBT EXPENSE                             0.00                  0.00                  0.00                  0.00

PREFERRED STOCK DIVIDEND
  REQ OF SUBSIDIARIES
OTHER DEF DEBITS (less PSDR)                         0.00                (87.00)                 0.00          8,604,621.20
TOTAL OTHER DEFERRED DEBITS                          0.00                (87.00)                 0.00          8,604,621.20
TOTAL OTHER ASSETS                                   0.00                (41.34)                 0.00          5,403,371.86

TOTAL ASSETS                                       874.99          7,843,773.68         17,081,957.59         68,567,944.52

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------
                                                                   POLR
             DESCRIPTION                      PL               CONSOLIDATED             AEPPOOL               AEPPRO

----------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES:

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                        0.00                  0.00                  0.00                  0.00
LONG-TERM DEBT DUE WITHIN 1 YR                       0.00                  0.00                  0.00                  0.00
SHORT-TERM DEBT                                      0.00                  0.00                  0.00                  0.00
A/P - GENERAL                                        0.00            341,772.87                  0.00          6,132,350.15
A/P- ASSOC.  COS.                                3,173.29            268,169.57         17,081,957.60         26,279,547.25
ADVANCES FROM AFFILIATES                             0.00          4,847,718.44                  0.00                  0.00
CUSTOMER DEPOSITS                                    0.00          2,322,534.60                  0.00                  0.00
TAXES ACCRUED                                        0.00            (29,618.00)                 0.00         (1,828,503.21)
INTEREST ACCRUED                                     0.00            145,548.56                  0.00           (107,083.71)
DIVIDENDS DECLARED                                   0.00                  0.00                  0.00                  0.00
OBLIG UNDER CAP LEASES- CURR                         0.00                  0.00                  0.00                  0.00
ENERGY TRADING CONT CURR LIAB                        0.00                  0.00                  0.00                  0.00
OTHR CURR & ACCRUED LIAB                        (2,298.31)            48,850.46                  0.00          4,714,868.75
TOTAL CURRENT LIABILITIES                          874.98          7,944,976.50         17,081,957.60         35,191,179.22

  DERIVATIVE CONTRACTS                               0.00                  0.00                  0.00                  0.00

DEFERRED INCOME TAXES                                0.00                  0.00                  0.00                304.00
DFIT & DSIT RECLASS (A/C 190)                        0.00                  0.00                  0.00         (8,215,739.00)
NET DEFERRED INCOME TAXES                            0.00                  0.00                  0.00         (8,215,435.00)

DEF INVESTMENT TAX CREDITS                           0.00                  0.00                  0.00                  0.00

LONG-TERM DEBT LESS AMT DUE 1 YR                     0.00                  0.00                  0.00                  0.00

EQUITY UNIT SENIOR NOTES                             0.00                  0.00                  0.00                  0.00

DEF CREDITS & REGULATORY LIAB
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                           0.00                  0.00                  0.00                  0.00

OTHER REGULATORY LIABILTIES                          0.00                  0.00                  0.00                  0.00
UNAMORT GAIN REACQUIRED DEBT                         0.00                  0.00                  0.00                  0.00
TOTAL REGULATORY LIABILITIES                         0.00                  0.00                  0.00                  0.00
TOTAL OTHER DEFERRED CREDITS                         0.00             66,610.40                 (0.02)        32,803,239.81
TOTAL DEF CREDITS & REG LIAB'S                       0.00             66,610.40                 (0.02)        32,803,239.81

MINORITY INTEREST IN
  FINANCE SUBSIDIARY                                 0.00                  0.00                  0.00                  0.00

DEFERRED GAIN ON
  SALE/LEASBACK RKPT                                 0.00                  0.00                  0.00                  0.00

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                          0.00                  0.00                  0.00                  0.00
ACCUM PROVISIONS-RATE REFUND                         0.00                  0.00                  0.00                  0.00
ACCUMULATED PROVISIONS - MISC                        0.00             10,691.66                  0.00            202,781.39
TOTAL OTH NONCURRENT LIAB'S                          0.00             10,691.66                  0.00            202,781.39

LIABILITIES HELD FOR SALE                            0.00                  0.00                  0.00                  0.00

TRUST PREFERRED SECURITIES
TRUST PREFER SECURITIES                              0.00                  0.00                  0.00                  0.00

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                       0.00                  0.00                  0.00                  0.00
PS NOT SUBJ MANDATORY REDEMP                         0.00                  0.00                  0.00                  0.00

COMMON STOCK
COMMON STOCK                                         0.00                  0.00                  0.00            110,000.00
PREMIUM ON CAPITAL STOCK                             0.00                  0.00                  0.00                  0.00
PAID-IN CAPITAL                                      0.00                  0.00                  0.00          3,890,000.00
RETAINED EARNINGS                                    0.02           (178,504.87)                 0.01          4,586,179.10
COMMON SHAREHOLDERS' EQUITY                          0.02           (178,504.87)                 0.01          8,586,179.10

TOTAL  CAPITAL & LIABILITIES                       874.99          7,843,773.68         17,081,957.59         68,567,944.52

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------
                                                                                      AEPES CORP
             DESCRIPTION                     AEPPM                 AEGCO             CONSOLIDATED              CCCO

----------------------------------------------------------------------------------------------------------------------------

ASSETS:

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                            0.00                  0.00          9,494,775.89                  0.00
ADVANCES TO AFFILIATES                               0.00                  0.00          8,111,933.86            376,332.38
ACCOUNTS RECEIVABLE-CUSTOMERS                        0.00                  0.00                  0.00                  0.00
ACCOUNTS RECEIVABLE - MISC                           0.00                  0.00        652,316,922.05              2,574.16
A/P FOR UNCOLLECTIBLE ACCOUNTS                       0.00                  0.00            (60,720.81)                 0.00
ACCOUNTS RECEIVABLE- ASSOC COS                     198.80         18,453,725.73        168,184,845.91             17,911.18
FUEL                                                 0.00         20,259,586.89        192,974,256.88                  0.00
MATERIALS & SUPPLIES                                 0.00          4,913,633.17            755,287.38                  0.00
ACCRUED UTILITY REVENUES                             0.00                  0.00                  0.00                  0.00
PREPAYMENTS                                          0.00                 22.63             98,502.78                  0.00
ENERGY TRADING CONT CURR ASSET                       0.00                  0.00        549,759,901.00                  0.00
OTHER CURRENT ASSETS                                 0.00                  0.00        104,584,941.95              3,979.00
TOTAL CURRENT ASSETS                               198.80         43,626,968.42      1,686,220,646.89            400,796.72

ELECTRIC UTILITY PLANT
PRODUCTION                                           0.00        637,094,907.71                  0.00                  0.00
TRANSMISSION                                         0.00                  0.00                  0.00                  0.00
DISTRIBUTION                                         0.00                  0.00                  0.00                  0.00
NONUTILITY PROPERTY                                  0.00            119,589.14                  0.00            715,282.00
GENERAL                                              0.00          4,727,581.33         21,190,946.97                  0.00
CONSTRUCTION WORK IN PROGRESS                        0.00         10,390,087.26         17,111,875.86                  0.00
TOTAL ELECTRIC UTILITY PLANT                         0.00        652,332,165.44         38,302,822.83            715,282.00
LESS ACCUM PRV-DEPR,DEPL,AMORT                       0.00       (358,173,910.26)        (2,066,690.53)           (14,436.00)
NET ELECTRIC UTILITY PLANT                           0.00        294,158,255.18         36,236,132.30            700,846.00

INVESTMENTS IN PROJECTS
TOTAL INVEST IN PROJECTS                             0.00                  0.00          6,557,257.21                  0.00

REGULATORY ASSETS
REGULATORY ASSETS                                    0.00         28,470,093.63                  0.00                  0.00
FAS109 DFIT RECLASS (A/C 254)                        0.00        (40,169,976.00)                 0.00            (70,000.00)
NET REGULATORY ASSETS                                0.00        (11,699,882.37)                 0.00            (70,000.00)

GOODWILL
TOTAL GOODWILL                                       0.00                  0.00         12,139,691.61                  0.00

SECURITIZED TRANSITION ASSETS                        0.00                  0.00                  0.00                  0.00

ASSETS HELD FOR SALE                                 0.00                  0.00                  0.00                  0.00

INTANGIBLE ASSETS
TOTAL INTANGIBLE ASSETS                              0.00                  0.00                  0.00                  0.00

LONG-TERM TRADING CONTRACTS
TOTAL LONG-TERM TRADING CONTRACTS                    0.00                  0.00        318,850,783.00                  0.00

OTHER ASSETS
TOTAL OTHER INVESTMENTS                              0.00                  0.00         17,175,700.00                  0.00
TOTAL OTHER SPECIAL FUNDS                            0.00                  0.00                  0.00                  0.00
CLEARING ACCOUNTS                                    0.00             (3,189.77)          (107,876.92)                 0.01
UNAMORTIZED DEBT EXPENSE                             0.00            462,932.20                  0.00                  0.00

PREFERRED STOCK DIVIDEND
  REQ OF SUBSIDIARIES
OTHER DEF DEBITS (less PSDR)                        (0.00)         6,513,541.23         21,216,817.86             10,997.31
TOTAL OTHER DEFERRED DEBITS                         (0.00)         6,513,541.23         21,216,817.86             10,997.31
TOTAL OTHER ASSETS                                   0.00          6,973,283.65         38,284,640.94             10,997.31

TOTAL ASSETS                                       198.80        333,058,624.89      2,098,289,151.95          1,042,640.03

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------
                                                                                      AEPES CORP
             DESCRIPTION                     AEPPM                 AEGCO             CONSOLIDATED              CCCO

----------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES:

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                        0.00                  0.00                  0.00                  0.00
LONG-TERM DEBT DUE WITHIN 1 YR                       0.00                  0.00                  0.00                  0.00
SHORT-TERM DEBT                                      0.00                  0.00                  0.00                  0.00
A/P - GENERAL                                        0.00             25,775.42        720,761,721.41                  0.00
A/P- ASSOC.  COS.                                  928.07         15,907,153.09        248,810,746.90             19,159.12
ADVANCES FROM AFFILIATES                             0.00         28,034,382.07        176,385,105.17                  0.00
CUSTOMER DEPOSITS                                    0.00                  0.00         58,587,761.45                  0.00
TAXES ACCRUED                                     (123.00)         2,327,001.89         43,604,447.62              3,500.11
INTEREST ACCRUED                                     0.00            911,250.00             24,450.45                  0.00
DIVIDENDS DECLARED                                   0.00                  0.00                  0.00                  0.00
OBLIG UNDER CAP LEASES- CURR                         0.00            198,199.99             48,708.20                  0.00
ENERGY TRADING CONT CURR LIAB                        0.00                  0.00        781,452,038.35                  0.00
OTHR CURR & ACCRUED LIAB                             0.00          4,963,305.52         16,479,170.69              6,920.78
TOTAL CURRENT LIABILITIES                          805.07         52,367,067.99      2,046,154,150.23             29,580.01

  DERIVATIVE CONTRACTS                               0.00                  0.00        286,977,995.01                  0.00

DEFERRED INCOME TAXES                                0.00        102,096,235.00         77,707,124.00             25,873.00
DFIT & DSIT RECLASS (A/C 190)                     (167.00)       (73,093,943.00)      (271,745,850.00)          (596,883.00)
NET DEFERRED INCOME TAXES                         (167.00)        29,002,292.00       (194,038,726.00)          (571,010.00)

DEF INVESTMENT TAX CREDITS                           0.00         52,942,639.00                  0.00                  0.00

LONG-TERM DEBT LESS AMT DUE 1 YR                     0.00         44,802,103.06                  0.00                  0.00

EQUITY UNIT SENIOR NOTES                             0.00                  0.00                  0.00                  0.00

DEF CREDITS & REGULATORY LIAB
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                           0.00                  0.00                  0.00                  0.00

OTHER REGULATORY LIABILTIES                          0.00                  0.00                  0.00                  0.00
UNAMORT GAIN REACQUIRED DEBT                         0.00                  0.00                  0.00                  0.00
TOTAL REGULATORY LIABILITIES                         0.00                  0.00                  0.00                  0.00
TOTAL OTHER DEFERRED CREDITS                         0.00                  0.00          3,917,078.84                  0.00
TOTAL DEF CREDITS & REG LIAB'S                       0.00                  0.00          3,917,078.84                  0.00

MINORITY INTEREST IN
  FINANCE SUBSIDIARY                                 0.00                  0.00                  0.00                  0.00

DEFERRED GAIN ON
  SALE/LEASBACK RKPT                                 0.00        111,046,374.00                  0.00                  0.00

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                          0.00            300,851.75             42,387.74                  0.00
ACCUM PROVISIONS-RATE REFUND                         0.00                  0.00                  0.00                  0.00
ACCUMULATED PROVISIONS - MISC                        0.00                  0.00          2,559,791.61            376,334.00
TOTAL OTH NONCURRENT LIAB'S                          0.00            300,851.75          2,602,179.35            376,334.00

LIABILITIES HELD FOR SALE                            0.00                  0.00                  0.00                  0.00

TRUST PREFERRED SECURITIES
TRUST PREFER SECURITIES                              0.00                  0.00                  0.00                  0.00

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                       0.00                  0.00                  0.00                  0.00
PS NOT SUBJ MANDATORY REDEMP                         0.00                  0.00                  0.00                  0.00

COMMON STOCK
COMMON STOCK                                       100.00          1,000,000.00                200.00              3,000.00
PREMIUM ON CAPITAL STOCK                             0.00                  0.00                  0.00                  0.00
PAID-IN CAPITAL                                      0.00         23,434,000.00         36,607,913.80          1,204,736.00
RETAINED EARNINGS                                 (539.27)        18,163,297.09        (83,931,639.29)                 0.02
COMMON SHAREHOLDERS' EQUITY                       (439.27)        42,597,297.09        (47,323,525.49)         1,207,736.02

TOTAL  CAPITAL & LIABILITIES                       198.80        333,058,624.89      2,098,289,151.95          1,042,640.03

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------

             DESCRIPTION                   AEPT&DSVC               IFRI                  FRECO               AEPRELLC

----------------------------------------------------------------------------------------------------------------------------

ASSETS:

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                           62.39            120,138.87            662,204.98                  0.00
ADVANCES TO AFFILIATES                               0.00             13,192.36             46,432.24                  0.00
ACCOUNTS RECEIVABLE-CUSTOMERS                        0.00                  0.00                  0.00                  0.00
ACCOUNTS RECEIVABLE - MISC                     264,444.44                  0.00                  0.00                  0.00
A/P FOR UNCOLLECTIBLE ACCOUNTS                       0.00                  0.00                  0.00                  0.00
ACCOUNTS RECEIVABLE- ASSOC COS                   3,449.29            110,999.81            100,489.17            304,319.23
FUEL                                                 0.00                  0.00                  0.00                  0.00
MATERIALS & SUPPLIES                                 0.00                  0.00                  0.00                  0.00
ACCRUED UTILITY REVENUES                             0.00                  0.00                  0.00                  0.00
PREPAYMENTS                                          0.00                  0.00                  0.00                  0.00
ENERGY TRADING CONT CURR ASSET                       0.00                  0.00                  0.00                  0.00
OTHER CURRENT ASSETS                                 0.00                  0.00                  0.00                  0.00
TOTAL CURRENT ASSETS                           267,956.12            244,331.04            809,126.39            304,319.23

ELECTRIC UTILITY PLANT
PRODUCTION                                           0.00                  0.00                  0.00                  0.00
TRANSMISSION                                         0.00                  0.00                  0.00                  0.00
DISTRIBUTION                                         0.00                  0.00                  0.00                  0.00
NONUTILITY PROPERTY                                  0.00                  0.00                  0.00                  0.00
GENERAL                                         22,161.10                  0.00                  0.00                  0.00
CONSTRUCTION WORK IN PROGRESS                        0.00                  0.00                  0.00                  0.00
TOTAL ELECTRIC UTILITY PLANT                    22,161.10                  0.00                  0.00                  0.00
LESS ACCUM PRV-DEPR,DEPL,AMORT                       0.00                  0.00                  0.00                  0.00
NET ELECTRIC UTILITY PLANT                      22,161.10                  0.00                  0.00                  0.00

INVESTMENTS IN PROJECTS
TOTAL INVEST IN PROJECTS                             0.00                  0.00              1,000.00                  0.00

REGULATORY ASSETS
REGULATORY ASSETS                                    0.00                  0.00                  0.00                  0.00
FAS109 DFIT RECLASS (A/C 254)                        0.00                  0.00                  0.00                  0.00
NET REGULATORY ASSETS                                0.00                  0.00                  0.00                  0.00

GOODWILL
TOTAL GOODWILL                                       0.00                  0.00                  0.00                  0.00

SECURITIZED TRANSITION ASSETS                        0.00                  0.00                  0.00                  0.00

ASSETS HELD FOR SALE                                 0.00                  0.00                  0.00                  0.00

INTANGIBLE ASSETS
TOTAL INTANGIBLE ASSETS                              0.00                  0.00                  0.00                  0.00

LONG-TERM TRADING CONTRACTS
TOTAL LONG-TERM TRADING CONTRACTS                    0.00                  0.00                  0.00                  0.00

OTHER ASSETS
TOTAL OTHER INVESTMENTS                              0.00                 11.00                 11.00                  0.00
TOTAL OTHER SPECIAL FUNDS                            0.00                  0.00                  0.00                  0.00
CLEARING ACCOUNTS                                    0.06                  0.00                 (0.00)                 0.01
UNAMORTIZED DEBT EXPENSE                             0.00                  0.00                  0.00                  0.00

PREFERRED STOCK DIVIDEND
  REQ OF SUBSIDIARIES
OTHER DEF DEBITS (less PSDR)                       197.48                  0.00                  0.00                  0.40
TOTAL OTHER DEFERRED DEBITS                        197.48                  0.00                  0.00                  0.40
TOTAL OTHER ASSETS                                 197.54                 11.00                 11.00                  0.41

TOTAL ASSETS                                   290,314.76            244,342.04            810,137.39            304,319.64

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------

             DESCRIPTION                   AEPT&DSVC               IFRI                  FRECO               AEPRELLC

----------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES:

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                        0.00                  0.00                  0.00                  0.00
LONG-TERM DEBT DUE WITHIN 1 YR                       0.00                  0.00                  0.00                  0.00
SHORT-TERM DEBT                                      0.00                  0.00                  0.00                  0.00
A/P - GENERAL                                        0.00                  0.00                  0.00                  0.00
A/P- ASSOC.  COS.                               89,389.36             96,900.16             79,921.81                766.23
ADVANCES FROM AFFILIATES                       225,704.06                  0.00                  0.00            684,917.13
CUSTOMER DEPOSITS                                    0.00                  0.00                  0.00                  0.00
TAXES ACCRUED                                   77,974.34                (55.00)              (308.98)             2,490.00
INTEREST ACCRUED                                     0.00                  0.00                  0.00                  0.00
DIVIDENDS DECLARED                                   0.00                  0.00                  0.00                  0.00
OBLIG UNDER CAP LEASES- CURR                         0.00                  0.00                  0.00                  0.00
ENERGY TRADING CONT CURR LIAB                        0.00                  0.00                  0.00                  0.00
OTHR CURR & ACCRUED LIAB                        25,266.37            146,482.88            700,541.69           (107,637.96)
TOTAL CURRENT LIABILITIES                      418,334.13            243,328.04            780,154.52            580,535.40

  DERIVATIVE CONTRACTS                               0.00                  0.00                  0.00                  0.00

DEFERRED INCOME TAXES                                0.00                  0.00                  0.00                  0.00
DFIT & DSIT RECLASS (A/C 190)                   (2,199.00)                 0.00                  0.00            (20,944.00)
NET DEFERRED INCOME TAXES                       (2,199.00)                 0.00                  0.00            (20,944.00)

DEF INVESTMENT TAX CREDITS                           0.00                  0.00                  0.00                  0.00

LONG-TERM DEBT LESS AMT DUE 1 YR                     0.00                  0.00                  0.00                  0.00

EQUITY UNIT SENIOR NOTES                             0.00                  0.00                  0.00                  0.00

DEF CREDITS & REGULATORY LIAB
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                           0.00                  0.00                  0.00                  0.00

OTHER REGULATORY LIABILTIES                          0.00                  0.00                  0.00                  0.00
UNAMORT GAIN REACQUIRED DEBT                         0.00                  0.00                  0.00                  0.00
TOTAL REGULATORY LIABILITIES                         0.00                  0.00                  0.00                  0.00
TOTAL OTHER DEFERRED CREDITS                         0.00                 14.00                 14.00                  0.00
TOTAL DEF CREDITS & REG LIAB'S                       0.00                 14.00                 14.00                  0.00

MINORITY INTEREST IN
  FINANCE SUBSIDIARY                                 0.00                  0.00                  0.00                  0.00

DEFERRED GAIN ON
  SALE/LEASBACK RKPT                                 0.00                  0.00                  0.00                  0.00

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                          0.00                  0.00                  0.00                  0.00
ACCUM PROVISIONS-RATE REFUND                         0.00                  0.00                  0.00                  0.00
ACCUMULATED PROVISIONS - MISC                      855.00                  0.00                  0.00                  0.00
TOTAL OTH NONCURRENT LIAB'S                        855.00                  0.00                  0.00                  0.00

LIABILITIES HELD FOR SALE                            0.00                  0.00                  0.00                  0.00

TRUST PREFERRED SECURITIES
TRUST PREFER SECURITIES                              0.00                  0.00                  0.00                  0.00

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                       0.00                  0.00                  0.00                  0.00
PS NOT SUBJ MANDATORY REDEMP                         0.00                  0.00                  0.00                  0.00

COMMON STOCK
COMMON STOCK                                         0.00              1,000.00             10,000.00                  0.00
PREMIUM ON CAPITAL STOCK                             0.00                  0.00                  0.00                  0.00
PAID-IN CAPITAL                                      0.00                  0.00                  0.00                  0.00
RETAINED EARNINGS                             (126,675.37)                 0.00             19,968.87           (255,271.76)
COMMON SHAREHOLDERS' EQUITY                   (126,675.37)             1,000.00             29,968.87           (255,271.76)

TOTAL  CAPITAL & LIABILITIES                   290,314.76            244,342.04            810,137.39            304,319.64

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------
                                                                   APCO                  CSPCO                  I&M
             DESCRIPTION                    AEPCOAL            CONSOLIDATED          CONSOLIDATED          CONSOLIDATED

----------------------------------------------------------------------------------------------------------------------------

ASSETS:

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                    4,225,461.53          4,285,011.30          1,479,362.08          3,237,261.34
ADVANCES TO AFFILIATES                               0.00         16,974,280.17         33,612,833.14        191,225,417.37
ACCOUNTS RECEIVABLE-CUSTOMERS                        0.00        132,265,094.69         49,566,458.27         67,332,547.24
ACCOUNTS RECEIVABLE - MISC                  18,568,084.37         28,628,994.74         22,004,687.37         30,468,364.56
A/P FOR UNCOLLECTIBLE ACCOUNTS                       0.00        (13,438,072.98)          (633,464.07)          (578,175.02)
ACCOUNTS RECEIVABLE- ASSOC COS               2,559,278.87        122,665,658.15         54,517,662.33        122,488,472.09
FUEL                                         4,380,754.01         53,646,529.61         24,844,085.82         32,731,422.62
MATERIALS & SUPPLIES                                 0.00         59,885,754.80         40,338,900.99         95,552,021.18
ACCRUED UTILITY REVENUES                             0.00         30,947,534.88         12,670,929.95          6,511,155.66
PREPAYMENTS                                    482,424.11          4,895,447.01          1,894,948.42          5,343,054.81
ENERGY TRADING CONT CURR ASSET                       0.00         94,238,338.43         63,347,736.14         68,147,961.14
OTHER CURRENT ASSETS                         1,668,077.22          8,500,879.32          5,413,146.04          6,556,196.49
TOTAL CURRENT ASSETS                        31,884,080.11        543,495,450.11        309,057,286.48        629,015,699.48

ELECTRIC UTILITY PLANT
PRODUCTION                                           0.00      2,245,945,333.13      1,582,627,466.74      2,768,463,463.28
TRANSMISSION                                         0.00      1,218,107,426.89        413,286,067.45        971,599,128.42
DISTRIBUTION                                         0.00      1,951,804,006.37      1,208,254,722.81        921,835,003.44
NONUTILITY PROPERTY                                  0.00         33,690,956.60         28,222,330.00        179,093,422.17
GENERAL                                     63,002,778.49        272,900,835.90        165,024,566.33        220,136,485.39
CONSTRUCTION WORK IN PROGRESS                        0.00        206,545,285.87         98,433,081.70        147,924,064.19
TOTAL ELECTRIC UTILITY PLANT                63,002,778.49      5,928,993,844.76      3,495,848,235.04      5,209,051,566.89
LESS ACCUM PRV-DEPR,DEPL,AMORT             (16,125,874.99)    (2,437,747,715.55)    (1,469,716,916.56)    (2,678,445,541.06)
NET ELECTRIC UTILITY PLANT                  46,876,903.50      3,491,246,129.20      2,026,131,318.47      2,530,606,025.83

INVESTMENTS IN PROJECTS
TOTAL INVEST IN PROJECTS                             0.00            603,868.00            430,000.00                  0.00

REGULATORY ASSETS
REGULATORY ASSETS                                    0.00        487,101,599.54        269,788,175.49        429,695,289.70
FAS109 DFIT RECLASS (A/C 254)                        0.00        (33,206,169.00)       (12,106,362.00)       (81,483,326.00)
NET REGULATORY ASSETS                                0.00        453,895,430.54        257,681,813.49        348,211,963.70

GOODWILL
TOTAL GOODWILL                                       0.00                  0.00                  0.00                  0.00

SECURITIZED TRANSITION ASSETS                        0.00                  0.00                  0.00                  0.00

ASSETS HELD FOR SALE                                 0.00                  0.00                  0.00                  0.00

INTANGIBLE ASSETS
TOTAL INTANGIBLE ASSETS                              0.00                  0.00                  0.00                  0.00

LONG-TERM TRADING CONTRACTS
TOTAL LONG-TERM TRADING CONTRACTS                    0.00        115,747,766.58         77,810,111.00         83,265,126.00

OTHER ASSETS
TOTAL OTHER INVESTMENTS                              0.00         33,499,569.23         11,649,643.61         51,689,355.81
TOTAL OTHER SPECIAL FUNDS                            0.00                  0.00                  0.00        870,753,993.41
CLEARING ACCOUNTS                                   (0.00)         1,791,065.25            823,264.18          1,799,983.71
UNAMORTIZED DEBT EXPENSE                             0.00          6,388,420.10          1,819,183.16         14,403,446.54

PREFERRED STOCK DIVIDEND
  REQ OF SUBSIDIARIES
OTHER DEF DEBITS (less PSDR)                         0.00         56,496,969.74         70,193,940.68         57,444,641.14
TOTAL OTHER DEFERRED DEBITS                          0.00         56,496,969.74         70,193,940.68         57,444,641.14
TOTAL OTHER ASSETS                                  (0.00)        98,176,024.32         84,486,031.64        996,091,420.61

TOTAL ASSETS                                78,760,983.61      4,703,164,668.75      2,755,596,561.07      4,587,190,235.62

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------
                                                                   APCO                  CSPCO                  I&M
             DESCRIPTION                    AEPCOAL            CONSOLIDATED          CONSOLIDATED          CONSOLIDATED

----------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES:

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                        0.00                  0.00                  0.00                  0.00
LONG-TERM DEBT DUE WITHIN 1 YR                       0.00        155,007,317.76         43,000,000.00         30,000,000.00
SHORT-TERM DEBT                                      0.00                  0.00        290,000,000.00                  0.00
A/P - GENERAL                                5,978,189.41        141,545,041.08         89,735,884.74        125,047,733.64
A/P- ASSOC.  COS.                            5,002,242.67         98,374,597.74         81,598,687.52         93,607,639.82
ADVANCES FROM AFFILIATES                    77,241,937.95         56,179,653.07          2,355,979.20                  0.00
CUSTOMER DEPOSITS                                    0.00         26,185,652.99         14,718,614.04         16,660,429.83
TAXES ACCRUED                                3,716,403.23         29,181,482.40        112,171,603.68         71,558,998.79
INTEREST ACCRUED                                     0.00         22,436,607.85          9,798,665.44         21,481,362.83
DIVIDENDS DECLARED                                   0.00            360,628.88                  0.00          1,133,252.91
OBLIG UNDER CAP LEASES- CURR                         0.00          9,598,465.37          5,966,943.95          8,228,537.08
ENERGY TRADING CONT CURR LIAB                        0.00         69,001,229.25         46,375,524.08         48,567,703.10
OTHR CURR & ACCRUED LIAB                    12,781,958.91         69,872,764.06         16,104,492.60         75,028,342.90
TOTAL CURRENT LIABILITIES                  104,720,732.17        677,743,440.45        711,826,395.25        491,314,000.88

  DERIVATIVE CONTRACTS                               0.00         44,516,822.40         29,925,923.98         32,260,869.00

DEFERRED INCOME TAXES                        1,620,460.00        915,773,069.20        510,760,555.00        704,869,210.00
DFIT & DSIT RECLASS (A/C 190)              (21,059,420.07)      (213,971,746.64)       (72,989,545.00)      (348,672,281.00)
NET DEFERRED INCOME TAXES                  (19,438,960.07)       701,801,322.56        437,771,010.00        356,196,929.00

DEF INVESTMENT TAX CREDITS                           0.00         33,691,342.00         33,906,429.00         97,708,567.00

LONG-TERM DEBT LESS AMT DUE 1 YR                     0.00      1,738,853,866.43        578,625,964.67      1,587,062,263.87

EQUITY UNIT SENIOR NOTES                             0.00                  0.00                  0.00                  0.00

DEF CREDITS & REGULATORY LIAB
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                           0.00                  0.00                  0.00                  0.00

OTHER REGULATORY LIABILTIES                          0.00        133,942,555.22                  0.00         65,947,882.16
UNAMORT GAIN REACQUIRED DEBT                         0.00             72,418.84                  0.00             35,379.48
TOTAL REGULATORY LIABILITIES                         0.00        134,014,974.06                  0.00         65,983,261.64
TOTAL OTHER DEFERRED CREDITS                 1,665,769.90          4,398,199.02         20,416,371.38         31,443,034.40
TOTAL DEF CREDITS & REG LIAB'S               1,665,769.90        138,413,173.08         20,416,371.38         97,426,296.04

MINORITY INTEREST IN
  FINANCE SUBSIDIARY                                 0.00                  0.00                  0.00                  0.00

DEFERRED GAIN ON
  SALE/LEASBACK RKPT                                 0.00                  0.00                  0.00         73,885,241.00

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                          0.00         23,990,913.42         21,643,104.12         42,619,719.10
ACCUM PROVISIONS-RATE REFUND                         0.00                  0.00                  0.00                  0.00
ACCUMULATED PROVISIONS - MISC               29,825,993.63        149,446,714.65         73,817,184.05        717,016,707.60
TOTAL OTH NONCURRENT LIAB'S                 29,825,993.63        173,437,628.06         95,460,288.17        759,636,426.70

LIABILITIES HELD FOR SALE                            0.00                  0.00                  0.00                  0.00

TRUST PREFERRED SECURITIES
TRUST PREFER SECURITIES                              0.00                  0.00                  0.00                  0.00

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                       0.00         10,860,000.00                  0.00         64,945,000.00
PS NOT SUBJ MANDATORY REDEMP                         0.00         17,789,900.00                  0.00          8,101,100.00

COMMON STOCK
COMMON STOCK                                         0.00        260,457,768.00         41,026,065.00         56,583,866.43
PREMIUM ON CAPITAL STOCK                             0.00            762,800.65        257,892,417.79          4,318,031.53
PAID-IN CAPITAL                                      0.00        644,397,149.11        258,135,116.43        813,755,477.63
RETAINED EARNINGS                          (38,012,552.02)       260,439,456.01        290,610,579.41        143,996,166.53
COMMON SHAREHOLDERS' EQUITY                (38,012,552.02)     1,166,057,173.77        847,664,178.63      1,018,653,542.12

TOTAL  CAPITAL & LIABILITIES                78,760,983.61      4,703,164,668.75      2,755,596,561.07      4,587,190,235.61

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------

             DESCRIPTION                     KEPCO                     KGPCO                OPCO                  WPCO

----------------------------------------------------------------------------------------------------------------------------

ASSETS:

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                    2,303,654.24            (64,508.98)         5,284,753.16            104,241.85
ADVANCES TO AFFILIATES                               0.00          4,787,751.10                  0.00          2,394,202.08
ACCOUNTS RECEIVABLE-CUSTOMERS               22,044,491.20          1,665,189.99         95,099,445.02          6,307,587.61
ACCOUNTS RECEIVABLE - MISC                   2,888,510.19            212,996.94         19,281,393.41            136,620.64
A/P FOR UNCOLLECTIBLE ACCOUNTS                (191,678.56)            (2,361.80)          (908,688.66)          (111,784.77)
ACCOUNTS RECEIVABLE- ASSOC COS              23,801,765.19          1,570,683.17        124,243,941.17          1,282,233.59
FUEL                                        10,816,784.76                  0.00         87,409,338.64                  0.00
MATERIALS & SUPPLIES                        16,127,296.07            167,917.53         85,379,390.53            134,114.46
ACCRUED UTILITY REVENUES                     5,301,357.96            115,838.67         (3,080,520.08)         1,650,571.00
PREPAYMENTS                                    681,524.91          1,055,402.44          4,192,531.92            176,339.81
ENERGY TRADING CONT CURR ASSET              24,319,500.55                  0.00         92,107,590.89                  0.00
OTHER CURRENT ASSETS                         1,445,555.26            180,740.00          7,890,093.30            243,633.00
TOTAL CURRENT ASSETS                       109,538,761.77          9,689,649.06        516,899,269.30         12,317,759.27

ELECTRIC UTILITY PLANT
PRODUCTION                                 275,120,742.88                  0.00      3,116,825,556.07                  0.00
TRANSMISSION                               373,639,468.65         15,182,361.65        905,829,487.07         23,266,745.86
DISTRIBUTION                               425,817,159.97         79,472,972.00      1,114,599,826.94         74,798,910.58
NONUTILITY PROPERTY                          5,713,393.45            247,442.06         43,693,600.30          3,453,874.84
GENERAL                                     55,913,154.93          5,980,254.17        260,152,703.69          7,309,003.16
CONSTRUCTION WORK IN PROGRESS              165,129,434.10            972,669.18        288,418,714.21          2,224,681.08
TOTAL ELECTRIC UTILITY PLANT             1,301,333,353.98        101,855,699.06      5,729,519,888.28        111,053,215.52
LESS ACCUM PRV-DEPR,DEPL,AMORT            (397,540,898.92)       (38,225,987.60)    (2,581,484,630.52)       (47,878,032.71)
NET ELECTRIC UTILITY PLANT                 903,792,455.07         63,629,711.45      3,148,035,257.76         63,175,182.82

INVESTMENTS IN PROJECTS
TOTAL INVEST IN PROJECTS                             0.00                  0.00            673,054.00                  0.00

REGULATORY ASSETS
REGULATORY ASSETS                          111,310,571.81          5,804,484.42        588,668,837.65         15,181,669.62
FAS109 DFIT RECLASS (A/C 254)               (9,334,139.00)          (459,436.00)       (20,028,000.00)          (281,619.00)
NET REGULATORY ASSETS                      101,976,432.81          5,345,048.42        568,640,837.65         14,900,050.62

GOODWILL
TOTAL GOODWILL                                       0.00                  0.00                  0.00                  0.00

SECURITIZED TRANSITION ASSETS                        0.00                  0.00                  0.00                  0.00

ASSETS HELD FOR SALE                                 0.00                  0.00                  0.00                  0.00

INTANGIBLE ASSETS
TOTAL INTANGIBLE ASSETS                              0.00                  0.00                  0.00                  0.00

LONG-TERM TRADING CONTRACTS
TOTAL LONG-TERM TRADING CONTRACTS           29,870,524.00                  0.00        103,229,952.88                  0.00

OTHER ASSETS
TOTAL OTHER INVESTMENTS                      1,427,147.45            305,095.34         31,975,761.68             53,151.78
TOTAL OTHER SPECIAL FUNDS                            0.00                  0.00                  0.00                  0.00
CLEARING ACCOUNTS                              223,095.39             41,158.62          1,628,073.79             51,492.98
UNAMORTIZED DEBT EXPENSE                     4,401,473.88             36,111.06          3,296,784.67             36,111.07

PREFERRED STOCK DIVIDEND
  REQ OF SUBSIDIARIES
OTHER DEF DEBITS (less PSDR)                12,193,181.28            291,031.71         79,571,978.85          2,054,656.04
TOTAL OTHER DEFERRED DEBITS                 12,193,181.28            291,031.71         79,571,978.85          2,054,656.04
TOTAL OTHER ASSETS                          18,244,898.00            673,396.72        116,472,598.99          2,195,411.88

TOTAL ASSETS                             1,163,423,071.64         79,337,805.65      4,453,950,970.57         92,588,404.59

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------

             DESCRIPTION                     KEPCO                   KGPCO                 OPCO                   WPCO

----------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES:

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                        0.00                  0.00                  0.00                  0.00
LONG-TERM DEBT DUE WITHIN 1 YR              15,000,000.00                  0.00        149,665,000.00                  0.00
SHORT-TERM DEBT                                      0.00                  0.00        275,000,000.00                  0.00
A/P - GENERAL                               46,515,255.45            113,640.47        170,562,757.61            101,314.09
A/P- ASSOC.  COS.                           44,034,914.97         16,522,391.52        145,718,337.55         11,737,409.96
ADVANCES FROM AFFILIATES                    23,386,093.77                  0.00        129,978,799.77                  0.00
CUSTOMER DEPOSITS                            8,048,733.35          1,465,321.42         12,968,571.67            716,860.56
TAXES ACCRUED                               (1,253,417.96)           339,189.55        111,777,543.69          1,755,792.88
INTEREST ACCRUED                             6,470,869.62            861,571.34         18,809,556.32            578,690.82
DIVIDENDS DECLARED                                   0.00                  0.00                  0.00                  0.00
OBLIG UNDER CAP LEASES- CURR                 2,155,131.86            307,284.44         14,360,485.09            602,309.39
ENERGY TRADING CONT CURR LIAB               17,803,098.75                  0.00         61,839,429.53                  0.00
OTHR CURR & ACCRUED LIAB                    12,166,515.97          1,263,658.82         77,526,583.10          1,637,984.72
TOTAL CURRENT LIABILITIES                  174,327,195.77         20,873,057.56      1,168,207,064.34         17,130,362.42

  DERIVATIVE CONTRACTS                      11,488,263.00                  0.00         39,702,063.01                  0.00

DEFERRED INCOME TAXES                      215,261,223.82         13,725,480.00        949,720,829.88         20,678,844.73
DFIT & DSIT RECLASS (A/C 190)              (36,947,902.00)        (3,608,418.00)      (155,334,117.32)        (7,153,282.00)
NET DEFERRED INCOME TAXES                  178,313,321.82         10,117,062.00        794,386,712.56         13,525,562.73

DEF INVESTMENT TAX CREDITS                   9,164,664.00            642,178.00         18,748,119.00            374,816.00

LONG-TERM DEBT LESS AMT DUE 1 YR           451,631,679.97         20,000,000.00        917,649,305.09         20,000,000.00

EQUITY UNIT SENIOR NOTES                             0.00                  0.00                  0.00                  0.00

DEF CREDITS & REGULATORY LIAB
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                           0.00                  0.00                  0.00                  0.00

OTHER REGULATORY LIABILTIES                 12,152,364.00                  0.00          1,236,941.00          5,399,379.00
UNAMORT GAIN REACQUIRED DEBT                         0.00                  0.00                  0.00                  0.00
TOTAL REGULATORY LIABILITIES                12,152,364.00                  0.00          1,236,941.00          5,399,379.00
TOTAL OTHER DEFERRED CREDITS                 1,008,705.88            298,663.24         27,719,691.41            863,747.44
TOTAL DEF CREDITS & REG LIAB'S              13,161,069.88            298,663.24         28,956,632.41          6,263,126.44

MINORITY INTEREST IN
  FINANCE SUBSIDIARY                                 0.00                  0.00                  0.00                  0.00

DEFERRED GAIN ON
  SALE/LEASBACK RKPT                                 0.00                  0.00                  0.00                  0.00

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                  5,093,262.43            632,607.29         51,265,508.44          1,995,393.17
ACCUM PROVISIONS-RATE REFUND                         0.00                  0.00                  0.00                  0.00
ACCUMULATED PROVISIONS - MISC               22,225,597.57          2,561,441.78        176,423,837.01          6,439,932.77
TOTAL OTH NONCURRENT LIAB'S                 27,318,860.00          3,194,049.07        227,689,345.45          8,435,325.94

LIABILITIES HELD FOR SALE                            0.00                  0.00                  0.00                  0.00

TRUST PREFERRED SECURITIES
TRUST PREFER SECURITIES                              0.00                  0.00                  0.00                  0.00

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                       0.00                  0.00          8,850,000.00                  0.00
PS NOT SUBJ MANDATORY REDEMP                         0.00                  0.00         16,647,700.00                  0.00

COMMON STOCK
COMMON STOCK                                50,450,000.00          4,100,000.00        321,201,454.00          2,428,460.00
PREMIUM ON CAPITAL STOCK                             0.00                  0.00            729,130.45                  0.00
PAID-IN CAPITAL                            199,299,420.81         11,733,210.00        388,867,290.33         12,528,066.00
RETAINED EARNINGS                           48,268,596.38          8,379,585.78        522,316,153.93         11,902,685.06
COMMON SHAREHOLDERS' EQUITY                298,018,017.19         24,212,795.78      1,233,114,028.71         26,859,211.06

TOTAL  CAPITAL & LIABILITIES             1,163,423,071.63         79,337,805.65      4,453,950,970.57         92,588,404.59

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------
                                            AEPINV                 AEPR                AEP COMM                 CSW
             DESCRIPTION                 CONSOLIDATED          CONSOLIDATED          CONSOLIDATED          CONSOLIDATED

----------------------------------------------------------------------------------------------------------------------------

ASSETS:

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                        7,000.86         39,353,968.98           (368,044.82)       129,497,800.86
ADVANCES TO AFFILIATES                               0.00        335,353,112.72          3,119,334.49        199,978,262.49
ACCOUNTS RECEIVABLE-CUSTOMERS                        0.00          8,756,992.72                  0.00       (205,748,923.40)
ACCOUNTS RECEIVABLE - MISC                     (21,607.64)       289,320,709.61            645,036.80        232,721,627.13
A/P FOR UNCOLLECTIBLE ACCOUNTS                       0.00        (58,433,712.56)        (4,321,199.54)       (46,192,147.83)
ACCOUNTS RECEIVABLE- ASSOC COS                 126,059.94        154,302,266.01         11,751,090.62        884,836,901.50
FUEL                                                 0.00        155,798,559.40                  0.00        126,954,160.98
MATERIALS & SUPPLIES                                 0.00          4,962,505.52          2,335,017.05        135,497,627.01
ACCRUED UTILITY REVENUES                             0.00        302,721,995.07                  0.00         63,445,431.33
PREPAYMENTS                                      8,359.00         99,667,921.46          1,370,656.00         25,838,941.71
ENERGY TRADING CONT CURR ASSET                       0.00        257,690,405.21                  0.00         34,851,687.00
OTHER CURRENT ASSETS                                 0.00         22,838,789.50            347,085.04          3,564,437.60
TOTAL CURRENT ASSETS                           119,812.16      1,612,333,513.64         14,878,975.63      1,585,245,806.37

ELECTRIC UTILITY PLANT
PRODUCTION                                           0.00        634,672,862.48                  0.00      5,963,805,691.25
TRANSMISSION                                         0.00                  0.00                  0.00      1,961,295,951.26
DISTRIBUTION                                         0.00                  0.00                  0.00      3,796,727,436.95
NONUTILITY PROPERTY                                  0.00                  0.00                  0.00         15,249,540.74
GENERAL                                        387,637.04        852,556,152.23         20,356,031.99      1,215,430,626.86
CONSTRUCTION WORK IN PROGRESS                        0.00         13,337,052.15              6,235.16        403,632,543.74
TOTAL ELECTRIC UTILITY PLANT                   387,637.04      1,500,566,066.86         20,362,267.15     13,356,141,790.80
LESS ACCUM PRV-DEPR,DEPL,AMORT                 (28,831.76)       (91,915,983.57)        (4,434,950.70)    (5,894,109,660.02)
NET ELECTRIC UTILITY PLANT                     358,805.28      1,408,650,083.29         15,927,316.45      7,462,032,130.78

INVESTMENTS IN PROJECTS
TOTAL INVEST IN PROJECTS                     2,035,005.64        106,307,909.03         56,681,859.99         31,980,328.70

REGULATORY ASSETS
REGULATORY ASSETS                                    0.00                  0.00                  0.00      1,089,372,961.90
FAS109 DFIT RECLASS (A/C 254)                        0.00                  0.00                  0.00       (141,005,126.00)
NET REGULATORY ASSETS                                0.00                  0.00                  0.00        948,367,835.90

GOODWILL
TOTAL GOODWILL                                       0.00        344,096,937.31                  0.00         69,542,665.03

SECURITIZED TRANSITION ASSETS                        0.00                  0.00                  0.00                  0.00

ASSETS HELD FOR SALE                                 0.00                  0.00                  0.00                  0.00

INTANGIBLE ASSETS
TOTAL INTANGIBLE ASSETS                              0.00         11,997,642.40                  0.00         24,700,074.80

LONG-TERM TRADING CONTRACTS
TOTAL LONG-TERM TRADING CONTRACTS                    0.00        146,884,996.46                  0.00         16,239,218.01

OTHER ASSETS
TOTAL OTHER INVESTMENTS                      3,218,335.68         (1,037,982.93)       (56,312,000.00)       820,598,546.33
TOTAL OTHER SPECIAL FUNDS                            0.00                  0.00                  0.00         98,474,210.52
CLEARING ACCOUNTS                                   73.85          2,434,104.81             38,671.95         (3,193,920.93)
UNAMORTIZED DEBT EXPENSE                             0.00         23,509,641.15            964,080.79         68,365,557.28

PREFERRED STOCK DIVIDEND
  REQ OF SUBSIDIARIES                                                                                           (782,840.14)
OTHER DEF DEBITS (less PSDR)                       374.00         14,346,463.93            919,502.55         30,579,762.43
TOTAL OTHER DEFERRED DEBITS                        374.00         14,346,463.93            919,502.55         29,796,922.29
TOTAL OTHER ASSETS                           3,218,783.52         39,252,226.95        (54,389,744.71)     1,014,041,315.49

TOTAL ASSETS                                 5,732,406.60      3,669,523,309.08         33,098,407.37     11,152,149,375.08

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------
                                            AEPINV                 AEPR                AEP COMM                 CSW
             DESCRIPTION                 CONSOLIDATED          CONSOLIDATED          CONSOLIDATED          CONSOLIDATED

----------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES:

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                        0.00                  0.00                  0.00                  0.00
LONG-TERM DEBT DUE WITHIN 1 YR                       0.00        660,665,290.43                  0.00        444,725,778.02
SHORT-TERM DEBT                                      0.00        438,429,124.02                  0.00        797,000,000.00
A/P - GENERAL                                   25,000.00        385,026,947.67          5,264,145.22        297,412,693.31
A/P- ASSOC.  COS.                              608,847.80        220,152,832.70         10,133,520.92        586,922,377.79
ADVANCES FROM AFFILIATES                     7,979,972.38        562,441,565.34         64,807,355.22        719,036,855.65
CUSTOMER DEPOSITS                                    0.00             64,910.00              1,300.00         43,315,846.27
TAXES ACCRUED                                  402,316.77         85,281,334.23          4,087,684.60        104,413,700.11
INTEREST ACCRUED                                     0.00         10,847,147.32                  0.00         76,615,992.17
DIVIDENDS DECLARED                                   0.00                  0.00                  0.00            176,647.82
OBLIG UNDER CAP LEASES- CURR                         0.00            160,557.23             42,709.39            117,000.00
ENERGY TRADING CONT CURR LIAB                        0.00        224,311,430.41                  0.00         30,595,880.14
OTHR CURR & ACCRUED LIAB                        66,000.00        150,441,176.91          2,462,241.11        150,493,304.87
TOTAL CURRENT LIABILITIES                    9,082,136.95      2,737,822,316.26         86,798,956.46      3,250,826,076.15

  DERIVATIVE CONTRACTS                               0.00         97,917,682.28                  0.00          5,657,234.00

DEFERRED INCOME TAXES                         (622,753.00)        71,631,890.71          3,104,021.00      2,368,095,169.20
DFIT & DSIT RECLASS (A/C 190)               (4,497,630.78)      (313,111,871.98)       (53,073,316.00)      (448,194,893.83)
NET DEFERRED INCOME TAXES                   (5,120,383.78)      (241,479,981.27)       (49,969,295.00)     1,919,900,275.37

DEF INVESTMENT TAX CREDITS                           0.00                  0.00                  0.00        215,587,261.00

LONG-TERM DEBT LESS AMT DUE 1 YR                     0.00        124,403,446.54        124,920,800.07      2,665,293,870.66

EQUITY UNIT SENIOR NOTES                             0.00                  0.00                  0.00                  0.00

DEF CREDITS & REGULATORY LIAB
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                           0.00                  0.00                  0.00         90,857,096.85

OTHER REGULATORY LIABILTIES                          0.00                  0.00                  0.00        174,184,729.48
UNAMORT GAIN REACQUIRED DEBT                         0.00                  0.00                  0.00            264,721.57
TOTAL REGULATORY LIABILITIES                         0.00                  0.00                  0.00        265,306,547.90
TOTAL OTHER DEFERRED CREDITS                         0.00        813,278,270.77          9,250,788.99         82,686,003.00
TOTAL DEF CREDITS & REG LIAB'S                       0.00        813,278,270.77          9,250,788.99        347,992,550.90

MINORITY INTEREST IN
  FINANCE SUBSIDIARY                                 0.00                  0.00                  0.00                  0.00

DEFERRED GAIN ON
  SALE/LEASBACK RKPT                                 0.00                  0.00                  0.00                  0.00

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                          0.00            210,012.38         26,974,274.82            197,677.00
ACCUM PROVISIONS-RATE REFUND                         0.00                  0.00                  0.00          2,200,000.00
ACCUMULATED PROVISIONS - MISC                        0.00         33,052,841.60            201,113.86        219,139,378.72
TOTAL OTH NONCURRENT LIAB'S                          0.00         33,262,853.98         27,175,388.68        221,537,055.72

LIABILITIES HELD FOR SALE                            0.00                  0.00                  0.00                  0.00

TRUST PREFERRED SECURITIES
TRUST PREFER SECURITIES                              0.00                  0.00                  0.00        321,250,000.00

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                       0.00                  0.00                  0.00                  0.00
PS NOT SUBJ MANDATORY REDEMP                         0.00                  0.00                  0.00         18,276,300.00

COMMON STOCK
COMMON STOCK                                       100.00                100.00                100.00                  1.00
PREMIUM ON CAPITAL STOCK                         9,900.00              9,900.00              9,900.00                 (0.00)
PAID-IN CAPITAL                             31,214,628.95        885,998,812.15         24,546,670.00        751,301,312.58
RETAINED EARNINGS                          (29,453,975.51)      (781,690,091.62)      (189,634,901.83)     1,434,527,437.70
COMMON SHAREHOLDERS' EQUITY                  1,770,653.44        104,318,720.53       (165,078,231.83)     2,185,828,751.28

TOTAL  CAPITAL & LIABILITIES                 5,732,406.60      3,669,523,309.08         33,098,407.37     11,152,149,375.08

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------
                                            AEP C&I             DESERT SKY           DESERT SKY II            MUTUAL
             DESCRIPTION                 CONSOLIDATED          CONSOLIDATED          CONSOLIDATED          CONSOLIDATED

----------------------------------------------------------------------------------------------------------------------------

ASSETS:

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                      290,246.67                  0.00         13,360,171.92           (158,990.42)
ADVANCES TO AFFILIATES                       4,581,747.52         60,097,576.36            708,736.18         21,657,188.01
ACCOUNTS RECEIVABLE-CUSTOMERS               19,742,343.73                  0.00                  0.00                  0.00
ACCOUNTS RECEIVABLE - MISC                         887.74                  0.00          1,245,470.56          4,478,057.39
A/P FOR UNCOLLECTIBLE ACCOUNTS              (1,283,255.50)                 0.00                  0.00                  0.00
ACCOUNTS RECEIVABLE- ASSOC COS              13,122,637.58            100,320.00                  0.00            375,047.75
FUEL                                                 0.00                  0.00                  0.00          2,778,132.49
MATERIALS & SUPPLIES                         2,529,336.74                  0.00                  0.00                  0.00
ACCRUED UTILITY REVENUES                    14,152,234.75                  0.00                  0.00            755,273.00
PREPAYMENTS                                          0.01                  0.00          1,947,009.04                  0.00
ENERGY TRADING CONT CURR ASSET                       0.00                  0.00                  0.00            695,661.00
OTHER CURRENT ASSETS                                 0.00                  0.00                  0.00                  0.00
TOTAL CURRENT ASSETS                        53,136,179.24         60,197,896.36         17,261,387.70         30,580,369.22

ELECTRIC UTILITY PLANT
PRODUCTION                                           0.00                  0.00                  0.00                  0.00
TRANSMISSION                                         0.00                  0.00                  0.00                  0.00
DISTRIBUTION                                         0.00                  0.00                  0.00                  0.00
NONUTILITY PROPERTY                                  0.00                  0.00                  0.00                  0.00
GENERAL                                        130,500.00                  0.00        179,172,505.71         10,809,513.24
CONSTRUCTION WORK IN PROGRESS                   31,687.91             13,517.08                  0.00                  0.00
TOTAL ELECTRIC UTILITY PLANT                   162,187.91             13,517.08        179,172,505.71         10,809,513.24
LESS ACCUM PRV-DEPR,DEPL,AMORT                 (42,595.77)                 0.00         (8,851,992.45)        (2,322,716.48)
NET ELECTRIC UTILITY PLANT                     119,592.14             13,517.08        170,320,513.26          8,486,796.76

INVESTMENTS IN PROJECTS
TOTAL INVEST IN PROJECTS                             0.00                  0.00                  0.00                  0.00

REGULATORY ASSETS
REGULATORY ASSETS                                    0.00                  0.00                  0.00                  0.00
FAS109 DFIT RECLASS (A/C 254)                        0.00                  0.00                  0.00                  0.00
NET REGULATORY ASSETS                                0.00                  0.00                  0.00                  0.00

GOODWILL
TOTAL GOODWILL                                       0.00                  0.00                  0.00                  0.00

SECURITIZED TRANSITION ASSETS                        0.00                  0.00                  0.00                  0.00

ASSETS HELD FOR SALE                                 0.00                  0.00                  0.00                  0.00

INTANGIBLE ASSETS
TOTAL INTANGIBLE ASSETS                              0.00                  0.00                  0.00                  0.00

LONG-TERM TRADING CONTRACTS
TOTAL LONG-TERM TRADING CONTRACTS                    0.00                  0.00                  0.00                  0.00

OTHER ASSETS
TOTAL OTHER INVESTMENTS                              0.00                  0.00                  0.00                  0.00
TOTAL OTHER SPECIAL FUNDS                            0.00                  0.00                  0.00                  0.00
CLEARING ACCOUNTS                                  116.28                  0.18                  0.00                (78.03)
UNAMORTIZED DEBT EXPENSE                             0.00                  0.00                  0.00                  0.00

PREFERRED STOCK DIVIDEND
  REQ OF SUBSIDIARIES
OTHER DEF DEBITS (less PSDR)                 3,819,982.09          7,268,346.49         (7,268,346.49)                (0.00)
TOTAL OTHER DEFERRED DEBITS                  3,819,982.09          7,268,346.49         (7,268,346.49)                (0.00)
TOTAL OTHER ASSETS                           3,820,098.37          7,268,346.67         (7,268,346.49)               (78.03)

TOTAL ASSETS                                57,075,869.75         67,479,760.11        180,313,554.47         39,067,087.95

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------
                                            AEP C&I             DESERT SKY           DESERT SKY II            MUTUAL
             DESCRIPTION                 CONSOLIDATED          CONSOLIDATED          CONSOLIDATED          CONSOLIDATED

----------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES:

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                        0.00                  0.00                  0.00                  0.00
LONG-TERM DEBT DUE WITHIN 1 YR                       0.00                  0.00          6,759,335.00                  0.00
SHORT-TERM DEBT                                      0.00                  0.00                  0.00                  0.00
A/P - GENERAL                                4,102,879.75                  0.00            258,281.08          5,133,347.33
A/P- ASSOC.  COS.                           15,862,253.52            253,692.01          1,143,314.35          2,768,976.58
ADVANCES FROM AFFILIATES                    32,039,097.31         18,951,789.89         60,097,576.36          2,122,852.12
CUSTOMER DEPOSITS                              707,941.88                  0.00                  0.00                  0.00
TAXES ACCRUED                                1,320,188.00           (361,398.00)                 0.00          2,645,982.00
INTEREST ACCRUED                               208,638.56                  0.00            814,243.65                  0.00
DIVIDENDS DECLARED                                   0.00                  0.00                  0.00                  0.00
OBLIG UNDER CAP LEASES- CURR                         0.00                  0.00                  0.00                  0.00
ENERGY TRADING CONT CURR LIAB                        0.00                  0.00          3,816,718.00                  0.00
OTHR CURR & ACCRUED LIAB                       (21,743.15)                 0.00          3,950,000.00            377,227.96
TOTAL CURRENT LIABILITIES                   54,219,255.87         18,844,083.90         76,839,468.44         13,048,385.99

  DERIVATIVE CONTRACTS                               0.00                  0.00          3,088,785.00                  0.00

DEFERRED INCOME TAXES                                0.00         40,540,791.00                  0.00          2,928,962.00
DFIT & DSIT RECLASS (A/C 190)               (5,320,399.00)                 0.00         (2,416,926.00)            (7,127.00)
NET DEFERRED INCOME TAXES                   (5,320,399.00)        40,540,791.00         (2,416,926.00)         2,921,835.00

DEF INVESTMENT TAX CREDITS                           0.00                  0.00                  0.00                  0.00

LONG-TERM DEBT LESS AMT DUE 1 YR                     0.00                  0.00        113,949,183.86                  0.00

EQUITY UNIT SENIOR NOTES                             0.00                  0.00                  0.00                  0.00

DEF CREDITS & REGULATORY LIAB
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                           0.00                  0.00                  0.00                  0.00

OTHER REGULATORY LIABILTIES                          0.00                  0.00                  0.00                  0.00
UNAMORT GAIN REACQUIRED DEBT                         0.00                  0.00                  0.00                  0.00
TOTAL REGULATORY LIABILITIES                         0.00                  0.00                  0.00                  0.00
TOTAL OTHER DEFERRED CREDITS                 2,793,898.33                  0.00                  0.00         29,677,419.00
TOTAL DEF CREDITS & REG LIAB'S               2,793,898.33                  0.00                  0.00         29,677,419.00

MINORITY INTEREST IN
  FINANCE SUBSIDIARY                                 0.00                  0.00                  0.00                  0.00

DEFERRED GAIN ON
  SALE/LEASBACK RKPT                                 0.00                  0.00                  0.00                  0.00

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                          0.00                  0.00                  0.00                  0.00
ACCUM PROVISIONS-RATE REFUND                         0.00                  0.00                  0.00                  0.00
ACCUMULATED PROVISIONS - MISC                        0.00                  0.00                  0.00                  0.00
TOTAL OTH NONCURRENT LIAB'S                          0.00                  0.00                  0.00                  0.00

LIABILITIES HELD FOR SALE                            0.00                  0.00                  0.00                  0.00

TRUST PREFERRED SECURITIES
TRUST PREFER SECURITIES                              0.00                  0.00                  0.00                  0.00

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                       0.00                  0.00                  0.00                  0.00
PS NOT SUBJ MANDATORY REDEMP                         0.00                  0.00                  0.00                  0.00

COMMON STOCK
COMMON STOCK                                         0.00                  0.00                  0.00                  0.00
PREMIUM ON CAPITAL STOCK                             0.00                  0.00                  0.00                  0.00
PAID-IN CAPITAL                                      0.00            (44,885.77)        (4,443,691.23)           304,532.00
RETAINED EARNINGS                            5,383,114.56          8,139,770.98         (6,703,265.60)        (6,885,084.04)
COMMON SHAREHOLDERS' EQUITY                  5,383,114.56          8,094,885.21        (11,146,956.83)        (6,580,552.04)

TOTAL  CAPITAL & LIABILITIES                57,075,869.75         67,479,760.11        180,313,554.47         39,067,087.95

CENTRAL AND SOUTH WEST CORPORATION
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------------
                                                CSW                    CSW
              DESCRIPTION                   CONSOLIDATED            ELIM & ADJ                CSW                  SEEBOARD

----------------------------------------------------------------------------------------------------------------------------------

ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                  5,963,805,691.25                   0.00                   0.00                   0.00
TRANSMISSION                                1,961,295,951.26                   0.00                   0.00                   0.00
DISTRIBUTION                                3,796,727,436.95                   0.00                   0.00                   0.00
GENERAL                                       956,398,740.86                   0.00             992,105.06                   0.00
CONSTRUCTION WORK IN PROGRESS                 403,632,543.75                   0.00                   0.00                   0.00
NUCLEAR FUEL                                  266,765,742.01                   0.00                   0.00                   0.00
TOTAL ELECTRIC UTILITY PLANT               13,348,626,106.07                   0.00             992,105.06                   0.00
LESS ACCUM PRV-DEPR,DEPL,AMORT             (5,901,843,516.43)                  0.00                   0.00                   0.00
NET ELECTRIC UTILITY PLANT                  7,446,782,589.64                   0.00             992,105.06                   0.00

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                        15,249,540.79                   0.00                   0.00                   0.00
INVEST IN SUBSIDIARY & ASSOC                   31,980,328.70      (2,179,779,136.18)      2,179,779,136.18                   0.00
TOTAL OTHER INVESTMENTS                       890,141,211.36                   0.00          26,529,120.12                   0.00
TOTAL OTHER SPECIAL FUNDS                      98,474,210.52                   0.00                   0.00                   0.00
L/T ENERGY TRADING CONTRACTS                   16,239,218.01                   0.00                   0.00                   0.00
TOTAL OTHER PROP AND INVSTMNTS              1,052,084,509.38      (2,179,779,136.18)      2,206,308,256.30                   0.00

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                     129,497,800.86                   0.00               4,856.30               2,457.00
ADVANCES TO AFFILIATES                        199,978,262.49         (74,665,235.52)         21,595,909.73          74,543,741.95
ACCOUNTS RECEIVABLE-CUSTOMERS                (205,748,923.40)         82,414,798.24                   0.00                   0.00
ACCOUNTS RECEIVABLE - MISC                    232,721,627.13                   0.00             952,471.46             405,199.00
A/P FOR UNCOLLECTIBLE ACCOUNTS                (46,192,147.83)                  0.00              (1,930.98)                  0.00
ACCOUNTS RECEIVABLE- ASSOC COS                884,836,901.50         (41,826,402.63)         (6,151,331.49)         85,559,997.30
FUEL                                          126,954,160.98                   0.00                   0.00                   0.00
MATERIALS & SUPPLIES                          135,497,627.01                   0.00                   0.00                   0.00
ACCRUED UTILITY REVENUES                       63,445,431.33                   0.00                   0.00                   0.00
PREPAYMENTS                                    25,838,941.71            (195,475.39)            836,492.98                   0.00
ENERGY TRADING CONT CURR ASSET                 34,851,687.00                   0.00                   0.00                   0.00
OTHER CURRENT ASSETS                            3,564,437.60                   0.00                   0.00                   0.00
TOTAL CURRENT ASSETS                        1,585,245,806.37         (34,272,315.30)         17,236,468.00         160,511,395.25

REGULATORY ASSETS
REGULATORY ASSETS                           1,089,372,961.90                   0.00                   0.00                   0.00
FAS109 DFIT RECLASS (A/C 254)                (141,005,126.00)                  0.00                   0.00                   0.00
NET REGULATORY ASSETS                         948,367,835.90                   0.00                   0.00                   0.00

DEFERRED CHARGES
CLEARING ACCOUNTS                              (3,193,920.94)           (167,805.49)                  0.08                   0.00
UNAMORTIZED DEBT EXPENSE                       68,365,557.28                   0.00                   0.00                   0.00
OTHER DEFERRED DEBITS                          54,496,997.09         (14,070,093.95)          1,377,346.96          (1,200,039.99)
TOTAL DEFERRED CHARGES                        119,668,633.43         (14,237,899.44)          1,377,347.03          (1,200,039.99)

TOTAL ASSETS                               11,152,149,374.73      (2,228,289,350.93)      2,225,914,176.39         159,311,355.26

CENTRAL AND SOUTH WEST CORPORATION
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------------
                                                CSW                    CSW
              DESCRIPTION                   CONSOLIDATED            ELIM & ADJ                CSW                  SEEBOARD

----------------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                            1.00        (485,405,564.53)                  1.00               1,000.00
PREMIUM ON CAPITAL STOCK                               (0.00)           (149,484.64)                  0.00                   0.00
PAID-IN CAPITAL                               751,301,312.58        (684,556,715.76)        751,301,312.58           4,821,759.14
RETAINED EARNINGS                           1,434,527,437.69      (1,027,036,253.36)      1,434,527,435.74          60,655,233.49
COMMON SHAREHOLDERS' EQUITY                 2,185,828,751.27      (2,197,148,018.29)      2,185,828,749.32          65,477,992.63

CUMULATIVE PREFERRED STOCK

PS NOT SUBJ MANDATORY REDEMP                   18,276,300.00                   0.00                   0.00                   0.00
TRUST PREFERRED SECURITIES
TRUST PREFER SECURITIES                       321,250,000.00                   0.00                   0.00                   0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR            2,665,293,870.66                   0.00                   0.00                   0.00

TOTAL CAPITALIZATION                        5,190,648,921.93      (2,197,148,018.29)      2,185,828,749.32          65,477,992.63

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                       197,677.00                   0.00                   0.00                   0.00
ACCUM PROVISIONS-RATE REFUND                    2,200,000.00                   0.00                   0.00                   0.00
ACCUMULATED PROVISIONS - MISC                 219,139,378.72                   0.00                   0.00                   0.00
TOTAL OTH NONCURRENT LIAB'S                   221,537,055.72                   0.00                   0.00                   0.00

CURRENT  LIABILITIES

LONG-TERM DEBT DUE WITHIN 1 YR                444,725,778.02                   0.00                   0.00                   0.00
SHORT-TERM DEBT                               797,000,000.00                   0.00                   0.00                   0.00
A/P - GENERAL                                 297,412,693.31                   0.00             134,145.00          20,241,222.63
A/P- ASSOC.  COS.                             586,922,377.79          43,757,255.09          19,311,332.20          43,738,000.00
ADVANCES FROM AFFILIATES                      719,036,855.65         (74,581,733.11)                  0.00                   0.00
CUSTOMER DEPOSITS                              43,315,846.27                   0.00                   0.00                   0.00
TAXES ACCRUED                                 104,413,700.11                   0.00          (3,320,939.10)         29,854,140.00
INTEREST ACCRUED                               76,615,992.17                   0.00           3,131,968.97                   0.00
DIVIDENDS DECLARED                                176,647.82            (271,416.33)                  0.00                   0.00
OBLIG UNDER CAP LEASES- CURR                      117,000.00                   0.00                   0.00                   0.00
ENERGY TRADING CONT CURR LIAB                  30,595,880.14                   0.00                   0.00                   0.00
OTHR CURR & ACCRUED LIAB                      150,493,304.87                   0.00           6,722,950.36                   0.00
TOTAL CURRENT LIABILITIES                   3,250,826,076.16         (31,095,894.36)         25,979,457.43          93,833,362.63

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                       2,368,095,169.20                   0.00          (4,895,269.09)                  0.00
DFIT & DSIT RECLASS (A/C 190)                (448,194,893.83)                  0.00                   0.00                   0.00
NET DEFERRED INCOME TAXES                   1,919,900,275.37                   0.00          (4,895,269.09)                  0.00
DEF INVESTMENT TAX CREDITS                    215,587,261.00                   0.00                   0.00                   0.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                     90,857,096.85                   0.00                   0.00                   0.00


OTHER REGULATORY LIABILTIES                   174,184,729.48                   0.00                   0.00                   0.00
UNAMORT GAIN REACQUIRED DEBT                      264,721.57                   0.00                   0.00                   0.00
TOTAL REGULATORY LIABILITIES                  265,306,547.90                   0.00                   0.00                   0.00
DEFERRED CREDITS
LT ENERGY TRADING CONTRACTS                     5,657,234.00                   0.00                   0.00                   0.00
CUSTOMER ADVANCES FOR CONSTR                    2,353,586.42                   0.00                   0.00                   0.00
DEF GAINS ON SALE/LEASEBACK                             0.00                   0.00                   0.00                   0.00
DEF GAINS-DISP OF UTILITY PLT                           0.00                   0.00                   0.00                   0.00
OTHER DEFERRED CREDITS                         80,332,416.58             (45,438.28)         19,001,238.73                   0.00
TOTAL OTHER DEFERRED CREDITS                   88,343,237.00             (45,438.28)         19,001,238.73                   0.00
TOTAL DEF CREDITS & REG LIAB'S              2,489,137,321.27             (45,438.28)         14,105,969.64                   0.00

TOTAL  CAPITAL & LIABILITIES               11,152,149,375.08      (2,228,289,350.93)      2,225,914,176.39         159,311,355.26

CENTRAL AND SOUTH WEST CORPORATION
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                AEP TX CENTRAL
              DESCRIPTION                    AEP CREDIT              ENERSHOP                 CSWL               CONSOLIDATED

----------------------------------------------------------------------------------------------------------------------------------

ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                              0.00                   0.00                   0.00       2,903,942,101.83
TRANSMISSION                                            0.00                   0.00                   0.00         698,963,919.62
DISTRIBUTION                                            0.00                   0.00                   0.00       1,296,731,134.99
GENERAL                                                 0.00             404,406.84                   0.00         258,385,917.08
CONSTRUCTION WORK IN PROGRESS                           0.00                   0.00                   0.00         200,947,370.68
NUCLEAR FUEL                                            0.00                   0.00                   0.00         266,765,742.01
TOTAL ELECTRIC UTILITY PLANT                            0.00             404,406.84                   0.00       5,625,736,186.21
LESS ACCUM PRV-DEPR,DEPL,AMORT                          0.00            (373,301.73)                  0.00      (2,405,491,553.97)
NET ELECTRIC UTILITY PLANT                              0.00              31,105.11                   0.00       3,220,244,632.24

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                                 0.00                   0.00                   0.00           3,623,213.06
INVEST IN SUBSIDIARY & ASSOC                            0.00                   0.00                   0.00                   0.00
TOTAL OTHER INVESTMENTS                                 0.00                   0.00                   0.00         734,945,429.29
TOTAL OTHER SPECIAL FUNDS                               0.00                   0.00                   0.00          98,474,210.52
L/T ENERGY TRADING CONTRACTS                            0.00                   0.00                   0.00              4,392,058
TOTAL OTHER PROP AND INVSTMNTS                          0.00                   0.00                   0.00         841,434,910.87

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                               0.00             (31,630.23)             43,966.73          85,420,265.96
ADVANCES TO AFFILIATES                                  0.00                   0.00                   0.00                   0.00
ACCOUNTS RECEIVABLE-CUSTOMERS                (453,802,233.52)               (612.42)                  0.00          56,892,834.71
ACCOUNTS RECEIVABLE - MISC                              0.00             723,934.80                   0.00          56,649,692.10
A/P FOR UNCOLLECTIBLE ACCOUNTS                (16,966,716.00)                  0.00                   0.00            (345,928.71)
ACCOUNTS RECEIVABLE- ASSOC COS                581,732,911.23              21,458.75                 376.53         121,324,317.04
FUEL                                                    0.00                   0.00                   0.00          32,563,383.61
MATERIALS & SUPPLIES                                    0.00                   0.01                   0.00          51,592,600.17
ACCRUED UTILITY REVENUES                                0.00                   0.00                   0.00          27,149,850.00
PREPAYMENTS                                             0.00              10,593.27                   0.00           2,012,037.45
ENERGY TRADING CONT CURR ASSET                          0.00                   0.00                   0.00          22,491,907.00
OTHER CURRENT ASSETS                                    0.00             271,068.50                   0.00             121,242.50
TOTAL CURRENT ASSETS                          110,963,961.71             994,812.68              44,343.26         455,872,201.83

REGULATORY ASSETS
REGULATORY ASSETS                                       0.00                   0.00                   0.00         828,083,551.11
FAS109 DFIT RECLASS (A/C 254)                           0.00                   0.00                   0.00         (33,088,704.00)
NET REGULATORY ASSETS                                   0.00                   0.00                   0.00         794,994,847.11

DEFERRED CHARGES
CLEARING ACCOUNTS                                       0.00               5,631.48                  (0.00)           (550,313.73)
UNAMORTIZED DEBT EXPENSE                                0.00             131,572.52                   0.00          40,505,725.65
OTHER DEFERRED DEBITS                                   0.00                   8.90                  (0.00)          3,935,601.24
TOTAL DEFERRED CHARGES                                  0.00             137,212.91                  (0.00)         43,891,013.15

TOTAL ASSETS                                  110,963,961.71           1,163,130.70              44,343.26       5,356,437,605.21

CENTRAL AND SOUTH WEST CORPORATION
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                AEP TX CENTRAL
              DESCRIPTION                    AEP CREDIT              ENERSHOP                 CSWL               CONSOLIDATED

----------------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                        1,000.00                 100.00               1,000.00          55,291,944.53
PREMIUM ON CAPITAL STOCK                                0.00                   0.00                   0.00              15,053.87
PAID-IN CAPITAL                                28,225,760.06                 900.00          60,348,086.62          59,431,668.47
RETAINED EARNINGS                                       0.00         (19,852,749.72)        (44,711,370.12)        986,395,393.85
COMMON SHAREHOLDERS' EQUITY                    28,226,760.06         (19,851,749.72)         15,637,716.50       1,101,134,060.72

CUMULATIVE PREFERRED STOCK

PS NOT SUBJ MANDATORY REDEMP                            0.00                   0.00                   0.00           5,941,400.00
TRUST PREFERRED SECURITIES
TRUST PREFER SECURITIES                                 0.00                   0.00                   0.00         136,250,000.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR                        0.00          12,006,378.75                   0.00       1,209,433,515.02

TOTAL CAPITALIZATION                           28,226,760.06          (7,845,370.97)         15,637,716.50       2,452,758,975.74

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                             0.00                   0.00                   0.00                   0.00
ACCUM PROVISIONS-RATE REFUND                            0.00                   0.00                   0.00                   0.00
ACCUMULATED PROVISIONS - MISC                           0.00               2,146.00                   0.00          74,572,441.60
TOTAL OTH NONCURRENT LIAB'S                             0.00               2,146.00                   0.00          74,572,441.60

CURRENT  LIABILITIES

LONG-TERM DEBT DUE WITHIN 1 YR                          0.00           3,000,000.00                   0.00         229,130,778.02
SHORT-TERM DEBT                                         0.00                   0.00                   0.00         650,000,000.00
A/P - GENERAL                                  29,157,550.30              44,023.55                   0.00          72,199,922.55
A/P- ASSOC.  COS.                               3,539,348.76             137,967.99               6,077.76          36,241,283.08
ADVANCES FROM AFFILIATES                       42,422,421.01           6,003,494.01                   0.00         126,710,903.55
CUSTOMER DEPOSITS                                       0.00                   0.00                   0.00             665,585.12
TAXES ACCRUED                                   3,303,850.93            (168,342.50)        (15,599,451.00)         24,790,959.18
INTEREST ACCRUED                                   92,224.99              15,517.34                   0.00          49,917,574.28
DIVIDENDS DECLARED                                271,416.35                   0.00                   0.00              40,191.94
OBLIG UNDER CAP LEASES- CURR                            0.00                   0.00                   0.00                   0.00
ENERGY TRADING CONT CURR LIAB                           0.00                   0.00                   0.00          19,811,379.00
OTHR CURR & ACCRUED LIAB                                0.00             (80,539.72)                  0.00          36,658,152.34
TOTAL CURRENT LIABILITIES                      78,786,812.34           8,952,120.67         (15,593,373.25)      1,246,166,729.06

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                          (9,392,084.00)            864,080.00                   0.00       1,391,461,668.00
DFIT & DSIT RECLASS (A/C 190)                           0.00            (809,845.00)                  0.00        (130,209,929.00)
NET DEFERRED INCOME TAXES                      (9,392,084.00)             54,235.00                   0.00       1,261,251,739.00
DEF INVESTMENT TAX CREDITS                              0.00                   0.00                   0.00         117,685,682.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                              0.00                   0.00                   0.00          70,313,954.99


OTHER REGULATORY LIABILTIES                             0.00                   0.00                   0.00         128,466,744.49
UNAMORT GAIN REACQUIRED DEBT                            0.00                   0.00                   0.00               5,706.58
TOTAL REGULATORY LIABILITIES                            0.00                   0.00                   0.00         198,786,406.06
DEFERRED CREDITS
LT ENERGY TRADING CONTRACTS                             0.00                   0.00                   0.00           1,713,225.00
CUSTOMER ADVANCES FOR CONSTR                            0.00                   0.00                   0.00           2,058,895.00
DEF GAINS ON SALE/LEASEBACK                             0.00                   0.00                   0.00                   0.00
DEF GAINS-DISP OF UTILITY PLT                           0.00                   0.00                   0.00                   0.00
OTHER DEFERRED CREDITS                         13,342,473.31                   0.00                   0.00           1,443,511.73
TOTAL OTHER DEFERRED CREDITS                   13,342,473.31                   0.00                   0.00           5,215,631.73
TOTAL DEF CREDITS & REG LIAB'S                  3,950,389.31              54,235.00                   0.00       1,582,939,458.79

TOTAL  CAPITAL & LIABILITIES                  110,963,961.71           1,163,130.70              44,343.26       5,356,437,605.20

CENTRAL AND SOUTH WEST CORPORATION
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------------
                                                                                             CSW ENERGY             SWEPCO INT
              DESCRIPTION                 PSO CORPORATION       AEP TX NORTH CORP           CONSOLIDATED           CONSOLIDATED

----------------------------------------------------------------------------------------------------------------------------------

ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                  1,040,520,235.43         353,086,942.81         150,301,688.41       1,503,722,399.77
TRANSMISSION                                  432,845,528.74         254,483,448.35                   0.00         575,003,054.55
DISTRIBUTION                                  990,946,754.66         445,486,298.94                   0.00       1,063,563,248.36
GENERAL                                       206,747,608.85         111,678,494.82                   0.00         378,130,016.79
CONSTRUCTION WORK IN PROGRESS                  88,444,217.79          37,012,107.54           1,473,437.34          75,755,410.39
NUCLEAR FUEL                                            0.00                   0.00                   0.00                   0.00
TOTAL ELECTRIC UTILITY PLANT                2,759,504,345.47       1,201,747,292.46         151,775,125.75       3,596,174,129.85
LESS ACCUM PRV-DEPR,DEPL,AMORT             (1,239,855,433.81)       (521,792,485.83)        (35,263,379.68)     (1,697,337,591.70)
NET ELECTRIC UTILITY PLANT                  1,519,648,911.66         679,954,806.63         116,511,746.07       1,898,836,538.16

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                         4,832,631.33           1,086,133.86           1,503,991.77           4,203,570.77
INVEST IN SUBSIDIARY & ASSOC                            0.00                   0.00          31,785,901.46             194,427.24
TOTAL OTHER INVESTMENTS                           550,003.00             126,969.91         131,526,340.62           1,580,452.46
TOTAL OTHER SPECIAL FUNDS                               0.00                   0.00                   0.00                   0.00
L/T ENERGY TRADING CONTRACTS                       4,480,735              2,247,962                      0              5,118,463
TOTAL OTHER PROP AND INVSTMNTS                  9,863,369.34           3,461,065.77         164,816,233.85          11,096,913.47

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                      16,774,441.20           1,219,084.15          15,932,552.99           2,068,766.28
ADVANCES TO AFFILIATES                                  0.00          27,088,209.63          65,816,322.30          14,112,270.69
ACCOUNTS RECEIVABLE-CUSTOMERS                  27,119,833.12          30,734,760.83                   0.00          26,989,859.12
ACCOUNTS RECEIVABLE - MISC                      4,566,513.99          31,925,535.51          23,792,696.71          36,985,275.54
A/P FOR UNCOLLECTIBLE ACCOUNTS                    (84,494.70)         (5,041,035.64)                  0.00          (2,128,289.03)
ACCOUNTS RECEIVABLE- ASSOC COS                 14,139,339.93          43,632,397.96          21,406,472.35          19,253,249.39
FUEL                                           19,973,080.13          12,676,818.07                   0.00          61,740,879.17
MATERIALS & SUPPLIES                           37,374,684.07           9,573,770.19                  (0.01)         33,539,536.02
ACCRUED UTILITY REVENUES                       13,128,000.00           6,828,828.00                   0.00          15,103,000.00
PREPAYMENTS                                     2,644,003.83           1,033,014.00           1,619,744.05          17,746,642.78
ENERGY TRADING CONT CURR ASSET                  3,841,420.00           4,130,220.00                   0.00           4,388,140.00
OTHER CURRENT ASSETS                               91,088.04              37,081.30           2,939,602.99             104,354.26
TOTAL CURRENT ASSETS                          139,567,909.61         163,838,684.01         131,507,391.37         229,903,684.22

REGULATORY ASSETS
REGULATORY ASSETS                             117,944,638.09          50,148,240.88                   0.00          93,196,531.83
FAS109 DFIT RECLASS (A/C 254)                 (43,217,645.00)        (21,983,673.00)                  0.00         (42,715,104.00)
NET REGULATORY ASSETS                          74,726,993.09          28,164,567.88                   0.00          50,481,427.83

DEFERRED CHARGES
CLEARING ACCOUNTS                              (5,459,769.59)            269,442.30              55,147.59           2,618,897.35
UNAMORTIZED DEBT EXPENSE                       14,961,398.78             972,718.36           3,146,540.00           6,841,440.88
OTHER DEFERRED DEBITS                           8,616,639.02          10,669,693.59             878,124.66          38,111,211.75
TOTAL DEFERRED CHARGES                         18,118,268.21          11,911,854.25           4,079,812.25          47,571,549.98

TOTAL ASSETS                                1,761,925,451.91         887,330,978.54         416,915,183.54       2,237,890,113.66

CENTRAL AND SOUTH WEST CORPORATION
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------------
                                                                                              CSW ENERGY             SWEPCO INT
              DESCRIPTION                   PSO CORPORATION        AEP TX NORTH CORP         CONSOLIDATED           CONSOLIDATED

----------------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                  157,230,000.00         137,214,000.00               1,000.00         135,659,520.00
PREMIUM ON CAPITAL STOCK                           15,879.54             114,930.59                   0.00               3,620.64
PAID-IN CAPITAL                               125,526,815.00         (28,527,395.00)        101,857,124.84         191,317,094.00
RETAINED EARNINGS                             116,476,481.36          71,942,097.47         (51,388,235.11)        334,788,640.33
COMMON SHAREHOLDERS' EQUITY                   399,249,175.90         180,743,633.06          50,469,889.74         661,768,874.97

CUMULATIVE PREFERRED STOCK

PS NOT SUBJ MANDATORY REDEMP                    5,266,900.00           2,367,200.00                   0.00           4,700,800.00
TRUST PREFERRED SECURITIES
TRUST PREFER SECURITIES                        75,000,000.00                   0.00                   0.00         110,000,000.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR              445,436,617.78         132,499,863.10          39,968,320.06         637,853,425.13

TOTAL CAPITALIZATION                          924,952,693.68         315,610,696.16          90,438,209.80       1,414,323,100.10

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                             0.00                   0.00             197,677.00                   0.00
ACCUM PROVISIONS-RATE REFUND                            0.00           2,200,000.00                   0.00                   0.00
ACCUMULATED PROVISIONS - MISC                  54,761,284.62          26,661,484.90             618,308.99          62,467,222.11
TOTAL OTH NONCURRENT LIAB'S                    54,761,284.62          28,861,484.90             815,985.99          62,467,222.11

CURRENT  LIABILITIES

LONG-TERM DEBT DUE WITHIN 1 YR                100,000,000.00                   0.00          10,000,000.00          55,595,000.00
SHORT-TERM DEBT                                         0.00         125,000,000.00                   0.00                   0.00
A/P - GENERAL                                  61,168,991.59          32,714,270.10           6,847,044.31          62,138,900.49
A/P- ASSOC.  COS.                              91,203,735.33          76,216,875.28          18,758,789.01          73,875,862.54
ADVANCES FROM AFFILIATES                       86,104,634.89         107,495,436.60         261,587,882.76          37,351,890.31
CUSTOMER DEPOSITS                              21,789,146.45             116,348.51                   0.00          20,109,732.07
TAXES ACCRUED                                   6,853,086.96           3,696,928.90          (3,454,118.24)         19,081,001.22
INTEREST ACCRUED                                6,979,247.99          (1,875,995.10)                  0.00          18,274,186.87
DIVIDENDS DECLARED                                 53,153.17              26,039.20                   0.00              57,263.49
OBLIG UNDER CAP LEASES- CURR                            0.00                   0.00             117,000.00                   0.00
ENERGY TRADING CONT CURR LIAB                   3,259,764.00           3,801,022.00                   0.00           3,723,715.14
OTHR CURR & ACCRUED LIAB                       24,903,318.71          17,387,610.32           2,991,393.42          50,534,384.67
TOTAL CURRENT LIABILITIES                     402,315,079.08         364,578,535.82         296,847,991.26         340,741,936.80

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                         412,044,722.00         153,490,658.00           1,097,015.49         423,177,326.00
DFIT & DSIT RECLASS (A/C 190)                 (70,648,706.00)        (35,969,718.00)          6,500,754.00         (82,113,261.00)
NET DEFERRED INCOME TAXES                     341,396,016.00         117,520,940.00           7,597,769.49         341,064,065.00
DEF INVESTMENT TAX CREDITS                     32,201,440.00          21,510,123.00                   0.00          44,190,016.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                              0.47           4,540,304.04                   0.00          16,002,837.35


OTHER REGULATORY LIABILTIES                     4,360,464.00          34,464,486.66                   0.00           6,893,034.33
UNAMORT GAIN REACQUIRED DEBT                       30,089.16              28,295.44                   0.00             200,630.39
TOTAL REGULATORY LIABILITIES                    4,390,553.63          39,033,086.14                   0.00          23,096,502.07
DEFERRED CREDITS
LT ENERGY TRADING CONTRACTS                     1,581,137.00             556,698.00                   0.00           1,806,174.00
CUSTOMER ADVANCES FOR CONSTR                      294,691.42                   0.00                   0.00                   0.00
DEF GAINS ON SALE/LEASEBACK                             0.00                   0.00                   0.00                   0.00
DEF GAINS-DISP OF UTILITY PLT                           0.00                   0.00                   0.00                   0.00
OTHER DEFERRED CREDITS                             32,556.86            (340,585.49)         21,215,227.00          10,201,097.58
TOTAL OTHER DEFERRED CREDITS                    1,908,385.28             216,112.51          21,215,227.00          12,007,271.58
TOTAL DEF CREDITS & REG LIAB'S                379,896,394.91         178,280,261.65          28,812,996.49         420,357,854.65

TOTAL  CAPITAL & LIABILITIES                1,761,925,452.30         887,330,978.52         416,915,183.54       2,237,890,113.66

CENTRAL AND SOUTH WEST CORPORATION
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------------
                                         CSW INTERNATIONAL                              CSW ENERGY SVCS           REP HOLDCO
              DESCRIPTION                   CONSOLIDATED        C3 COMMUNICATIONS         CONSOLIDATED           CONSOLIDATED

----------------------------------------------------------------------------------------------------------------------------------

ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                              0.00                   0.00          12,232,323.00                   0.00
TRANSMISSION                                            0.00                   0.00                   0.00                   0.00
DISTRIBUTION                                            0.00                   0.00                   0.00                   0.00
GENERAL                                                 0.00                   0.00              60,191.42                   0.00
CONSTRUCTION WORK IN PROGRESS                           0.00                  (0.00)                  0.00                   0.00
NUCLEAR FUEL                                            0.00                   0.00                   0.00                   0.00
TOTAL ELECTRIC UTILITY PLANT                            0.00                  (0.00)         12,292,514.42                   0.00
LESS ACCUM PRV-DEPR,DEPL,AMORT                 (1,720,811.19)                  0.00              (8,958.52)                  0.00
NET ELECTRIC UTILITY PLANT                     (1,720,811.19)                 (0.00)         12,283,555.90                   0.00

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                                 0.00                   0.00                   0.00                   0.00
INVEST IN SUBSIDIARY & ASSOC                            0.00                   0.00                   0.00                   0.00
TOTAL OTHER INVESTMENTS                        (7,779,604.04)                  0.00           2,662,500.00                   0.00
TOTAL OTHER SPECIAL FUNDS                               0.00                   0.00                   0.00                   0.00
L/T ENERGY TRADING CONTRACTS                               0                      0                      0                      0
TOTAL OTHER PROP AND INVSTMNTS                 (7,779,604.04)                  0.00           2,662,500.00                   0.00

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                       1,827,628.13             504,877.54             901,167.97           4,829,366.84
ADVANCES TO AFFILIATES                                  0.00                   0.00                   0.00          71,487,043.71
ACCOUNTS RECEIVABLE-CUSTOMERS                           0.00               2,307.85                   0.00          23,899,528.67
ACCOUNTS RECEIVABLE - MISC                      9,295,309.04             762,957.17          24,709,821.22          41,952,220.59
A/P FOR UNCOLLECTIBLE ACCOUNTS                          0.00            (206,781.16)           (148,886.45)        (21,268,085.16)
ACCOUNTS RECEIVABLE- ASSOC COS                 44,179,355.38             414,877.68             977,286.34             172,595.73
FUEL                                                    0.00                   0.00                   0.00                   0.00
MATERIALS & SUPPLIES                                    0.00                   0.00           3,417,036.57                   0.00
ACCRUED UTILITY REVENUES                                0.00                   0.00                   0.00           1,235,753.33
PREPAYMENTS                                        17,500.21              21,925.89              92,462.64                   0.00
ENERGY TRADING CONT CURR ASSET                          0.00                   0.00                   0.00                   0.00
OTHER CURRENT ASSETS                                    0.00                   0.00                   0.00                   0.00
TOTAL CURRENT ASSETS                           55,319,792.76           1,500,164.97          29,948,888.29         122,308,423.71

REGULATORY ASSETS
REGULATORY ASSETS                                       0.00                   0.00                   0.00                   0.00
FAS109 DFIT RECLASS (A/C 254)                           0.00                   0.00                   0.00                   0.00
NET REGULATORY ASSETS                                   0.00                   0.00                   0.00                   0.00

DEFERRED CHARGES
CLEARING ACCOUNTS                                  13,563.00               7,621.64              11,271.61               2,392.83
UNAMORTIZED DEBT EXPENSE                                0.00           1,343,402.38             462,758.71                   0.00
OTHER DEFERRED DEBITS                           7,497,096.14             681,562.12             442,971.16          (2,443,124.50)
TOTAL DEFERRED CHARGES                          7,510,659.14           2,032,586.14             917,001.47          (2,440,731.67)

TOTAL ASSETS                                   53,330,036.67           3,532,751.11          45,811,945.66         119,867,692.04

CENTRAL AND SOUTH WEST CORPORATION
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------------
                                         CSW INTERNATIONAL                              CSW ENERGY SVCS           REP HOLDCO
              DESCRIPTION                   CONSOLIDATED        C3 COMMUNICATIONS         CONSOLIDATED           CONSOLIDATED

----------------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                        1,000.00               1,000.00               1,000.00               3,000.00
PREMIUM ON CAPITAL STOCK                                0.00                   0.00                   0.00                   0.00
PAID-IN CAPITAL                               141,254,902.63                   0.00                   0.00             300,000.00
RETAINED EARNINGS                            (184,723,912.22)       (177,582,649.10)        (58,901,742.24)         (6,060,932.68)
COMMON SHAREHOLDERS' EQUITY                   (43,468,009.59)       (177,581,649.10)        (58,900,742.24)         (5,757,932.68)

CUMULATIVE PREFERRED STOCK

PS NOT SUBJ MANDATORY REDEMP                            0.00                   0.00                   0.00                   0.00
TRUST PREFERRED SECURITIES
TRUST PREFER SECURITIES                                 0.00                   0.00                   0.00                   0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR                        0.00         139,883,768.82          48,211,982.00                   0.00

TOTAL CAPITALIZATION                          (43,468,009.59)        (37,697,880.28)        (10,688,760.24)         (5,757,932.68)

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                             0.00                   0.00                   0.00                   0.00
ACCUM PROVISIONS-RATE REFUND                            0.00                   0.00                   0.00                   0.00
ACCUMULATED PROVISIONS - MISC                           0.00                   0.00               4,478.00              52,012.50
TOTAL OTH NONCURRENT LIAB'S                             0.00                   0.00               4,478.00              52,012.50

CURRENT  LIABILITIES

LONG-TERM DEBT DUE WITHIN 1 YR                          0.00          35,000,000.00          12,000,000.00                   0.00
SHORT-TERM DEBT                                         0.00                   0.00          22,000,000.00                   0.00
A/P - GENERAL                                      25,967.30           2,175,729.11           5,025,153.00           5,539,773.38
A/P- ASSOC.  COS.                             102,117,548.64           3,182,002.88             758,539.58          74,077,759.65
ADVANCES FROM AFFILIATES                       76,279,475.97          31,009,898.49          18,137,253.29             515,297.88
CUSTOMER DEPOSITS                                       0.00             165,995.13                   0.00             469,038.99
TAXES ACCRUED                                   3,265,690.54          (6,096,951.10)           (955,551.84)         43,163,396.15
INTEREST ACCRUED                                  (18,832.16)                  0.00                  20.00             100,078.99
DIVIDENDS DECLARED                                      0.00                   0.00                   0.00                   0.00
OBLIG UNDER CAP LEASES- CURR                            0.00                   0.00                   0.00                   0.00
ENERGY TRADING CONT CURR LIAB                           0.00                   0.00                   0.00                   0.00
OTHR CURR & ACCRUED LIAB                          (16,938.86)          6,222,078.60           3,924,765.77           1,246,129.27
TOTAL CURRENT LIABILITIES                     181,652,911.43          71,658,753.11          60,890,179.80         125,111,474.31

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                          (1,701,603.20)          3,835,375.00          (1,886,719.00)                  0.00
DFIT & DSIT RECLASS (A/C 190)                 (90,865,170.83)        (36,767,977.00)         (7,311,041.00)                  0.00
NET DEFERRED INCOME TAXES                     (92,566,774.03)        (32,932,602.00)         (9,197,760.00)                  0.00
DEF INVESTMENT TAX CREDITS                              0.00                   0.00                   0.00                   0.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                              0.00                   0.00                   0.00                   0.00


OTHER REGULATORY LIABILTIES                             0.00                   0.00                   0.00                   0.00
UNAMORT GAIN REACQUIRED DEBT                            0.00                   0.00                   0.00                   0.00
TOTAL REGULATORY LIABILITIES                            0.00                   0.00                   0.00                   0.00
DEFERRED CREDITS
LT ENERGY TRADING CONTRACTS                             0.00                   0.00                   0.00                   0.00
CUSTOMER ADVANCES FOR CONSTR                            0.00                   0.00                   0.00                   0.00
DEF GAINS ON SALE/LEASEBACK                             0.00                   0.00                   0.00                   0.00
DEF GAINS-DISP OF UTILITY PLT                           0.00                   0.00                   0.00                   0.00
OTHER DEFERRED CREDITS                          7,711,908.86           2,504,480.27           4,803,808.10             462,137.91
TOTAL OTHER DEFERRED CREDITS                    7,711,908.86           2,504,480.27           4,803,808.10             462,137.91
TOTAL DEF CREDITS & REG LIAB'S                (84,854,865.17)        (30,428,121.73)         (4,393,951.90)            462,137.91

TOTAL  CAPITAL & LIABILITIES                   53,330,036.67           3,532,751.11          45,811,945.66         119,867,692.04

AEP TEXAS CENTRAL COMPANY
AND SUBSIDIARY COMPANY
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


--------------------------------------------------------------------------------------------------------------------------------
                                         TEXAS CENTRAL          TEXAS CENTRAL          AEP TEXAS CORP         TEXAS CENTRAL
            DESCRIPTION                   CONSOLIDATED            ELIM & ADJ            CONSOLIDATED               SEC

--------------------------------------------------------------------------------------------------------------------------------

ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                2,903,942,101.83      (2,254,080,971.69)      5,158,023,073.52                   0.00
TRANSMISSION                                698,963,919.62         698,963,919.62                   0.00                   0.00
DISTRIBUTION                              1,296,731,134.99       1,296,731,134.99                  (0.00)                  0.00
GENERAL                                     258,385,917.08         223,443,668.95          34,942,248.13                   0.00
CONSTRUCTION WORK IN PROGRESS               200,947,370.68                   0.00         200,947,370.68                   0.00
NUCLEAR FUEL                                266,765,742.01         266,765,742.01                   0.00                   0.00
TOTAL ELECTRIC UTILITY PLANT              5,625,736,186.21         231,823,493.88       5,393,912,692.33                   0.00
LESS ACCUM PRV-DEPR,DEPL,AMORT           (2,405,491,553.97)       (231,823,493.88)     (2,173,668,060.09)                  0.00
NET ELECTRIC UTILITY PLANT                3,220,244,632.24                   0.00       3,220,244,632.24                   0.00

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                       3,623,213.06                   0.00           3,623,213.06                   0.00
INVEST IN SUBSIDIARY & ASSOC                          0.00          (3,986,675.00)          3,986,675.00                   0.00
TOTAL OTHER INVESTMENTS                     734,945,429.29                   0.00             354,090.29         734,591,339.00
TOTAL OTHER SPECIAL FUNDS                    98,474,210.52                   0.00          98,474,210.52                   0.00
L/T ENERGY TRADING CONTRACTS                  4,392,058.00                   0.00           4,392,058.00                   0.00
TOTAL OTHER PROP AND INVSTMNTS              841,434,910.87          (3,986,675.00)        110,830,246.87         734,591,339.00

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                    85,420,265.96                   0.00           2,947,313.61          82,472,952.35
ADVANCES TO AFFILIATES                                0.00                   0.00                   0.00                   0.00
ACCOUNTS RECEIVABLE-CUSTOMERS                56,892,834.71                   0.00          56,892,834.71                   0.00
ACCOUNTS RECEIVABLE - MISC                   56,649,692.10                   0.00          56,649,692.10                   0.00
A/P FOR UNCOLLECTIBLE ACCOUNTS                 (345,928.71)                  0.00            (345,928.71)                  0.00
ACCOUNTS RECEIVABLE- ASSOC COS              121,324,317.04         (12,773,894.69)        121,681,453.54          12,416,758.19
FUEL                                         32,563,383.61                   0.00          32,563,383.61                   0.00
MATERIALS & SUPPLIES                         51,592,600.17                   0.00          51,592,600.17                   0.00
ACCRUED UTILITY REVENUES                     27,149,850.00                   0.00          27,149,850.00                   0.00
PREPAYMENTS                                   2,012,037.45                   0.00           2,012,037.45                   0.00
ENERGY TRADING CONT CURR ASSET               22,491,907.00                   0.00          22,491,907.00                   0.00
OTHER CURRENT ASSETS                            121,242.50                   0.00             121,242.50                   0.00
TOTAL CURRENT ASSETS                        455,872,201.83         (12,773,894.69)        373,756,385.98          94,889,710.54

REGULATORY ASSETS
REGULATORY ASSETS                           828,083,551.11                   0.00         828,083,551.11                   0.00
FAS109 DFIT RECLASS (A/C 254)               (33,088,704.00)                  0.00         (33,088,704.00)                  0.00
NET REGULATORY ASSETS                       794,994,847.11                   0.00         794,994,847.11                   0.00

DEFERRED CHARGES
CLEARING ACCOUNTS                              (550,313.73)                  0.00            (550,313.73)                  0.00
UNAMORTIZED DEBT EXPENSE                     40,505,725.65                   0.00           9,458,211.65          31,047,514.00
OTHER DEF DEBITS (less PSDR)                  3,935,601.24                (926.09)          3,936,527.33                   0.00
TOTAL DEFERRED CHARGES                       43,891,013.15                (926.09)         12,844,425.24          31,047,514.00

TOTAL ASSETS                              5,356,437,605.21         (16,761,495.78)      4,512,670,537.45         860,528,563.54

AEP TEXAS CENTRAL COMPANY
AND SUBSIDIARY COMPANY
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


--------------------------------------------------------------------------------------------------------------------------------
                                         TEXAS CENTRAL          TEXAS CENTRAL          AEP TEXAS CORP         TEXAS CENTRAL
            DESCRIPTION                   CONSOLIDATED            ELIM & ADJ            CONSOLIDATED               SEC

--------------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                 55,291,944.53                   0.00          55,291,944.53                   0.00
PREMIUM ON CAPITAL STOCK                         15,053.87                   0.00              15,053.87                   0.00
PAID-IN CAPITAL                              59,431,668.47          (3,986,675.00)         59,431,668.47           3,986,675.00
RETAINED EARNINGS                           986,395,393.85                   0.00         986,395,393.85                   0.00
COMMON SHAREHOLDERS' EQUITY               1,101,134,060.72          (3,986,675.00)      1,101,134,060.72           3,986,675.00

CUMULATIVE PREFERRED STOCK

PS NOT SUBJ MANDATORY REDEMP                  5,941,400.00                   0.00           5,941,400.00                   0.00
TRUST PREFERRED SECURITIES
TRUST PREFER SECURITIES                     136,250,000.00                   0.00         136,250,000.00                   0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR          1,209,433,515.02                   0.00         463,811,437.02         745,622,078.00

TOTAL CAPITALIZATION                      2,452,758,975.74          (3,986,675.00)      1,707,136,897.74         749,608,753.00

OTHER NONCURRENT LIABILITIES

ACCUM PROVISIONS-RATE REFUND                          0.00                   0.00                   0.00                   0.00
ACCUMULATED PROVISIONS - MISC                74,572,441.60                   0.00          74,572,441.60                   0.00
TOTAL OTH NONCURRENT LIAB'S                  74,572,441.60                   0.00          74,572,441.60                   0.00

CURRENT  LIABILITIES

LONG-TERM DEBT DUE WITHIN 1 YR              229,130,778.02                   0.00         178,118,000.02          51,012,778.00
SHORT-TERM DEBT                             650,000,000.00                   0.00         650,000,000.00                   0.00
A/P - GENERAL                                72,199,922.55                   0.00          72,181,144.12              18,778.43
A/P- ASSOC.  COS.                            36,241,283.08         (12,774,820.78)         48,658,967.36             357,136.50
ADVANCES FROM AFFILIATES                    126,710,903.55                   0.00         126,710,903.55                   0.00
CUSTOMER DEPOSITS                               665,585.12                   0.00             665,585.12                   0.00
TAXES ACCRUED                                24,790,959.18                   0.00          24,790,959.18                   0.00
INTEREST ACCRUED                             49,917,574.28                   0.00          11,256,353.28          38,661,221.00
DIVIDENDS DECLARED                               40,191.94                   0.00              40,191.94                   0.00

ENERGY TRADING CONT CURR LIAB                19,811,379.00                   0.00          19,811,379.00                   0.00
OTHR CURR & ACCRUED LIAB                     36,658,152.34                   0.00          36,658,152.34                   0.00
TOTAL CURRENT LIABILITIES                 1,246,166,729.06         (12,774,820.78)      1,168,891,635.91          90,049,913.93

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                     1,391,461,668.00                   0.00       1,391,461,668.00                   0.00
DFIT & DSIT RECLASS (A/C 190)              (130,209,929.00)                  0.00        (130,209,929.00)                  0.00
NET DEFERRED INCOME TAXES                 1,261,251,739.00                   0.00       1,261,251,739.00                   0.00
DEF INVESTMENT TAX CREDITS                  117,685,682.00                   0.00         117,685,682.00                   0.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                   70,313,954.99                   0.00          70,313,954.99                   0.00

OTHER REGULATORY LIABILTIES                 128,466,744.49                   0.00         107,596,847.88          20,869,896.61
UNAMORT GAIN REACQUIRED DEBT                      5,706.58                   0.00               5,706.58                   0.00
TOTAL REGULATORY LIABILITIES                198,786,406.06                   0.00         177,916,509.45          20,869,896.61
DEFERRED CREDITS
LT ENERGY TRADING CONTRACTS                   1,713,225.00                   0.00           1,713,225.00                   0.00
CUSTOMER ADVANCES FOR CONSTR                  2,058,895.00                   0.00           2,058,895.00                   0.00
DEF GAINS ON SALE/LEASEBACK                           0.00                   0.00                   0.00                   0.00
DEF GAINS-DISP OF UTILITY PLT                         0.00                   0.00                   0.00                   0.00
OTHER DEFERRED CREDITS                        1,443,511.73                   0.00           1,443,511.73                   0.00
TOTAL OTHER DEFERRED CREDITS                  5,215,631.73                   0.00           5,215,631.73                   0.00
TOTAL DEF CREDITS & REG LIAB'S            1,582,939,458.79                   0.00       1,562,069,562.18          20,869,896.61

TOTAL  CAPITAL & LIABILITIES              5,356,437,605.20         (16,761,495.78)      4,512,670,537.44         860,528,563.54

APPALACHIAN POWER COMPANY, INC
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------------
                                                APCO                   AEPCO
             DESCRIPTION                    CONSOLIDATED            ELIM & ADJ                APCO                   CACCO

----------------------------------------------------------------------------------------------------------------------------------

ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                  2,245,945,333.13      (3,442,630,590.16)      5,688,575,923.29                   0.00
TRANSMISSION                                1,218,107,426.89       1,218,107,426.89                   0.00                   0.00
DISTRIBUTION                                1,951,804,006.37       1,951,804,006.37                  (0.00)                  0.00
GENERAL                                       272,900,835.90         272,719,156.90             181,679.00                   0.00
CONSTRUCTION WORK IN PROGRESS                 206,545,285.87                   0.00         206,545,285.87                   0.00
TOTAL ELECTRIC UTILITY PLANT                5,895,302,888.16                  (0.00)      5,895,302,888.16                   0.00
LESS ACCUM PRV-DEPR,DEPL,AMORT             (2,424,607,196.01)                  0.00      (2,424,607,196.01)                  0.00
NET ELECTRIC UTILITY PLANT                  3,470,695,692.15                  (0.00)      3,470,695,692.15                   0.00

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                        20,550,437.06                   0.00          20,219,843.06                   0.00
INVEST IN SUBSIDIARY & ASSOC                      603,868.00         (16,033,877.18)         16,637,745.18                   0.00
TOTAL OTHER INVESTMENTS                        33,499,569.23                   0.00          28,428,997.23             192,684.00
TOTAL OTHER SPECIAL FUNDS                               0.00                   0.00                   0.00                   0.00
L/T ENERGY TRADING CONTRACTS                  115,747,766.58                   0.00         115,747,766.58                   0.00
TOTAL OTHER PROP AND INVSTMNTS                170,401,640.87         (16,033,877.18)        181,034,352.05             192,684.00

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                       4,285,011.30                   0.00           3,677,011.30                   0.00
ADVANCES TO AFFILIATES                         16,974,280.17                   0.00                   0.00           1,907,460.81
ACCOUNTS RECEIVABLE-CUSTOMERS                 132,265,094.69                   0.00         132,265,094.69                   0.00
ACCOUNTS RECEIVABLE - MISC                     28,628,994.74                   0.00          25,545,419.37             119,016.00
A/P FOR UNCOLLECTIBLE ACCOUNTS                (13,438,072.98)                  0.00         (13,441,027.93)                  0.00
ACCOUNTS RECEIVABLE- ASSOC COS                122,665,658.15            (621,187.06)        122,669,124.67                   0.00
FUEL                                           53,646,529.61                   0.00          53,646,529.61                   0.00
MATERIALS & SUPPLIES                           59,885,754.80                  29.11          59,885,725.69                   0.00
ACCRUED UTILITY REVENUES                       30,947,534.88                   0.00          30,947,534.88                   0.00
PREPAYMENTS                                     4,895,447.01                   0.00           4,895,447.01                   0.00
ENERGY TRADING CONT CURR ASSET                 94,238,338.43                   0.00          94,238,338.43                   0.00
OTHER CURRENT ASSETS                            8,500,879.32                   0.00           6,969,288.32                   0.00
TOTAL CURRENT ASSETS                          543,495,450.11            (621,157.95)        521,298,486.03           2,026,476.81

REGULATORY ASSETS
REGULATORY ASSETS                             487,101,599.54                   0.00         486,617,675.54                   0.00
FAS109 DFIT RECLASS (A/C 254)                 (33,206,169.00)                  0.00         (31,677,092.00)           (203,000.00)
NET REGULATORY ASSETS                         453,895,430.54                   0.00         454,940,583.54            (203,000.00)

DEFERRED CHARGES
CLEARING ACCOUNTS                               1,791,065.25                   0.00           1,791,065.24                  (0.00)
UNAMORTIZED DEBT EXPENSE                        6,388,420.10                   0.00           6,388,420.10                   0.00
OTHER DEF DEBITS (less PSDR)                   56,496,969.74                 (22.46)         56,496,992.20                   0.00
TOTAL DEFERRED CHARGES                         64,676,455.09                 (22.46)         64,676,477.54                  (0.00)

TOTAL ASSETS                                4,703,164,668.75         (16,655,057.59)      4,692,645,591.31           2,016,160.81

APPALACHIAN POWER COMPANY, INC
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------------
                                                APCO                   AEPCO
             DESCRIPTION                    CONSOLIDATED            ELIM & ADJ                APCO                   CACCO

----------------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                  260,457,768.00            (209,950.00)        260,457,768.00               3,000.00
PREMIUM ON CAPITAL STOCK                          762,800.65          (8,900,000.01)            762,800.65                   0.00
PAID-IN CAPITAL                               644,397,149.11          (5,318,393.00)        644,397,149.11             449,990.00
RETAINED EARNINGS                             260,439,456.01          (1,605,534.20)        260,439,456.01             313,168.99
COMMON SHAREHOLDERS' EQUITY                 1,166,057,173.77         (16,033,877.21)      1,166,057,173.77             766,158.99

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                 10,860,000.00                   0.00          10,860,000.00                   0.00
PS NOT SUBJ MANDATORY REDEMP                   17,789,900.00                   0.00          17,789,900.00                   0.00
TRUST PREFERRED SECURITIES

LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR            1,738,853,866.43                   0.00       1,738,853,866.43                   0.00

TOTAL CAPITALIZATION                        2,933,560,940.20         (16,033,877.21)      2,933,560,940.20             766,158.99

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                    23,990,913.42                   0.00          23,990,913.42                   0.00

ACCUMULATED PROVISIONS - MISC                 149,446,714.65                   0.00         131,105,004.88           2,223,234.00
TOTAL OTH NONCURRENT LIAB'S                   173,437,628.06                   0.00         155,095,918.29           2,223,234.00

CURRENT  LIABILITIES

LONG-TERM DEBT DUE WITHIN 1 YR                155,007,317.76                   0.00         155,007,317.76                   0.00

A/P - GENERAL                                 141,545,041.08                   0.00         141,532,393.61                   0.00
A/P- ASSOC.  COS.                              98,374,597.74            (621,180.38)         98,783,433.97              24,204.14
ADVANCES FROM AFFILIATES                       56,179,653.07                   0.00          56,179,653.07                   0.00
CUSTOMER DEPOSITS                              26,185,652.99                   0.00          26,185,652.99                   0.00
TAXES ACCRUED                                  29,181,482.40                   0.00          29,552,963.70             (26,536.32)
INTEREST ACCRUED                               22,436,607.85                   0.00          22,436,607.85                   0.00
DIVIDENDS DECLARED                                360,628.88                   0.00             360,628.88                   0.00
OBLIG UNDER CAP LEASES- CURR                    9,598,465.37                   0.00           9,598,465.37                   0.00
ENERGY TRADING CONT CURR LIAB                  69,001,229.25                   0.00          69,001,229.25                   0.00
OTHR CURR & ACCRUED LIAB                       69,872,764.06                   0.00          69,664,153.32             113,400.00
TOTAL CURRENT LIABILITIES                     677,743,440.45            (621,180.38)        678,302,499.77             111,067.82

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                         915,773,069.20                   0.00         914,279,748.20              71,050.00
DFIT & DSIT RECLASS (A/C 190)                (213,971,746.64)                  0.00        (204,904,852.64)         (1,155,350.00)
NET DEFERRED INCOME TAXES                     701,801,322.56                   0.00         709,374,895.56          (1,084,300.00)
DEF INVESTMENT TAX CREDITS                     33,691,342.00                   0.00          33,691,342.00                   0.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                              0.00                   0.00                   0.00                   0.00


OTHER REGULATORY LIABILTIES                   133,942,555.22                   0.00         133,942,555.22                   0.00
UNAMORT GAIN REACQUIRED DEBT                       72,418.84                   0.00              72,418.84                   0.00
TOTAL REGULATORY LIABILITIES                  134,014,974.06                   0.00         134,014,974.06                   0.00
DEFERRED CREDITS
LT ENERGY TRADING CONTRACTS                    44,516,822.40                   0.00          44,516,822.40                   0.00
CUSTOMER ADVANCES FOR CONSTR                            0.00                   0.00                   0.00                   0.00
DEF GAINS ON SALE/LEASEBACK                       112,468.00                   0.00             112,468.00                   0.00
DEF GAINS-DISP OF UTILITY PLT                           0.00                   0.00                   0.00                   0.00
OTHER DEFERRED CREDITS                          4,285,731.02                   0.00           3,975,731.02                   0.00
TOTAL OTHER DEFERRED CREDITS                   48,915,021.42                   0.00          48,605,021.42                   0.00
TOTAL DEF CREDITS & REG LIAB'S                918,422,660.04                   0.00         925,686,233.04          (1,084,300.00)

TOTAL  CAPITAL & LIABILITIES                4,703,164,668.75         (16,655,057.59)      4,692,645,591.31           2,016,160.81

APPALACHIAN POWER COMPANY, INC
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


-----------------------------------------------------------------------------------------------------------

             DESCRIPTION                        SACCO                  CECCO                  WVPCO

-----------------------------------------------------------------------------------------------------------

ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                              0.00                   0.00                   0.00
TRANSMISSION                                            0.00                   0.00                   0.00
DISTRIBUTION                                            0.00                   0.00                   0.00
GENERAL                                                 0.00                   0.00                   0.00
CONSTRUCTION WORK IN PROGRESS                           0.00                   0.00                   0.00
TOTAL ELECTRIC UTILITY PLANT                            0.00                   0.00                   0.00
LESS ACCUM PRV-DEPR,DEPL,AMORT                          0.00                   0.00                   0.00
NET ELECTRIC UTILITY PLANT                              0.00                   0.00                   0.00

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                           330,594.00                   0.00                   0.00
INVEST IN SUBSIDIARY & ASSOC                            0.00                   0.00                   0.00
TOTAL OTHER INVESTMENTS                         2,438,945.00           2,438,943.00                   0.00
TOTAL OTHER SPECIAL FUNDS                               0.00                   0.00                   0.00
L/T ENERGY TRADING CONTRACTS                            0.00                   0.00                   0.00
TOTAL OTHER PROP AND INVSTMNTS                  2,769,539.00           2,438,943.00                   0.00

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                               0.00             608,000.00                   0.00
ADVANCES TO AFFILIATES                          5,515,613.42           9,551,205.94                   0.00
ACCOUNTS RECEIVABLE-CUSTOMERS                           0.00                   0.00                   0.00
ACCOUNTS RECEIVABLE - MISC                      2,032,643.00             931,916.37                   0.00
A/P FOR UNCOLLECTIBLE ACCOUNTS                          0.00               2,954.95                   0.00
ACCOUNTS RECEIVABLE- ASSOC COS                          0.00             617,720.54                   0.00
FUEL                                                    0.00                   0.00                   0.00
MATERIALS & SUPPLIES                                    0.00                   0.00                   0.00
ACCRUED UTILITY REVENUES                                0.00                   0.00                   0.00
PREPAYMENTS                                             0.00                   0.00                   0.00
ENERGY TRADING CONT CURR ASSET                          0.00                   0.00                   0.00
OTHER CURRENT ASSETS                                    0.00           1,531,591.00                   0.00
TOTAL CURRENT ASSETS                            7,548,256.42          13,243,388.80                   0.00

REGULATORY ASSETS
REGULATORY ASSETS                                 326,108.00             157,816.00                   0.00
FAS109 DFIT RECLASS (A/C 254)                    (153,077.00)         (1,173,000.00)                  0.00
NET REGULATORY ASSETS                             173,031.00          (1,015,184.00)                  0.00

DEFERRED CHARGES
CLEARING ACCOUNTS                                       0.00                   0.01                   0.00
UNAMORTIZED DEBT EXPENSE                                0.00                   0.00                   0.00
OTHER DEF DEBITS (less PSDR)                            0.00                   0.00                   0.00
TOTAL DEFERRED CHARGES                                  0.00                   0.01                   0.00

TOTAL ASSETS                                   10,490,826.42          14,667,147.81                   0.00

APPALACHIAN POWER COMPANY, INC
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


-----------------------------------------------------------------------------------------------------------

             DESCRIPTION                        SACCO                  CECCO                  WVPCO

-----------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                        6,950.00             200,000.00                   0.00
PREMIUM ON CAPITAL STOCK                        8,900,000.01                   0.00                   0.00
PAID-IN CAPITAL                                         0.00           4,868,403.00                   0.00
RETAINED EARNINGS                               1,419,656.00            (127,290.80)                  0.00
COMMON SHAREHOLDERS' EQUITY                    10,326,606.01           4,941,112.20                   0.00

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                          0.00                   0.00                   0.00
PS NOT SUBJ MANDATORY REDEMP                            0.00                   0.00                   0.00
TRUST PREFERRED SECURITIES

LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR                        0.00                   0.00                   0.00

TOTAL CAPITALIZATION                           10,326,606.01           4,941,112.20                   0.00

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                             0.00                   0.00                   0.00

ACCUMULATED PROVISIONS - MISC                           0.00          16,118,475.77                   0.00
TOTAL OTH NONCURRENT LIAB'S                             0.00          16,118,475.77                   0.00

CURRENT  LIABILITIES

LONG-TERM DEBT DUE WITHIN 1 YR                          0.00                   0.00                   0.00

A/P - GENERAL                                           0.00              12,647.47                   0.00
A/P- ASSOC.  COS.                                  65,257.73             122,882.28                   0.00
ADVANCES FROM AFFILIATES                                0.00                   0.00                   0.00
CUSTOMER DEPOSITS                                       0.00                   0.00                   0.00
TAXES ACCRUED                                      70,623.68            (415,568.66)                  0.00
INTEREST ACCRUED                                        0.00                   0.00                   0.00
DIVIDENDS DECLARED                                      0.00                   0.00                   0.00
OBLIG UNDER CAP LEASES- CURR                            0.00                   0.00                   0.00
ENERGY TRADING CONT CURR LIAB                           0.00                   0.00                   0.00
OTHR CURR & ACCRUED LIAB                                0.00              95,210.74                   0.00
TOTAL CURRENT LIABILITIES                         135,881.41            (184,828.17)                  0.00

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                             273,101.00           1,149,170.00                   0.00
DFIT & DSIT RECLASS (A/C 190)                    (554,762.00)         (7,356,782.00)                  0.00
NET DEFERRED INCOME TAXES                        (281,661.00)         (6,207,612.00)                  0.00
DEF INVESTMENT TAX CREDITS                              0.00                   0.00                   0.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                              0.00                   0.00                   0.00


OTHER REGULATORY LIABILTIES                             0.00                   0.00                   0.00
UNAMORT GAIN REACQUIRED DEBT                            0.00                   0.00                   0.00
TOTAL REGULATORY LIABILITIES                            0.00                   0.00                   0.00
DEFERRED CREDITS
LT ENERGY TRADING CONTRACTS                             0.00                   0.00                   0.00
CUSTOMER ADVANCES FOR CONSTR                            0.00                   0.00                   0.00
DEF GAINS ON SALE/LEASEBACK                             0.00                   0.00                   0.00
DEF GAINS-DISP OF UTILITY PLT                           0.00                   0.00                   0.00
OTHER DEFERRED CREDITS                            310,000.00                   0.00                   0.00
TOTAL OTHER DEFERRED CREDITS                      310,000.00                   0.00                   0.00
TOTAL DEF CREDITS & REG LIAB'S                     28,339.00          (6,207,612.00)                  0.00

TOTAL  CAPITAL & LIABILITIES                   10,490,826.42          14,667,147.81                   0.00

COLUMBUS SOUTHERN POWER, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------
                                                      CSPCo                      CSPCo
               DESCRIPTION                        CONSOLIDATED                ELIM & ADJ                    CSPCo

----------------------------------------------------------------------------------------------------------------------------

ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                          1,582,627,466.74          (1,786,565,356.59)           3,356,619,632.55
TRANSMISSION                                          413,286,067.45             413,286,067.45                        0.00
DISTRIBUTION                                        1,208,254,722.81           1,208,254,722.81                        0.00
GENERAL                                               165,024,566.33             165,024,566.33                        0.00
CONSTRUCTION WORK IN PROGRESS                          98,433,081.70                       0.00               98,433,080.94
TOTAL ELECTRIC UTILITY PLANT                        3,467,625,905.03                       0.00            3,455,052,713.49
LESS ACCUM PRV-DEPR,DEPL,AMORT                     (1,465,174,296.49)                      0.00           (1,462,078,742.68)
NET ELECTRIC UTILITY PLANT                          2,002,451,608.54                       0.00            1,992,973,970.81

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                                23,679,709.93                       0.00               22,955,852.85
INVEST IN SUBSIDIARY & ASSOC                              430,000.00              (8,530,025.49)               8,960,025.49
TOTAL OTHER INVESTMENTS                                11,649,643.61                       0.00               11,498,314.61

L/T ENERGY TRADING CONTRACTS                           77,810,111.00                       0.00               77,810,111.00
TOTAL OTHER PROP AND INVSTMNTS                        113,569,464.54              (8,530,025.49)             121,224,303.95

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                               1,479,362.08                       0.00                1,474,702.41
ADVANCES TO AFFILIATES                                 33,612,833.14                       0.00               31,232,339.36
ACCOUNTS RECEIVABLE-CUSTOMERS                          49,566,458.27                       0.00               49,561,589.33
ACCOUNTS RECEIVABLE - MISC                             22,004,687.37                       0.00               21,981,033.55
A/P FOR UNCOLLECTIBLE ACCOUNTS                           (633,464.07)                      0.00                 (633,464.07)
ACCOUNTS RECEIVABLE- ASSOC COS                         54,517,662.33                (886,952.77)              54,502,589.10
FUEL                                                   24,844,085.82                       0.00               24,844,085.84
MATERIALS & SUPPLIES                                   40,338,900.99                       0.00               38,993,124.03
ACCRUED UTILITY REVENUES                               12,670,929.95                       0.00               12,670,929.95
PREPAYMENTS                                             1,894,948.42                       0.00                1,880,060.43
ENERGY TRADING CONT CURR ASSET                         63,347,736.14                       0.00               63,347,736.14
OTHER CURRENT ASSETS                                    5,413,146.04                       0.00                5,413,146.04
TOTAL CURRENT ASSETS                                  309,057,286.48                (886,952.77)             305,267,872.10

REGULATORY ASSETS
REGULATORY ASSETS                                     269,788,175.49                       0.00              269,785,400.49
FAS109 DFIT RECLASS (A/C 254)                         (12,106,362.00)                      0.00              (12,106,362.00)
NET REGULATORY ASSETS                                 257,681,813.49                       0.00              257,679,038.49

DEFERRED CHARGES
CLEARING ACCOUNTS                                         823,264.18                       0.00                  796,800.47
UNAMORTIZED DEBT EXPENSE                                1,819,183.16                       0.00                1,819,183.16
OTHER DEF DEBITS (less PSDR)                           70,193,940.68                       0.00               70,071,229.10
TOTAL DEFERRED CHARGES                                 72,836,388.02                       0.00               72,687,212.73

TOTAL ASSETS                                        2,755,596,561.07              (9,416,978.26)           2,749,832,398.07

COLUMBUS SOUTHERN POWER, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------
                                                      CSPCo                      CSPCo
               DESCRIPTION                        CONSOLIDATED                ELIM & ADJ                    CSPCo

----------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                           41,026,065.00              (1,609,000.00)              41,026,065.00
PREMIUM ON CAPITAL STOCK                              257,892,417.79                 (30,000.00)             257,892,417.79
PAID-IN CAPITAL                                       258,135,116.43                (668,589.30)             258,135,116.43
RETAINED EARNINGS                                     290,610,579.41              (3,400,134.19)             290,610,579.42
COMMON SHAREHOLDERS' EQUITY                           847,664,178.63              (5,707,723.49)             847,664,178.64

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                                  0.00                       0.00                        0.00

TRUST PREFERRED SECURITIES

LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR                      578,625,964.67              (2,822,302.00)             578,625,964.67

TOTAL CAPITALIZATION                                1,426,290,143.30              (8,530,025.49)           1,426,290,143.31

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                            21,643,104.12                       0.00               21,635,632.27

ACCUMULATED PROVISIONS - MISC                          73,817,184.05                       0.00               70,884,623.77
TOTAL OTH NONCURRENT LIAB'S                            95,460,288.17                       0.00               92,520,256.04

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                                   0.00                       0.00                        0.00
LONG-TERM DEBT DUE WITHIN 1 YR                         43,000,000.00                       0.00               43,000,000.00
SHORT-TERM DEBT                                       290,000,000.00                       0.00              290,000,000.00
A/P - GENERAL                                          89,735,884.74                       0.00               89,668,713.74
A/P- ASSOC.  COS.                                      81,598,687.52                (886,952.77)              81,835,336.85
ADVANCES FROM AFFILIATES                                2,355,979.20                       0.00                        0.00
CUSTOMER DEPOSITS                                      14,718,614.04                       0.00               14,718,614.04
TAXES ACCRUED                                         112,171,603.68                       0.00              111,222,076.73
INTEREST ACCRUED                                        9,798,665.44                       0.00                9,747,665.44
DIVIDENDS DECLARED                                              0.00                       0.00                        0.00
OBLIG UNDER CAP LEASES- CURR                            5,966,943.95                       0.00                5,941,910.44
ENERGY TRADING CONT CURR LIAB                          46,375,524.08                       0.00               46,375,524.08
OTHR CURR & ACCRUED LIAB                               16,104,492.60                       0.00               15,192,051.04
TOTAL CURRENT LIABILITIES                             711,826,395.25                (886,952.77)             707,701,892.37

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                                 510,760,555.00                       0.00              510,849,089.00
DFIT & DSIT RECLASS (A/C 190)                         (72,989,545.00)                      0.00              (71,543,724.00)
NET DEFERRED INCOME TAXES                             437,771,010.00                       0.00              439,305,365.00
DEF INVESTMENT TAX CREDITS                             33,906,429.00                       0.00               33,893,663.00
REGULATORY LIABILITIES


OTHER REGULATORY LIABILTIES                                     0.00                       0.00                        0.00

TOTAL REGULATORY LIABILITIES                                    0.00                       0.00                        0.00
DEFERRED CREDITS
LT ENERGY TRADING CONTRACTS                            29,925,923.98                       0.00               29,925,923.98
CUSTOMER ADVANCES FOR CONSTR                              270,141.41                       0.00                  270,141.41
DEF GAINS ON SALE/LEASEBACK                                     0.00                       0.00                        0.00
DEF GAINS-DISP OF UTILITY PLT                                   0.00                       0.00                        0.00
OTHER DEFERRED CREDITS                                 20,146,229.97                       0.00               19,925,012.97
TOTAL OTHER DEFERRED CREDITS                           50,342,295.36                       0.00               50,121,078.36
TOTAL DEF CREDITS & REG LIAB'S                        522,019,734.36                       0.00              523,320,106.36

TOTAL  CAPITAL & LIABILITIES                        2,755,596,561.07              (9,416,978.26)           2,749,832,398.07

COLUMBUS SOUTHERN POWER, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------

               DESCRIPTION                            SIMCO                      COLM                        CCPC

----------------------------------------------------------------------------------------------------------------------------

ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                              1,821,376.18               8,948,128.65                1,803,685.95
TRANSMISSION                                                    0.00                       0.00                        0.00
DISTRIBUTION                                                    0.00                       0.00                        0.00
GENERAL                                                         0.00                       0.00                        0.00
CONSTRUCTION WORK IN PROGRESS                                   0.00                       0.73                        0.03
TOTAL ELECTRIC UTILITY PLANT                            1,821,376.18               8,948,129.38                1,803,685.98
LESS ACCUM PRV-DEPR,DEPL,AMORT                         (1,577,001.29)                (65,122.52)              (1,453,430.00)
NET ELECTRIC UTILITY PLANT                                244,374.89               8,883,006.86                  350,255.98

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                                         0.00                 723,857.09                        0.00
INVEST IN SUBSIDIARY & ASSOC                                    0.00                       0.00                        0.00
TOTAL OTHER INVESTMENTS                                         0.00                       0.00                  151,329.00

L/T ENERGY TRADING CONTRACTS                                    0.00                       0.00                        0.00
TOTAL OTHER PROP AND INVSTMNTS                                  0.00                 723,857.09                  151,329.00

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                                       0.00                     476.65                    4,183.02
ADVANCES TO AFFILIATES                                    385,417.56                       0.00                1,995,076.22
ACCOUNTS RECEIVABLE-CUSTOMERS                                   0.00                       0.00                    4,868.94
ACCOUNTS RECEIVABLE - MISC                                      0.00                     575.00                   23,078.82
A/P FOR UNCOLLECTIBLE ACCOUNTS                                  0.00                       0.00                        0.00
ACCOUNTS RECEIVABLE- ASSOC COS                                  0.00                      18.03                  902,007.97
FUEL                                                            0.00                       0.00                       (0.01)
MATERIALS & SUPPLIES                                            0.00                       0.00                1,345,776.95
ACCRUED UTILITY REVENUES                                        0.00                       0.00                        0.00
PREPAYMENTS                                                     0.00                       0.00                   14,887.99
ENERGY TRADING CONT CURR ASSET                                  0.00                       0.00                        0.00
OTHER CURRENT ASSETS                                            0.00                       0.00                        0.00
TOTAL CURRENT ASSETS                                      385,417.56                   1,069.68                4,289,879.91

REGULATORY ASSETS
REGULATORY ASSETS                                               0.00                       0.00                    2,775.00
FAS109 DFIT RECLASS (A/C 254)                                   0.00                       0.00                        0.00
NET REGULATORY ASSETS                                           0.00                       0.00                    2,775.00

DEFERRED CHARGES
CLEARING ACCOUNTS                                              (0.01)                     (0.00)                  26,463.72
UNAMORTIZED DEBT EXPENSE                                        0.00                       0.00                        0.00
OTHER DEF DEBITS (less PSDR)                                    0.00                 122,382.16                      329.42
TOTAL DEFERRED CHARGES                                         (0.01)                122,382.16                   26,793.14

TOTAL ASSETS                                              629,792.45               9,730,315.79                4,821,033.03

COLUMBUS SOUTHERN POWER, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------

               DESCRIPTION                            SIMCO                      COLM                        CCPC

----------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                                9,000.00               1,500,000.00                  100,000.00
PREMIUM ON CAPITAL STOCK                                        0.00                  30,000.00                        0.00
PAID-IN CAPITAL                                           268,589.30                       0.00                  400,000.00
RETAINED EARNINGS                                         144,231.34               2,085,919.84                1,169,983.00
COMMON SHAREHOLDERS' EQUITY                               421,820.64               3,615,919.84                1,669,983.00

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                                  0.00                       0.00                        0.00

TRUST PREFERRED SECURITIES

LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR                                0.00               2,822,302.00                        0.00

TOTAL CAPITALIZATION                                      421,820.64               6,438,221.84                1,669,983.00

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                                     0.00                       0.00                    7,471.85

ACCUMULATED PROVISIONS - MISC                                   0.00                       0.00                2,932,560.28
TOTAL OTH NONCURRENT LIAB'S                                     0.00                       0.00                2,940,032.13

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                                   0.00                       0.00                        0.00
LONG-TERM DEBT DUE WITHIN 1 YR                                  0.00                       0.00                        0.00
SHORT-TERM DEBT                                                 0.00                       0.00                        0.00
A/P - GENERAL                                                   0.00                       0.00                   67,171.00
A/P- ASSOC.  COS.                                           1,329.35                  14,711.57                  634,262.52
ADVANCES FROM AFFILIATES                                        0.00               2,355,979.20                        0.00
CUSTOMER DEPOSITS                                               0.00                       0.00                        0.00
TAXES ACCRUED                                              11,174.01                 850,092.00                   88,260.94
INTEREST ACCRUED                                                0.00                       0.00                   51,000.00
DIVIDENDS DECLARED                                              0.00                       0.00                        0.00
OBLIG UNDER CAP LEASES- CURR                                    0.00                       0.00                   25,033.51
ENERGY TRADING CONT CURR LIAB                                   0.00                       0.00                        0.00
OTHR CURR & ACCRUED LIAB                                     (688.56)                     94.18                  913,035.93
TOTAL CURRENT LIABILITIES                                  11,814.80               3,220,876.95                1,778,763.90

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                                      90,377.00                       0.00                 (178,911.00)
DFIT & DSIT RECLASS (A/C 190)                             (56,986.00)                      0.00               (1,388,835.00)
NET DEFERRED INCOME TAXES                                  33,391.00                       0.00               (1,567,746.00)
DEF INVESTMENT TAX CREDITS                                 12,766.00                       0.00                        0.00
REGULATORY LIABILITIES


OTHER REGULATORY LIABILTIES                                     0.00                       0.00                        0.00

TOTAL REGULATORY LIABILITIES                                    0.00                       0.00                        0.00
DEFERRED CREDITS
LT ENERGY TRADING CONTRACTS                                     0.00                       0.00                        0.00
CUSTOMER ADVANCES FOR CONSTR                                    0.00                       0.00                        0.00
DEF GAINS ON SALE/LEASEBACK                                     0.00                       0.00                        0.00
DEF GAINS-DISP OF UTILITY PLT                                   0.00                       0.00                        0.00
OTHER DEFERRED CREDITS                                    150,000.00                  71,217.00                        0.00
TOTAL OTHER DEFERRED CREDITS                              150,000.00                  71,217.00                        0.00
TOTAL DEF CREDITS & REG LIAB'S                            196,157.00                  71,217.00               (1,567,746.00)

TOTAL  CAPITAL & LIABILITIES                              629,792.45               9,730,315.79                4,821,033.03

INDIANA MICHIGAN POWER COMPANY
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


-----------------------------------------------------------------------------------------------------------------------------------
                                       I&M                  I&M
           DESCRIPTION             CONSOLIDATED          ELIM & ADJ              I&M              PRCCO                BHCCO

-----------------------------------------------------------------------------------------------------------------------------------

ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                        2,768,463,463.28    (2,046,450,164.99)    4,814,913,628.27              0.00                 0.00
TRANSMISSION                        971,599,128.42       971,599,128.42                 0.00              0.00                 0.00
DISTRIBUTION                        921,835,003.44       921,835,003.44                 0.00              0.00                 0.00
GENERAL                             220,136,485.39       153,016,033.13        67,120,452.26              0.00                 0.00
CONSTRUCTION WORK IN PROGRESS       147,924,064.19                 0.00       147,924,064.19              0.00                 0.00
TOTAL ELECTRIC UTILITY PLANT      5,029,958,144.72                (0.00)    5,029,958,144.72              0.00                 0.00
LESS ACCUM PRV-DEPR,DEPL,AMORT   (2,568,603,884.20)                0.00    (2,568,603,884.20)             0.00                 0.00
NET ELECTRIC UTILITY PLANT        2,461,354,260.52                (0.00)    2,461,354,260.52              0.00                 0.00

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY              69,251,765.31                 0.00        40,816,312.31              0.00        28,435,453.00
INVEST IN SUBSIDIARY & ASSOC                  0.00       (50,180,949.83)       50,180,949.83              0.00                 0.00
TOTAL OTHER INVESTMENTS              51,689,355.81                 0.00        45,778,025.81              0.00         5,911,330.00
TOTAL OTHER SPECIAL FUNDS           870,753,993.41                 0.00       870,753,993.41              0.00                 0.00
L/T ENERGY TRADING CONTRACTS         83,265,126.00                 0.00        83,265,126.00              0.00                 0.00
TOTAL OTHER PROP AND INVSTMNTS    1,074,960,240.53       (50,180,949.83)    1,090,794,407.36              0.00        34,346,783.00

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS             3,237,261.34                 0.00         3,237,261.34              0.00                 0.00
ADVANCES TO AFFILIATES              191,225,417.37                 0.00       178,804,845.66              0.00        12,420,571.71
ACCOUNTS RECEIVABLE-CUSTOMERS        67,332,547.24                 0.00        67,332,547.24              0.00                 0.00
ACCOUNTS RECEIVABLE - MISC           30,468,364.56                 0.00        27,378,621.56              0.00         3,089,743.00
A/P FOR UNCOLLECTIBLE ACCOUNTS         (578,175.02)                0.00          (578,175.02)             0.00                 0.00
ACCOUNTS RECEIVABLE- ASSOC COS      122,488,472.09           (75,579.33)      122,486,329.09         27,275.00            50,447.33
FUEL                                 32,731,422.62                 0.00        32,729,862.57              0.00             1,560.05
MATERIALS & SUPPLIES                 95,552,021.18                 0.00        95,552,021.18              0.00                 0.00
ACCRUED UTILITY REVENUES              6,511,155.66                 0.00         6,511,155.66              0.00                 0.00
PREPAYMENTS                           5,343,054.81                 0.00         5,343,054.81              0.00                 0.00
ENERGY TRADING CONT CURR ASSET       68,147,961.14                 0.00        68,147,961.14              0.00                 0.00
OTHER CURRENT ASSETS                  6,556,196.49                 0.00         6,400,792.49              0.00           155,404.00
TOTAL CURRENT ASSETS                629,015,699.48           (75,579.33)      613,346,277.73         27,275.00        15,717,726.09

REGULATORY ASSETS
REGULATORY ASSETS                   429,695,289.70                 0.00       428,220,599.70              0.00         1,474,690.00
FAS109 DFIT RECLASS (A/C 254)       (81,483,326.00)                0.00       (81,504,262.00)             0.00            20,936.00
NET REGULATORY ASSETS               348,211,963.70                 0.00       346,716,337.70              0.00         1,495,626.00

DEFERRED CHARGES
CLEARING ACCOUNTS                     1,799,983.71                 0.00         1,799,983.71              0.00                 0.00
UNAMORTIZED DEBT EXPENSE             14,403,446.54                 0.00        14,403,446.54              0.00                 0.00
OTHER DEF DEBITS (less PSDR)         57,444,641.14                 0.00        57,444,641.14              0.00                 0.00
TOTAL DEFERRED CHARGES               73,648,071.39                 0.00        73,648,071.39              0.00                 0.00

TOTAL ASSETS                      4,587,190,235.62       (50,256,529.16)    4,585,859,354.69         27,275.00        51,560,135.09

INDIANA MICHIGAN POWER COMPANY
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


-----------------------------------------------------------------------------------------------------------------------------------
                                       I&M                  I&M
           DESCRIPTION             CONSOLIDATED          ELIM & ADJ              I&M              PRCCO                BHCCO

-----------------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                         56,583,866.43       (39,548,275.00)       56,583,866.43         27,275.00        39,521,000.00
PREMIUM ON CAPITAL STOCK              4,318,031.53                 0.00         4,318,031.53              0.00                 0.00
PAID-IN CAPITAL                     813,755,477.63        (1,303,000.00)      813,755,477.63              0.00         1,303,000.00
RETAINED EARNINGS                   143,996,166.53        (9,329,674.83)      143,996,166.52              0.00         9,329,674.85
COMMON SHAREHOLDERS' EQUITY       1,018,653,542.12       (50,180,949.83)    1,018,653,542.11         27,275.00        50,153,674.85

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP       64,945,000.00                 0.00        64,945,000.00              0.00                 0.00
PS NOT SUBJ MANDATORY REDEMP          8,101,100.00                 0.00         8,101,100.00              0.00                 0.00
TRUST PREFERRED SECURITIES

LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR  1,587,062,263.87                 0.00     1,587,062,263.87              0.00                 0.00

TOTAL CAPITALIZATION              2,678,761,905.99       (50,180,949.83)    2,678,761,905.97         27,275.00        50,153,674.85

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE          42,619,719.10                 0.00        42,619,719.10              0.00                 0.00

ACCUMULATED PROVISIONS - MISC       717,016,707.60                 0.00       715,776,573.60              0.00         1,240,134.00
TOTAL OTH NONCURRENT LIAB'S         759,636,426.70                 0.00       758,396,292.70              0.00         1,240,134.00

CURRENT  LIABILITIES

LONG-TERM DEBT DUE WITHIN 1 YR       30,000,000.00                 0.00        30,000,000.00              0.00                 0.00

A/P - GENERAL                       125,047,733.64                 0.00       125,044,637.96              0.00             3,095.68
A/P- ASSOC.  COS.                    93,607,639.82           (48,304.33)       93,617,001.72              0.00            38,942.42
ADVANCES FROM AFFILIATES                      0.00                 0.00                 0.00              0.00                 0.00
CUSTOMER DEPOSITS                    16,660,429.83                 0.00        16,660,429.83              0.00                 0.00
TAXES ACCRUED                        71,558,998.79                 0.00        71,627,406.11              0.00           (68,407.32)
INTEREST ACCRUED                     21,481,362.83                 0.00        21,481,362.83              0.00                 0.00
DIVIDENDS DECLARED                    1,133,252.91                 0.00         1,133,252.91              0.00                 0.00
OBLIG UNDER CAP LEASES- CURR          8,228,537.08                 0.00         8,228,537.08              0.00                 0.00
ENERGY TRADING CONT CURR LIAB        48,567,703.10                 0.00        48,567,703.10              0.00                 0.00
OTHR CURR & ACCRUED LIAB             75,028,342.90                 0.00        74,989,921.44              0.00            38,421.46
TOTAL CURRENT LIABILITIES           491,314,000.88           (48,304.33)      491,350,252.97              0.00            12,052.24

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES               704,869,210.00                 0.00       701,417,201.00              0.00         3,452,009.00
DFIT & DSIT RECLASS (A/C 190)      (348,672,281.00)                0.00      (342,396,382.00)             0.00        (6,275,899.00)
NET DEFERRED INCOME TAXES           356,196,929.00                 0.00       359,020,819.00              0.00        (2,823,890.00)
DEF INVESTMENT TAX CREDITS           97,708,567.00                 0.00        97,708,567.00              0.00                 0.00
REGULATORY LIABILITIES


OTHER REGULATORY LIABILTIES          65,947,882.16                 0.00        65,947,882.16              0.00                 0.00
UNAMORT GAIN REACQUIRED DEBT             35,379.48                 0.00            35,379.48              0.00                 0.00
TOTAL REGULATORY LIABILITIES         65,983,261.64                 0.00        65,983,261.64              0.00                 0.00
DEFERRED CREDITS
LT ENERGY TRADING CONTRACTS          32,260,869.00                 0.00        32,260,869.00              0.00                 0.00
CUSTOMER ADVANCES FOR CONSTR          5,659,511.76                 0.00         5,659,511.76              0.00                 0.00
DEF GAINS ON SALE/LEASEBACK          73,885,241.00                 0.00        73,885,241.00              0.00                 0.00
DEF GAINS-DISP OF UTILITY PLT                 0.00                 0.00                 0.00              0.00                 0.00
OTHER DEFERRED CREDITS               25,783,522.64           (27,275.00)       22,832,633.64              0.00         2,978,164.00
TOTAL OTHER DEFERRED CREDITS        137,589,144.41           (27,275.00)      134,638,255.41              0.00         2,978,164.00
TOTAL DEF CREDITS & REG LIAB'S      657,477,902.04           (27,275.00)      657,350,903.04              0.00           154,274.00

TOTAL  CAPITAL & LIABILITIES      4,587,190,235.61       (50,256,529.16)    4,585,859,354.68         27,275.00        51,560,135.09

SOUTHWESTERN ELECTRIC POWER COMPANY
AND SUBSIDIARY COMPANY
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------------
                                               SWEPCO                 SWEPCO
             DESCRIPTION                    CONSOLIDATED            ELIM & ADJ             DOLETHILLS                 SWEPCO

----------------------------------------------------------------------------------------------------------------------------------

ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                  1,503,722,399.77      (2,001,638,102.48)         55,143,472.86       3,450,217,029.39
TRANSMISSION                                  575,003,054.55         575,003,054.55                   0.00                   0.00
DISTRIBUTION                                1,063,563,248.36       1,063,563,248.36                   0.00                   0.00
GENERAL                                       378,130,016.79         363,071,799.57                   0.00          15,058,217.22
CONSTRUCTION WORK IN PROGRESS                  75,755,410.39                   0.00                   0.00          75,755,410.39
TOTAL ELECTRIC UTILITY PLANT                3,596,174,129.85                   0.00          55,143,472.86       3,541,030,656.99
LESS ACCUM PRV-DEPR,DEPL,AMORT             (1,697,337,591.70)                  0.00         (11,637,958.44)     (1,685,699,633.26)
NET ELECTRIC UTILITY PLANT                  1,898,836,538.16                   0.00          43,505,514.42       1,855,331,023.74

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                         4,203,570.77                   0.00                   0.00           4,203,570.77
INVEST IN SUBSIDIARY & ASSOC                      194,427.24         (22,692,094.94)                  0.00          22,886,522.18
TOTAL OTHER INVESTMENTS                         1,580,452.46                   0.00                   0.00           1,580,452.46

L/T ENERGY TRADING CONTRACTS                    5,118,463.00                   0.00                   0.00           5,118,463.00
TOTAL OTHER PROP AND INVSTMNTS                 11,096,913.47         (22,692,094.94)                  0.00          33,789,008.41

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                       2,068,766.28                   0.00             150,500.00           1,918,266.28
ADVANCES TO AFFILIATES                         14,112,270.69         (52,899,062.98)         14,112,270.69          52,899,062.98
ACCOUNTS RECEIVABLE-CUSTOMERS                  26,989,859.12                   0.00                   0.00          26,989,859.12
ACCOUNTS RECEIVABLE - MISC                     36,985,275.54          (2,784,741.10)          2,778,725.46          36,991,291.18
A/P FOR UNCOLLECTIBLE ACCOUNTS                 (2,128,289.03)                  0.00                   0.00          (2,128,289.03)
ACCOUNTS RECEIVABLE- ASSOC COS                 19,253,249.39          (4,124,641.20)          2,700,226.39          20,677,664.20
FUEL                                           61,740,879.17                   0.00           1,333,917.44          60,406,961.73
MATERIALS & SUPPLIES                           33,539,536.02                   0.00           3,890,000.00          29,649,536.02
ACCRUED UTILITY REVENUES                       15,103,000.00                   0.00                   0.00          15,103,000.00
PREPAYMENTS                                    17,746,642.78                   0.00              94,781.34          17,651,861.44
ENERGY TRADING CONT CURR ASSET                  4,388,140.00                   0.00                   0.00           4,388,140.00
OTHER CURRENT ASSETS                              104,354.26                   0.00                   0.00             104,354.26
TOTAL CURRENT ASSETS                          229,903,684.22         (59,808,445.28)         25,060,421.32         264,651,708.18

REGULATORY ASSETS
REGULATORY ASSETS                              93,196,531.83                   0.00                   0.00          93,196,531.83
FAS109 DFIT RECLASS (A/C 254)                 (42,715,104.00)                  0.00                   0.00         (42,715,104.00)
NET REGULATORY ASSETS                          50,481,427.83                   0.00                   0.00          50,481,427.83

DEFERRED CHARGES
CLEARING ACCOUNTS                               2,618,897.35                   0.00                   0.02           2,618,897.34
UNAMORTIZED DEBT EXPENSE                        6,841,440.88                   0.00                   0.00           6,841,440.88
OTHER DEF DEBITS (less PSDR)                   38,111,211.75             136,915.10          37,098,303.63             875,993.02
TOTAL DEFERRED CHARGES                         47,571,549.98             136,915.10          37,098,303.65          10,336,331.24

TOTAL ASSETS                                2,237,890,113.66         (82,363,625.12)        105,664,239.39       2,214,589,499.39

SOUTHWESTERN ELECTRIC POWER COMPANY
AND SUBSIDIARY COMPANY
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------------
                                               SWEPCO                 SWEPCO
             DESCRIPTION                    CONSOLIDATED            ELIM & ADJ             DOLETHILLS                  SWEPCO

----------------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                  135,659,520.00                   0.00                   0.00         135,659,520.00
PREMIUM ON CAPITAL STOCK                            3,620.64                   0.00                   0.00               3,620.64
PAID-IN CAPITAL                               191,317,094.00         (21,375,351.94)         21,375,351.94         191,317,094.00
RETAINED EARNINGS                             334,788,640.33          (1,316,742.00)          1,316,741.99         334,788,640.34
COMMON SHAREHOLDERS' EQUITY                   661,768,874.97         (22,692,093.94)         22,692,093.93         661,768,874.98

CUMULATIVE PREFERRED STOCK

PS NOT SUBJ MANDATORY REDEMP                    4,700,800.00                   0.00                   0.00           4,700,800.00
TRUST PREFERRED SECURITIES
TRUST PREFER SECURITIES                       110,000,000.00                   0.00                   0.00         110,000,000.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR              637,853,425.13                   0.00                   0.00         637,853,425.13

TOTAL CAPITALIZATION                        1,414,323,100.10         (22,692,093.94)         22,692,093.93       1,414,323,100.11

OTHER NONCURRENT LIABILITIES

ACCUM PROVISIONS-RATE REFUND                            0.00                   0.00                   0.00                   0.00
ACCUMULATED PROVISIONS - MISC                  62,467,222.11                   0.00          13,826,220.28          48,641,001.83
TOTAL OTH NONCURRENT LIAB'S                    62,467,222.11                   0.00          13,826,220.28          48,641,001.83

CURRENT  LIABILITIES

LONG-TERM DEBT DUE WITHIN 1 YR                 55,595,000.00                   0.00                   0.00          55,595,000.00

A/P - GENERAL                                  62,138,900.49                   0.00           5,794,610.06          56,344,290.43
A/P- ASSOC.  COS.                              73,875,862.54          (4,124,318.91)          1,788,047.06          76,212,134.39
ADVANCES FROM AFFILIATES                       37,351,890.31         (52,899,062.98)         52,899,062.98          37,351,890.31
CUSTOMER DEPOSITS                              20,109,732.07                   0.00                   0.00          20,109,732.07
TAXES ACCRUED                                  19,081,001.22                   0.00             982,843.16          18,098,158.06
INTEREST ACCRUED                               18,274,186.87          (2,648,149.29)          2,648,149.29          18,274,186.87
DIVIDENDS DECLARED                                 57,263.49                   0.00                   0.00              57,263.49

ENERGY TRADING CONT CURR LIAB                   3,723,715.14                   0.00                   0.00           3,723,715.14
OTHR CURR & ACCRUED LIAB                       50,534,384.67                   0.00           4,617,286.63          45,917,098.04
TOTAL CURRENT LIABILITIES                     340,741,936.80         (59,671,531.18)         68,729,999.18         331,683,468.80

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                         423,177,326.00                   0.00             464,159.00         422,713,167.00
DFIT & DSIT RECLASS (A/C 190)                 (82,113,261.00)                  0.00             (48,233.00)        (82,065,028.00)
NET DEFERRED INCOME TAXES                     341,064,065.00                   0.00             415,926.00         340,648,139.00
DEF INVESTMENT TAX CREDITS                     44,190,016.00                   0.00                   0.00          44,190,016.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                     16,002,837.35                   0.00                   0.00          16,002,837.35

OTHER REGULATORY LIABILTIES                     6,893,034.33                   0.00                   0.00           6,893,034.33
UNAMORT GAIN REACQUIRED DEBT                      200,630.39                   0.00                   0.00             200,630.39
TOTAL REGULATORY LIABILITIES                   23,096,502.07                   0.00                   0.00          23,096,502.07
DEFERRED CREDITS
LT ENERGY TRADING CONTRACTS                     1,806,174.00                   0.00                   0.00           1,806,174.00
CUSTOMER ADVANCES FOR CONSTR                            0.00                   0.00                   0.00                   0.00
DEF GAINS ON SALE/LEASEBACK                             0.00                   0.00                   0.00                   0.00
DEF GAINS-DISP OF UTILITY PLT                           0.00                   0.00                   0.00                   0.00
OTHER DEFERRED CREDITS                         10,201,097.58                   0.00                   0.00          10,201,097.58
TOTAL OTHER DEFERRED CREDITS                   12,007,271.58                   0.00                   0.00          12,007,271.58
TOTAL DEF CREDITS & REG LIAB'S                420,357,854.65                   0.00             415,926.00         419,941,928.65

TOTAL  CAPITAL & LIABILITIES                2,237,890,113.66         (82,363,625.12)        105,664,239.39       2,214,589,499.39

American Electric Power Co. and Subsidiaries
Consolidated Statement of Cash Flows YTD December 31, 2002
------------------------------------------------------------------------------------------------------------------------------------
                                                    AEP CONSOLIDATED         ELIM & ADJ               AEP Inc.                AEPSC
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
Consolidated Net Income                               (519,219,516)         466,461,410          (515,877,274)
Adj. to Recon. N/I to Cash Flow:
    Depreciation & Amortization                      1,403,643,073          (65,020,365)                                 30,462,744
    Prov for Def Income Taxes (net)                    (65,715,479)          15,142,808                                 104,703,267
    Def Invest Tax Credits (net)                       (31,408,915)                   0                                     (50,808)
    Transitional Impairment of Goodwill                350,300,000           27,300,000                                           0
    Discontinued Operations                            189,895,513          189,895,513                                           0
    Impairment Losses                                1,188,000,000         (424,901,051)                                 10,224,599
    Equity/Undist. Subs. Earnings                      (11,933,605)                   0            50,458,032
    Changes in Current Items:
        Accounts Receivable - (All but Assoc.)        (138,006,446)        (236,691,115)             (353,152)             (732,400)
        Accounts Receivable - Assoc. Cos.              (14,121,944)      (1,094,744,023)        1,155,476,085          (289,043,525)
        Fuel, Materials and Supplies                  (126,703,614)         (39,400,011)                    0                   150
        Accrued Utility Revenues                      (282,963,524)         (61,072,864)                    0                     0
        Prepayments                                    129,335,089          141,003,394             9,473,904              (734,459)
        Other Current Assets (Ex. Energy Trad.)        (77,351,980)         288,374,441                     0               (13,094)
        Accounts Payable - General                      47,961,596          226,945,920               158,692           (22,312,995)
        Accounts Payable - Assoc. Cos.                   4,347,521        1,032,185,152            39,431,707            61,486,742
        Customer Deposits                               23,252,785           72,445,965                  (100)                    0
         Taxes Accrued                                (216,375,141)           1,914,391            11,852,468           (47,211,344)
         Interest Accrued                               72,667,670           46,000,360             9,883,308               902,500
         Obligations Under Cap. Leases - Curr.         (18,697,654)                   0                     0            (6,625,460)
         Other Current Liab. (Ex. Energy Trad.)        (66,697,496)          58,719,806             2,522,943          (203,074,427)
    Mark-to-Market Energy (Schedule 2)                 263,821,393           89,100,553                     0                     0
    Over/Under Fuel Recovery                            37,500,425           31,173,992                     0                     0
    Increase in Other Assets (Schedule 1)               87,686,032           35,639,868            80,307,564           111,311,503
    Increase in Other Liabilities (Schedule 1)        (552,042,711)        (397,454,053)         (136,241,596)           37,619,244
                                                  ----------------   ------------------    ------------------    ------------------
NET CASH PROVIDED (USED) OPERATING                   1,677,173,072          403,020,091           707,092,581          (213,087,763)
CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Construction Expenditures on Utility Plant     (1,720,653,196)          30,013,375              (736,024)          (79,796,000)
     Other Construction Expenditures                    (1,423,863)                   0
                                                  ----------------   ------------------    ------------------    ------------------
        Total Construction Expenditures             (1,722,077,059)          30,013,375              (736,024)          (79,796,000)
  AFUDC - Equity                                                 0                    0
                                                  ----------------   ------------------    ------------------    ------------------
        Cash Used Plant & Prop. Adds                (1,722,077,059)          30,013,375              (736,024)          (79,796,000)
  Invest in Subs - Equity & Debt                         3,954,568         (118,767,219)          188,974,291
  Proceeds - Sale  of CitiPower                        176,650,446          (10,095,888)
  Proceeds - Sale  of Seeboard                         940,578,524         (106,904,116)
  Proceeds - Sale  of REPHOLDCOS                       145,578,820            7,137,300
  Proceeds - Sales of Property                          33,527,792          (61,270,567)                                          0
  Other Investing Activities                              (511,445)                   0
                                                  ----------------   ------------------    ------------------    ------------------
NET CASH PROVIDED (USED) INVESTING                    (422,298,354)        (259,887,115)          188,238,267           (79,796,000)
CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent                     (53,848)          58,614,375
        Common Stock                                   656,233,186                    0           656,233,186
        Cumulative Preferred Stock                               0                    0
        Long-term Debt                               3,227,019,798           57,277,257           369,048,650
        Change in Money Pool                            18,305,529          220,214,888           995,817,358           295,167,172
        Short-term Debt (net)                         (847,063,777)      (1,349,645,568)       (1,195,313,079)
                                                  ----------------   ------------------    ------------------    ------------------
          Total Issuances                            3,054,440,888       (1,013,539,048)          825,786,115           295,167,172
  Cash Paid To Retire:
     Cumulative Preferred Stock                        (10,435,949)                   0
     Long-term Debt                                 (2,515,967,552)          19,938,522                                  (2,000,000)
     Long-term Debt - Affiliated Cos.                            0                    0
                                                  ----------------   ------------------    ------------------    ------------------
        Total Retirements                           (2,526,403,501)          19,938,522                     0            (2,000,000)
  Dividends Paid on Common Stock                      (793,716,857)       1,027,793,769          (793,716,857)
  Dividends Paid on Preferred Stock                      3,179,174           10,872,699
                                                  ----------------   ------------------    ------------------    ------------------
NET CASH PROVIDED (USED) FINANCING                    (262,500,296)          45,065,942            32,069,258           293,167,172
                                                  ----------------   ------------------    ------------------    ------------------
EFFECT OF EXCHANGE RATE CHANGES                         (3,544,809)         (89,835,923)

NET INCREASE (DECREASE) IN CASH                        988,829,613           98,362,995           927,400,106               283,409

CASH AT BEGINNING OF PERIOD                            223,875,163         (108,362,988)           79,265,221             2,714,973
                                                  ----------------   ------------------    ------------------    ------------------
CASH AT END OF PERIOD                                1,212,704,776           (9,999,993)        1,006,665,327             2,998,382
CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                             791,976,019              (79,400)          186,401,215             5,822,275
  Income Taxes (State & Federal)                       336,358,280                    0           (15,504,000)          (56,538,000)
NONCASH INVESTING ACTIVITIES:                                                         0
  Utility Assets - Capital Leases                        1,218,162                    0                     0                     0
  NonUtility Assets - Capital Leases                     4,783,604                    0                     0             4,783,604
     Total Capital Leases                                6,001,766                    0                     0             4,783,604

American Electric Power Co. and Subsidiaries
Consolidated Statement of Cash Flows YTD December 31, 2002
----------------------------------------------------------------------------------------------------------------------------------
                                                       POLR CONSOL.             AEP POOL        AEPPRO SERV                AEPPM
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
Consolidated Net Income                                  (176,649)                   0             9,385,833                  (166)
Adj. to Recon. N/I to Cash Flow:
    Depreciation & Amortization                                 0                    0                76,238                     0
    Prov for Def Income Taxes (net)                             0                    0            (6,749,301)                    0
    Def Invest Tax Credits (net)                                0                    0                     0                     0
    Transitional Impairment of Goodwill                         0                    0                     0                     0
    Discontinued Operations                                     0                    0                     0                     0
    Impairment Losses                                                                0                     0                     0
    Equity/Undist. Subs. Earnings                               0                    0                     0                     0
    Changes in Current Items:
        Accounts Receivable - (All but Assoc.)         (7,621,436)                   0            (1,305,626)                    0
        Accounts Receivable - Assoc. Cos.                (641,703)                   0            (7,206,078)                  (99)
        Fuel, Materials and Supplies                            0                    0               (86,096)                    0
        Accrued Utility Revenues                         (481,476)                   0                     0                     0
        Prepayments                                             0                    0              (317,991)                    0
        Other Current Assets (Ex. Energy Trad.)                 0                    0                     0                     0
        Accounts Payable - General                        341,773                    0             1,224,585                     0
        Accounts Payable - Assoc. Cos.                    265,216                    0             8,210,414                   353
        Customer Deposits                               2,322,535                    0                     0                     0
         Taxes Accrued                                    (29,520)                   0            (2,074,192)                   (4)
         Interest Accrued                                 145,549                    0              (107,084)                    0
         Obligations Under Cap. Leases - Curr.                  0                    0                     0                     0
         Other Current Liab. (Ex. Energy Trad.)            48,850                    0            (2,893,606)                    0
    Mark-to-Market Energy (Schedule 2)                          0                    0                     0                     0
    Over/Under Fuel Recovery                                    0                    0                     0                     0
    Increase in Other Assets (Schedule 1)                      41                    0           101,352,653                   (84)
    Increase in Other Liabilities (Schedule 1)             77,302                    0          (119,412,898)                    0
                                               ------------------   ------------------    ------------------    ------------------
NET CASH PROVIDED (USED) OPERATING                     (5,749,518)                   0           (19,903,149)                    0
CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Construction Expenditures on Utility Plant            (7,934)                   0            (1,336,995)                    0
     Other Construction Expenditures                                                 0                     0                     0
                                               ------------------   ------------------    ------------------    ------------------
        Total Construction Expenditures                    (7,934)                   0            (1,336,995)                    0
  AFUDC - Equity                                                                     0                     0                     0
                                               ------------------   ------------------    ------------------    ------------------
        Cash Used Plant & Prop. Adds                       (7,934)                   0            (1,336,995)                    0
  Invest in Subs - Equity & Debt
  Proceeds - Sale  of CitiPower
  Proceeds - Sale  of Seeboard
  Proceeds - Sale  of REPHOLDCOS
  Proceeds - Sales of Property                                  0                    0                     0                     0
  Other Investing Activities                                                                       5,000,000
                                               ------------------   ------------------    ------------------    ------------------
NET CASH PROVIDED (USED) INVESTING                         (7,934)                   0             3,663,005                     0
CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent                          0
        Common Stock
        Cumulative Preferred Stock                              0                                                                0
        Long-term Debt
        Change in Money Pool                            4,788,016                                 16,803,714
        Short-term Debt (net)                                   0                    0                     0                     0
                                               ------------------   ------------------    ------------------    ------------------
          Total Issuances                               4,788,016                    0            16,803,714                     0
  Cash Paid To Retire:
     Cumulative Preferred Stock                                 0
     Long-term Debt
     Long-term Debt - Affiliated Cos.                           0                    0                     0                     0
                                               ------------------   ------------------    ------------------    ------------------
        Total Retirements                                       0                    0                     0                     0
  Dividends Paid on Common Stock                                0                    0                     0                     0
  Dividends Paid on Preferred Stock
                                               ------------------   ------------------    ------------------    ------------------
NET CASH PROVIDED (USED) FINANCING                      4,788,016                    0            16,803,714                     0
                                               ------------------   ------------------    ------------------    ------------------
EFFECT OF EXCHANGE RATE CHANGES

NET INCREASE (DECREASE) IN CASH                          (969,436)                   0               563,570                     0

CASH AT BEGINNING OF PERIOD                                     0                    0               332,361                     0
                                               ------------------   ------------------    ------------------    ------------------
CASH AT END OF PERIOD                                    (969,436)                   0               895,931                     0
CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                                 19,048                    0               143,971                     0
  Income Taxes (State & Federal)                          (65,000)                   0            13,496,000                    50
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases                               0                    0                     0                     0
  NonUtility Assets - Capital Leases                            0                    0                     0                     0
     Total Capital Leases                                       0                    0                     0                     0

American Electric Power Co. and Subsidiaries
Consolidated Statement of Cash Flows YTD December 31, 2002
-----------------------------------------------------------------------------------------------------------------------------------
                                                          AEGCO                AEPES                 CCCo                AEPT&DSVC
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
Consolidated Net Income                                 7,552,188         (125,718,160)                    0               (49,860)
Adj. to Recon. N/I to Cash Flow:
    Depreciation & Amortization                        22,560,463            1,305,315                     0                     0
    Prov for Def Income Taxes (net)                    (5,027,789)        (147,136,923)                2,043                  (654)
    Def Invest Tax Credits (net)                       (3,361,478)                   0                     0
    Transitional Impairment of Goodwill                         0                    0                     0                     0
    Discontinued Operations                                     0                    0                     0                     0
    Impairment Losses                                           0                                          0
    Equity/Undist. Subs. Earnings                               0              (16,375)                    0                     0
    Changes in Current Items:
        Accounts Receivable - (All but Assoc.)            147,442          152,834,581                 1,393                39,494
        Accounts Receivable - Assoc. Cos.               3,890,058          417,702,189               (11,666)               (2,112)
        Fuel, Materials and Supplies                   (5,450,219)         (66,131,526)                    0                     0
        Accrued Utility Revenues                                0                    0                     0                     0
        Prepayments                                       243,834           (2,514,116)                    0                     0
        Other Current Assets (Ex. Energy Trad.)                 0          (98,208,796)                    0                     0
        Accounts Payable - General                     (7,556,447)        (154,337,019)                    0                (2,265)
        Accounts Payable - Assoc. Cos.                 14,252,688         (438,402,703)               16,539                23,111
        Customer Deposits                                       0            7,519,062                     0
         Taxes Accrued                                 (2,449,815)         (60,478,167)               16,881               (56,496)
         Interest Accrued                                 (27,347)              24,450                     0                (1,022)
         Obligations Under Cap. Leases - Curr.            (37,691)            (349,504)                    0                     0
         Other Current Liab. (Ex. Energy Trad.)                 0           (4,067,843)                    0              (156,813)
    Mark-to-Market Energy (Schedule 2)                          0          345,592,133                     0                     0
    Over/Under Fuel Recovery                                    0                    0                     0                     0
    Increase in Other Assets (Schedule 1)             (11,520,377)         (13,584,523)              (48,060)              219,865
    Increase in Other Liabilities (Schedule 1)         (1,735,865)         (15,432,822)               85,174                   855
                                               ------------------   ------------------    ------------------    ------------------
NET CASH PROVIDED (USED) OPERATING                     11,479,645         (201,400,747)               62,304                14,103
CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Construction Expenditures on Utility Plant        (5,298,196)         (22,726,765)                    0               (22,161)
     Other Construction Expenditures                            0           (1,423,863)
                                               ------------------   ------------------    ------------------    ------------------
        Total Construction Expenditures                (5,298,196)         (24,150,628)                    0               (22,161)
  AFUDC - Equity                                                0                                          0
                                               ------------------   ------------------    ------------------    ------------------
        Cash Used Plant & Prop. Adds                   (5,298,196)         (24,150,628)                    0               (22,161)
  Invest in Subs - Equity & Debt
  Proceeds - Sale  of CitiPower
  Proceeds - Sale  of Seeboard
  Proceeds - Sale  of REPHOLDCOS
  Proceeds - Sales of Property                                  0                                          0
  Other Investing Activities
                                               ------------------   ------------------    ------------------    ------------------
NET CASH PROVIDED (USED) INVESTING                     (5,298,196)         (24,150,628)                    0               (22,161)
CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent                                                                                           0
        Common Stock
        Cumulative Preferred Stock
        Long-term Debt
        Change in Money Pool                           (4,014,669)         234,223,237               (83,250)                8,120
        Short-term Debt (net)                                   0                    0                     0
                                               ------------------   ------------------    ------------------    ------------------
          Total Issuances                              (4,014,669)         234,223,237               (83,250)                8,120
  Cash Paid To Retire:
     Cumulative Preferred Stock
     Long-term Debt
     Long-term Debt - Affiliated Cos.
                                               ------------------   ------------------    ------------------    ------------------
        Total Retirements                                       0                    0                     0                     0
  Dividends Paid on Common Stock                       (3,150,000)                   0                     0
  Dividends Paid on Preferred Stock
                                               ------------------   ------------------    ------------------    ------------------
NET CASH PROVIDED (USED) FINANCING                     (7,164,669)         234,223,237               (83,250)                8,120
                                               ------------------   ------------------    ------------------    ------------------
EFFECT OF EXCHANGE RATE CHANGES                                                (87,086)

NET INCREASE (DECREASE) IN CASH                          (983,220)           8,584,776               (20,946)                   62

CASH AT BEGINNING OF PERIOD                               983,220              910,000                20,946                     0
                                               ------------------   ------------------    ------------------    ------------------
CASH AT END OF PERIOD                                           0            9,494,776                     0                    62
CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                              2,019,233            4,406,606                     0                 8,011
  Income Taxes (State & Federal)                        7,884,300          146,589,000                29,200                31,000
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases                               0                    0                     0                     0
  NonUtility Assets - Capital Leases                            0                    0                     0                     0
     Total Capital Leases                                       0                    0                     0                     0

American Electric Power Co. and Subsidiaries
Consolidated Statement of Cash Flows YTD December 31, 2002
-----------------------------------------------------------------------------------------------------------------------------------
                                                          IFRI                 FRECo               AEPRELLC              AEP COAL
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
Consolidated Net Income                                         0                                    (31,065)          (38,647,100)
Adj. to Recon. N/I to Cash Flow:
    Depreciation & Amortization                                 0                                                        9,856,895
    Prov for Def Income Taxes (net)                             0                    0                     0             1,620,460
    Def Invest Tax Credits (net)                                0
    Transitional Impairment of Goodwill                         0                    0                     0                     0
    Discontinued Operations                                     0                    0                     0                     0
    Impairment Losses                                           0                                                       38,938,555
    Equity/Undist. Subs. Earnings                               0                    0                     0                     0
    Changes in Current Items:
        Accounts Receivable - (All but Assoc.)                  0                  412               129,140             7,469,470
        Accounts Receivable - Assoc. Cos.                       5             (213,464)             (303,148)           (2,355,357)
        Fuel, Materials and Supplies                            0                    0                     0               777,590
        Accrued Utility Revenues                                0                    0                     0                     0
        Prepayments                                             0                    0                     0              (255,548)
        Other Current Assets (Ex. Energy Trad.)                 0                    0                     0              (742,116)
        Accounts Payable - General                              0                    0               (38,802)              442,061
        Accounts Payable - Assoc. Cos.                    (11,208)             (21,431)               (7,741)            1,327,721
        Customer Deposits                                       0                    0                     0                     0
         Taxes Accrued                                        (55)                (281)              123,930              (900,832)
         Interest Accrued                                     (92)                   0                  (611)             (291,367)
         Obligations Under Cap. Leases - Curr.                  0                    0                     0                     0
         Other Current Liab. (Ex. Energy Trad.)             4,676              (28,113)              (97,957)            1,505,949
    Mark-to-Market Energy (Schedule 2)                          0                    0                     0                     0
    Over/Under Fuel Recovery                                    0                    0                     0                     0
    Increase in Other Assets (Schedule 1)                     411                6,736                 7,392             2,071,460
    Increase in Other Liabilities (Schedule 1)                  0               (1,684)                    0             5,690,761
                                               ------------------   ------------------    ------------------    ------------------
NET CASH PROVIDED (USED) OPERATING                         (6,263)            (257,825)             (218,862)           26,508,602
CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Construction Expenditures on Utility Plant                 0                                                      (15,280,826)
     Other Construction Expenditures
                                               ------------------   ------------------    ------------------    ------------------
        Total Construction Expenditures                         0                    0                     0           (15,280,826)
  AFUDC - Equity                                                0
                                               ------------------   ------------------    ------------------    ------------------
        Cash Used Plant & Prop. Adds                            0                    0                     0           (15,280,826)
  Invest in Subs - Equity & Debt
  Proceeds - Sale  of CitiPower
  Proceeds - Sale  of Seeboard
  Proceeds - Sale  of REPHOLDCOS
  Proceeds - Sales of Property
  Other Investing Activities                                                                                                     0
                                               ------------------   ------------------    ------------------    ------------------
NET CASH PROVIDED (USED) INVESTING                              0                    0                     0           (15,280,826)
CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent                                                                                           0
        Common Stock
        Cumulative Preferred Stock
        Long-term Debt
        Change in Money Pool                                6,263              257,825               218,777           (12,885,554)
        Short-term Debt (net)                                   0                                                       (3,081,179)
                                               ------------------   ------------------    ------------------    ------------------
          Total Issuances                                   6,263              257,825               218,777           (15,966,733)
  Cash Paid To Retire:
     Cumulative Preferred Stock
     Long-term Debt
     Long-term Debt - Affiliated Cos.
                                               ------------------   ------------------    ------------------    ------------------
        Total Retirements                                       0                    0                     0                     0
  Dividends Paid on Common Stock                                0
  Dividends Paid on Preferred Stock
                                               ------------------   ------------------    ------------------    ------------------
NET CASH PROVIDED (USED) FINANCING                          6,263              257,825               218,777           (15,966,733)
                                               ------------------   ------------------    ------------------    ------------------
EFFECT OF EXCHANGE RATE CHANGES

NET INCREASE (DECREASE) IN CASH                                 0                    0                   (85)           (4,738,957)

CASH AT BEGINNING OF PERIOD                               120,139              662,205                    85             8,964,419
                                               ------------------   ------------------    ------------------    ------------------
CASH AT END OF PERIOD                                     120,139              662,205                     0             4,225,462
CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                                      0                    0                     0             2,006,650
  Income Taxes (State & Federal)                                0                    0              (148,000)           (3,046,000)
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases                               0                    0                     0                     0
  NonUtility Assets - Capital Leases                            0                    0                     0                     0
     Total Capital Leases                                       0                    0                     0                     0

American Electric Power Co. and Subsidiaries
Consolidated Statement of Cash Flows YTD December 31, 2002
----------------------------------------------------------------------------------------------------------------------------------
                                                       APCO CONSOL.        CSPCO CONSOL.          I&M CONSOL.            KEPCO
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
Consolidated Net Income                               205,492,113          181,173,555            73,992,466            20,567,364
Adj. to Recon. N/I to Cash Flow:
    Depreciation & Amortization                       189,334,690          131,752,937           168,070,188            33,233,073
    Prov for Def Income Taxes (net)                    16,776,735           23,291,708           (16,921,000)            9,839,000
    Def Invest Tax Credits (net)                       (4,636,845)          (3,269,987)           (7,739,997)           (1,239,956)
    Transitional Impairment of Goodwill                         0                    0                     0
    Discontinued Operations                                     0
    Impairment Losses                                     112,018            1,373,509             1,435,463             3,830,153
    Equity/Undist. Subs. Earnings                               0                    0                     0                     0
    Changes in Current Items:
        Accounts Receivable - (All but Assoc.)         (6,754,862)           6,142,470             8,789,677             5,674,941
        Accounts Receivable - Assoc. Cos.             (76,657,293)         (10,134,780)         (111,072,852)          (15,101,020)
        Fuel, Materials and Supplies                    3,015,423           (6,179,768)           (7,854,492)              881,335
        Accrued Utility Revenues                          (40,162)          (5,584,252)           (4,439,650)               93,302
        Prepayments                                    (1,120,723)            (484,079)             (862,813)              (79,913)
        Other Current Assets (Ex. Energy Trad.)        (9,268,559)          (7,244,500)             (689,425)             (589,409)
        Accounts Payable - General                    (19,361,881)          29,047,359            38,282,480            14,847,427
        Accounts Payable - Assoc. Cos.                 47,167,232           (2,098,519)           49,651,645            29,681,427
        Customer Deposits                              13,008,420            8,834,893             7,390,747             3,587,895
         Taxes Accrued                                (26,401,965)          (4,192,242)            1,798,051           (11,558,113)
         Interest Accrued                                 666,700           (1,108,178)              789,871             1,202,116
         Obligations Under Cap. Leases - Curr.         (2,758,260)          (1,868,298)           (2,611,416)           (2,334,506)
         Other Current Liab. (Ex. Energy Trad.)         6,982,844          (10,176,376)           10,931,851             4,570,896
    Mark-to-Market Energy (Schedule 2)                (21,151,334)         (16,666,752)           (9,516,751)          (12,267,371)
    Over/Under Fuel Recovery                            6,365,241                    0            37,501,000             2,998,128
    Increase in Other Assets (Schedule 1)             (41,625,738)         (25,145,925)          (15,543,993)          (25,094,113)
    Increase in Other Liabilities (Schedule 1)          1,566,292            9,537,961             6,854,015             9,580,024
                                               ------------------   ------------------    ------------------    ------------------
NET CASH PROVIDED (USED) OPERATING                    280,710,086          297,000,736           228,235,065            72,322,680
CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Construction Expenditures on Utility Plant      (276,549,399)        (136,799,616)         (167,484,000)         (178,700,453)
     Other Construction Expenditures
                                               ------------------   ------------------    ------------------    ------------------
        Total Construction Expenditures              (276,549,399)        (136,799,616)         (167,484,000)         (178,700,453)
  AFUDC - Equity
                                               ------------------   ------------------    ------------------    ------------------
        Cash Used Plant & Prop. Adds                 (276,549,399)        (136,799,616)         (167,484,000)         (178,700,453)
  Invest in Subs - Equity & Debt                                                                           0
  Proceeds - Sale  of CitiPower
  Proceeds - Sale  of Seeboard
  Proceeds - Sale  of REPHOLDCOS
  Proceeds - Sales of Property                          1,073,832              729,762             1,758,907               216,898
  Other Investing Activities                                    0                                          0
                                               ------------------   ------------------    ------------------    ------------------
NET CASH PROVIDED (USED) INVESTING                   (275,475,567)        (136,069,854)         (165,725,093)         (178,483,555)
CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent                        200                                125,000,000            50,000,000
        Common Stock
        Cumulative Preferred Stock
        Long-term Debt                                647,401,000          160,000,000           288,732,300           274,964,000
        Change in Money Pool                         (252,611,541)        (212,641,000)         (144,917,000)          (42,813,745)
        Short-term Debt (net)                                              290,000,000
                                               ------------------   ------------------    ------------------    ------------------
          Total Issuances                             394,789,659          237,359,000           268,815,300           282,150,255
  Cash Paid To Retire:
     Cumulative Preferred Stock                              (600)         (10,000,000)             (425,002)
     Long-term Debt                                  (315,006,878)        (333,342,500)         (340,000,000)         (154,500,000)
     Long-term Debt - Affiliated Cos.
                                               ------------------   ------------------    ------------------    ------------------
        Total Retirements                            (315,007,478)        (343,342,500)         (340,425,002)         (154,500,000)
  Dividends Paid on Common Stock                      (92,952,157)         (65,300,367)                                (21,132,092)
  Dividends Paid on Preferred Stock                    (1,442,528)            (525,000)           (4,467,259)
                                               ------------------   ------------------    ------------------    ------------------
NET CASH PROVIDED (USED) FINANCING                    (14,612,504)        (171,808,867)          (76,076,961)          106,518,163
                                               ------------------   ------------------    ------------------    ------------------
EFFECT OF EXCHANGE RATE CHANGES

NET INCREASE (DECREASE) IN CASH                        (9,377,985)         (10,877,985)          (13,566,989)              357,288

CASH AT BEGINNING OF PERIOD                            13,662,996           12,357,347            16,804,250             1,946,366
                                               ------------------   ------------------    ------------------    ------------------
CASH AT END OF PERIOD                                   4,285,011            1,479,362             3,237,261             2,303,654
CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                            111,528,000           53,513,775            89,983,748            25,176,288
  Income Taxes (State & Federal)                      125,119,800          117,591,600            60,523,000            13,040,500
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases                               0                    1                  (120)               22,021
  NonUtility Assets - Capital Leases                            0                    0                     0                     0
     Total Capital Leases                                       0                    1                  (120)               22,021

American Electric Power Co. and Subsidiaries
Consolidated Statement of Cash Flows YTD December 31, 2002
-----------------------------------------------------------------------------------------------------------------------------------
                                                          KGPCO                 OPCO                 WPCO            AEPINV CONSOL.
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
Consolidated Net Income                                 4,459,978          220,023,426             4,387,101           (19,580,427)
Adj. to Recon. N/I to Cash Flow:
    Depreciation & Amortization                         3,372,108          248,557,189             4,171,434                28,832
    Prov for Def Income Taxes (net)                     1,029,855           46,010,597            (1,355,010)           (8,440,160)
    Def Invest Tax Credits (net)                          (72,430)          (3,177,237)              (38,392)            4,971,154
    Transitional Impairment of Goodwill
    Discontinued Operations
    Impairment Losses                                       4,438            1,757,000               277,314            10,288,670
    Equity/Undist. Subs. Earnings                               0                    0                     0             4,409,611
    Changes in Current Items:
        Accounts Receivable - (All but Assoc.)         (1,002,410)          15,633,692            (1,166,426)               82,411
        Accounts Receivable - Assoc. Cos.              (1,344,308)          (1,062,529)             (538,171)               38,093
        Fuel, Materials and Supplies                       26,973              702,912               (36,620)                    0
        Accrued Utility Revenues                         (115,839)           3,080,520               465,088                     0
        Prepayments                                        73,962             (594,433)               (7,686)                    0
        Other Current Assets (Ex. Energy Trad.)          (291,236)          (9,091,997)             (408,142)                    0
        Accounts Payable - General                       (107,211)           9,817,857              (186,908)               25,000
        Accounts Payable - Assoc. Cos.                 11,417,613           (1,114,263)            2,950,703               113,764
        Customer Deposits                                 631,818            7,516,541               427,191                     0
         Taxes Accrued                                 (1,086,462)         (14,992,711)             (761,162)              684,124
         Interest Accrued                                  66,592            1,130,342               (10,755)              (11,138)
         Obligations Under Cap. Leases - Curr.              1,843           (2,044,715)              (73,487)                    0
         Other Current Liab. (Ex. Energy Trad.)           115,290           (9,543,434)              486,499                64,320
    Mark-to-Market Energy (Schedule 2)                          0          (28,692,712)                    0                     0
    Over/Under Fuel Recovery                                    0                    0                     0                     0
    Increase in Other Assets (Schedule 1)                (884,962)         (12,776,304)            6,195,326             4,152,621
    Increase in Other Liabilities (Schedule 1)           (172,420)           7,834,057               458,202            (1,753,211)
                                               ------------------   ------------------    ------------------    ------------------
NET CASH PROVIDED (USED) OPERATING                     16,123,192          478,973,798            15,236,099            (4,926,336)
CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Construction Expenditures on Utility Plant        (4,148,432)        (354,796,650)           (5,172,656)              (84,903)
     Other Construction Expenditures
                                               ------------------   ------------------    ------------------    ------------------
        Total Construction Expenditures                (4,148,432)        (354,796,650)           (5,172,656)              (84,903)
  AFUDC - Equity
                                               ------------------   ------------------    ------------------    ------------------
        Cash Used Plant & Prop. Adds                   (4,148,432)        (354,796,650)           (5,172,656)              (84,903)
  Invest in Subs - Equity & Debt                                                                                        (5,207,329)
  Proceeds - Sale  of CitiPower
  Proceeds - Sale  of Seeboard
  Proceeds - Sale  of REPHOLDCOS
  Proceeds - Sales of Property                            153,851            6,498,625
  Other Investing Activities                                                                               0             2,579,700
                                               ------------------   ------------------    ------------------    ------------------
NET CASH PROVIDED (USED) INVESTING                     (3,994,581)        (348,298,025)           (5,172,656)           (2,712,532)
CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent                                                                     0             3,543,330
        Common Stock
        Cumulative Preferred Stock
        Long-term Debt
        Change in Money Pool                          (10,703,200)        (170,234,075)           (7,963,813)            4,102,539
        Short-term Debt (net)                                              275,000,000
                                               ------------------   ------------------    ------------------    ------------------
          Total Issuances                             (10,703,200)         104,765,925            (7,963,813)            7,645,869
  Cash Paid To Retire:
     Cumulative Preferred Stock
     Long-term Debt                                                       (140,000,000)
     Long-term Debt - Affiliated Cos.
                                               ------------------   ------------------    ------------------    ------------------
        Total Retirements                                       0         (140,000,000)                    0                     0
  Dividends Paid on Common Stock                       (1,961,973)         (97,745,885)           (2,298,015)
  Dividends Paid on Preferred Stock                                         (1,258,738)
                                               ------------------   ------------------    ------------------    ------------------
NET CASH PROVIDED (USED) FINANCING                    (12,665,173)        (134,238,698)          (10,261,828)            7,645,869
                                               ------------------   ------------------    ------------------    ------------------
EFFECT OF EXCHANGE RATE CHANGES

NET INCREASE (DECREASE) IN CASH                          (536,562)          (3,562,925)             (198,385)                7,001

CASH AT BEGINNING OF PERIOD                               472,053            8,847,678               302,627                     0
                                               ------------------   ------------------    ------------------    ------------------
CASH AT END OF PERIOD                                     (64,509)           5,284,753               104,242                 7,001
CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                              1,527,475           81,040,837             1,412,627               160,236
  Income Taxes (State & Federal)                        2,119,000          105,058,200             5,266,000            (4,790,000)
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases                               0              105,899                     0                     0
  NonUtility Assets - Capital Leases                            0                    0                     0                     0
     Total Capital Leases                                       0              105,899                     0                     0

American Electric Power Co. and Subsidiaries
Consolidated Statement of Cash Flows YTD December 31, 2002
-----------------------------------------------------------------------------------------------------------------------------------
                                                    AEPR CONSOL.        AEPCOMM CONSOL.         CSW CONSOL.         AEP C&I CONSOL.
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
Consolidated Net Income                              (686,110,663)        (108,241,634)         (229,565,876)            8,650,211
Adj. to Recon. N/I to Cash Flow:
    Depreciation & Amortization                        77,357,359            4,824,126           532,736,616                22,224
    Prov for Def Income Taxes (net)                  (108,664,505)         (42,066,723)           27,658,791            (5,320,399)
    Def Invest Tax Credits (net)                                0                                (12,792,939)
    Transitional Impairment of Goodwill                                                          323,000,000
    Discontinued Operations
    Impairment Losses                                 794,818,074          141,330,000           605,511,258             3,000,000
    Equity/Undist. Subs. Earnings                       1,441,743           19,904,008           (88,130,624)                    0
    Changes in Current Items:
        Accounts Receivable - (All but Assoc.)        (71,473,284)           8,123,068             7,250,282           (18,459,760)
        Accounts Receivable - Assoc. Cos.             214,404,141           (9,671,263)         (172,158,415)          (13,006,438)
        Fuel, Materials and Supplies                   (6,358,432)          (1,110,570)            2,880,702               (10,107)
        Accrued Utility Revenues                     (200,625,102)                   0               664,419           (14,152,235)
        Prepayments                                   (32,346,101)          (1,284,891)           21,089,757                     0
        Other Current Assets (Ex. Energy Trad.)       (13,700,971)              84,832          (225,094,497)                    0
        Accounts Payable - General                    129,293,252            4,022,643          (212,077,538)            4,101,985
        Accounts Payable - Assoc. Cos.               (995,277,971)           6,919,378           122,705,108            15,629,834
        Customer Deposits                                (140,311)               1,300          (101,001,113)              707,942
         Taxes Accrued                                 45,534,492           (1,227,666)         (122,238,007)            1,537,123
         Interest Accrued                                 720,797             (160,117)           11,890,382               154,344
         Obligations Under Cap. Leases - Curr.            (29,311)             (83,849)              117,000                     0
         Other Current Liab. (Ex. Energy Trad.)        71,560,975             (212,638)           10,935,688              (202,946)
    Mark-to-Market Energy (Schedule 2)                (12,024,891)                   0           (70,324,332)                    0
    Over/Under Fuel Recovery                                    0                    0           (40,537,936)                    0
    Increase in Other Assets (Schedule 1)             (49,846,686)          11,536,566           (71,777,811)           (3,819,982)
    Increase in Other Liabilities (Schedule 1)         42,391,556          (30,125,140)           (3,493,897)             (172,892)
                                               ------------------   ------------------    ------------------    ------------------
NET CASH PROVIDED (USED) OPERATING                   (799,075,839)           2,561,430           317,247,018           (21,341,096)
CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Construction Expenditures on Utility Plant       (65,814,773)         (12,027,292)         (412,153,965)              (31,688)
     Other Construction Expenditures
                                               ------------------   ------------------    ------------------    ------------------
        Total Construction Expenditures               (65,814,773)         (12,027,292)         (412,153,965)              (31,688)
  AFUDC - Equity
                                               ------------------   ------------------    ------------------    ------------------
        Cash Used Plant & Prop. Adds                  (65,814,773)         (12,027,292)         (412,153,965)              (31,688)
  Invest in Subs - Equity & Debt                                                                 (75,810,664)           14,765,489
  Proceeds - Sale  of CitiPower                       186,746,334
  Proceeds - Sale  of Seeboard                                                                 1,047,482,640
  Proceeds - Sale  of REPHOLDCOS                                                                 138,441,520
  Proceeds - Sales of Property                                                                    84,366,484
  Other Investing Activities                          (10,024,627)                                 4,460,153            (2,526,671)
                                               ------------------   ------------------    ------------------    ------------------
NET CASH PROVIDED (USED) INVESTING                    110,906,934          (12,027,292)          786,786,168            12,207,130
CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent                606,502,069           (3,743,330)         (840,647,491)
        Common Stock
        Cumulative Preferred Stock
        Long-term Debt                                143,089,175                              1,183,798,897
        Change in Money Pool                         (270,577,483)          63,020,657          (531,217,178)            9,379,004
        Short-term Debt (net)                         438,388,624          (50,000,000)          747,587,425
                                               ------------------   ------------------    ------------------    ------------------
          Total Issuances                             917,402,385            9,277,327           559,521,653             9,379,004
  Cash Paid To Retire:
     Cumulative Preferred Stock                                                                      (10,347)
     Long-term Debt                                  (250,849,187)            (275,200)         (999,932,309)
     Long-term Debt - Affiliated Cos.
                                               ------------------   ------------------    ------------------    ------------------
        Total Retirements                            (250,849,187)            (275,200)         (999,942,656)                    0
  Dividends Paid on Common Stock                                                                (743,253,280)
  Dividends Paid on Preferred Stock
                                               ------------------   ------------------    ------------------    ------------------
NET CASH PROVIDED (USED) FINANCING                    666,553,198            9,002,127        (1,183,674,283)            9,379,004
                                               ------------------   ------------------    ------------------    ------------------
EFFECT OF EXCHANGE RATE CHANGES                                                                   86,378,200

NET INCREASE (DECREASE) IN CASH                       (21,615,707)            (463,735)            6,737,103               245,038

CASH AT BEGINNING OF PERIOD                            60,969,676               95,691           122,760,698                45,200
                                               ------------------   ------------------    ------------------    ------------------
CASH AT END OF PERIOD                                  39,353,969             (368,044)          129,497,801               290,238
CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                            121,371,521           12,590,342           297,430,907               517,039
  Income Taxes (State & Federal)                     (146,754,300)         (11,753,000)           25,232,930             9,426,000
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases                               0            1,090,361                     0                     0
  NonUtility Assets - Capital Leases                            0                    0                     0                     0
     Total Capital Leases                                       0            1,090,361                     0                     0

American Electric Power Co. and Subsidiaries
Consolidated Statement of Cash Flows YTD December 31, 2002
---------------------------------------------------------------------------------------------------------------
                                                 DESERT SKY CONSOL. I   DESERT SKY CONSOL. II     MUTUAL CONSOL.
---------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
Consolidated Net Income                                 8,139,771           (6,703,266)            1,197,208
Adj. to Recon. N/I to Cash Flow:
    Depreciation & Amortization                                              8,851,992             2,089,015
    Prov for Def Income Taxes (net)                    29,550,791           (2,416,926)            2,757,856
    Def Invest Tax Credits (net)
    Transitional Impairment of Goodwill
    Discontinued Operations
    Impairment Losses
    Equity/Undist. Subs. Earnings                               0                    0                     0
    Changes in Current Items:
        Accounts Receivable - (All but Assoc.)                              (1,245,471)           (3,518,977)
        Accounts Receivable - Assoc. Cos.                (100,320)                                  (263,951)
        Fuel, Materials and Supplies                            0                    0            (2,370,858)
        Accrued Utility Revenues                                0                    0              (755,273)
        Prepayments                                             0           (1,947,009)                    0
        Other Current Assets (Ex. Energy Trad.)                 0                    0              (468,511)
        Accounts Payable - General                              0              258,281             5,133,347
        Accounts Payable - Assoc. Cos.                    253,692            1,143,314            (3,551,996)
        Customer Deposits                                       0                    0                     0
         Taxes Accrued                                 10,628,602                    0             5,193,831
         Interest Accrued                                       0              814,244                (6,174)
         Obligations Under Cap. Leases - Curr.                  0                    0                     0
         Other Current Liab. (Ex. Energy Trad.)                 0           (5,195,013)              501,083
    Mark-to-Market Energy (Schedule 2)                          0                    0              (227,150)
    Over/Under Fuel Recovery                                    0                    0                     0
    Increase in Other Assets (Schedule 1)                (565,081)            (111,918)            7,229,583
    Increase in Other Liabilities (Schedule 1)         (6,748,152)           9,165,078            29,841,398
                                               ------------------   ------------------    ------------------
NET CASH PROVIDED (USED) OPERATING                     41,159,303            2,613,306            42,780,431
CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Construction Expenditures on Utility Plant           (13,517)          (4,172,506)           (7,511,820)
     Other Construction Expenditures
                                               ------------------   ------------------    ------------------
        Total Construction Expenditures                   (13,517)          (4,172,506)           (7,511,820)
  AFUDC - Equity
                                               ------------------   ------------------    ------------------
        Cash Used Plant & Prop. Adds                      (13,517)          (4,172,506)           (7,511,820)
  Invest in Subs - Equity & Debt
  Proceeds - Sale  of CitiPower
  Proceeds - Sale  of Seeboard
  Proceeds - Sale  of REPHOLDCOS
  Proceeds - Sales of Property
  Other Investing Activities                                    0                    0
                                               ------------------   ------------------    ------------------
NET CASH PROVIDED (USED) INVESTING                        (13,517)          (4,172,506)           (7,511,820)
CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent                          0              676,999
        Common Stock
        Cumulative Preferred Stock
        Long-term Debt                                                     102,708,519
        Change in Money Pool                          (41,145,786)         (88,466,147)          (35,427,600)
        Short-term Debt (net)
                                               ------------------   ------------------    ------------------
          Total Issuances                             (41,145,786)          14,919,371           (35,427,600)
  Cash Paid To Retire:
     Cumulative Preferred Stock
     Long-term Debt
     Long-term Debt - Affiliated Cos.
                                               ------------------   ------------------    ------------------
        Total Retirements                                       0                    0                     0
  Dividends Paid on Common Stock
  Dividends Paid on Preferred Stock
                                               ------------------   ------------------    ------------------
NET CASH PROVIDED (USED) FINANCING                    (41,145,786)          14,919,371           (35,427,600)
                                               ------------------   ------------------    ------------------
EFFECT OF EXCHANGE RATE CHANGES

NET INCREASE (DECREASE) IN CASH                                 0           13,360,171              (158,989)

CASH AT BEGINNING OF PERIOD                                     0                    0                     0
                                               ------------------   ------------------    ------------------
CASH AT END OF PERIOD                                           0           13,360,171              (158,989)
CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                              5,011,157            1,920,271               550,874
  Income Taxes (State & Federal)                          (15,000)         (49,136,000)           (7,299,000)
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases                               0                    0                     0
  NonUtility Assets - Capital Leases                            0                    0                     0
     Total Capital Leases                                       0                    0                     0

Central & Southwest Corporation and Subsidiaries
Consolidated Statement of Cash Flows YTD December 31, 2002
-----------------------------------------------------------------------------------------------------------------------------------
                                                     CSW CONS.             ELIM & ADJ            CSW CORP.                SEEBOARD
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
Consolidated Net Income                            (229,565,876)            219,560,010          (230,348,719)         (226,474,946)
Adj. to Recon. N/I to Cash Flow:
   Depreciation & Amortization                      532,736,616                 (13,047)              281,136            32,862,782
   Prov for Def Income Taxes (net)                   27,658,791              22,882,769            (7,283,082)                    0
   Def Invest Tax Credits (net)                     (12,792,939)                      0                     0                     0
   Transitional Impairment of Goodwill              323,000,000                                             0           323,000,000
    Discontinued Operations                         (24,000,000)                                            0           (24,000,000)
    Impairment Losses                               629,511,258              (3,390,905)                    0                     0
   Equity/Undist. Subs. Earnings                    (88,130,624)           (787,768,640)          713,983,879                     0
   Changes in Current Items:
      Accounts Receivable - (All but Assoc.)          7,250,282             118,363,643                (2,056)          194,901,680
      Accounts Receivable - Assoc. Cos.            (172,158,415)           (255,777,778)           30,359,582           (11,098,577)
      Fuel, Materials & Supplies                      2,880,702               9,330,006                     0            18,205,006
      Accrued Utility Revenues                          664,419              35,879,172                                           0
      Prepayments                                    21,089,757                 195,475            (1,418,280)           21,417,734
      Other Current Assets(Exc. Energy Trad.)      (225,094,497)                                                       (222,489,474)
      Accounts Payable - General                   (212,077,538)             66,127,000              (358,756)         (239,558,433)
      Accounts Payable - Assoc. Cos.                122,705,108              (4,746,772)            4,209,657            42,486,467
      Customer Deposits                            (101,001,113)                                                        (72,445,965)
      Taxes Accrued                                (122,238,007)              1,151,123            15,358,612            (9,181,480)
      Interest Accrued                               11,890,382               1,308,096             1,590,526           (16,534,163)
      Obligations Under Cap. Leases - Curr.             117,000                                             0                     0
      Other Current Liab.(Exc. Energy Trad.)         10,935,688                                       799,575           (33,739,768)
  Mark-to-Market Energy (Schedule 2)                (70,324,332)            (65,378,423)                    0                     0
  Over/Under Fuel Recovery                          (40,537,936)             (3,685,397)                    0                     0
   Increase in Other Assets (Schedule 1)            (71,777,811)             43,807,500             3,834,222            52,921,290
   Increase in Other Liabilities (Schedule 1)        (3,493,897)            142,122,552           (75,084,215)          (77,044,924)
                                               ----------------      ------------------    ------------------    ------------------
NET CASH PROVIDED (USED) OPERATING                  317,247,018            (460,033,616)          455,922,081          (246,772,771)
CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Construction Expenditures on Utility Plant    (412,153,965)                143,490              (992,105)                    0
     Other Construction Expenditures                          0
                                               ----------------      ------------------    ------------------    ------------------
        Total Construction Expenditures            (412,153,965)                143,490              (992,105)                    0
  AFUDC - Equity                                              0                                                                   0
                                               ----------------      ------------------    ------------------    ------------------
        Cash Used Construction Expenditures        (412,153,965)                143,490              (992,105)                    0
  Invest in Subs - Equity & Debt                    (75,810,664)         (1,279,465,114)        1,199,699,882
  Proceeds - Sales of Property                       84,366,484            (651,863,022)                                          0
  Proceeds - Sale of  Rep hld. Co.                  138,441,520                       0
  Proceeds - Sale of  Seeboard                    1,047,482,640                       0                               1,047,482,640
  Other Investing Activities                          4,460,153                       0
                                               ----------------      ------------------    ------------------    ------------------
NET CASH PROVIDED (USED) INVESTING                  786,786,168          (1,931,184,646)        1,198,707,777         1,047,482,640
CASH FLOWS - FINANCING ACTIVITIES:                                                               (137,230,441)
   Proceeds from Issuances of:
     Capital Contributions from Parent             (840,647,491)          1,529,705,752          (840,647,491)         (828,999,000)
     Common Stock                                             0             386,005,000                     0
     Cumulative Preferred Stock                               0                                             0                     0
      Long-term Debt                              1,183,798,897                  41,000                     0
      Change in  Money Pool                        (531,217,178)             13,785,779           (70,724,231)          (93,578,839)
      Short-term Debt (net)                         747,587,425                                             0                     0
                                               ----------------      ------------------    ------------------    ------------------
          Total Issuances                           559,521,653           1,929,537,531          (911,371,722)         (922,577,839)
CASH FLOWS - FINANCING ACTIVITIES:
  Cash Paid To Retire:
    Cumulative Preferred Stock                          (10,347)                 (4,000)                    0                     0
    Long-term Debt                                 (999,932,309)             26,953,870                     0                     0
    Long-term Debt - Affiliated Cos.                          0                                             0                     0
                                               ----------------      ------------------    ------------------    ------------------
        Total Retirements                          (999,942,656)             26,949,870                     0                     0
  Dividends Paid on Common Stock                   (743,253,280)            433,930,577          (743,253,280)          (53,482,776)
  Dividends Paid on Preferred Stock                           0                 786,825                     0                     0
                                               ----------------      ------------------    ------------------    ------------------
NET CASH PROVIDED (USED) FINANCING               (1,183,674,283)          2,391,204,803        (1,654,625,002)         (976,060,615)
                                               ----------------      ------------------    ------------------    ------------------
EFFECT OF EXCHANGE RATE CHANGES                      86,378,200                                             0            86,378,200

NET INCREASE (DECREASE) IN CASH                       6,737,103                 (13,459)                4,856           (88,972,546)

CASH AT BEGINNING OF PERIOD                         122,760,698                  13,462                     0            88,975,003
                                               ----------------      ------------------    ------------------    ------------------
CASH AT END OF PERIOD                               129,497,801                       3                 4,856                 2,457
CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                          297,430,907                (783,498)           (1,327,616)           54,224,262
  Income Taxes (State & Federal)                     25,232,930            (117,108,000)            6,429,930                     0
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases                             0                       0                     0                     0
  NonUtility Assets - Capital Leases                          0                                             0                     0
     Total Capital Leases                                     0                       0                     0                     0

Central & Southwest Corporation and Subsidiaries
Consolidated Statement of Cash Flows YTD December 31, 2002
-----------------------------------------------------------------------------------------------------------------------------------
                                                      AEP CREDIT             ENERSHOP             CSW LEASING     AEP TEXAS CENTRAL
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
Consolidated Net Income                                 8,307,730            (1,892,760)              198,271           275,940,655
Adj. to Recon. N/I to Cash Flow:
   Depreciation & Amortization                                  0               113,650                     0           214,162,039
   Prov for Def Income Taxes (net)                     (1,650,857)                3,912            (2,716,273)          113,655,000
   Def Invest Tax Credits (net)                                 0                     0                     0            (5,206,908)
   Transitional Impairment of Goodwill                          0                     0                     0                     0
    Discontinued Operations                                     0                     0                     0                     0
    Impairment Losses                                           0                     0                     0                     0
   Equity/Undist. Subs. Earnings                                0                     0                     0
   Changes in Current Items:
      Accounts Receivable - (All but Assoc.)           17,044,482              (101,669)                    0          (163,680,087)
      Accounts Receivable - Assoc. Cos.               138,397,667               (21,274)                 (377)          (26,319,036)
      Fuel, Materials & Supplies                                0                     0                     0            (4,899,000)
      Accrued Utility Revenues                                  0                     0                                 (27,150,000)
      Prepayments                                         662,500                 2,989                     0               465,437
      Other Current Assets(Exc. Energy Trad.)                                    31,304                                    (121,243)
      Accounts Payable - General                      (61,771,878)             (260,483)                    0            35,933,631
      Accounts Payable - Assoc. Cos.                    1,113,115                14,112                (6,124)          (42,100,286)
      Customer Deposits                                         0                     0                     0           (26,078,744)
      Taxes Accrued                                    (2,136,897)                7,567           (22,805,066)          (58,721,000)
      Interest Accrued                                 (2,388,492)              (13,731)                    0            27,490,000
      Obligations Under Cap. Leases - Curr.                     0                     0                     0                     0
      Other Current Liab.(Exc. Energy Trad.)                    0              (103,682)                    0             8,763,739
  Mark-to-Market Energy (Schedule 2)                            0                     0                     0            (1,558,000)
  Over/Under Fuel Recovery                                      0                     0                     0            16,455,000
   Increase in Other Assets (Schedule 1)                        0               387,219                     0          (228,138,793)
   Increase in Other Liabilities (Schedule 1)         (21,558,906)              (34,646)                    0            38,600,658
                                               ------------------    ------------------    ------------------    ------------------
NET CASH PROVIDED (USED) OPERATING                     76,018,464            (1,867,492)          (25,329,569)          147,493,062
CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Construction Expenditures on Utility Plant                 0                     0                     0          (151,645,000)
     Other Construction Expenditures                            0                     0                     0
                                               ------------------    ------------------    ------------------    ------------------
        Total Construction Expenditures                         0                     0                     0          (151,645,000)
  AFUDC - Equity                                                0                     0                     0                     0
                                               ------------------    ------------------    ------------------    ------------------
        Cash Used Construction Expenditures                     0                     0                     0          (151,645,000)
  Invest in Subs - Equity & Debt                                                      0                                           0
  Proceeds - Sales of Property                                  0                38,022             3,584,583               143,052
  Proceeds - Sale of  Rep hld. Co.
  Proceeds - Sale of  Seeboard
  Other Investing Activities                                                     65,777                                           0
                                               ------------------    ------------------    ------------------    ------------------
NET CASH PROVIDED (USED) INVESTING                              0               103,799             3,584,583          (151,501,948)
CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent                (37,351,227)                    0            25,621,871
     Common Stock                                                                     0                     0          (386,005,000)
     Cumulative Preferred Stock                                                       0                     0                     0
      Long-term Debt                                                                  0                                 797,334,897
      Change in  Money Pool                           (21,239,344)            1,732,063                     0          (227,566,000)
      Short-term Debt (net)                                     0                     0                     0           650,000,000
                                               ------------------    ------------------    ------------------    ------------------
          Total Issuances                             (58,590,571)            1,732,063            25,621,871           833,763,897
CASH FLOWS - FINANCING ACTIVITIES:
  Cash Paid To Retire:
    Cumulative Preferred Stock                                  0                     0                     0                (6,000)
    Long-term Debt                                              0                     0                     0          (639,492,000)
    Long-term Debt - Affiliated Cos.                            0                     0                     0                     0
                                               ------------------    ------------------    ------------------    ------------------
        Total Retirements                                       0                     0                     0          (639,498,000)
  Dividends Paid on Common Stock                      (17,427,893)                    0           (11,046,000)         (115,505,462)
  Dividends Paid on Preferred Stock                             0                     0                                    (241,000)
                                               ------------------    ------------------    ------------------    ------------------
NET CASH PROVIDED (USED) FINANCING                    (76,018,464)            1,732,063            14,575,871            78,519,435
                                               ------------------    ------------------    ------------------    ------------------
EFFECT OF EXCHANGE RATE CHANGES                                                                                                   0

NET INCREASE (DECREASE) IN CASH                                 0               (31,630)           (7,169,115)           74,510,549

CASH AT BEGINNING OF PERIOD                                     0                     0             7,213,081            10,909,717
                                               ------------------    ------------------    ------------------    ------------------
CASH AT END OF PERIOD                                           0               (31,630)               43,966            85,420,266
CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                              6,153,755             1,058,197                     0            93,120,000
  Income Taxes (State & Federal)                        3,259,000                     0                     0            95,600,000
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases                               0                     0                     0                     0
  NonUtility Assets - Capital Leases                            0                     0                     0                     0
     Total Capital Leases                                       0                     0                     0                     0

Central & Southwest Corporation and Subsidiaries
Consolidated Statement of Cash Flows YTD December 31, 2002
----------------------------------------------------------------------------------------------------------------------------------
                                                         PSOCo            AEP TEXAS NORTH           CSW ENERGY       SWEPCo CONSOL.
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
Consolidated Net Income                                41,062,241           (13,676,940)          (166,993,848)         82,991,773
Adj. to Recon. N/I to Cash Flow:
   Depreciation & Amortization                         85,896,232            43,619,980             22,127,049         122,969,355
   Prov for Def Income Taxes (net)                     75,659,245           (12,275,000)           (30,846,430)         (3,134,254)
   Def Invest Tax Credits (net)                        (1,790,796)           (1,270,803)                     0          (4,524,432)
   Transitional Impairment of Goodwill                          0                     0                      0                   0
    Discontinued Operations                                     0                     0                      0                   0
    Impairment Losses                                           0            42,898,000            238,274,743                   0
   Equity/Undist. Subs. Earnings                                                                   (10,051,970)                  0
   Changes in Current Items:
      Accounts Receivable - (All but Assoc.)           (1,495,781)          (51,287,105)            (3,181,691)        (24,147,723)
      Accounts Receivable - Assoc. Cos.                (2,241,147)          (22,784,315)           (21,573,721)           (222,845)
      Fuel, Materials & Supplies                          995,924            (2,754,000)                     0         (10,540,916)
      Accrued Utility Revenues                                               (6,829,000)                     0                   0
      Prepayments                                        (366,463)              (67,308)              (537,995)            864,177
      Other Current Assets(Exc. Energy Trad.)                                   (37,081)            (2,939,603)                  0
      Accounts Payable - General                      (11,589,910)           13,006,668            (10,853,655)         (6,171,301)
      Accounts Payable - Assoc. Cos.                   37,219,133            50,754,420             10,055,117          17,804,219
      Customer Deposits                                   747,649            (4,074,539)                                   229,747
      Taxes Accrued                                   (11,296,000)          (13,660,756)           (19,605,552)        (17,441,248)
      Interest Accrued                                   (319,010)           (3,120,251)              (699,770)          4,643,657
      Obligations Under Cap. Leases - Curr.                     0                                      117,000                   0
      Other Current Liab.(Exc. Energy Trad.)           12,740,445             7,589,841             (1,629,050)         11,790,634
  Mark-to-Market Energy (Schedule 2)                   (1,110,814)           (1,127,000)                     0          (1,150,095)
  Over/Under Fuel Recovery                            (85,189,539)           14,169,000                      0          17,713,000
   Increase in Other Assets (Schedule 1)                1,076,514           (15,321,614)             3,260,504          19,300,041
   Increase in Other Liabilities (Schedule 1)         (17,903,537)           14,617,513              3,314,002            (411,581)
                                               ------------------    ------------------     ------------------  ------------------
NET CASH PROVIDED (USED) OPERATING                    122,094,386            38,369,710              8,235,130         210,562,208
CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Construction Expenditures on Utility Plant       (89,364,762)          (43,562,736)           (14,712,148)       (111,775,352)
     Other Construction Expenditures                            0                     0                      0                   0
                                               ------------------    ------------------     ------------------  ------------------
        Total Construction Expenditures               (89,364,762)          (43,562,736)           (14,712,148)       (111,775,352)
  AFUDC - Equity                                                0                     0                      0                   0
                                               ------------------    ------------------     ------------------  ------------------
        Cash Used Construction Expenditures           (89,364,762)          (43,562,736)           (14,712,148)       (111,775,352)
  Invest in Subs - Equity & Debt                                0                     0                      0
  Proceeds - Sales of Property                            963,093               150,000                      0           1,134,249
  Proceeds - Sale of  Rep hld. Co.
  Proceeds - Sale of  Seeboard
  Other Investing Activities                                    0                     0              4,394,376                   0
                                               ------------------    ------------------     ------------------  ------------------
NET CASH PROVIDED (USED) INVESTING                    (88,401,669)          (43,412,736)           (10,317,772)       (110,641,103)
CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent                          0                     0                      0                   0
     Common Stock                                               0                     0                      0                   0
     Cumulative Preferred Stock                                 0                     0                      0                   0
      Long-term Debt                                  187,850,000                     0                      0         198,573,000
      Change in  Money Pool                           (36,982,000)           29,958,999             15,660,976         (94,127,716)
      Short-term Debt (net)                                     0           125,000,000                      0                   0
                                               ------------------    ------------------     ------------------  ------------------
          Total Issuances                             150,868,000           154,958,999             15,660,976         104,445,284
CASH FLOWS - FINANCING ACTIVITIES:
  Cash Paid To Retire:
    Cumulative Preferred Stock                               (347)                    0                      0                   0
    Long-term Debt                                   (106,000,000)         (130,799,179)                     0        (150,595,000)
    Long-term Debt - Affiliated Cos.                            0                     0                      0                   0
                                               ------------------    ------------------     ------------------  ------------------
        Total Retirements                            (106,000,347)         (130,799,179)                     0        (150,595,000)
  Dividends Paid on Common Stock                      (67,367,939)          (20,247,024)                     0         (56,888,820)
  Dividends Paid on Preferred Stock                      (212,614)             (104,157)                     0            (229,054)
                                               ------------------    ------------------     ------------------  ------------------
NET CASH PROVIDED (USED) FINANCING                    (22,712,900)            3,808,639             15,660,976        (103,267,590)
                                               ------------------    ------------------     ------------------  ------------------
EFFECT OF EXCHANGE RATE CHANGES                                 0                     0                      0                   0

NET INCREASE (DECREASE) IN CASH                        10,979,817            (1,234,387)            13,578,334          (3,346,485)

CASH AT BEGINNING OF PERIOD                             5,794,624             2,453,471              2,354,218           5,415,251
                                               ------------------    ------------------     ------------------  ------------------
CASH AT END OF PERIOD                                  16,774,441             1,219,084             15,932,552           2,068,766
CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                             38,620,000            19,934,000             16,254,551          49,008,000
  Income Taxes (State & Federal)                      (38,943,000)           15,544,000                      0          60,451,000
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases                               0                     0                      0                   0
  NonUtility Assets - Capital Leases                            0                     0                      0                   0
     Total Capital Leases                                       0                     0                      0                   0

Central & Southwest Corporation and Subsidiaries
Consolidated Statement of Cash Flows YTD December 31, 2002
-----------------------------------------------------------------------------------------------------------------------------------
                                                      CSW INT'L              3-C COMM                ESI                REP HOLDCO
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
Consolidated Net Income                              (193,950,227)          (87,917,899)          (11,738,030)           75,366,813
Adj. to Recon. N/I to Cash Flow:
   Depreciation & Amortization                            141,536             9,425,475             1,150,429
   Prov for Def Income Taxes (net)                    (89,354,741)          (34,090,976)           (3,190,522)
   Def Invest Tax Credits (net)                                 0                     0                     0
   Transitional Impairment of Goodwill                          0                     0                     0
    Discontinued Operations                                     0                     0                     0
    Impairment Losses                                 244,660,499           104,176,000                     0             2,892,921
   Equity/Undist. Subs. Earnings                       (1,916,398)                                 (2,377,495)
   Changes in Current Items:
      Accounts Receivable - (All but Assoc.)           (5,620,993)              175,424            (2,088,670)          (71,629,172)
      Accounts Receivable - Assoc. Cos.               (23,811,066)              354,390            22,311,948               268,134
      Fuel, Materials & Supplies                                0            (8,113,820)              657,502
      Accrued Utility Revenues                                  0                                                        (1,235,753)
      Prepayments                                        (310,861)              161,324                21,028                     0
      Other Current Assets(Exc. Energy Trad.)                                   461,600
      Accounts Payable - General                         (342,418)           (1,219,428)             (558,348)            5,539,773
      Accounts Payable - Assoc. Cos.                     (399,940)              764,880               170,728             5,366,382
      Customer Deposits                                                         151,700                                     469,039
      Taxes Accrued                                    21,759,871            (7,859,544)            3,523,115            (1,330,752)
      Interest Accrued                                    (79,455)              (31,811)              (55,293)              100,079
      Obligations Under Cap. Leases - Curr.                     0                     0                     0                     0
      Other Current Liab.(Exc. Energy Trad.)                3,730              (703,264)            3,568,359             1,855,129
  Mark-to-Market Energy (Schedule 2)                            0                     0                     0                     0
  Over/Under Fuel Recovery                                      0                     0                     0                     0
   Increase in Other Assets (Schedule 1)               31,714,676              (649,220)           16,029,850                     0
   Increase in Other Liabilities (Schedule 1)           2,595,680           (11,914,929)             (791,564)                    0
                                               ------------------    ------------------    ------------------    ------------------
NET CASH PROVIDED (USED) OPERATING                    (14,910,107)          (36,830,098)           26,633,037            17,662,593
 CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Construction Expenditures on Utility Plant                 0              (245,352)                    0
     Other Construction Expenditures                            0                     0                     0
                                               ------------------    ------------------    ------------------    ------------------
        Total Construction Expenditures                         0              (245,352)                    0                     0
  AFUDC - Equity                                                0                     0                     0
                                               ------------------    ------------------    ------------------    ------------------
        Cash Used Construction Expenditures                     0              (245,352)                    0                     0
  Invest in Subs - Equity & Debt                                0             3,954,568                     0                     0
  Proceeds - Sales of Property                        713,133,589            16,161,224               921,694
  Proceeds - Sale of  Rep hld. Co.                                                                                      138,441,520
  Proceeds - Sale of  Seeboard                                                                                                    0
  Other Investing Activities                                    0                     0                     0                     0
                                               ------------------    ------------------    ------------------    ------------------
NET CASH PROVIDED (USED) INVESTING                    713,133,589            19,870,440               921,694           138,441,520
CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent               (688,977,396)                    0                     0                     0
     Common Stock                                               0                     0                     0
     Cumulative Preferred Stock                                 0                     0                     0
      Long-term Debt                                            0                     0                     0
      Change in  Money Pool                             3,686,774            17,344,483             1,803,624           (70,971,746)
      Short-term Debt (net)                                     0                     0           (27,412,575)
                                               ------------------    ------------------    ------------------    ------------------
          Total Issuances                            (685,290,622)           17,344,483           (25,608,951)          (70,971,746)
CASH FLOWS - FINANCING ACTIVITIES:
  Cash Paid To Retire:
    Cumulative Preferred Stock                                  0                     0                     0
    Long-term Debt                                              0                     0                     0
    Long-term Debt - Affiliated Cos.                            0                     0                     0
                                               ------------------    ------------------    ------------------    ------------------
        Total Retirements                                       0                     0                     0                     0
  Dividends Paid on Common Stock                      (11,964,663)                    0                     0           (80,000,000)
  Dividends Paid on Preferred Stock                             0                     0                     0
                                               ------------------    ------------------    ------------------    ------------------
NET CASH PROVIDED (USED) FINANCING                   (697,255,285)           17,344,483           (25,608,951)         (150,971,746)
                                               ------------------    ------------------    ------------------    ------------------
EFFECT OF EXCHANGE RATE CHANGES                                 0                     0

NET INCREASE (DECREASE) IN CASH                           968,197               384,825             1,945,780             5,132,367

CASH AT BEGINNING OF PERIOD                               859,431               120,052            (1,044,612)             (303,000)
                                               ------------------    ------------------    ------------------    ------------------
CASH AT END OF PERIOD                                   1,827,628               504,877               901,168             4,829,367
CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                              1,656,255            11,575,757             4,696,363             3,240,881
  Income Taxes (State & Federal)                                0                     0                     0                     0
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases                               0                     0                     0                     0
  NonUtility Assets - Capital Leases                            0                     0                     0                     0
     Total Capital Leases                                       0                     0                     0                     0

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2002

---------------------------------------------------------------------------------------------------------------------------------
                                                   AEP                    AEP
               DESCRIPTION                    CONSOLIDATED            ELIMINATIONS             AEP                 AEPSC

---------------------------------------------------------------------------------------------------------------------------------

BALANCE AT BEGINNING OF YEAR                   3,296,122,079.90      (3,129,150,987.00)    3,296,122,054.43                 0.00
Preferred Stock Dividend Req of Subsidiaries     (10,872,699.14)        (10,089,859.00)                0.00                 0.00
Net Income (Loss)                               (508,346,816.76)        477,334,110.83      (515,877,274.47)               (0.01)
NET INCOME (LOSS)                               (519,219,515.90)        467,244,251.83      (515,877,274.47)               (0.01)
TOTAL                                          2,776,902,564.00      (2,661,906,735.18)    2,780,244,779.96                 0.00

DEDUCTIONS:

Div Declrd - Common Stk - Asso                             0.00        (633,449,733.37)                0.00                 0.00
Div Declrd - Common - NonAssoc                   793,716,857.40                   0.00       793,716,857.40                 0.00
DIVIDEND DECLARED ON COMMON                      793,716,857.40        (633,449,733.37)      793,716,857.40                 0.00
Dividends Decl-Preferred Stock                             0.00          (7,518,517.97)                0.00                 0.00
DIVIDEND DECLARED ON PREFERRED                             0.00          (7,518,517.97)                0.00                 0.00


ADJUSTMENT RETAINED EARNINGS                     (15,552,325.27)       (397,735,751.09)      (15,552,351.84)                0.01

TOTAL DEDUCTIONS                                 778,164,532.13      (1,038,704,002.43)      778,164,505.56                 0.01

BALANCE AT END OF PERIOD                       1,998,738,032.97      (1,623,202,731.65)    2,002,080,274.40                (0.01)



AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2002


-----------------------------------------------------------------------------------------------------------------------------------
                                                                         POLR
               DESCRIPTION                         PL                CONSOLIDATED              AEPPOOL               AEPPRO

-----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT BEGINNING OF YEAR                              0.00              (1,855.40)                  0.00         (4,799,653.66)
Preferred Stock Dividend Req of Subsidiaries              0.00                   0.00                   0.00                  0.00
Net Income (Loss)                                         0.02            (176,649.47)                  0.01          9,385,832.76
NET INCOME (LOSS)                                         0.02            (176,649.47)                  0.01          9,385,832.76
TOTAL                                                     0.02            (178,504.87)                  0.01          4,586,179.10

DEDUCTIONS:

Div Declrd - Common Stk - Asso                            0.00                   0.00                   0.00                  0.00
Div Declrd - Common - NonAssoc                            0.00                   0.00                   0.00                  0.00
DIVIDEND DECLARED ON COMMON                               0.00                   0.00                   0.00                  0.00
Dividends Decl-Preferred Stock                            0.00                   0.00                   0.00                  0.00
DIVIDEND DECLARED ON PREFERRED                            0.00                   0.00                   0.00                  0.00


ADJUSTMENT RETAINED EARNINGS                              0.00                   0.00                   0.00                  0.00

TOTAL DEDUCTIONS                                          0.00                   0.00                   0.00                  0.00

BALANCE AT END OF PERIOD                                  0.02            (178,504.87)                  0.01          4,586,179.10


AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2002


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                             AEPES CORP
               DESCRIPTION                       AEPPM                  AEGCO               CONSOLIDATED              CCCO

-----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT BEGINNING OF YEAR                           (373.34)         13,761,108.71          41,786,520.57                  0.00
Preferred Stock Dividend Req of Subsidiaries              0.00                   0.00                   0.00                  0.00
Net Income (Loss)                                      (165.93)          7,552,188.38        (125,718,159.86)                 0.02
NET INCOME (LOSS)                                      (165.93)          7,552,188.38        (125,718,159.86)                 0.02
TOTAL                                                  (539.27)         21,313,297.09         (83,931,639.29)                 0.02

DEDUCTIONS:

Div Declrd - Common Stk - Asso                            0.00           3,150,000.00                   0.00                  0.00
Div Declrd - Common - NonAssoc                            0.00                   0.00                   0.00                  0.00
DIVIDEND DECLARED ON COMMON                               0.00           3,150,000.00                   0.00                  0.00
Dividends Decl-Preferred Stock                            0.00                   0.00                   0.00                  0.00
DIVIDEND DECLARED ON PREFERRED                            0.00                   0.00                   0.00                  0.00


ADJUSTMENT RETAINED EARNINGS                              0.00                  (0.00)                  0.00                  0.00

TOTAL DEDUCTIONS                                          0.00           3,150,000.00                   0.00                  0.00

BALANCE AT END OF PERIOD                               (539.27)         18,163,297.09         (83,931,639.29)                 0.02




AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2002


-----------------------------------------------------------------------------------------------------------------------------------

               DESCRIPTION                     AEPT&DSVC                 IFRI                   FRECO               AEPRELLC

-----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT BEGINNING OF YEAR                        (76,815.33)                  0.00              19,968.85           (224,206.86)
Preferred Stock Dividend Req of Subsidiaries              0.00                   0.00                   0.00                  0.00
Net Income (Loss)                                   (49,860.04)                  0.00                   0.02            (31,064.90)
NET INCOME (LOSS)                                   (49,860.04)                  0.00                   0.02            (31,064.90)
TOTAL                                              (126,675.37)                  0.00              19,968.87           (255,271.76)

DEDUCTIONS:

Div Declrd - Common Stk - Asso                            0.00                   0.00                   0.00                  0.00
Div Declrd - Common - NonAssoc                            0.00                   0.00                   0.00                  0.00
DIVIDEND DECLARED ON COMMON                               0.00                   0.00                   0.00                  0.00
Dividends Decl-Preferred Stock                            0.00                   0.00                   0.00                  0.00
DIVIDEND DECLARED ON PREFERRED                            0.00                   0.00                   0.00                  0.00


ADJUSTMENT RETAINED EARNINGS                              0.00                   0.00                   0.00                  0.00

TOTAL DEDUCTIONS                                          0.00                   0.00                   0.00                  0.00

BALANCE AT END OF PERIOD                           (126,675.37)                  0.00              19,968.87           (255,271.76)

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2002


-----------------------------------------------------------------------------------------------------------------------------------
                                                                         APCO                   CSPCO                 I&M
               DESCRIPTION                      AEPCOAL              CONSOLIDATED           CONSOLIDATED          CONSOLIDATED

-----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT BEGINNING OF YEAR                        634,548.00         150,796,650.14         176,102,771.88         74,605,269.75
Preferred Stock Dividend Req of Subsidiaries              0.00
Net Income (Loss)                               (38,647,100.02)        205,492,112.79         181,173,555.04         73,992,466.85
NET INCOME (LOSS)                               (38,647,100.02)        205,492,112.79         181,173,555.04         73,992,466.85
TOTAL                                           (38,012,552.02)        356,288,762.93         357,276,326.92        148,597,736.60

DEDUCTIONS:

Div Declrd - Common Stk - Asso                            0.00          92,952,157.20          65,300,367.15                  0.00
Div Declrd - Common - NonAssoc                            0.00                   0.00                   0.00                  0.00
DIVIDEND DECLARED ON COMMON                               0.00          92,952,157.20          65,300,367.15                  0.00
Dividends Decl-Preferred Stock                            0.00           1,442,521.14             350,000.00          4,467,258.63
DIVIDEND DECLARED ON PREFERRED                            0.00           1,442,521.14             350,000.00          4,467,258.63


ADJUSTMENT RETAINED EARNINGS                              0.00           1,454,628.58           1,015,380.36            134,311.44

TOTAL DEDUCTIONS                                          0.00          95,849,306.92          66,665,747.51          4,601,570.07

BALANCE AT END OF PERIOD                        (38,012,552.02)        260,439,456.01         290,610,579.41        143,996,166.53





AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2002


-----------------------------------------------------------------------------------------------------------------------------------

               DESCRIPTION                       KEPCO                  KGPCO                   OPCO                  WPCO

-----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT BEGINNING OF YEAR                     48,833,324.35           5,881,581.13         401,297,351.38          9,813,599.40
Preferred Stock Dividend Req of Subsidiaries              0.00                   0.00                                         0.00
Net Income (Loss)                                20,567,364.43           4,459,977.65         220,023,425.49          4,387,100.66
NET INCOME (LOSS)                                20,567,364.43           4,459,977.65         220,023,425.49          4,387,100.66
TOTAL                                            69,400,688.78          10,341,558.78         621,320,776.87         14,200,700.06

DEDUCTIONS:

Div Declrd - Common Stk - Asso                   21,132,092.40           1,961,973.00          97,745,884.74          2,298,015.00
Div Declrd - Common - NonAssoc                            0.00                   0.00                   0.00                  0.00
DIVIDEND DECLARED ON COMMON                      21,132,092.40           1,961,973.00          97,745,884.74          2,298,015.00
Dividends Decl-Preferred Stock                            0.00                   0.00           1,258,738.20                  0.00
DIVIDEND DECLARED ON PREFERRED                            0.00                   0.00           1,258,738.20                  0.00


ADJUSTMENT RETAINED EARNINGS                              0.00                   0.00                   0.00                  0.00

TOTAL DEDUCTIONS                                 21,132,092.40           1,961,973.00          99,004,622.94          2,298,015.00

BALANCE AT END OF PERIOD                         48,268,596.38           8,379,585.78         522,316,153.93         11,902,685.06

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2002


-----------------------------------------------------------------------------------------------------------------------------------
                                                 AEPINV                  AEPR                 AEP COMM                CSW
               DESCRIPTION                    CONSOLIDATED           CONSOLIDATED           CONSOLIDATED          CONSOLIDATED

-----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT BEGINNING OF YEAR                     (9,873,548.06)        (95,579,409.53)        (75,226,305.13)     2,402,749,873.50
Preferred Stock Dividend Req of Subsidiaries              0.00                   0.00                   0.00           (782,840.14)
Net Income (Loss)                               (19,580,427.45)       (686,110,663.54)       (108,241,634.08)      (229,565,876.68)
NET INCOME (LOSS)                               (19,580,427.45)       (686,110,663.54)       (108,241,634.08)      (230,348,716.82)
TOTAL                                           (29,453,975.51)       (781,690,073.07)       (183,467,939.21)     2,172,401,156.68

DEDUCTIONS:

Div Declrd - Common Stk - Asso                            0.00                   0.00                   0.00        348,909,243.88
Div Declrd - Common - NonAssoc                            0.00                   0.00                   0.00                  0.00
DIVIDEND DECLARED ON COMMON                               0.00                   0.00                   0.00        348,909,243.88
Dividends Decl-Preferred Stock                            0.00                   0.00                   0.00                  0.00
DIVIDEND DECLARED ON PREFERRED                            0.00                   0.00                   0.00                  0.00


ADJUSTMENT RETAINED EARNINGS                              0.00                  18.55           6,166,962.62        388,964,475.10

TOTAL DEDUCTIONS                                          0.00                  18.55           6,166,962.62        737,873,718.98

BALANCE AT END OF PERIOD                        (29,453,975.51)       (781,690,091.62)       (189,634,901.83)     1,434,527,437.70




AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2002


-----------------------------------------------------------------------------------------------------------------------------------
                                                AEP C&I               DESERT SKY            DESERT SKY 2             MUTUAL
               DESCRIPTION                    CONSOLIDATED           CONSOLIDATED           CONSOLIDATED          CONSOLIDATED

-----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT BEGINNING OF YEAR                     (3,267,095.65)                  0.00                   0.00         (8,082,292.23)
Preferred Stock Dividend Req of Subsidiaries              0.00                   0.00                   0.00                  0.00
Net Income (Loss)                                 8,650,211.21           8,139,770.98          (6,703,265.60)         1,197,208.19
NET INCOME (LOSS)                                 8,650,211.21           8,139,770.98          (6,703,265.60)         1,197,208.19
TOTAL                                             5,383,115.56           8,139,770.98          (6,703,265.60)        (6,885,084.04)

DEDUCTIONS:

Div Declrd - Common Stk - Asso                            0.00                   0.00                   0.00                  0.00
Div Declrd - Common - NonAssoc                            0.00                   0.00                   0.00                  0.00
DIVIDEND DECLARED ON COMMON                               0.00                   0.00                   0.00                  0.00
Dividends Decl-Preferred Stock                            0.00                   0.00                   0.00                  0.00
DIVIDEND DECLARED ON PREFERRED                            0.00                   0.00                   0.00                  0.00


ADJUSTMENT RETAINED EARNINGS                              1.00                   0.00                   0.00                  0.00

TOTAL DEDUCTIONS                                          1.00                   0.00                   0.00                  0.00

BALANCE AT END OF PERIOD                          5,383,114.56           8,139,770.98          (6,703,265.60)        (6,885,084.04)


CENTRAL AND SOUTH WEST CORPORATION
AND SUBSIDIARY COMPANIES
STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------------
                                                  CSW                     CSW
              DESCRIPTION                     CONSOLIDATED            ELIMINATIONS               CSW                 SEEBOARD

----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT BEGINNING OF YEAR                  2,402,749,873.50       (1,670,619,279.69)      2,408,129,435.40      340,612,956.00
NET INCOME (LOSS)                              (229,565,876.68)         219,560,010.64        (230,348,718.78)    (226,474,946.46)
                                          ---------------------   ---------------------  ---------------------   -----------------
                                              2,173,183,996.82       (1,451,059,269.05)      2,177,780,716.62      114,138,009.54

DEDUCTIONS:
DIVIDEND DECLARED ON COMMON                     348,909,243.88         (359,345,483.84)        348,909,243.88        8,290,240.00
DIVIDEND DECLARED ON PREFERRED                            0.00             (787,210.47)                  0.00                0.00
                                          ---------------------   ---------------------  ---------------------   -----------------
                                                348,909,243.88         (360,132,694.31)        348,909,243.88        8,290,240.00

ADJUSTMENT RETAINED EARNINGS                    389,747,315.24          (63,890,321.38)        394,344,037.00       45,192,536.05
                                          ---------------------   ---------------------  ---------------------   -----------------
TOTAL DEDUCTIONS                                738,656,559.12         (424,023,015.69)        743,253,280.88       53,482,776.05

BALANCE AT END OF PERIOD                      1,434,527,437.70       (1,027,036,253.36)      1,434,527,435.74       60,655,233.49




CENTRAL AND SOUTH WEST CORPORATION
AND SUBSIDIARY COMPANIES
STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------
                                                                                                          AEP TX CENTRAL
              DESCRIPTION                    AEP CREDIT            ENERSHOP              CSWL              CONSOLIDATED

----------------------------------------------------------------------------------------------------------------------------

BALANCE AT BEGINNING OF YEAR                           0.00       (17,959,989.37)     (33,863,641.04)        826,197,470.29
NET INCOME (LOSS)                              8,307,729.55        (1,892,760.35)         198,270.92         275,940,655.03
                                          ------------------   ------------------  ------------------  ---------------------
                                               8,307,729.55       (19,852,749.72)     (33,665,370.12)      1,102,138,125.32

DEDUCTIONS:
DIVIDEND DECLARED ON COMMON                            0.00                 0.00       11,046,000.00         115,505,461.88
DIVIDEND DECLARED ON PREFERRED                         0.00                 0.00                0.00             241,384.59
                                          ------------------   ------------------  ------------------  ---------------------
                                                       0.00                 0.00       11,046,000.00         115,746,846.47

ADJUSTMENT RETAINED EARNINGS                   8,307,729.55                 0.00                0.00              (4,115.00)
                                          ------------------   ------------------  ------------------  ---------------------
TOTAL DEDUCTIONS                               8,307,729.55                 0.00       11,046,000.00         115,742,731.47

BALANCE AT END OF PERIOD                               0.00       (19,852,749.72)     (44,711,370.12)        986,395,393.85


CENTRAL AND SOUTH WEST CORPORATION
AND SUBSIDIARY COMPANIES
STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------------------------------
                                           CSW INTERNATIONAL                               CSW ENERGY SVCS          REP HOLDCO
              DESCRIPTION                     CONSOLIDATED         C3 COMMUNICATIONS         CONSOLIDATED          CONSOLIDATED

----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT BEGINNING OF YEAR                     21,190,977.00          (95,831,707.98)        (47,163,711.95)      (1,427,746.05)
NET INCOME (LOSS)                              (193,950,226.53)         (87,917,898.74)        (11,738,030.29)      75,366,813.37
                                          ---------------------   ---------------------  ---------------------   -----------------
                                               (172,759,249.53)        (183,749,606.72)        (58,901,742.24)      73,939,067.32

DEDUCTIONS:
DIVIDEND DECLARED ON COMMON                               0.00                    0.00                   0.00       80,000,000.00
DIVIDEND DECLARED ON PREFERRED                            0.00                    0.00                   0.00                0.00
                                          ---------------------   ---------------------  ---------------------   -----------------
                                                          0.00                    0.00                   0.00       80,000,000.00

ADJUSTMENT RETAINED EARNINGS                     11,964,662.69           (6,166,957.62)                  0.00                0.00
                                          ---------------------   ---------------------  ---------------------   -----------------
TOTAL DEDUCTIONS                                 11,964,662.69           (6,166,957.62)                  0.00       80,000,000.00

BALANCE AT END OF PERIOD                       (184,723,912.22)        (177,582,649.10)        (58,901,742.24)      (6,060,932.68)




CENTRAL AND SOUTH WEST CORPORATION
AND SUBSIDIARY COMPANIES
STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2002


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              CSW ENERGY             SWEPCO INT
              DESCRIPTION                   PSO CORPORATION           AEP TX NORTH           CONSOLIDATED           CONSOLIDATED

------------------------------------------------------------------------------------------------------------------------------------

BALANCE AT BEGINNING OF YEAR                    142,994,538.42          105,970,218.12         115,605,613.73         308,914,741.35
NET INCOME (LOSS)                                41,062,241.06          (13,676,940.47)       (166,993,848.84)         82,991,773.19
                                          ---------------------   ---------------------  ---------------------   -------------------
                                                184,056,779.48           92,293,277.65         (51,388,235.11)        391,906,514.54

DEDUCTIONS:
DIVIDEND DECLARED ON COMMON                      67,367,938.88           20,247,023.39                   0.00          56,888,819.69
DIVIDEND DECLARED ON PREFERRED                      212,614.56              104,156.80                   0.00             229,054.52
                                          ---------------------   ---------------------  ---------------------   -------------------
                                                 67,580,553.44           20,351,180.19                   0.00          57,117,874.21

ADJUSTMENT RETAINED EARNINGS                           (255.32)                   0.00                  (0.00)                  0.00
                                          ---------------------   ---------------------  ---------------------   -------------------
TOTAL DEDUCTIONS                                 67,580,298.12           20,351,180.19                  (0.00)         57,117,874.21

BALANCE AT END OF PERIOD                        116,476,481.36           71,942,097.46         (51,388,235.11)        334,788,640.33



AEP TEXAS CENTRAL COMPANY
AND SUBSIDIARY COMPANIES
STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2002



----------------------------------------------------------------------------------------------------------------------------------
                                          TEXAS CENTRAL           TEXAS CENTRAL                                  TEXAS CENTRAL
              DESCRIPTION                  CONSOLIDATED            ELIMINATIONS          TEXAS CENTRAL                SEC

----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT BEGINNING OF YEAR                 826,197,470.29                    0.00         826,197,470.29                   0.00
NET INCOME (LOSS)                            275,940,655.03                    0.00         275,940,655.03                   0.00
                                       ---------------------   ---------------------  ---------------------   --------------------
                                           1,102,138,125.32                    0.00       1,102,138,125.32                   0.00

DEDUCTIONS:
DIVIDEND DECLARED ON COMMON                  115,505,461.88                    0.00         115,505,461.88                   0.00
DIVIDEND DECLARED ON PREFERRED                   241,384.59                    0.00             241,384.59                   0.00
                                       ---------------------   ---------------------  ---------------------   --------------------
                                             115,746,846.47                    0.00         115,746,846.47                   0.00

ADJUSTMENT RETAINED EARNINGS                      (4,115.00)                   0.00              (4,115.00)                  0.00
                                       ---------------------   ---------------------  ---------------------   --------------------
TOTAL DEDUCTIONS                             115,742,731.47                    0.00         115,742,731.47                   0.00

BALANCE AT END OF PERIOD                     986,395,393.85                    0.00         986,395,393.85                   0.00


APPALACHIAN POWER COMPANY
AND SUBSIDIARY COMPANIES
STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2002



--------------------------------------------------------------------------------------------------------------------------------
                                                 APCO                  APCO
              DESCRIPTION                    CONSOLIDATED          ELIMINATIONS              APCO                  CACCO

--------------------------------------------------------------------------------------------------------------------------------

BALANCE AT BEGINNING OF YEAR                   150,796,650.14         (1,143,890.59)       150,796,650.14            307,103.00
NET INCOME (LOSS)                              205,492,112.79           (534,754.17)       205,492,112.79              6,065.99
                                          --------------------  --------------------  --------------------  --------------------
                                               356,288,762.93         (1,678,644.76)       356,288,762.93            313,168.99

DEDUCTIONS:
DIVIDEND DECLARED ON COMMON                     92,952,157.20                  0.00         92,952,157.20                  0.00
DIVIDEND DECLARED ON PREFERRED                   1,442,521.14                  0.00          1,442,521.14                  0.00
                                          --------------------  --------------------  --------------------  --------------------
                                                94,394,678.34                  0.00         94,394,678.34                  0.00

ADJUSTMENT RETAINED EARNINGS                     1,454,628.58            (73,110.56)         1,454,628.58                  0.00
                                          --------------------  --------------------  --------------------  --------------------
TOTAL DEDUCTIONS                                95,849,306.92            (73,110.56)        95,849,306.92                  0.00

BALANCE AT END OF PERIOD                       260,439,456.01         (1,605,534.20)       260,439,456.01            313,168.99



APPALACHIAN POWER COMPANY
AND SUBSIDIARY COMPANIES
STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2002


----------------------------------------------------------------------------------------------------------

              DESCRIPTION                        SACCO                 CECCO                 WVPCO

----------------------------------------------------------------------------------------------------------

BALANCE AT BEGINNING OF YEAR                       879,293.00           (114,808.32)            72,302.91
NET INCOME (LOSS)                                  540,363.00            (12,482.48)               807.65
                                          --------------------  --------------------  --------------------
                                                 1,419,656.00           (127,290.80)            73,110.56

DEDUCTIONS:
DIVIDEND DECLARED ON COMMON                              0.00                  0.00                  0.00
DIVIDEND DECLARED ON PREFERRED                           0.00                  0.00                  0.00
                                          --------------------  --------------------  --------------------
                                                         0.00                  0.00                  0.00

ADJUSTMENT RETAINED EARNINGS                             0.00                  0.00             73,110.56
                                          --------------------  --------------------  --------------------
TOTAL DEDUCTIONS                                         0.00                  0.00             73,110.56

BALANCE AT END OF PERIOD                         1,419,656.00           (127,290.80)                 0.00


COLUMBUS SOUTHERN POWER COMPANY
AND SUBSIDIARY COMPANIES
STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2002


-----------------------------------------------------------------------------------------------------------
                                                 CSP                     CSP
              DESCRIPTION                    CONSOLIDATED           ELIMINATIONS               CSP

-----------------------------------------------------------------------------------------------------------

BALANCE AT BEGINNING OF YEAR                   176,102,771.88          (1,932,487.75)       176,102,771.88
NET INCOME (LOSS)                              181,173,555.04          (1,467,646.44)       181,173,555.05
                                          --------------------   --------------------  --------------------
                                               357,276,326.92          (3,400,134.19)       357,276,326.93

DEDUCTIONS:
DIVIDEND DECLARED ON COMMON                     65,300,367.15                   0.00         65,300,367.15
DIVIDEND DECLARED ON PREFERRED                     350,000.00                   0.00            350,000.00
                                          --------------------   --------------------  --------------------
                                                65,650,367.15                   0.00         65,650,367.15

ADJUSTMENT RETAINED EARNINGS                     1,015,380.36                   0.00          1,015,380.36
                                          --------------------   --------------------  --------------------
TOTAL DEDUCTIONS                                66,665,747.51                   0.00         66,665,747.51

BALANCE AT END OF PERIOD                       290,610,579.41          (3,400,134.19)       290,610,579.42




COLUMBUS SOUTHERN POWER COMPANY
AND SUBSIDIARY COMPANIES
STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2002


-----------------------------------------------------------------------------------------------------------

              DESCRIPTION                        SIMCO                  COLM                  CCPC

-----------------------------------------------------------------------------------------------------------

BALANCE AT BEGINNING OF YEAR                        85,323.21             747,181.54          1,099,983.00
NET INCOME (LOSS)                                   58,908.13           1,338,738.30             70,000.00
                                          --------------------   --------------------  --------------------
                                                   144,231.34           2,085,919.84          1,169,983.00

DEDUCTIONS:
DIVIDEND DECLARED ON COMMON                              0.00                   0.00                  0.00
DIVIDEND DECLARED ON PREFERRED                           0.00                   0.00                  0.00
                                          --------------------   --------------------  --------------------
                                                         0.00                   0.00                  0.00

ADJUSTMENT RETAINED EARNINGS                             0.00                   0.00                  0.00
                                          --------------------   --------------------  --------------------
TOTAL DEDUCTIONS                                         0.00                   0.00                  0.00

BALANCE AT END OF PERIOD                           144,231.34           2,085,919.84          1,169,983.00


INDIANA MICHIGAN POWER COMPANY
AND SUBSIDIARY COMPANIES
STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2002



----------------------------------------------------------------------------------------------------------------------------------
                                      I&M                   I&M
           DESCRIPTION            CONSOLIDATED          ELIMINATIONS             I&M               PRCCO             BHCCO

----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT BEGINNING OF YEAR        74,605,269.75         (9,836,822.83)       74,605,269.75              0.00       9,836,822.83
NET INCOME (LOSS)                   73,992,466.85            507,148.00        73,992,466.84              0.00        (507,147.99)
                                ------------------   -------------------  -------------------  ----------------   ----------------
                                   148,597,736.60         (9,329,674.83)      148,597,736.59              0.00       9,329,674.85

DEDUCTIONS:
DIVIDEND DECLARED ON COMMON          4,467,258.63                  0.00         4,467,258.63              0.00               0.00
DIVIDEND DECLARED ON PREFERRED               0.00                  0.00                 0.00              0.00               0.00
                                ------------------   -------------------  -------------------  ----------------   ----------------
                                     4,467,258.63                  0.00         4,467,258.63              0.00               0.00

ADJUSTMENT RETAINED EARNINGS           134,311.44                  0.00           134,311.44              0.00               0.00
                                ------------------   -------------------  -------------------  ----------------   ----------------
TOTAL DEDUCTIONS                     4,601,570.07                  0.00         4,601,570.07              0.00               0.00

BALANCE AT END OF PERIOD           143,996,166.53         (9,329,674.83)      143,996,166.52              0.00       9,329,674.85


SOUTHWESTERN ELECTRIC POWER COMPANY
AND SUBSIDIARY COMPANY
STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2002



------------------------------------------------------------------------------------------------------------------------------
                                          SWEPCO                  SWEPCO
              DESCRIPTION              CONSOLIDATED            ELIMINATIONS               SWEPCO                DOLETHILLS

------------------------------------------------------------------------------------------------------------------------------

BALANCE AT BEGINNING OF YEAR             308,914,741.00             (699,591.00)        308,914,741.00             699,591.00
NET INCOME (LOSS)                         82,991,773.19           (2,715,924.00)         82,991,773.20           2,715,923.99
                                   ---------------------   ---------------------  ---------------------   --------------------
                                         391,906,514.19           (3,415,515.00)        391,906,514.20           3,415,514.99

DEDUCTIONS:
DIVIDEND DECLARED ON COMMON               56,888,819.69           (2,098,773.00)         56,888,819.69           2,098,773.00
DIVIDEND DECLARED ON PREFERRED               229,054.52                    0.00             229,054.52                   0.00
                                   ---------------------   ---------------------  ---------------------   --------------------
                                          57,117,874.21           (2,098,773.00)         57,117,874.21           2,098,773.00

ADJUSTMENT RETAINED EARNINGS                      (0.35)                   0.00                  (0.35)                  0.00
                                   ---------------------   ---------------------  ---------------------   --------------------
TOTAL DEDUCTIONS                          57,117,873.86           (2,098,773.00)         57,117,873.86           2,098,773.00

BALANCE AT END OF PERIOD                 334,788,640.33           (1,316,742.00)        334,788,640.34           1,316,741.99


Notes to Consolidating Financial Statements.

Notes to financial statements are incorporated herein by reference to the 2001 Annual Report on Form 10-K filed by the respective companies reporting to the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

                  OHIO VALLEY ELECTRIC CORPORATION
                         STATEMENT OF INCOME
                    YEAR ENDED DECEMBER 31, 2002
                           (in thousands)
                             (UNAUDITED)

OPERATING REVENUES. . . . . . . . . . . . . . . . . . . $362,381

OPERATING EXPENSES:
  Fuel. . . . . . . . . . . . . . . . . . . . . . . . .   81,082
  Purchased Power . . . . . . . . . . . . . . . . . . .  192,641
  Other Operation . . . . . . . . . . . . . . . . . . .   29,389
  Maintenance . . . . . . . . . . . . . . . . . . . . .   21,721
  Depreciation. . . . . . . . . . . . . . . . . . . . .    9,263
  Taxes Other Than Federal Income Taxes . . . . . . . .    2,683
  Federal Income Taxes. . . . . . . . . . . . . . . . .      818

          TOTAL OPERATING EXPENSES. . . . . . . . . . .  337,597

OPERATING INCOME. . . . . . . . . . . . . . . . . . . .   24,784
NONOPERATING INCOME . . . . . . . . . . . . . . . . . .    1,488
INCOME BEFORE INTEREST CHARGES. . . . . . . . . . . . .   26,272

INTEREST CHARGES. . . . . . . . . . . . . . . . . . . .   24,204

NET INCOME. . . . . . . . . . . . . . . . . . . . . . . $  2,068




                  OHIO VALLEY ELECTRIC CORPORATION
                   STATEMENT OF RETAINED EARNINGS
                    YEAR ENDED DECEMBER 31, 2002
                           (in thousands)
                             (UNAUDITED)

RETAINED EARNINGS JANUARY 1 . . . . . . . . . . . . . .   $1,920
NET INCOME. . . . . . . . . . . . . . . . . . . . . . .    2,068
CASH DIVIDENDS DECLARED . . . . . . . . . . . . . . . .    2,100
RETAINED EARNINGS DECEMBER 31 . . . . . . . . . . . . .   $1,888

                  OHIO VALLEY ELECTRIC CORPORATION
                            BALANCE SHEET
                          DECEMBER 31, 2002
                           (in thousands)
                             (UNAUDITED)

ASSETS

ELECTRIC UTILITY PLANT:
  Electric Plant (at cost). . . . . . . . . . . . . . . $313,050
  Construction Work in Progress . . . . . . . . . . . .  160,284
          Total Electric Utility Plant. . . . . . . . .  473,334
  Accumulated Depreciation and Amortization . . . . . .  308,367
          NET ELECTRIC UTILITY PLANT. . . . . . . . . .  164,967

INVESTMENTS AND OTHER . . . . . . . . . . . . . . . . .  155,204

CURRENT ASSETS:
  Cash and Cash Equivalents . . . . . . . . . . . . . .   11,085
  Accounts Receivable . . . . . . . . . . . . . . . . .   25,136
  Coal in Storage - at average cost . . . . . . . . . .   17,343
  Materials and Supplies - at average cost. . . . . . .    8,813
  Prepayments and Other . . . . . . . . . . . . . . . .    4,577
          TOTAL CURRENT ASSETS. . . . . . . . . . . . .   66,954

FUTURE FEDERAL INCOME TAX BENEFITS. . . . . . . . . . .    9,346

REGULATORY ASSETS . . . . . . . . . . . . . . . . . . .   60,852

            TOTAL . . . . . . . . . . . . . . . . . . . $457,323

                    OHIO VALLEY ELECTRIC CORPORATION
                              BALANCE SHEET
                            DECEMBER 31, 2002
                             (in thousands)
                               (UNAUDITED)

CAPITALIZATION AND LIABILITIES

SHAREHOLDERS' EQUITY:
  Common Stock  - Par Value $100:
    Authorized  - 300,000 Shares
    Outstanding - 100,000 Shares. . . . . . . . . . . . $ 10,000
  Retained Earnings . . . . . . . . . . . . . . . . . .    1,888
          Total Shareowners' Equity . . . . . . . . . .   11,888
  Long-term Debt - Notes Payable. . . . . . . . . . . .  305,000
          TOTAL CAPITALIZATION. . . . . . . . . . . . .  316,888

CURRENT LIABILITIES:
  Long-term Debt Due Within One Year. . . . . . . . . .   27,734
  Short-term Debt . . . . . . . . . . . . . . . . . . .   10,000
  Accounts Payable. . . . . . . . . . . . . . . . . . .   23,980
  Taxes Accrued . . . . . . . . . . . . . . . . . . . .   13,363
  Interest Accrued and Other. . . . . . . . . . . . . .   19,339
          TOTAL CURRENT LIABILITIES . . . . . . . . . .   94,416

INVESTMENT TAX CREDITS. . . . . . . . . . . . . . . . .   10,610

POSTRETIREMENT BENEFIT OBLIGATION . . . . . . . . . . .   29,897

OTHER REGULATORY LIABILITIES AND DEFERRED CREDITS . . .    5,512

            TOTAL . . . . . . . . . . . . . . . . . . . $457,323

                      OHIO VALLEY ELECTRIC CORPORATION
                           STATEMENT OF CASH FLOWS
                        YEAR ENDED DECEMBER 31, 2002
                               (in thousands)
                                 (UNAUDITED)

OPERATING ACTIVITIES:
  Net Income. . . . . . . . . . . . . . . . . . . . .  $   2,068
  Adjustments for Noncash Items:
    Depreciation. . . . . . . . . . . . . . . . . . .      9,263
    Future Federal Income Tax Benefits. . . . . . . .    (18,584)
    Changes in Certain Current Assets and Liabilities:
      Accounts Receivable . . . . . . . . . . . . . .        503
      Coal, Materials and Supplies. . . . . . . . . .     (8,414)
      Accounts Payable. . . . . . . . . . . . . . . .      3,454
      Accrued Taxes . . . . . . . . . . . . . . . . .      7,095
    Other (net) . . . . . . . . . . . . . . . . . . .     20,398
       Net Cash Flows From Operating Activities . . .     15,783

INVESTING ACTIVITIES:
  Construction Expenditures . . . . . . . . . . . . .   (127,614)
  Sale of Investments . . . . . . . . . . . . . . . .    194,735
  Advances to Subsidiary. . . . . . . . . . . . . . .    (85,131)
       Net Cash Flows Used For Investing Activities .    (18,010)

FINANCING ACTIVITIES:
  Retirement of Long-term Debt. . . . . . . . . . . .     (8,382)
  Change in Short-term Debt . . . . . . . . . . . . .     10,000
  Dividends Paid. . . . . . . . . . . . . . . . . . .     (2,100)
       Net Cash Flows From Financing Activities . . .       (482)

  Net Increase in Cash and Cash Equivalents . . . . .     (2,709)
  Cash and Cash Equivalents January 1 . . . . . . . .     13,794
  Cash and Cash Equivalents December 31 . . . . . . .  $  11,085

Supplemental Disclosure:
  Interest Paid (net of capitalized amounts). . . . .    $13,716

  Income Taxes Paid . . . . . . . . . . . . . . . . .    $12,875

                                            Untitled

EXHIBIT A

                                    Incorporation by Reference
                                            Form 10K
                                          Annual Report

                           Year                      File Number

AEP                        2002                      1-3525
AEGCo                      2002                      0-18135
APCo                       2002                      1-3457
TCC                        2002                      0-346
TNC                        2002                      0-340
CSP                        2002                      1-2680
I&M                        2002                      1-3570
KPCo                       2002                      1-6858
OPCo                       2002                      1-6543
PSO                        2002                      0-343
SWEPCo                     2002                      1-3146



EXHIBIT INDEX (EXHIBITS B & C)

    Certain of the following exhibits, designated with an asterisk (*), are filed herewith. The exhibits not so designated have heretofore been filed with the Commission and, pursuant to 17 C.F.R. 229.10(d) and 240.12b-32, are incorporated herein by reference to the documents indicated in brackets following the descriptions of such exhibits. Exhibits, designated with a dagger
(+), are management contracts or compensatory plans or arrangements required to be filed as an Exhibit to this Form pursuant to Item 14(c) of this report.

   Exhibit Number                                                       Description
   AEGCo
      3(a)         --   Copy of Articles of Incorporation of AEGCo [Registration Statement on Form 10 for the Common Shares of
                        AEGCo, File No. 0-18135, Exhibit 3(a)].
      3(b)         --   Copy of the Code of Regulations of AEGCo (amended as of June 15, 2000) [Annual Report on Form 10-K of
                        AEGCo for the fiscal year ended December 31, 2000, File No. 0-18135, Exhibit 3(b)].
     10(a)         --   Copy of Capital Funds Agreement dated as of December 30, 1988 between AEGCo and AEP [Registration
                        Statement No. 33-32752, Exhibit 28(a)].
     10(b)(1)      --   Copy of Unit Power Agreement dated as of March 31, 1982 between AEGCo and I&M, as amended
                        [Registration Statement No. 33-32752, Exhibits 28(b)(1)(A) and 28(b)(1)(B)].
     10(b)(2)      --   Copy of Unit Power Agreement, dated as of August 1, 1984, among AEGCo, I&M and KPCo [Registration
                        Statement No. 33-32752, Exhibit 28(b)(2)].
     10(c)         --   Copy of Lease Agreements, dated as of December 1, 1989, between AEGCo and Wilmington Trust Company, as amended [Registration Statement No. 33-32752, Exhibits 28(c)(1)(C), 28(c)(2)(C), 28(c)(3)(C), 28(c)(4)(C),
                        28(c)(5)(C) and 28(c)(6)(C); Annual Report on Form 10-K of AEGCo for the fiscal year ended December 31,
                        1993, File No. 0-18135, Exhibits 10(c)(1)(B), 10(c)(2)(B), 10(c)(3)(B), 10(c)(4)(B), 10(c)(5)(B) and
                        10(c)(6)(B)].
    *13            --   Copy of those portions of the AEGCo 2002 Annual Report (for the fiscal year ended December 31, 2002)
                        which are incorporated by reference in this filing.
    *24            --   Power of Attorney.
    *99(a)         --   Certification of Chief Executive Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United
                        States Code.
    *99(b)         --   Certification of Chief Financial Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United
                        States Code.
   AEP++
      3(a)         --   Copy of Restated Certificate of Incorporation of AEP, dated October 29, 1997 [Quarterly Report on Form
                        10-Q of AEP for the quarter ended September 30, 1997, File No. 1-3525, Exhibit 3(a)].
      3(b)         --   Copy of Certificate of Amendment of the Restated Certificate of Incorporation of AEP, dated January 13,
                        1999 [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1998, File No. 1-3525,
                        Exhibit 3(b)].
      3(c)         --   Composite copy of the Restated Certificate of Incorporation of AEP, as amended [Annual Report on
                        Form 10-K of AEP for the fiscal year ended December 31, 1998, File No. 1-3525, Exhibit 3(c)].
      3(d)         --   Copy of By-Laws of AEP, as amended through January 28, 1998 [Annual Report on Form 10-K of AEP for the
                        fiscal year ended December 31, 1997, File No. 1-3525, Exhibit 3(b)].
      4(a)         --   Indenture (for unsecured debt securities), dated as of May 1, 2001, between AEP and The Bank of New
                        York, as Trustee [Registration Statement No. 333-86050, Exhibits 4(a), 4(b) and 4(c)].
     *4(b)         --   Third Supplemental Indenture, dated as of June 11, 2002, between AEP and The Bank of New York, as Trustee, for 5.75% Senior Notes, Series C, due August 16, 2007.
     *4(c)         --   Forward Purchase Contract Agreement, dated as of June 11, 2002, between AEP and The Bank of New York, as
                        Forward Purchase Contract Agent.
     10(a)         --   Interconnection Agreement, dated July 6, 1951, among APCo, CSPCo, KPCo, OPCo and I&M and with the Service
                        Corporation, as amended [Registration Statement No. 2-52910, Exhibit 5(a); Registration Statement No.
                        2-61009, Exhibit 5(b); and Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1990,
                        File No. 1-3525, Exhibit 10(a)(3)].
    *10(b)         --   Restated and Amended Operating Agreement, dated as of January 1, 1998, among PSO, TCC, TNC, SWEPCo and
                        AEPSC.
     10(c)         --   Transmission Agreement, dated April 1, 1984, among APCo, CSPCo, I&M, KPCo, OPCo and with the Service
                        Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31,
                        1985, File No. 1-3525, Exhibit 10(b); and Annual Report on Form 10-K of AEP for the fiscal year ended
                        December 31, 1988, File No. 1-3525, Exhibit 10(b)(2)].
    *10(d)         --   Transmission Coordination Agreement, dated October 29, 1998, among PSO, TCC, TNC, SWEPCo and AEPSC.
     10(e)         --   Lease Agreements, dated as of December 1, 1989, between AEGCo or I&M and Wilmington Trust
                        Company, as amended [Registration Statement No. 33-32752, Exhibits 28(c)(1)(C), 28(c)(2)(C), 28(c)(3)(C),
                        28(c)(4)(C), 28(c)(5)(C) and 28(c)(6)(C); Registration Statement No. 33-32753, Exhibits 28(a)(1)(C),
                        28(a)(2)(C), 28(a)(3)(C), 28(a)(4)(C), 28(a)(5)(C) and 28(a)(6)(C); and Annual Report on Form 10-K of
                        AEGCo for the fiscal year ended December 31, 1993, File No. 0-18135, Exhibits 10(c)(1)(B), 10(c)(2)(B),
                        10(c)(3)(B), 10(c)(4)(B), 10(c)(5)(B) and 10(c)(6)(B); Annual Report on Form 10-K of I&M for the fiscal year ended December 31, 1993, File No. 1-3570, Exhibits 10(e)(1)(B), 10(e)(2)(B), 10(e)(3)(B),
                        10(e)(4)(B), 10(e)(5)(B) and 10(e)(6)(B)].
     10(f)         --   Lease Agreement dated January 20, 1995 between OPCo and JMG Funding, Limited Partnership, and amendment thereto (confidential treatment requested) [Annual Report on Form 10-K of OPCo for the fiscal year ended
                        December 31, 1994, File No. 1-6543, Exhibit 10(l)(2)].
     10(g)         --   Modification No. 1 to the AEP System Interim Allowance Agreement, dated July 28, 1994, among APCo, CSPCo,
                        I&M, KPCo, OPCo and the Service Corporation [Annual Report on Form 10-K of AEP for the fiscal year ended
                        December 31, 1996, File No. 1-3525, Exhibit 10(l)].
     10(h)(1)      --   Agreement and Plan of Merger, dated as of December 21, 1997, By and Among American Electric Power
                        Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation [Annual Report on
                        Form 10-K of AEP for the fiscal year ended December 31, 1997, File No. 1-3525, Exhibit 10(f)].
     10(h)(2)      --   Amendment No. 1, dated as of December 31, 1999, to the Agreement and Plan of Merger [Current Report on
                        Form 8-K of AEP dated December 15, 1999, File No.
                        1-3525, Exhibit 10].
    +10(i)(1)      --   AEP Deferred Compensation Agreement for certain executive officers [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(e)].
    +10(i)(2)      --   Amendment to AEP Deferred Compensation Agreement for certain executive officers [Annual Report on Form
                        10-K of AEP for the fiscal year ended December 31, 1986, File No. 1-3525, Exhibit 10(d)(2)].
    +10(j)         --   AEP Accident Coverage Insurance Plan for directors [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(g)].
    +10(k)(1)      --   AEP Deferred Compensation and Stock Plan for Non-Employee Directors, as amended June 1, 2000 [Annual
                        Report on Form 10-K of AEP for the fiscal year ended December 31, 2000, File No. 1-3525, Exhibit
                        10(i)(1)].
    +10(k)(2)      --   AEP Stock Unit Accumulation Plan for Non-Employee Directors, as amended January 1, 2002[Annual Report on
                        Form 10-K of AEP for the fiscal year ended December 31, 2001, File No. 1-3525, Exhibit 10(i)(2)].
    +10(l)(1)(A)   --   AEP System Excess Benefit Plan, Amended and Restated as of January 1, 2001 [Annual Report on Form
                        10-K of AEP for the fiscal year ended December 31, 2000, File No. 1-3525, Exhibit 10(j)(1)(A)].
    +10(l)(1)(B)   --   Guaranty by AEP of the Service Corporation Excess Benefits Plan [Annual Report on Form 10-K of AEP for
                        the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit 10(h)(1)(B)].
   *+10(l)(1)(C)   --   First Amendment to AEP System Excess Benefit Plan, dated as of March 5, 2003.
    +10(l)(2)      --   AEP System Supplemental Retirement Savings Plan, Amended and Restated as of June 1, 2001
                        (Non-Qualified) [Registration Statement No. 333-66048, Exhibit 4].
    +10(l)(3)      --   Service Corporation Umbrella Trust for Executives [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1993, File No. 1-3525, Exhibit 10(g)(3)].
    +10(m)(1)      --   Employment Agreement between E. Linn Draper, Jr. and AEP and the Service Corporation [Annual Report on
                        Form 10-K of AEGCo for the fiscal year ended December 31, 1991, File No. 0-18135, Exhibit 10(g)(3)].
    +10(m)(2)      --   Memorandum of agreement between Susan Tomasky and the Service Corporation dated January 3, 2001 [Annual
                        Report on Form 10-K of AEP for the fiscal year ended December 31, 2000, File No. 1-3525, Exhibit 10(s)].
   *+10(m)(3)(A)   --   Letter Agreement dated June 23, 2000 between AEPSC and Holly K. Koeppel.
   *+10(m)(3)(B)   --   Letter Agreement dated April 19, 2001 between AEPR and Holly K. Koeppel.
   *+10(m)(4)      --   Employment Agreement dated July 29, 1998 between AEPSC and Robert P. Powers.
    +10(n)         --   AEP System Senior Officer Annual Incentive Compensation Plan [Annual Report on Form 10-K of AEP
                        for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(i)(1)].
    +10(o)(1)      --   AEP System Survivor Benefit Plan, effective January 27, 1998 [Quarterly Report on Form 10-Q of AEP for
                        the quarter ended September 30, 1998, File No. 1-3525,
                        Exhibit 10].
   *+10(o)(2)      --   First Amendment to AEP System Survivor Benefit Plan, as amended and restated effective January 31, 2000.
    +10(p)         --   AEP Senior Executive Severance Plan for Merger with Central and South West Corporation, effective March 1, 1999 [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1998,
                        File No. 1-3525, Exhibit 10(o)].
   *+10(q)(1)      --   AEP System Incentive Compensation Deferral Plan dated January 1, 2001.
   *+10(q)(2)      --   First Amendment to AEP System Incentive Compensation Deferral Plan dated December 6, 2002.
   *+10(r)         --   AEP System Nuclear Performance Long Term Incentive Compensation Plan dated August 1, 1998.
   *+10(s)         --   Nuclear Key Contributor Retention Plan dated May 1, 2000.
    +10(t)         --   AEP Change In Control Agreement [Annual Report on Form 10-K of AEP for the fiscal year ended December 31,
                        2001, File No. 1-3525, Exhibit 10(o)].
    +10(u)         --   AEP System 2000 Long-Term Incentive Plan [Proxy Statement of AEP, March 10, 2000].
    +10(v)(1)      --   Central and South West System Special Executive Retirement Plan as amended and restated effective July
                        1, 1997 [Annual Report on Form 10-K of CSW for the fiscal year ended December 31, 1998, File No. 1-1443,
                        Exhibit 18].
    +10(v)(2)      --   Certified CSW Board Resolution of April 18, 1991 [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 2001, File No. 1-3525, Exhibit 10(r)(2)].
    +10(v)(3)      --   CSW 1992 Long-Term Incentive Plan [Proxy Statement of CSW, March 13, 1992].
    +10(v)(4)      --   Central and South West Corporation Executive Deferred Savings Plan as amended and restated
                        effective as of January 1, 1997 [Annual Report on Form 10-K of CSW for the fiscal year ended December 31,
                        1998, File No. 1-1443, Exhibit 24].
    *12            --   Statement re: Computation of Ratios.
    *13            --   Copy of those portions of the AEP 2002 Annual Report (for the fiscal year ended December 31, 2002) which are incorporated by reference in this filing.
    *21            --   List of subsidiaries of AEP.
    *23            --   Consent of Deloitte & Touche LLP.
    *24            --   Power of Attorney.
    *99(a)         --   Certification of Chief Executive Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United
                        States Code.
    *99(b)         --   Certification of Chief Financial Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United
                        States Code.
   APCo++
      3(a)         --   Copy of Restated Articles of Incorporation of APCo, and amendments thereto to November 4, 1993
                        [Registration Statement No. 33-50163, Exhibit 4(a); Registration Statement No. 33-53805, Exhibits 4(b) and
                        4(c)].
      3(b)         --   Copy of Articles of Amendment to the Restated Articles of Incorporation of APCo, dated June 6, 1994
                        [Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1994, File No. 1-3457, Exhibit
                        3(b)].
      3(c)         --   Copy of Articles of Amendment to the Restated Articles of Incorporation of APCo, dated March 6, 1997
                        [Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1996, File No. 1-3457, Exhibit
                        3(c)].
      3(d)         --   Composite copy of the Restated Articles of Incorporation of APCo (amended as of March 7, 1997)
                        [Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1996, File No. 1-3457, Exhibit
                        3(d)].
      3(e)         --   Copy of By-Laws of APCo (amended as of October 24, 2001) [Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 2001, File No. 1-3457, Exhibit 3(e)].
      4(a)         --   Copy of Mortgage and Deed of Trust, dated as of December 1, 1940, between APCo and Bankers Trust Company and R. Gregory Page, as Trustees, as amended and supplemented [Registration Statement No. 2-7289, Exhibit
                        7(b); Registration Statement No. 2-19884, Exhibit 2(1); Registration Statement No. 2-24453, Exhibit 2(n);
                        Registration Statement No. 2-60015, Exhibits 2(b)(2), 2(b)(3), 2(b)(4), 2(b)(5), 2(b)(6), 2(b)(7),
                        2(b)(8), 2(b)(9), 2(b)(10), 2(b)(12), 2(b)(14), 2(b)(15), 2(b)(16), 2(b)(17), 2(b)(18), 2(b)(19),
                        2(b)(20), 2(b)(21), 2(b)(22), 2(b)(23), 2(b)(24), 2(b)(25), 2(b)(26), 2(b)(27) and 2(b)(28); Registration
                        Statement
                        No. 2-64102, Exhibit 2(b)(29); Registration Statement No. 2-66457, Exhibits (2)(b)(30) and 2(b)(31);
                        Registration Statement No. 2-69217, Exhibit 2(b)(32); Registration Statement No. 2-86237, Exhibit 4(b);
                        Registration Statement No. 33-11723, Exhibit 4(b); Registration Statement No. 33-17003, Exhibit 4(a)(ii),
                        Registration Statement No. 33-30964, Exhibit 4(b); Registration Statement No. 33-40720, Exhibit 4(b);
                        Registration Statement No. 33-45219, Exhibit 4(b); Registration Statement No. 33-46128, Exhibits 4(b) and
                        4(c); Registration Statement No. 33-53410, Exhibit 4(b); Registration Statement No. 33-59834, Exhibit 4(b);
                        Registration Statement No. 33-50229, Exhibits 4(b) and 4(c); Registration Statement No. 33-58431, Exhibits
                        4(b), 4(c), 4(d) and 4(e); Registration Statement No. 333-01049, Exhibits 4(b) and 4(c); Registration
                        Statement No. 333-20305, Exhibits 4(b) and 4(c); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1996, File No. 1-3457, Exhibit 4(b); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1998, File No. 1-3457, Exhibit 4(b)].
      4(b)         --   Indenture (for unsecured debt securities), dated as of January 1, 1998, between APCo and The Bank of New
                        York, As Trustee [Registration Statement No. 333-45927, Exhibit 4(a); Registration Statement No. 333-49071,
                        Exhibit 4(b); Registration Statement No. 333-84061, Exhibits 4(b) and 4(c); Annual Report on Form 10-K of
                        APCo for the fiscal year ended December 31, 1999, File No. 1-3457, Exhibit 4(c); Registration Statement No.
                        333-81402, Exhibits 4(b), 4(c) and 4(d); Registration Statement No. 333-100451, Exhibit 4(b)].
     *4(c)         --   Copy of Company Order and Officer's Certificate, dated November 6, 2002, establishing terms of 4.3148%
                        Senior Notes, Series F, due 2007.
     10(a)(1)      --   Copy of Power Agreement, dated October 15, 1952, between OVEC and United States of America, acting by and through the United States Atomic Energy Commission, and, subsequent to January 18, 1975, the Administrator of the Energy Research and Development Administration, as amended [Registration Statement No. 2-60015,
                        Exhibit 5(a); Registration Statement No. 2-63234, Exhibit 5(a)(1)(B); Registration Statement No 2-66301,
                        Exhibit 5(a)(1)(C); Registration Statement No. 2-67728, Exhibit 5(a)(1)(D); Annual Report on Form 10-K of
                        APCo for the fiscal year ended December 31, 1989, File No. 1-3457, Exhibit 10(a)(1)(F); and Annual Report
                        on Form 10-K of APCo for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit 10(a)(1)(B)].
     10(a)(2)      --   Copy of Inter-Company Power Agreement, dated as of July 10, 1953, among OVEC and the Sponsoring
                        Companies, as amended [Registration Statement No. 2-60015, Exhibit 5(c); Registration Statement No.
                        2-67728, Exhibit 5(a)(3)(B); and Annual Report on Form 10-K of APCo for the fiscal year ended December 31,
                        1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
     10(a)(3)      --   Copy of Power Agreement, dated July 10, 1953, between OVEC and Indiana-Kentucky Electric Corporation, as amended [Registration Statement No. 2-60015, Exhibit 5(e)].
     10(b)         --   Copy of Interconnection Agreement, dated July 6, 1951, among APCo, CSPCo, KPCo, OPCo and I&M and with the
                        Service Corporation, as amended [Registration Statement No. 2-52910, Exhibit 5(a); Registration Statement
                        No. 2-61009, Exhibit 5(b); Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1990,
                        File No. 1-3525, Exhibit 10(a)(3)].
     10(c)         --   Copy of Transmission Agreement, dated April 1, 1984, among APCo, CSPCo, I&M, KPCo, OPCo and with the
                        Service Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended
                        December 31, 1985, File No. 1-3525, Exhibit 10(b); Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1988, File No. 1-3525, Exhibit 10(b)(2)].
     10(d)         --   Copy of Modification No. 1 to the AEP System Interim Allowance Agreement, dated July 28, 1994, among APCo,
                        CSPCo, I&M, KPCo, OPCo and the Service Corporation [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(l)].
     10(e)(1)      --   Agreement and Plan of Merger, dated as of December 21, 1997, By and Among American Electric Power
                        Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation [Annual Report on
                        Form 10-K of AEP for the fiscal year ended December 31, 1997, File No. 1-3525, Exhibit 10(f)].
     10(e)(2)      --   Amendment No. 1, dated as of December 31, 1999, to the Agreement and Plan of Merger [Current Report on
                        Form 8-K of APCo dated December 15, 1999, File No.
                        1-3457, Exhibit 10].
    +10(f)(1)      --   AEP Deferred Compensation Agreement for certain executive officers [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(e)].
    +10(f)(2)      --   Amendment to AEP Deferred Compensation Agreement for certain executive officers [Annual Report on Form
                        10-K of AEP for the fiscal year ended December 31,
                        1986, File No. 1-3525, Exhibit 10(d)(2)].
    +10(g)         --   AEP System Senior Officer Annual Incentive Compensation Plan [Annual Report on Form 10-K of AEP
                        for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(i)(1)].
    +10(h)(1)(A)   --   AEP System Excess Benefit Plan, Amended and Restated as of January 1, 2001 [Annual Report on Form
                        10-K of AEP for the fiscal year ended December 31, 2000, File No. 1-3525, Exhibit 10(j)(1)(A)].
   *+10(h)(1)(B)   --   First Amendment to AEP System Excess Benefit Plan, dated as of March 5, 2003.
    +10(h)(2)      --   AEP System Supplemental Retirement Savings Plan, Amended and Restated as of January 1, 2001
                        (Non-Qualified) [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 2000, File No.
                        1-3525, Exhibit 10(j)(2)].
    +10(h)(3)      --   Umbrella Trust for Executives [Annual Report on Form 10-K of AEP for the fiscal year ended December
                        31, 1993, File No. 1-3525, Exhibit 10(g)(3)].
    +10(i)(1)      --   Employment Agreement between E. Linn Draper, Jr. and AEP and the Service Corporation [Annual Report on
                        Form 10-K of AEGCo for the fiscal year ended December 31, 1991, File No. 0-18135, Exhibit 10(g)(3)].
    +10(i)(2)      --   Memorandum of agreement between Susan Tomasky and the Service Corporation dated January 3, 2001 [Annual
                        Report on Form 10-K of AEP for the fiscal year ended December 31, 2000, File No. 1-3525, Exhibit 10(s)].
   *+10(i)(3)      --   Employment Agreement dated July 29, 1998 between AEPSC and Robert P. Powers.
    +10(j)(1)      --   AEP System Survivor Benefit Plan, effective January 27, 1998 [Quarterly Report on Form 10-Q of AEP for
                        the quarter ended September 30, 1998, File No. 1-3525, Exhibit 10].
   *+10(j)(2)      --   First Amendment to AEP System Survivor Benefit Plan, as amended and restated effective January 31,
                        2000.
    +10(k)         --   AEP Senior Executive Severance Plan for Merger with Central and South West Corporation, effective March 1, 1999[Annual Report on Form 10-K of AEP for the fiscal year ended December 31,
                        1998, File No. 1-3525, Exhibit 10(o)].
    +10(l)         --   AEP Change In Control Agreement [Annual Report on Form 10-K of AEP for the fiscal year ended December 31,
                        2001, File No. 1-3525, Exhibit 10(o)].
    +10(m)         --   AEP System 2000 Long-Term Incentive Plan [Proxy Statement of AEP, March 10, 2000].
    +10(n)(1)      --   Central and South West System Special Executive Retirement Plan as amended and restated effective
                        July 1, 1997 [Annual Report on Form 10-K of CSW for the fiscal year ended December 31, 1998, File No.
                        1-1443, Exhibit 18].
    +10(n)(2)      --   Certified CSW Board Resolution of April 18, 1991 [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 2001, File No. 1-3525, Exhibit 10(r)(2)].
    +10(n)(3)      --   CSW 1992 Long-Term Incentive Plan [Proxy Statement of CSW, March 13, 1992].
   *+10(o)(1)      --   AEP System Incentive Compensation Deferral Plan dated January 1, 2001.
   *+10(o)(2)      --   First Amendment to AEP System Incentive Compensation Deferral Plan dated December 6, 2002.
   *+10(p)         --   AEP System Nuclear Performance Long Term Incentive Compensation Plan dated August 1, 1998.
   *+10(q)         --   Nuclear Key Contributor Retention Plan dated May 1, 2000.
    *12            --   Statement re: Computation of Ratios.
    *13            --   Copy of those portions of the APCo 2002 Annual Report (for the fiscal year ended December 31, 2002) which are incorporated by reference in this filing.
     21            --   List of subsidiaries of APCo [Annual Report on Form 10-K of AEP for the fiscal year ended December 31,
                        2002, File No. 1-3525, Exhibit 21].
    *23            --   Consent of Deloitte & Touche LLP
    *24            --   Power of Attorney.
    *99(a)         --   Certification of Chief Executive Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United
                        States Code.
    *99(b)         --   Certification of Chief Financial Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United
                        States Code.
   CSPCo++
      3(a)         --   Copy of Amended Articles of Incorporation of CSPCo, as amended to March 6, 1992 [Registration Statement No.
                        33-53377, Exhibit 4(a)].
      3(b)         --   Copy of Certificate of Amendment to Amended Articles of Incorporation of CSPCo, dated May 19, 1994
                        [Annual Report on Form 10-K of CSPCo for the fiscal year ended December 31, 1994, File No. 1-2680, Exhibit
                        3(b)].
      3(c)         --   Composite copy of Amended Articles of Incorporation of CSPCo, as amended [Annual Report on Form 10-K of
                        CSPCo for the fiscal year ended December 31, 1994, File No. 1-2680, Exhibit 3(c)].
      3(d)         --   Copy of Code of Regulations and By-Laws of CSPCo [Annual Report on Form 10-K of CSPCo for the fiscal year ended December 31, 1987, File No. 1-2680, Exhibit 3(d)].
      4(a)         --   Copy of Indenture of Mortgage and Deed of Trust, dated September 1, 1940, between CSPCo and City Bank
                        Farmers Trust Company (now Citibank, N.A.), as trustee, as supplemented and amended [Registration Statement
                        No. 2-59411, Exhibits 2(B) and 2(C); Registration Statement No. 2-80535, Exhibit 4(b); Registration
                        Statement No. 2-87091, Exhibit 4(b); Registration Statement No. 2-93208, Exhibit 4(b); Registration
                        Statement No. 2-97652, Exhibit 4(b); Registration Statement No. 33-7081, Exhibit 4(b); Registration
                        Statement No. 33-12389, Exhibit 4(b); Registration Statement No. 33-19227, Exhibits 4(b), 4(e), 4(f), 4(g)
                        and 4(h); Registration Statement No. 33-35651, Exhibit 4(b); Registration Statement No. 33-46859, Exhibits
                        4(b) and 4(c); Registration Statement No. 33-50316, Exhibits 4(b) and 4(c); Registration Statement No.
                        33-60336, Exhibits 4(b), 4(c) and 4(d); Registration Statement No. 33-50447, Exhibits 4(b) and 4(c); Annual
                        Report on Form 10-K of CSPCo for the fiscal year ended December 31, 1993, File No. 1-2680, Exhibit 4(b)].
      4(b)         --   Copy of Indenture (for unsecured debt securities), dated as of September 1, 1997, between CSPCo and
                        Bankers Trust Company, as Trustee [Registration Statement No. 333-54025, Exhibits 4(a), 4(b), 4(c) and
                        4(d); Annual Report on Form 10-K of CSPCo for the fiscal year ended December 31, 1998, File No. 1-2680,
                        Exhibits 4(c) and 4(d)].
     10(a)(1)      --   Copy of Power Agreement, dated October 15, 1952, between OVEC and United States of America, acting by and through the United States Atomic Energy Commission, and, subsequent to January 18, 1975, the Administrator of the Energy Research and Development Administration, as amended [Registration Statement No. 2-60015,
                        Exhibit 5(a); Registration Statement No. 2-63234, Exhibit 5(a)(1)(B); Registration Statement No. 2-66301,
                        Exhibit 5(a)(1)(C); Registration Statement No. 2-67728, Exhibit 5(a)(1)(B); Annual Report on Form 10-K of
                        APCo for the fiscal year ended December 31, 1989, File No. 1-3457, Exhibit 10(a)(1)(F); and Annual Report
                        on Form 10-K of APCo for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit 10(a)(1)(B)].
     10(a)(2)      --   Copy of Inter-Company Power Agreement, dated July 10, 1953, among OVEC and the Sponsoring Companies, as amended [Registration Statement No. 2-60015, Exhibit 5(c); Registration Statement No. 2-67728, Exhibit
                        5(a)(3)(B); and Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1992, File No.
                        1-3457, Exhibit 10(a)(2)(B)].
     10(a)(3)      --   Copy of Power Agreement, dated July 10, 1953, between OVEC and Indiana-Kentucky Electric
                        Corporation, as amended [Registration Statement No. 2-60015, Exhibit 5(e)].
     10(b)         --   Copy of Interconnection Agreement, dated July 6, 1951, among APCo, CSPCo, KPCo, OPCo and I&M and the
                        Service Corporation, as amended [Registration Statement No. 2-52910, Exhibit 5(a); Registration Statement
                        No. 2-61009, Exhibit 5(b); and Annual Report on Form 10-K of AEP for the fiscal year ended December 31,
                        1990, File No. 1-3525, Exhibit 10(a)(3)].
     10(c)         --   Copy of Transmission Agreement, dated April 1, 1984, among APCo, CSPCo, I&M, KPCo, OPCo, and with the
                        Service Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended
                        December 31, 1985, File No. 1-3525, Exhibit 10(b); and Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1988, File No. 1-3525, Exhibit 10(b)(2)].
     10(d)         --   Copy of Modification No. 1 to the AEP System Interim Allowance Agreement, dated July 28, 1994, among APCo,
                        CSPCo, I&M, KPCo, OPCo and the Service Corporation [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(l)].
     10(e)(1)      --   Agreement and Plan of Merger, dated as of December 21, 1997, By and Among American Electric Power
                        Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation [Annual Report on
                        Form 10-K of AEP for the fiscal year ended December 31, 1997, File No. 1-3525, Exhibit 10(f)].
     10(e)(2)      --   Amendment No. 1, dated as of December 31, 1999, to the Agreement and Plan of Merger [Current Report on
                        Form 8-K of CSPCo dated December 15, 1999, File No. 1-2680, Exhibit 10].
    *12            --   Statement re: Computation of Ratios.
    *13            --   Copy of those portions of the CSPCo 2002 Annual Report (for the fiscal year ended December 31, 2002) which are incorporated by reference in this filing.
     21            --   List of subsidiaries of CSPCo [Annual Report on Form 10-K of AEP for the fiscal year ended December 31,
                        2002, File No. 1-3525, Exhibit 21]
    *23            --   Consent of Deloitte & Touche LLP.
    *24            --   Power of Attorney.
    *99(a)         --   Certification of Chief Executive Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United
                        States Code.
    *99(b)         --   Certification of Chief Financial Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United
                        States Code.
   I&M++
      3(a)         --   Copy of the Amended Articles of Acceptance of I&M and amendments thereto [Annual Report on Form 10-K of I&M for fiscal year ended December 31, 1993, File No. 1-3570, Exhibit 3(a)].
      3(b)         --   Copy of Articles of Amendment to the Amended Articles of Acceptance of I&M, dated March 6, 1997
                        [Annual Report on Form 10-K of I&M for fiscal year ended December 31, 1996, File No. 1-3570, Exhibit
                        3(b)].
      3(c)         --   Composite Copy of the Amended Articles of Acceptance of I&M (amended as of March 7, 1997)
                        [Annual Report on Form 10-K of I&M for the fiscal year ended December 31, 1996, File No. 1-3570, Exhibit
                        3(c)].
      3(d)         --   Copy of the By-Laws of I&M (amended as of November 28, 2001) [Annual Report on Form 10-K of I&M for the
                        fiscal year ended December 31, 2001, File No. 1-3570, Exhibit 3(d)].
      4(a)         --   Copy of Mortgage and Deed of Trust, dated as of June 1, 1939, between I&M and Irving Trust Company (now The
                        Bank of New York) and various individuals, as Trustees, as amended and supplemented [Registration Statement
                        No. 2-7597, Exhibit 7(a); Registration Statement No. 2-60665, Exhibits 2(c)(2), 2(c)(3), 2(c)(4), 2(c)(5),
                        2(c)(6), 2(c)(7), 2(c)(8), 2(c)(9), 2(c)(10), 2(c)(11), 2(c)(12), 2(c)(13), 2(c)(14), 2(c)(15), (2)(c)(16),
                        and 2(c)(17); Registration Statement No. 2-63234, Exhibit 2(b)(18); Registration Statement No. 2-65389,
                        Exhibit 2(a)(19); Registration Statement No. 2-67728, Exhibit 2(b)(20); Registration Statement No. 2-85016,
                        Exhibit 4(b); Registration Statement No. 33-5728, Exhibit 4(c); Registration Statement No. 33-9280, Exhibit
                        4(b); Registration Statement No. 33-11230, Exhibit 4(b); Registration Statement No. 33-19620, Exhibits
                        4(a)(ii), 4(a)(iii), 4(a)(iv) and 4(a)(v); Registration Statement No. 33-46851, Exhibits 4(b)(i), 4(b)(ii)
                        and 4(b)(iii); Registration Statement No. 33-54480, Exhibits 4(b)(I) and 4(b)(ii); Registration Statement
                        No. 33-60886, Exhibit 4(b)(I); Registration Statement No. 33-50521, Exhibits 4(b)(I), 4(b)(ii) and
                        4(b)(iii); Annual Report on Form 10-K of I&M for the fiscal year ended December 31, 1993, File No. 1-3570,
                        Exhibit 4(b); Annual Report on Form 10-K of I&M for the fiscal year ended December 31, 1994, File No.
                        1-3570, Exhibit 4(b); Annual Report on Form 10-K of I&M for the fiscal year ended December 31, 1996, File
                        No. 1-3570, Exhibit 4(b)].
      4(b)         --   Copy of Indenture (for unsecured debt securities), dated as of October 1, 1998, between I&M and The Bank of New York, as Trustee [Registration Statement No. 333-88523, Exhibits 4(a), 4(b) and 4(c); Registration
                        Statement No. 333-58656, Exhibits 4(b) and 4(c); Annual Report of Form 10-K of I&M for fiscal year ended December 31, 2001, File No. 1-3570, Exhibit 4(c)].
     *4(c)         --   Copy of Company Order and Officer's Certificate, dated November 22, 2002 establishing certain terms of the
                        6% Senior Notes, Series D, due 2032.
      4(d)         --   Copy of Company Order and Officers' Certificate, dated December 12, 2001, establishing certain terms of the 6.125% Notes, Series C, due 2006. [Annual Report on Form 10-K of I&M for the fiscal year ended December
                        31, 2001, File No. 1-3570, Exhibit 4(c)].
     10(a)(1)      --   Copy of Power Agreement, dated October 15, 1952, between OVEC and United States of America, acting by and through the United States Atomic Energy Commission, and, subsequent to January 18, 1975, the Administrator of the Energy Research and Development Administration, as amended [Registration Statement No. 2-60015,
                        Exhibit 5(a); Registration Statement No. 2-63234, Exhibit 5(a)(1)(B); Registration Statement No. 2-66301,
                        Exhibit 5(a)(1)(C); Registration Statement No. 2-67728, Exhibit 5(a)(1)(D); Annual Report on Form 10-K of
                        APCo for the fiscal year ended December 31, 1989, File No. 1-3457, Exhibit 10(a)(1)(F); and Annual Report
                        on Form 10-K of APCo for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit 10(a)(1)(B)].
     10(a)(2)      --   Copy of Inter-Company Power Agreement, dated as of July 10, 1953, among OVEC and the Sponsoring
                        Companies, as amended [Registration Statement No. 2-60015, Exhibit 5(c); Registration Statement No.
                        2-67728, Exhibit 5(a)(3)(B); Annual Report on Form 10-K of APCo for the fiscal year ended December 31,
                        1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
     10(a)(3)      --   Copy of Power Agreement, dated July 10, 1953, between OVEC and Indiana-Kentucky Electric
                        Corporation, as amended [Registration Statement No. 2-60015, Exhibit 5(e)].
     10(a)(4)      --   Copy of Inter-Company Power Agreement, dated as of July 10, 1953, among OVEC and the Sponsoring
                        Companies, as amended [Registration Statement No. 2-60015, Exhibit 5(c); Registration Statement No.
                        2-67728, Exhibit 5(a)(3)(B); Annual Report on Form 10-K of APCo for the fiscal year ended December 31,
                        1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
     10(b)         --   Copy of Interconnection Agreement, dated July 6, 1951, among APCo, CSPCo, KPCo, I&M, and OPCo and with the
                        Service Corporation, as amended [Registration Statement No. 2-52910, Exhibit 5(a); Registration Statement
                        No. 2-61009, Exhibit 5(b); and Annual Report on Form 10-K of AEP for the fiscal year ended December 31,
                        1990, File No. 1-3525, Exhibit 10(a)(3)].
     10(c)         --   Copy of Transmission Agreement, dated April 1, 1984, among APCo, CSPCo, I&M, KPCo, OPCo and with the
                        Service Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended
                        December 31, 1985, File No. 1-3525, Exhibit 10(b); and Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1988, File No. 1-3525, Exhibit 10(b)(2)].
     10(d)         --   Copy of Modification No. 1 to the AEP System Interim Allowance Agreement, dated July 28, 1994, among APCo,
                        CSPCo, I&M, KPCo, OPCo and the Service Corporation [Annual Report on Form 10-K of AEP for the fiscal year ended December 1, 1996, File No. 1-3525, Exhibit 10(l)].
     10(e)         --   Copy of Nuclear Material Lease Agreement, dated as of December 1, 1990, between I&M and DCC Fuel
                        Corporation [Annual Report on Form 10-K of I&M for the fiscal year ended December 31, 1993, File No.
                        1-3570, Exhibit 10(d)].
     10(f)         --   Copy of Lease Agreements, dated as of December 1, 1989, between I&M and Wilmington Trust Company, as amended [Registration Statement No. 33-32753, Exhibits 28(a)(1)(C), 28(a)(2)(C), 28(a)(3)(C), 28(a)(4)(C),
                        28(a)(5)(C) and 28(a)(6)(C); Annual Report on Form 10-K of I&M for the fiscal year ended December 31, 1993,
                        File No. 1-3570, Exhibits 10(e)(1)(B), 10(e)(2)(B), 10(e)(3)(B), 10(e)(4)(B), 10(e)(5)(B) and 10(e)(6)(B)].
     10(g)(1)      --   Agreement and Plan of Merger, dated as of December 21, 1997, By and Among American Electric Power
                        Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation [Annual Report on
                        Form 10-K of AEP for the fiscal year ended December 31, 1997, File No. 1-3525, Exhibit 10(f)].
     10(g)(2)      --   Amendment No. 1, dated as of December 31, 1999, to the Agreement and Plan of Merger [Current Report on
                        Form 8-K of I&M dated December 15, 1999, File No. 1-3570, Exhibit 10].
    *12            --   Statement re: Computation of Ratios.
    *13            --   Copy of those portions of the I&M 2002 Annual Report (for the fiscal year ended December 31, 2002) which are incorporated by reference in this filing.
     21            --   List of subsidiaries of I&M [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 2002,
                        File No. 1-3525, Exhibit 21].
    *24            --   Power of Attorney.
    *99(a)         --   Certification of Chief Executive Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United
                        States Code.
    *99(b)         --   Certification of Chief Financial Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United
                        States Code.
   KPCo++
      3(a)         --   Copy of Restated Articles of Incorporation of KPCo [Annual Report on Form 10-K of KPCo for the fiscal year ended December 31, 1991, File No. 1-6858, Exhibit 3(a)].
      3(b)         --   Copy of By-Laws of KPCo (amended as of June 15, 2000) [Annual Report on Form 10-K of KPCo for the fiscal year ended December 31, 2000, File No. 1-6858, Exhibit 3(b)].
      4(a)         --   Copy of Mortgage and Deed of Trust, dated May 1, 1949, between KPCo and Bankers Trust Company (now Deutsche
                        Bank Trust Company Americas, as supplemented and amended [Registration Statement No. 2-65820, Exhibits
                        2(b)(1), 2(b)(2), 2(b)(3), 2(b)(4), 2(b)(5), and 2(b)(6); Registration Statement No. 33-39394, Exhibits
                        4(b) and 4(c); Registration Statement No. 33-53226, Exhibits 4(b) and 4(c); Registration Statement No.
                        33-61808, Exhibits 4(b) and 4(c), Registration Statement No. 33-53007, Exhibits 4(b), 4(c) and 4(d)].
      4(b)         --   Copy of Indenture (for unsecured debt securities), dated as of September 1, 1997, between KPCo and
                        Bankers Trust Company, as Trustee [Registration Statement No. 333-75785, Exhibits 4(a), 4(b), 4(c) and
                        4(d); Registration Statement No. 333-87216, Exhibits 4E) and 4(f).
     *4(c)         --   Copy of Company Order and Officer's Certificate, dated June 28, 2002 establishing certain terms of the
                        5.50% Senior Notes, Series A, due 2007.
     *4(d)         --   Copy of Company Order and Officer's Certificate, dated November 6, 2002 establishing certain terms of the
                        4.3148% Senior Notes, Series B, due 2007.
     *4(e)         --   Copy of Company Order and Officer's Certificate, dated December 12, 2002 establishing certain terms of the
                        4.368% Senior Notes, Series C, due 2007.
     10(a)         --   Copy of Interconnection Agreement, dated July 6, 1951, among APCo, CSPCo, KPCo, I&M and OPCo and with the
                        Service Corporation, as amended [Registration Statement No. 2-52910, Exhibit 5(a);Registration Statement
                        No. 2-61009, Exhibit 5(b); and Annual Report on Form 10-K of AEP for the fiscal year ended December 31,
                        1990, File No. 1-3525, Exhibit 10(a)(3)].
     10(b)         --   Copy of Transmission Agreement, dated April 1, 1984, among APCo, CSPCo, I&M, KPCo, OPCo and with the
                        Service Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended
                        December 31, 1985, File No. 1-3525, Exhibit 10(b); and Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1988, File No. 1-3525, Exhibit 10(b)(2)].
     10(c)         --   Copy of Modification No. 1 to the AEP System Interim Allowance Agreement, dated July 28, 1994, among APCo,
                        CSPCo, I&M, KPCo, OPCo and the Service Corporation [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(l)].
     10(d)(1)      --   Agreement and Plan of Merger, dated as of December 21, 1997, By and Among American Electric Power
                        Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation [Annual Report on
                        Form 10-K of AEP for the fiscal year ended December 31, 1997, File No. 1-3525, Exhibit 10(f)].
     10(d)(2)      --   Amendment No. 1, dated as of December 31, 1999, to the Agreement and Plan of Merger [Current Report on
                        Form 8-K of KPCo dated December 15, 1999, File No. 1-6858, Exhibit 10].
    *12            --   Statement re: Computation of Ratios.
    *13            --   Copy of those portions of the KPCo 2002 Annual Report (for the fiscal year ended December 31, 2002) which are incorporated by reference in this filing.
    *23            --   Consent of Deloitte & Touche LLP
    *24            --   Power of Attorney.
    *99(a)         --   Certification of Chief Executive Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United
                        States Code.
    *99(b)         --   Certification of Chief Financial Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United
                        States Code.
   OPCo++
      3(a)         --   Copy of Amended Articles of Incorporation of OPCo, and amendments thereto to December 31, 1993
                        [Registration Statement No. 33-50139, Exhibit 4(a); Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1993, File No. 1-6543, Exhibit 3(b)].
      3(b)         --   Copy of Certificate of Amendment to Amended Articles of Incorporation of OPCo, dated May 3, 1994
                        [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1994, File No. 1-6543, Exhibit
                        3(b)].
      3(c)         --   Copy of Certificate of Amendment to Amended Articles of Incorporation of OPCo, dated March 6, 1997
                        [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1996, File No. 1-6543, Exhibit
                        3(c)].
      3(d)         --   Copy of Certificate of Amendment to Amended Articles of Incorporation of OPCo, dated June 3, 2002
                        [Quarterly Report on Form 10-Q of OPCo for the quarter ended June 30, 2002, File No. 1-6543, Exhibit
                        3(d)].
      3(e)         --   Composite copy of the Amended Articles of Incorporation of OPCo (amended as of June 3, 2002)
                        [[Quarterly Report on Form 10-Q of OPCo for the quarter ended June 30, 2002, File No. 1-6543, Exhibit
                        3(e)].
      3(f)         --   Copy of Code of Regulations of OPCo [Annual Report on Form 10-K of OPCo for the fiscal year ended December
                        31, 1990, File No. 1-6543, Exhibit 3(d)].
      4(a)         --   Copy of Mortgage and Deed of Trust, dated as of October 1, 1938, between OPCo and Manufacturers Hanover
                        Trust Company (now Chemical Bank), as Trustee, as amended and supplemented [Registration Statement No.
                        2-3828, Exhibit B-4; Registration Statement No. 2-60721, Exhibits 2(c)(2), 2(c)(3), 2(c)(4), 2(c)(5),
                        2(c)(6), 2(c)(7), 2(c)(8), 2(c)(9), 2(c)(10), 2(c)(11), 2(c)(12), 2(c)(13), 2(c)(14), 2(c)(15), 2(c)(16),
                        2(c)(17), 2(c)(18), 2(c)(19), 2(c)(20), 2(c)(21), 2(c)(22), 2(c)(23), 2(c)(24), 2(c)(25), 2(c)(26),
                        2(c)(27), 2(c)(28), 2(c)(29), 2(c)(30), and 2(c)(31); Registration Statement No. 2-83591, Exhibit 4(b);
                        Registration Statement No. 33-21208, Exhibits 4(a)(ii), 4(a)(iii) and 4(a)(iv); Registration Statement No.
                        33-31069, Exhibit 4(a)(ii); Registration Statement No. 33-44995, Exhibit 4(a)(ii); Registration Statement
                        No. 33-59006, Exhibits 4(a)(ii), 4(a)(iii) and 4(a)(iv); Registration Statement No. 33-50373, Exhibits
                        4(a)(ii), 4(a)(iii) and 4(a)(iv); Annual Report on Form 10-K of OPCo for the fiscal year ended December 31,
                        1993, File No. 1-6543, Exhibit 4(b)].
      4(b)         --   Copy of Indenture (for unsecured debt securities), dated as of September 1, 1997, between OPCo and Bankers
                        Trust Company (now Deutsche Bank Trust Company Americas), as Trustee [Registration Statement No. 333-49595,
                        Exhibits 4(a), 4(b) and 4(c); Annual Report on Form 10-K of OPCo for the fiscal year ended December 31,
                        1998, File No. 1-6543, Exhibits 4(c) and 4(d); Annual Report on Form 10-K of OPCo for the fiscal year ended
                        December 31, 1999, File No. 1-6543, Exhibits 4(c) and 4(d); Annual Report on Form 10-K of OPCo for the
                        fiscal year ended December 31, 2000, File No. 1-6543, Exhibit 4(c)].
     10(a)(1)      --   Copy of Power Agreement, dated October 15, 1952, between OVEC and United States of America, acting by and through the United States Atomic Energy Commission, and, subsequent to January 18, 1975, the Administrator of the Energy Research and Development Administration, as amended [Registration Statement No. 2-60015,
                        Exhibit 5(a); Registration Statement No. 2-63234, Exhibit 5(a)(1)(B); Registration Statement No. 2-66301,
                        Exhibit 5(a)(1)(C); Registration Statement No. 2-67728, Exhibit 5(a)(1)(D); Annual Report on Form 10-K of
                        APCo for the fiscal year ended December 31, 1989, File No. 1-3457, Exhibit 10(a)(1)(F); Annual Report on
                        Form 10-K of APCo for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit 10(a)(1)(B)].
     10(a)(2)      --   Copy of Inter-Company Power Agreement, dated July 10, 1953, among OVEC and the Sponsoring Companies, as amended [Registration Statement No. 2-60015, Exhibit 5(c); Registration Statement No. 2-67728, Exhibit
                        5(a)(3)(B); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1992, File No.
                        1-3457, Exhibit 10(a)(2)(B)].
     10(a)(3)      --   Copy of Power Agreement, dated July 10, 1953, between OVEC and Indiana-Kentucky Electric Corporation, as amended [Registration Statement No. 2-60015, Exhibit 5(e)].
     10(b)         --   Copy of Interconnection Agreement, dated July 6, 1951, among APCo, CSPCo, KPCo, I&M and OPCo and with the
                        Service Corporation, as amended [Registration Statement No. 2-52910, Exhibit 5(a); Registration Statement
                        No. 2-61009, Exhibit 5(b); Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1990,
                        File 1-3525, Exhibit 10(a)(3)].
     10(c)         --   Copy of Transmission Agreement, dated April 1, 1984, among APCo, CSPCo, I&M, KPCo, OPCo and with the
                        Service Corporation as agent [Annual Report on Form 10-K of AEP for the fiscal year ended December 31,
                        1985, File No. 1-3525, Exhibit 10(b); Annual Report on Form 10-K of AEP for the fiscal year ended December
                        31, 1988, File No. 1-3525, Exhibit 10(b)(2)].
     10(d)         --   Copy of Modification No. 1 to the AEP System Interim Allowance Agreement, dated July 28, 1994, among APCo,
                        CSPCo, I&M, KPCo, OPCo and the Service Corporation [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(l)].
     10(e)         --   Copy of Amendment No. 1, dated October 1, 1973, to Station Agreement dated January 1, 1968, among OPCo,
                        Buckeye and Cardinal Operating Company, and amendments thereto [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1993, File No. 1-6543, Exhibit 10(f)].
     10(f)         --   Lease Agreement dated January 20, 1995 between OPCo and JMG Funding, Limited Partnership, and amendment thereto (confidential treatment requested) [Annual Report on Form 10-K of OPCo for the fiscal year ended
                        December 31, 1994, File No. 1-6543, Exhibit 10(l)(2)].
     10(g)(1)      --   Agreement and Plan of Merger, dated as of December 21, 1997, by and among American Electric Power
                        Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation [Annual Report on
                        Form 10-K of AEP for the fiscal year ended December 31, 1997, File No. 1-3525, Exhibit 10(f)].
     10(g)(2)      --   Amendment No. 1, dated as of December 31, 1999, to the Agreement and Plan of Merger [Current Report on
                        Form 8-K of OPCo dated December 15, 1999, File No. 1-6543, Exhibit 10].
    +10(h)         --   AEP System Senior Officer Annual Incentive Compensation Plan [Annual Report on Form 10-K of AEP
                        for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(i)(1)].
    +10(i)(1)(A)   --   AEP System Excess Benefit Plan, Amended and Restated as of January 1, 2001 [Annual Report on Form
                        10-K of AEP for the fiscal year ended December 31, 2000, File No. 1-3525, Exhibit 10(j)(1)(A)].
   *+10(i)(1)(B)   --   First Amendment to AEP System Excess Benefit Plan, dated as of March 5, 2003.
    +10(i)(2)      --   AEP System Supplemental Retirement Savings Plan, Amended and Restated as of January 1, 2001
                        (Non-Qualified) [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 2000, File No.
                        1-3525, Exhibit 10(j)(2)].
    +10(i)(3)      --   Umbrella Trust for Executives [Annual Report on Form 10-K of AEP for the fiscal year ended December
                        31, 1993, File No. 1-3525, Exhibit 10(g)(3)].
    +10(j)(1)      --   Employment Agreement between E. Linn Draper, Jr. and AEP and the Service Corporation [Annual Report on
                        Form 10-K of AEGCo for the fiscal year ended December 31, 1991, File No. 0-18135, Exhibit 10(g)(3)].
    +10(j)(2)      --   Memorandum of agreement between Susan Tomasky and the Service Corporation dated January 3, 2001 [Annual
                        Report on Form 10-K of AEP for the fiscal year ended December 31, 2000, File No. 1-3525, Exhibit 10(s)].
   *+10(j)(3)      --   Employment Agreement dated July 29, 1998 between AEPSC and Robert P. Powers.
    +10(k)(1)      --   AEP System Survivor Benefit Plan, effective January 27, 1998 [Quarterly Report on Form 10-Q of AEP for
                        the quarter ended September 30, 1998, File No. 1-3525, Exhibit 10].
   *+10(k)(2)      --   First Amendment to AEP System Survivor Benefit Plan, as amended and restated effective January 31, 2000.
    +10(l)         --   AEP Senior Executive Severance Plan for Merger with Central and South West Corporation, effective
                        March 1,
                        1999[Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1998, File No. 1-3525,
                        Exhibit 10(o)].
    +10(m)         --   AEP Change In Control Agreement [Annual Report on Form 10-K of AEP for the fiscal year ended December 31,
                        2001, File No. 1-3525, Exhibit 10(o)].
    +10(n)         --   AEP System 2000 Long-Term Incentive Plan [Proxy Statement of AEP, March 10, 2000].
    +10(o)(1)      --   Central and South West System Special Executive Retirement Plan as amended and restated effective
                        July 1, 1997 [Annual Report on Form 10-K of CSW for the fiscal year ended December 31, 1998, File No.
                        1-1443, Exhibit 18].
    +10(o)(2)      --   Certified CSW Board Resolution of April 18, 1991 [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 2001, File No. 1-3525, Exhibit 10(r)(2)].
    +10(o)(3)      --   CSW 1992 Long-Term Incentive Plan [Proxy Statement of CSW, March 13, 1992].
   *+10(p)(1)      --   AEP System Incentive Compensation Deferral Plan dated January 1, 2001.
   *+10(p)(2)      --   First Amendment to AEP System Incentive Compensation Deferral Plan dated December 6, 2002.
   *+10(q)         --   AEP System Nuclear Performance Long Term Incentive Compensation Plan dated August 1, 1998.
   *+10(r)         --   Nuclear Key Contributor Retention Plan dated May 1, 2000.
    *12            --   Statement re: Computation of Ratios.
    *13            --   Copy of those portions of the OPCo 2002 Annual Report (for the fiscal year ended December 31, 2002) which are incorporated by reference in this filing.
     21            --   List of subsidiaries of OPCo [Annual Report on Form 10-K of AEP for the fiscal year ended December 31,
                        2002, File No. 1-3525, Exhibit 21].
    *23            --   Consent of Deloitte & Touche LLP.
    *24            --   Power of Attorney.
    *99(a)         --   Certification of Chief Executive Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United
                        States Code.
    *99(b)         --   Certification of Chief Financial Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United
                        States Code.
   PSO++
      3(a)         --   Restated Certificate of Incorporation of PSO [Annual Report on Form U5S of Central and South West
                        Corporation for the fiscal year ended December 31, 1996, File No. 1-1443, Exhibit B-3.1].
      3(b)         --   By-Laws of PSO (amended as of June 28, 2000) [Annual Report on Form 10-K of PSO for the fiscal year ended
                        December 31, 2000, File No. 0-343, Exhibit 3(b)].
      4(a)         --   Indenture, dated July 1, 1945, between and Liberty Bank and Trust Company of Tulsa, National Association,
                        as Trustee, as amended and supplemented [Registration Statement No. 2-60712, Exhibit 5.03; Registration
                        Statement No. 2-64432, Exhibit 2.02; Registration Statement No. 2-65871, Exhibit 2.02; Form U-1 No.
                        70-6822, Exhibit 2; Form U-1 No. 70-7234, Exhibit 3; Registration Statement No. 33-48650, Exhibit 4(b);
                        Registration Statement No. 33-49143, Exhibit 4(c); Registration Statement No. 33-49575, Exhibit 4(b);
                        Annual Report on Form 10-K of PSO for the fiscal year ended December 31, 1993, File No. 0-343, Exhibit
                        4(b); Current Report on Form 8-K of PSO dated March 4, 1996, No. 0-343, Exhibit 4.01; Current Report on
                        Form 8-K of PSO dated March 4, 1996, No. 0-343, Exhibit 4.02; Current Report on Form 8-K of PSO dated
                        March 4, 1996, No. 0-343, Exhibit 4.03].
      4(b)         --   PSO-obligated, mandatorily redeemable preferred securities of subsidiary trust holding solely Junior
                        Subordinated Debentures of PSO:
                        (1) Indenture, dated as of May 1, 1997, between PSO and The Bank of New York, as Trustee [Quarterly
                            Report on Form 10-Q of PSO dated March 31, 1997, File No. 0-343, Exhibits 4.6 and 4.7].
                        (2) Amended and Restated Trust Agreement of PSO Capital I, dated as of May 1, 1997, among PSO, as
                            Depositor, The Bank of New York, as Property
                            Trustee, The Bank of New York (Delaware), as
                            Delaware Trustee, and the Administrative Trustee
                            [Quarterly Report on Form 10-Q of PSO dated March
                            31, 1997, File No. 0-343, Exhibit 4.8].
                        (3) Guarantee Agreement, dated as of May 1, 1997,
                            delivered by PSO for the benefit of the holders of
                            PSO Capital I's Preferred Securities [Quarterly
                            Report on Form 10-Q of PSO dated March 31, 1997,
                            File No. 0-343, Exhibits 4.9].
                        (4) Agreement as to Expenses and Liabilities, dated as
                            of May 1, 1997, between PSO and PSO Capital I
                            [Quarterly Report on Form 10-Q of PSO dated March
                            31, 1997, File No. 0-343, Exhibits 4.10].
      4(c)         --   Indenture (for unsecured debt securities), dated as of November 1, 2000, between PSO and The Bank of New
                        York, as Trustee [Registration Statement No. 333-100623, Exhibits 4(a) and 4(b)].
     *4(d)         --   Second Supplemental Indenture, dated as of November 26, 2002 establishing certain terms of the 6% Senior
                        Notes, Series B, due 2032.
    *10(a)         --   Copy of Restated and Amended Operating Agreement, dated as of January 1, 1998, among PSO, TCC, TNC, SWEPCo and AEPSC.
    *10(b)         --   Transmission Coordination Agreement, dated October 29, 1998, among PSO, TCC, TNC, SWEPCo and AEPSC.
    *12            --   Statement re: Computation of Ratios.
    *13            --   Copy of those portions of the PSO 2002 Annual Report (for the fiscal year ended December 31, 2002) which are incorporated by reference in this filing.
     21            --   List of subsidiaries of PSO [Annual Report on Form 10-K of AEP for the fiscal year ended December 31,
                        2002, File No. 1-3525, Exhibit 21]
    *23            --   Consent of Deloitte & Touche LLP.
    *24            --   Power of Attorney.
    *99(a)         --   Certification of Chief Executive Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United
                        States Code.
    *99(b)         --   Certification of Chief Financial Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United
                        States Code.
   SWEPCo++
      3(a)         --   Restated Certificate of Incorporation, as amended through May 6, 1997, including Certificate of
                        Amendment of Restated Certificate of Incorporation
                        [Quarterly Report on Form 10-Q of SWEPCo for the
                        quarter ended March 31, 1997, File No. 1-3146, Exhibit
                        3.4].
      3(b)         --   By-Laws of SWEPCo (amended as of April 27, 2000) [Quarterly Report on Form 10-Q of SWEPCo for the quarter ended March 31, 2000, File No. 1-3146, Exhibit 3.3].
      4(a)         --   Indenture, dated February 1, 1940, between SWEPCo and Continental Bank, National Association and M. J.
                        Kruger, as Trustees, as amended and supplemented [Registration Statement No. 2-60712, Exhibit 5.04;
                        Registration Statement No. 2-61943, Exhibit 2.02; Registration Statement No. 2-66033, Exhibit 2.02;
                        Registration Statement No. 2-71126, Exhibit 2.02; Registration Statement No. 2-77165, Exhibit 2.02; Form
                        U-1 No. 70-7121, Exhibit 4; Form U-1 No. 70-7233, Exhibit 3; Form U-1 No. 70-7676, Exhibit 3; Form U-1 No.
                        70-7934, Exhibit 10; Form U-1 No. 72-8041, Exhibit 10(b); Form U-1 No. 70-8041, Exhibit 10(c); Form U-1 No.
                        70-8239, Exhibit 10(a)].
      4(b)         --   SWEPCO-obligated, mandatorily redeemable preferred securities of subsidiary trust holding solely Junior
                        Subordinated Debentures of SWEPCo:
                        (1) Indenture, dated as of May 1, 1997, between SWEPCo and the Bank of New York, as Trustee [Quarterly
                            Report on Form 10-Q of SWEPCo dated March 31, 1997, File No. 1-3146, Exhibits 4.11 and 4.12].
                        (2) Amended and Restated Trust Agreement of SWEPCo Capital I, dated as of May 1, 1997, among SWEPCo, as
                            Depositor, the Bank of New York, as Property Trustee, The Bank of New York (Delaware), as
                            Delaware Trustee, and the Administrative Trustee [Quarterly Report on Form 10-Q of SWEPCo dated
                            March 31, 1997, File No. 1-3146, Exhibit 4.13].
                        (3) Guarantee Agreement, dated as of May 1, 1997, delivered by SWEPCo for the benefit of the holders of SWEPCo Capital I's Preferred Securities [Quarterly Report on Form 10-Q of SWEPCo dated
                            March 31, 1997, File No. 1-3146, Exhibit 4.14].
                        (4) Agreement as to Expenses and Liabilities, dated as of May 1, 1997 between SWEPCo and SWEPCo Capital I
                            [Quarterly Report on Form 10-Q of SWEPCo dated March 31, 1997, File No. 1-3146, Exhibits 4.15].
      4(c)         --   Indenture (for unsecured debt securities), dated as of February 4, 2000, between SWEPCo and The Bank of
                        New York, as Trustee [Registration Statement No. 333-87834, Exhibits 4(a) and 4(b); Form 8-K of SWEPCo
                        filed on June 26, 2002, File No. 1-3146, Exhibit 4(b)].
    *10(a)         --   Copy of Restated and Amended Operating Agreement, dated as of January 1, 1998, among PSO, TCC, TNC, SWEPCo and AEPSC.
    *10(b)         --   Transmission Coordination Agreement, dated October 29, 1998, among PSO, TCC, TNC, SWEPCo and AEPSC.
    *12            --   Statement re: Computation of Ratios.
    *13            --   Copy of those portions of the SWEPCo 2002 Annual Report (for the fiscal year ended December 31, 2002)
                        which are incorporated by reference in this filing.
     21            --   List of subsidiaries of SWEPCo [Annual Report on Form 10-K of AEP for the fiscal year ended December 31,
                        2002, File No. 1-3525, Exhibit 21]
    *23            --   Consent of Deloitte & Touche LLP.
    *24            --   Power of Attorney.
    *99(a)         --   Certification of Chief Executive Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United
                        States Code.
    *99(b)         --   Certification of Chief Financial Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United
                        States Code.
   TCC++
      3(a)         --   Restated Articles of Incorporation Without Amendment, Articles of Correction to Restated Articles
                        of Incorporation Without Amendment, Articles of Amendment to Restated Articles of Incorporation,
                        Statements of Registered Office and/or Agent, and Articles of Amendment to the Articles of Incorporation
                        [Quarterly Report on Form 10-Q of TCC for the quarter ended March 31, 1997, File No. 0-346, Exhibit 3.1].
     *3(b)         --   Articles of Amendment to Restated Articles of Incorporation of TCC dated December 18, 2002.
      3(c)         --   By-Laws of TCC (amended as of April 19, 2000) [Annual Report on Form 10-K of TCC for the fiscal year ended
                        December 31, 2000, File No. 0-346, Exhibit 3(b)].
      4(a)         --   Indenture of Mortgage or Deed of Trust, dated November 1, 1943, between TCC and The First National Bank of
                        Chicago and R. D. Manella, as Trustees, as amended and supplemented [Registration Statement No. 2-60712,
                        Exhibit 5.01; Registration Statement No. 2-62271, Exhibit 2.02; Form U-1 No. 70-7003, Exhibit 17;
                        Registration Statement No. 2-98944, Exhibit 4 (b); Form U-1 No. 70-7236, Exhibit 4; Form U-1 No. 70-7249,
                        Exhibit 4; Form U-1 No. 70-7520, Exhibit 2; Form U-1 No. 70-7721, Exhibit 3; Form U-1 No. 70-7725, Exhibit
                        10; Form U-1 No. 70-8053, Exhibit 10 (a); Form U-1 No. 70-8053, Exhibit 10 (b); Form U-1 No. 70-8053,
                        Exhibit 10 (c); Form U-1 No. 70-8053, Exhibit 10 (d); Form U-1 No. 70-8053, Exhibit 10 (e); Form U-1 No.
                        70-8053, Exhibit 10 (f)].
      4(b)         --   TCC-obligated, mandatorily redeemable preferred securities of subsidiary trust holding solely Junior
                        Subordinated Debentures of TCC:
                        (1) Indenture, dated as of May 1, 1997, between TCC and the Bank of New York, as Trustee [Quarterly
                            Report on Form 10-Q of TCC dated March 31, 1997, File No. 0-346, Exhibits 4.1 and 4.2].
                        (2) Amended and Restated Trust Agreement of TCC Capital I, dated as of May 1, 1997, among TCC, as
                            Depositor, the Bank of New York, as Property
                            Trustee, The Bank of New York (Delaware), as
                            Delaware Trustee, and the Administrative Trustee
                            [Quarterly Report on Form 10-Q of TCC dated March
                            31, 1997, File No. 0-346, Exhibit 4.3].
                        (3) Guarantee Agreement, dated as of May 1, 1997,
                            delivered by TCC for the benefit of the holders of
                            TCC Capital I's Preferred Securities [Quarterly
                            Report on Form 10-Q of TCC dated March 31, 1997,
                            File No. 0-346, Exhibit 4.4].
                        (4) Agreement as to Expenses and Liabilities dated as
                            of May 1, 1997, between TCC and TCC Capital I
                            [Quarterly Report on Form 10-Q of TCC dated March
                            31, 1997, File No. 0-346, Exhibit 4.5].
      4(c)         --   Indenture (for unsecured debt securities), dated as of November 15, 1999, between TCC and The Bank of New
                        York, as Trustee, as amended and supplemented [Annual Report on Form 10-K of TCC for the fiscal year ended December 31, 2000, File No. 0-346, Exhibits 4(c), 4(d) and 4(e)].
    *10(a)         --   Copy of Restated and Amended Operating Agreement, dated as of January 1, 1998, among PSO, TCC, TNC,
                        SWEPCo and AEPSC.
    *10(b)         --   Transmission Coordination Agreement, dated October 29, 1998, among PSO, TCC, TNC, SWEPCo and AEPSC.
    *12            --   Statement re: Computation of Ratios.
    *13            --   Copy of those portions of the TCC 2002 Annual Report (for the fiscal year ended December 31, 2002) which are incorporated by reference in this filing.
     21            --   List of subsidiaries of TCC [Annual Report on Form 10-K of AEP for the fiscal year ended December 31,
                        2002, File No. 1-3525, Exhibit 21]
    *23            --   Consent of Deloitte & Touche LLP.
    *24            --   Power of Attorney.
    *99(a)         --   Certification of Chief Executive Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United
                        States Code.
    *99(b)         --   Certification of Chief Financial Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United
                        States Code.
   TNC++
      3(a)         --   Restated Articles of Incorporation, as amended, and Articles of Amendment to the Articles of
                        Incorporation [Annual Report on Form 10-K of TNC for the fiscal year ended December 31, 1996, File No.
                        0-340, Exhibit 3.5].
     *3(b)         --   Articles of Amendment to Restated Articles of Incorporation of TNC dated December 17, 2002.
      3(c)         --   By-Laws of TNC (amended as of May 1, 2000) [Quarterly Report on Form 10-Q of TNC for the quarter ended
                        March 31, 2000, File No. 0-340, Exhibit 3.4].
      4(a)         --   Indenture, dated August 1, 1943, between TNC and Harris Trust and Savings Bank and J. Bartolini, as
                        Trustees, as amended and supplemented [Registration Statement No. 2-60712, Exhibit 5.05; Registration
                        Statement No. 2-63931, Exhibit 2.02; Registration Statement No. 2-74408, Exhibit 4.02; Form U-1 No.
                        70-6820, Exhibit 12; Form U-1 No. 70-6925, Exhibit 13; Registration Statement No. 2-98843, Exhibit 4(b);
                        Form U-1 No. 70-7237, Exhibit 4; Form U-1 No. 70-7719, Exhibit 3; Form U-1 No. 70-7936, Exhibit 10; Form
                        U-1 No. 70-8057, Exhibit 10; Form U-1 No. 70-8265, Exhibit 10; Form U-1 No. 70-8057, Exhibit 10(b); Form
                        U-1 No. 70-8057, Exhibit 10(c)].
    *10(a)         --   Copy of Restated and Amended Operating Agreement, dated as of January 1, 1998, among PSO, TCC, TNC, SWEPCo and AEPSC.
    *10(b)         --   Transmission Coordination Agreement, dated October 29, 1998, among PSO, TCC, TNC, SWEPCo and AEPSC.
    *12            --   Statement re: Computation of Ratios.
    *13            --   Copy of those portions of the TNC 2002 Annual Report (for the fiscal year ended December 31, 2002) which are incorporated by reference in this filing.
    *24            --   Power of Attorney.
    *99(a)         --   Certification of Chief Executive Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United
                        States Code.
    *99(b)         --   Certification of Chief Executive Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United
                          States Code.

                                                  ---------------


    ++ Certain instruments defining the rights of holders of long-term debt of the registrants included in the financial statements of registrants filed herewith have been omitted because the total amount of securities authorized thereunder does not exceed 10% of the total assets of registrants. The registrants hereby agree to furnish a copy of any such omitted instrument to the SEC upon request.

EXHIBIT D

                         AMERICAN ELECTRIC POWER COMPANY, INC. AND
                                ITS CONSOLIDATED AFFILIATES
                         TAX AGREEMENT UNDER TITLE 17, CHAPTER II
                       OF THE CODE OF FEDERAL REGULATIONS PARAGRAPH
                         (C) OF SECTION 250.45 REGARDING METHOD OF
                           ALLOCATING CONSOLIDATED INCOME TAXES



         The below listed affiliated companies, joining in the annual filing of a consolidated federal income tax return with American Electric Power Company, Inc., agree to allocate the consolidated annual net current federal income tax liability and/or benefit to the members of the consolidated group in accordance with the following procedures:

         ( 1) The consolidated regular federal income tax, exclusive of capital gains and preference taxes and before the application of general business credits including foreign tax credits, shall be apportioned among the members of the consolidated group based on corporate taxable income. Loss companies shall be included in the allocation, receiving a negative tax allocation which is similar to a separate return carryback refund, before considering general business credits, which would have resulted had the loss company historically filed a separate return.

         ( 2) The corporate taxable income of each member of the group shall be first reduced by its proportionate share of American Electric Power Company, Inc.'s (the holding company) tax loss (excluding the effects of extraordinary items which do not apply to the regulated business) in arriving at adjusted corporate taxable income for each member of the group with positive taxable income.

         ( 3) To the extent that the consolidated and corporate taxable incomes include material items taxed at rates other than the statutory tax rate (such as capital gains and preference items), the portion of the consolidated tax attributable to these items shall be apportioned directly to the members of the group giving rise to such items.

         ( 4) General business credits, other tax credits, and foreign tax credits shall be equitably allocated to those members whose investments or contributions generates the tax credit.

         ( 5) If the tax credits can not be entirely utilized to offset the consolidated tax liability, the tax credit carryover shall be equitably allocated to those members whose investments or contributions generated the credit.

         ( 6) Should the consolidated group generate a net operating tax loss for a calendar year, the tax benefits of any resultant carryback refund shall be allocated proportionately to member companies that generated corporate tax losses in the year the consolidated net operating loss was generated. Any related loss of general business credits, shall be allocated to the member companies that utilized the credits in the prior year in the same proportion that the credit lost is to the total credit utilized in the prior year. A consolidated net operating tax loss carryfoward shall be allocated proportionately to member companies that generated the original tax losses that gave rise to the consolidated net operating tax loss carryforward.

         ( 7) A member with a net positive tax allocation shall pay the holding company the net amount allocated, while a tax loss member with a net negative tax allocation shall receive current payment from the holding company in the amount of its negative allocation. The payment made to a member with a tax loss should equal the amount by which the consolidated tax is reduced by including the member's net corporate tax loss in the consolidated tax return. The holding company shall pay to the Internal Revenue Service the consolidated group's net current federal income tax liability from the net of the receipts and payments.

         ( 8) No member of the consolidated group shall be allocated a federal income tax which is greater than the federal income tax computed as if such member had filed a separate return.

         ( 9) In the event the consolidated tax liability is subsequently revised by Internal Revenue Service audit adjustments, amended returns, claims for refund, or otherwise, such changes shall be allocated in the same manner as though the adjustments on which they are based had formed part of the original consolidated return using the tax allocation agreement which was in effect at that time.

         Any current state tax liability and/or benefit associated with a state tax return involving more than one member of the consolidated group, shall be allocated to such members following the principles set forth above for current federal income taxes. Due to certain states utilizing a unitary approach, the consolidated return liability may exceed the sum of the liabilities computed for each company on a separate return basis. If this occurs, the excess of the consolidated liability over the sum of the separate return liabilities shall be allocated proportionally based on each member's contribution to the consolidated apportionment percentage. If additional tax is attributable to a significant transaction or event, such additional tax shall be allocated directly to the members who are party to said transaction or event.

         This agreement is subject to revision as a result of changes in federal and state tax law and relevant facts and circumstances.

         The above procedures for apportioning the consolidated annual net current federal and state tax liabilities and expenses of American Electric Power Company, Inc. and its consolidating affiliates have been agreed to by each of the below listed members of the consolidated group as evidenced by the signature of an officer of each company.

                  COMPANY                           OFFICER'S SIGNATURE
                  -------                           -------------------

American Electric Power Company, Inc.               /S/William L. Scott
                                                    -------------------

American Electric Power Service Corporation         /S/William L. Scott
                                                    -------------------

AEP C&I Company, LLC                                /S/Timothy A. King
                                                    -------------------

AEP Coal, Inc.                                      /S/Timothy A. King
                                                    -------------------

AEP Communications, Inc.                            /S/William L. Scott
                                                    -------------------

AEP Communications, LLC                             /S/Timothy A. King
                                                    -------------------

AEP Credit, Inc.                                    /S/William L. Scott
                                                    -------------------

AEP Delaware Investment Company                     /S/Mark A. Pyle
                                                    -------------------

AEP Delaware Investment Company II                  /S/Mark A. Pyle
                                                    -------------------

AEP Delaware Investment Company III                 /S/Mark A. Pyle
                                                    -------------------

AEP Desert Sky GP, LLC                              /S/Timothy A. King
                                                    -------------------

AEP Desert Sky LP, LLC                              /S/Timothy A. King
                                                    -------------------

AEP Desert Sky LP II, LLC                           /S/Timothy A. King
                                                    -------------------

AEP Elmwood LLC                                     /S/Timothy A. King
                                                    -------------------

AEP EmTech LLC                                      /S/Timothy A. King
                                                    -------------------

AEP Energy Services, Inc.                           /S/William L. Scott
                                                    -------------------

AEP Energy Services Gas Holding Company             /S/Mark A. Pyle
                                                    -------------------

AEP Energy Services Gas Holdings II LLC             /S/Timothy A. King
                                                    -------------------

AEP Energy Services Investments, Inc.               /S/Mark A. Pyle
                                                    -------------------

AEP Energy Services Ventures, Inc.                  /S/Mark A. Pyle
                                                    -------------------

AEP Energy Services Ventures II, Inc.               /S/Mark A. Pyle
                                                    -------------------

AEP Energy Services Ventures III, Inc.              /S/Mark A. Pyle
                                                    -------------------

AEP Fiber Ventures, LLC                             /S/Timothy A. King
                                                    -------------------

AEP Gas Marketing LP                                /S/Mark A. Pyle
                                                    -------------------

AEP Gas Power GP, LLC                               /S/Timothy A. King
                                                    -------------------

AEP Generating Company                              /S/William L. Scott
                                                    -------------------

AEP Investments, Inc.                               /S/William L. Scott
                                                    -------------------

AEP Kentucky Coal, LLC                              /S/Timothy A. King
                                                    -------------------

AEP MEMCO LLC                                       /S/Timothy A. King
                                                    -------------------

AEP Ohio Coal, LLC                                  /S/Timothy A. King
                                                    -------------------

AEP Ohio Commercial & Industrial Retail Co.,LLC     /S/Timothy A. King
                                                    -------------------

AEP Ohio Retail Energy, LLC                         /S/Timothy A. King
                                                    -------------------

AEP Power Marketing, Inc.                           /S/Timothy A. King
                                                    -------------------

AEP Pro Serv, Inc.                                  /S/William L. Scott
                                                    -------------------

AEP Properties, LLC                                 /S/Timothy A. King
                                                    -------------------

AEP Resources, Inc.                                 /S/William L. Scott
                                                    -------------------

AEP Resources Australia Holdings Pty, Ltd.          /S/Timothy A. King
                                                    -------------------

AEP Resources Australia Pty, Ltd.                   /S/Timothy A. King
                                                    -------------------

AEP Resources Limited                               /S/Timothy A. King
                                                    -------------------

AEP Resources Services, LLC                         /S/Timothy A. King
                                                    -------------------

AEP Retail Energy, LLC                              /S/Timothy A. King
                                                    -------------------

AEP T & D Services, LLC                             /S/Timothy A. King
                                                    -------------------

AEP Texas Central Company                           /S/William L. Scott
                                                    -------------------

AEP Texas Commercial & Industrial Retail GP, LLC    /S/Timothy A. King
                                                    -------------------

AEP Texas POLR, LLC                                 /S/Timothy A. King
                                                    -------------------

AEP Texas POLR GP, LLC                              /S/Timothy A. King
                                                    -------------------

AEP Texas North Company                             /S/William L. Scott
                                                    -------------------

AEP West Virginia Coal, Inc.                        /S/Timothy A. King
                                                    -------------------

AEP Wind GP, LLC                                    /S/Timothy A. King
                                                    -------------------

AEP Wind LP, LLC                                    /S/Timothy A. King
                                                    -------------------

AEP Wind LP II, LLC                                 /S/Timothy A. King
                                                    -------------------

Appalachian Power Company                           /S/William L. Scott
                                                    -------------------

Ash Creek Mining Company                            /S/Timothy A. King
                                                    -------------------

Blackhawk Coal Company                              /S/William L. Scott
                                                    -------------------

Cedar Coal Company                                  /S/William L. Scott
                                                    --------------------

Central and South West Corporation                  /S/William L. Scott
                                                    -------------------

Central Appalachian Coal Company                    /S/William L. Scott
                                                    --------------------

Central Coal Company                                /S/William L. Scott
                                                    -------------------

Colomet, Inc.                                       /S/William L. Scott
                                                    -------------------

Columbus Southern Power Company                     /S/William L. Scott
                                                    -------------------

Conesville Coal Preparation Company                 /S/William L. Scott
                                                    -------------------

Conlease, Inc.                                      /S/Timothy A. King
                                                    -------------------

CPL Transition Funding, LLC                         /S/Geoffrey S. Chatas
                                                    ---------------------

C3 Communications, Inc.                             /S/William L. Scott
                                                    -------------------

C3 Networks GP, LLC                                 /S/Timothy A. King
                                                    -------------------

CSW Development-I, Inc.                             /S/Mark A. Pyle
                                                    -------------------

CSW Development-II, Inc.                            /S/Mark A. Pyle
                                                    -------------------

CSW Development-3, Inc.                             /S/Mark A. Pyle
                                                    -------------------

CSW Eastex GP I, Inc.                               /S/Mark A. Pyle
                                                    -------------------

CSW Eastex GP II, Inc.                              /S/Mark A. Pyle
                                                    -------------------

CSW Eastex LP I, Inc.                               /S/Mark A. Pyle
                                                    -------------------

CSW Eastex LP II, Inc.                              /S/Mark A. Pyle
                                                    -------------------

CSW Energy, Inc.                                    /S/William L. Scott
                                                    -------------------

CSW Energy Services, Inc.                           /S/William L. Scott
                                                    -------------------

CSW Frontera GP I, Inc.                             /S/Mark A. Pyle
                                                    -------------------

CSW Frontera GP II, Inc.                            /S/Mark A. Pyle
                                                    -------------------

CSW Frontera LP I, Inc.                             /S/Mark A. Pyle
                                                    -------------------

CSW Frontera LP II, Inc.                            /S/Mark A. Pyle
                                                    -------------------

CSW Ft. Lupton, Inc.                                /S/Mark A. Pyle
                                                    -------------------

CSW International, Inc.                             /S/William L. Scott
                                                    -------------------

CSW International (U.K.), Inc.                      /S/Timothy A. King
                                                    -------------------

CSW International Two, Inc.                         /S/Timothy A. King
                                                    -------------------

CSW International Three, Inc.                       /S/Timothy A. King
                                                    -------------------

CSW Leasing, Inc.                                   /S/Timothy A. King
                                                    -------------------

CSW Mulberry, Inc.                                  /S/Mark A. Pyle
                                                    -------------------

CSW Mulberry II, Inc.                               /S/Mark A. Pyle
                                                    -------------------

CSW Nevada, Inc.                                    /S/Mark A. Pyle
                                                    -------------------

CSW Northwest GP, Inc.                              /S/Mark A. Pyle
                                                    -------------------

CSW Northwest LP, Inc.                              /S/Mark A. Pyle
                                                    -------------------

CSW Orange, Inc.                                    /S/Mark A. Pyle
                                                    -------------------

CSW Orange II, Inc.                                 /S/Mark A. Pyle
                                                    -------------------

CSW Power Marketing, Inc.                           /S/Mark A. Pyle
                                                    -------------------

CSW Services International, Inc.                    /S/Mark A. Pyle
                                                    -------------------

CSW Sweeny GP I, Inc.                               /S/Mark A. Pyle
                                                    -------------------

CSW Sweeny GP II, Inc.                              /S/Mark A. Pyle
                                                    -------------------

CSW Sweeny LP I, Inc.                               /S/Mark A. Pyle
                                                    -------------------

CSW Sweeny LP II, Inc.                              /S/Mark A. Pyle
                                                    -------------------

CSWC License, Inc.                                  /S/Mark A. Pyle
                                                    -------------------

CSWC Southwest Holding, Inc.                        /S/Mark A. Pyle
                                                    -------------------

CSWC TeleChoice Management, Inc.                    /S/Mark A. Pyle
                                                    -------------------

DECCO II, LLC                                       /S/Mark A. Pyle
                                                    -------------------

Desert Sky Wind Farm, LP                            /S/Timothy A. King
                                                    -------------------

Diversified Energy Contractors Co., LLC             /S/Mark A. Pyle
                                                    -------------------

Dolet Hills Lignite Company, LLC                    /S/Timothy A. King
                                                    -------------------

Enershop, Inc.                                      /S/Mark A. Pyle
                                                    -------------------

Envirotherm, Inc.                                   /S/Mark A. Pyle
                                                    -------------------

Franklin Real Estate Company                        /S/William L. Scott
                                                    -------------------

Golden Prairie Holding Company, LLC                 /S/Michael J. Kelley
                                                    --------------------

Golden Prairie Wind Farm, LLC                       /S/Michael J. Kelley
                                                    --------------------

Houston Pipe Line Company LP                        /S/Mark A. Pyle
                                                    -------------------

HPL GP, LLC                                         /S/Mark A. Pyle
                                                    -------------------

HPL Holdings, Inc.                                  /S/Mark A. Pyle
                                                    -------------------

HPL Resources Company LP                            /S/Mark A. Pyle
                                                    -------------------

Indiana Franklin Realty, Inc.                       /S/William L. Scott
                                                    -------------------

Indiana Michigan Power Company                      /S/William L. Scott
                                                    -------------------

Industry and Energy Associates, LLC                 /S/William L. Scott
                                                    -------------------

Kentucky Power Company                              /S/William L. Scott
                                                    -------------------

Kingsport Power Company                             /S/William L. Scott
                                                    -------------------

Latin American Energy Holdings,Inc.                 /S/Timothy A. King
                                                    -------------------

LIG, Inc.                                           /S/Mark A. Pyle
                                                    -------------------

LIG Chemical Company                                /S/Mark A. Pyle
                                                    -------------------

LIG Liquids Company, LLC                            /S/Mark A. Pyle
                                                    -------------------

LIG Pipeline Company                                /S/Mark A. Pyle
                                                    -------------------

Louisiana Intrastate Gas Company, LLC               /S/Mark A. Pyle
                                                    -------------------

Mutual Energy CPL, LP                               /S/Timothy A. King
                                                    -------------------

Mutual Energy, LLC                                  /S/Timothy A. King
                                                    -------------------

Mutual Energy Service Company, LLC                  /S/Timothy A. King
                                                    -------------------

Mutual Energy SWEPCO LP                             /S/Timothy A. King
                                                    -------------------

Mutual Energy WTU, LP                               /S/Timothy A. King
                                                    -------------------

Newgulf Power Venture, Inc.                         /S/Mark A. Pyle
                                                    -------------------

Noah I Power G.P., Inc.                             /S/Mark A. Pyle
                                                    -------------------

Ohio Power Company                                  /S/William L. Scott
                                                    -------------------

POLR Power, LP                                      /S/Timothy A. King
                                                    -------------------

Price River Coal Company, Inc.                      /S/William L. Scott
                                                    -------------------

Public Service Company of Oklahoma                  /S/William L. Scott
                                                    -------------------

 REP General Partner LLC                            /S/Timothy A. King
                                                    -------------------

REP Holdco, Inc.                                    /S/Timothy A. King
                                                    -------------------

REP Holdco, LLC                                     /S/Timothy A. King
                                                    -------------------

Simco, Inc.                                         /S/William L. Scott
                                                    -------------------

Snowcap Coal Company, Inc.                          /S/Timothy A. King
                                                    -------------------

Southern Appalachian Coal Company                   /S/William L. Scott
                                                    -------------------

Southwest Arkansas Utilities Corp.                  /S/William L. Scott
                                                    -------------------

Southwestern Electric Power Company                 /S/William L. Scott
                                                    -------------------

Southwestern Wholesale Electric Company             /S/Mark A. Pyle
                                                    -------------------

Trent Wind Farm LP                                  /S/Timothy A. King
                                                    -------------------

Tuscaloosa Pipeline Company                         /S/Mark A. Pyle
                                                    -------------------

United Sciences Testing, Inc.                       /S/Timothy A. King
                                                    -------------------

Ventures Lease Co., LLC                             /S/Timothy A. King
                                                    -------------------

West Virginia Power Company                         /S/Timothy A. King
                                                    -------------------

Wheeling Power Company                              /S/William L. Scott
                                                    -------------------

EXHIBIT E

                                   CONTENTS


1   CHART OF ACCOUNTS FOR AEP SYSTEM COMPANIES - PER RULE 26
2   COPIES OF PERSONNEL POLICIES AS THEY RELATE TO RULE 48 (b) ARE FILED
     CONFIDENTIALLY PURSUANT TO RULE 104(b) OF THE PUHCA


EXHIBIT E DOCUMENT:

1   CHART OF ACCOUNTS FOR AEP SYSTEM COMPANIES (PURSUANT TO RULE 26)

    THE FEDERAL ENERGY REGULATORY COMMISSION (FERC) UNIFORM SYSTEM OF ACCOUNTS (US OF A) IS USED BY MOST OF THE AEP SYSTEM COMPANIES WITH MODIFICATIONS AS NECESSARY TO ACCOUNT FOR NON-UTILITY BUSINESS OPERATIONS. CERTAIN AEP SYSTEM COMPANIES DO NOT FOLLOW THE FERC US OF A, THOSE COMPANIES USE THE TYPICAL COMMERCIAL CHART OF ACCOUNTS APPLICABLE FOR THAT TYPE OF BUSINESS OPERATION.


Exhibit F

TOTAL COMPANY SUMMARY
2002 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                       Total           KGPCO            APCO           KPCO             I&M
----------------------------                       -----           -----            ----           ----             ---
ORGANIZATION PROVIDING SERVICE
O&M COSTS
Marketing-Economic Development               $    39,761.53  $    2,563.64  $     6,220.70  $    6,752.04  $     6,725.21
Marketing-Business Services                      (45,952.40)       (364.58)         310.51         269.00       (8,999.43)
Dist Reg-Managerial                              525,504.13      53,299.08       64,486.03      38,026.06       19,689.29
Dist Reg-Customer Services                     1,564,935.28      48,375.93      136,071.54     563,081.20       27,699.24
Dist Reg-Eng-Engin & Planning                    500,711.42      16,134.17      139,322.95      78,481.22       36,577.83
Dist Reg-Eng-Information & Drafting              200,013.45       6,594.92        8,343.96      12,157.86        1,076.22
Dist Reg-Stores                                  255,868.74       4,593.78       86,525.24      38,692.53        2,053.18
Dist Reg-Operations-Administrative               728,237.23         254.58      129,536.90      28,235.86       12,463.68
Dist Reg-Operations-Meter                        391,985.10       5,679.24       80,985.91      72,989.23       13,289.94
Dist Reg-Operations-Line                       2,957,049.54      84,731.89      578,669.33     857,540.70      505,581.97
Engy Dis Sup-Right of Way Maintenance            (91,311.65)     28,987.01        6,021.99      82,262.08   (1,259,847.95)
Dist Eng-Engineering & Planning                  297,140.85       5,722.66       58,560.06      38,304.76       22,204.62
Dist Data Systems-Joint Use                      122,140.24       4,211.46        8,744.50      25,924.13       50,821.67
T&D Mat Dist-Central Warehouse                 1,679,301.15      22,406.41      517,283.65     200,789.05      274,913.17
Energy Tran-Transmission Line                  1,065,644.16      27,419.76      136,218.21     160,052.60      157,133.52
Energy Tran-Station                            2,762,287.60      50,772.49      781,116.10     397,262.59       68,700.94
St Const-System Maint-Tools/Equipment            185,848.18       8,107.00       13,493.03      27,726.99       38,707.25
Operations Center                              2,311,496.00       7,796.77      179,128.36     113,311.62      263,143.03
Engy Delivery Sup-Meter Operations               707,403.50      11,243.05      152,703.35      54,137.26      184,581.02
Telecom-Telcommunications Engineering             11,421.50         120.99        3,415.26         193.29          706.93
Telecom-Telcommunications Operations             421,044.95       3,100.66       90,730.65      57,197.30       55,927.29
Land Mangement Forestry                          295,642.70          54.33       10,555.48       5,025.45        7,841.40
Land Management Real Estate                      214,221.53       3,583.95        3,181.94      18,857.09          689.38
Planning & Budgeting                               4,148.47           0.00            0.00       4,148.47            0.00
Coal Terminal-Cook                                     0.00           0.00            0.00           0.00            0.00
Coal Terminal-Putnam                                   0.00           0.00            0.00           0.00            0.00
Fossil Power Plant Managerial                  2,690,567.88         186.64    1,038,285.01     673,861.25      399,932.93
Hydro Plant                                      223,913.02          (4.40)      72,187.31         322.18        7,756.69
Nuclear Generation                                76,683.62           0.68        2,355.50       2,200.60            0.00
AdminState Pres/Envir & Govt Affairs             179,187.26          18.70       24,410.79       5,275.43          582.60
AdminCorporate Communications                    543,598.58         745.13       47,647.45       8,920.20       17,343.76
Admin-Rates                                      515,591.91         276.94        3,464.40       1,364.57        5,739.45
AdminOtherAdministrative Group                10,451,054.75      49,860.54    2,425,796.71     598,255.20    2,645,573.50
Accounting-Adm                                       306.61           4.82          103.16          22.04           68.87
Corp Svc-Fleet Management                        535,072.71      11,520.09       53,351.26     103,465.35       51,785.31
Corp Svc-Building Services                       880,763.78      36,194.99      156,492.83      69,023.67      130,866.34
Corp Svc-Office Services                          75,949.90      11,915.74       29,897.72      17,742.67        2,586.21
LABOR FRINGES ON O&M LABOR                     4,234,526.66     114,240.01      844,673.40     603,075.77      410,404.76
TOTAL O&M COSTS                               37,511,759.88     620,349.07    7,890,291.19   4,964,947.31    4,154,319.82
CONSTRUCTION, RETIRE, OTHER WIP               31,861,544.60     681,576.61    4,499,841.83   3,601,322.70    7,104,137.12
MATERIAL & SUPPLY COSTS                        5,747,109.39      74,242.40      705,601.91     727,567.00      337,690.73
FACILITY COSTS                                 9,832,439.00           0.00            0.00           0.00            0.00
INVESTMENT CARRYING CHARGES                    3,657,537.00           0.00            0.00           0.00            0.00
                                             --------------  -------------  --------------  -------------  --------------
TOTAL                                        $88,610,389.87  $1,376,168.08  $13,095,734.93  $9,293,837.01  $11,596,147.67

TOTAL COMPANY SUMMARY
2002 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                         WPCO           OPCO             CSP          AEPSC
----------------------------                         ----           ----             ---          -----
ORGANIZATION PROVIDING SERVICE
O&M COSTS
Marketing-Economic Development                $      609.93 $    12,402.98  $     4,487.03 $         0.00
Marketing-Business Services                       (3,395.47)    (26,072.92)      (7,699.51)          0.00
Dist Reg-Managerial                                1,793.78     208,947.59      139,182.93          79.37
Dist Reg-Customer Services                        94,582.28     503,010.01      191,478.87         636.21
Dist Reg-Eng-Engin & Planning                     35,928.51     107,704.41       86,304.42         257.91
Dist Reg-Eng-Information & Drafting                9,432.68     161,622.11          785.70           0.00
Dist Reg-Stores                                    3,510.81      20,509.39       99,983.81           0.00
Dist Reg-Operations-Administrative                   669.13     542,972.23       14,104.85           0.00
Dist Reg-Operations-Meter                          1,460.22     143,576.64       74,003.92           0.00
Dist Reg-Operations-Line                          37,493.97     247,068.20      645,688.44         275.04
Engy Dis Sup-Right of Way Maintenance              1,648.04   1,001,118.57       48,498.61           0.00
Dist Eng-Engineering & Planning                   13,670.77     144,415.32       14,262.66           0.00
Dist Data Systems-Joint Use                       23,956.02         135.56        7,611.01         735.89
T&D Mat Dist-Central Warehouse                    29,240.05     374,800.19      259,868.63           0.00
Energy Tran-Transmission Line                     45,935.29     152,484.42      384,766.54       1,633.82
Energy Tran-Station                              180,993.17     728,032.16      555,013.73         396.42
St Const-System Maint-Tools/Equipment              1,858.06      53,517.35       42,438.50           0.00
Operations Center                                 18,745.45     401,596.71    1,327,774.06           0.00
Engy Delivery Sup-Meter Operations                13,222.20      73,860.86      217,655.76           0.00
Telecom-Telcommunications Engineering                 77.62       1,791.76        5,115.65           0.00
Telecom-Telcommunications Operations              26,839.10     122,764.67       61,647.88       2,837.40
Land Mangement Forestry                               67.48     268,975.45        2,827.26         295.85
Land Management Real Estate                           16.66     219,251.12      (31,842.72)        484.11
Planning & Budgeting                                   0.00           0.00            0.00           0.00
Coal Terminal-Cook                                     0.00           0.00            0.00           0.00
Coal Terminal-Putnam                                   0.00           0.00            0.00           0.00
Fossil Power Plant Managerial                   (107,075.15)    306,697.22      255,457.59     123,222.39
Hydro Plant                                           (4.34)    118,450.57       23,217.55       1,987.46
Nuclear Generation                                     1.11         927.95       24,536.76      46,661.02
AdminState Pres/Envir & Govt Affairs              27,715.14      87,372.19       33,778.34          34.07
AdminCorporate Communications                     28,657.88     199,447.23      240,804.50          32.43
Admin-Rates                                        6,694.60     285,564.14      212,487.81           0.00
AdminOtherAdministrative Group                   (34,166.38)  1,677,255.17    2,972,496.17     115,983.84
Accounting-Adm                                         5.15          67.42           29.74           5.41
Corp Svc-Fleet Management                        103,723.46     103,526.02       68,382.35      39,318.87
Corp Svc-Building Services                         8,864.71     273,280.14       79,701.77     126,339.33
Corp Svc-Office Services                             668.85       5,239.95        1,315.57       6,583.19
LABOR FRINGES ON O&M LABOR                       152,307.63   1,214,009.15      805,506.33      90,309.61
TOTAL O&M COSTS                                  725,748.41   9,736,321.93    8,861,672.51     558,109.64
CONSTRUCTION, RETIRE, OTHER WIP                  739,716.01   9,343,837.64    4,944,518.92     946,593.77
MATERIAL & SUPPLY COSTS                          180,214.37   1,600,097.27    2,119,751.46       1,944.25
FACILITY COSTS                                         0.00           0.00            0.00   9,832,439.00
INVESTMENT CARRYING CHARGES                            0.00           0.00            0.00   3,657,537.00
                                              ------------- --------------  -------------- --------------
TOTAL                                         $1,645,678.79 $20,680,256.84  $15,925,942.89 $14,996,623.66

KINGSPORT POWER COMPANY
2002 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                         Total           KGPCO          APCO           KPCO             I&M
----------------------------                         -----           -----          ----           ----             ---

ORGANIZATION PROVIDING SERVICE
O&M COSTS
Marketing-Economic Development                $        0.00          $0.00   $        0.00    $      0.00      $     0.00
Marketing-Business Services                            0.00           0.00            0.00           0.00            0.00
Dist Reg-Managerial                               24,826.66           0.00       24,734.48          92.18            0.00
Dist Reg-Customer Services                        27,854.45           0.00       27,100.88          64.25          197.56
Dist Reg-Eng-Engin & Planning                     89,229.30           0.00       85,856.42       2,092.22          301.83
Dist Reg-Eng-Information & Drafting                  864.27           0.00          450.94          20.86           54.18
Dist Reg-Stores                                   23,424.45           0.00       23,396.57           2.87            6.99
Dist Reg-Operations-Administrative                     0.00           0.00            0.00           0.00            0.00
Dist Reg-Operations-Meter                         11,620.17           0.00       11,440.94          18.79           45.07
Dist Reg-Operations-Line                          76,673.14           0.00       53,453.24       2,630.81        7,223.45
Engy Dis Sup-Right of Way Maintenance                  0.00           0.00            0.00           0.00            0.00
Dist Eng-Engineering & Planning                        0.00           0.00            0.00           0.00            0.00
Dist Data Systems-Joint Use                            0.00           0.00            0.00           0.00            0.00
T&D Mat Dist-Central Warehouse                         0.00           0.00            0.00           0.00            0.00
Energy Tran-Transmission Line                        232.00           0.00            0.00           0.00            0.00
Energy Tran-Station                              256,102.07           0.00      226,896.33      23,455.58          504.87
St Const-System Maint-Tools/Equipment                  0.00           0.00            0.00           0.00            0.00
Operations Center                                    829.25           0.00         (144.63)          0.00            0.00
Engy Delivery Sup-Meter Operations                     0.00           0.00            0.00           0.00            0.00
Telecom-Telcommunications Engineering                  0.00           0.00            0.00           0.00            0.00
Telecom-Telcommunications Operations              41,546.28           0.00       41,356.24          12.85           75.87
Land Mangement Forestry                                0.00           0.00            0.00           0.00            0.00
Land Management Real Estate                            0.00           0.00            0.00           0.00            0.00
Planning & Budgeting                                   0.00           0.00            0.00           0.00            0.00
Coal Terminal-Cook                                     0.00           0.00            0.00           0.00            0.00
Coal Terminal-Putnam                                   0.00           0.00            0.00           0.00            0.00
Fossil Power Plant Managerial                          0.00           0.00            0.00           0.00            0.00
Hydro Plant                                            0.00           0.00            0.00           0.00            0.00
Nuclear Generation                                     0.00           0.00            0.00           0.00            0.00
AdminState Pres/Envir & Govt Affairs                   0.00           0.00            0.00           0.00            0.00
AdminCorporate Communications                      2,750.06           0.00        2,708.06           0.00            0.00
Admin-Rates                                            0.00           0.00            0.00           0.00            0.00
AdminOtherAdministrative Group                  (101,949.55)          0.00     (104,785.21)        252.26          658.17
Accounting-Adm                                         0.00           0.00            0.00           0.00            0.00
Corp Svc-Fleet Management                         (9,766.22)          0.00      (10,235.05)         20.84          123.50
Corp Svc-Building Services                         6,687.49           0.00        5,923.74         715.56           21.60
Corp Svc-Office Services                             616.61           0.00          182.49          30.05          182.21
LABOR FRINGES ON O&M LABOR                       145,140.79           0.00      141,518.27       1,873.94          156.56
TOTAL O&M COSTS                                  596,681.22           0.00      529,853.71      31,283.06        9,551.86
CONSTRUCTION, RETIRE, OTHER WIP                1,202,462.75           0.00      896,612.34     256,350.23          408.83
MATERIAL & SUPPLY COSTS                           28,124.82           0.00       27,848.99          30.14           64.74
FACILITY COSTS                                    26,509.00           0.00            0.00           0.00            0.00
INVESTMENT CARRYING CHARGES                          293.00           0.00            0.00           0.00            0.00
                                              -------------          -----   -------------    -----------      ----------
TOTAL                                         $1,854,070.79          $0.00   $1,454,315.04    $287,663.43      $10,025.43

KINGSPORT POWER COMPANY
2002 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                           WPCO           OPCO             CSP          AEPSC
----------------------------                           ----           ----             ---          -----

ORGANIZATION PROVIDING SERVICE
O&M COSTS
Marketing-Economic Development                      $  0.00     $     0.00       $    0.00     $     0.00
Marketing-Business Services                            0.00           0.00            0.00           0.00
Dist Reg-Managerial                                    0.00           0.00            0.00           0.00
Dist Reg-Customer Services                            13.47         291.56          186.73           0.00
Dist Reg-Eng-Engin & Planning                         26.30         431.03          521.50           0.00
Dist Reg-Eng-Information & Drafting                    7.72         109.94          220.63           0.00
Dist Reg-Stores                                        0.52           9.03            8.47           0.00
Dist Reg-Operations-Administrative                     0.00           0.00            0.00           0.00
Dist Reg-Operations-Meter                              3.24          56.96           55.17           0.00
Dist Reg-Operations-Line                             398.76       9,348.08        3,367.35         251.45
Engy Dis Sup-Right of Way Maintenance                  0.00           0.00            0.00           0.00
Dist Eng-Engineering & Planning                        0.00           0.00            0.00           0.00
Dist Data Systems-Joint Use                            0.00           0.00            0.00           0.00
T&D Mat Dist-Central Warehouse                         0.00           0.00            0.00           0.00
Energy Tran-Transmission Line                          0.00         232.00            0.00           0.00
Energy Tran-Station                                  309.01       2,562.20        2,374.08           0.00
St Const-System Maint-Tools/Equipment                  0.00           0.00            0.00           0.00
Operations Center                                      0.00         973.88            0.00           0.00
Engy Delivery Sup-Meter Operations                     0.00           0.00            0.00           0.00
Telecom-Telcommunications Engineering                  0.00           0.00            0.00           0.00
Telecom-Telcommunications Operations                   1.90          56.93           34.73           7.76
Land Mangement Forestry                                0.00           0.00            0.00           0.00
Land Management Real Estate                            0.00           0.00            0.00           0.00
Planning & Budgeting                                   0.00           0.00            0.00           0.00
Coal Terminal-Cook                                     0.00           0.00            0.00           0.00
Coal Terminal-Putnam                                   0.00           0.00            0.00           0.00
Fossil Power Plant Managerial                          0.00           0.00            0.00           0.00
Hydro Plant                                            0.00           0.00            0.00           0.00
Nuclear Generation                                     0.00           0.00            0.00           0.00
AdminState Pres/Envir & Govt Affairs                   0.00           0.00            0.00           0.00
AdminCorporate Communications                         42.00           0.00            0.00           0.00
Admin-Rates                                            0.00           0.00            0.00           0.00
AdminOtherAdministrative Group                        24.87         701.24          277.98         921.14
Accounting-Adm                                         0.00           0.00            0.00           0.00
Corp Svc-Fleet Management                              3.12          92.52           56.35         172.50
Corp Svc-Building Services                             0.54          16.19            9.86           0.00
Corp Svc-Office Services                               4.87         135.30           81.69           0.00
LABOR FRINGES ON O&M LABOR                            83.31         767.40          741.31           0.00
TOTAL O&M COSTS                                      919.63      15,784.26        7,935.85       1,352.85
CONSTRUCTION, RETIRE, OTHER WIP                        0.00      49,038.77           52.58           0.00
MATERIAL & SUPPLY COSTS                                6.19         123.48           51.28           0.00
FACILITY COSTS                                         0.00           0.00            0.00      26,509.00
INVESTMENT CARRYING CHARGES                            0.00           0.00            0.00         293.00
                                                    -------     ----------       ---------     ----------
TOTAL                                               $925.82     $64,946.51       $8,039.71     $28,154.85

APPALACHIAN POWER COMPANY
2002 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                         Total          KGPCO            APCO           KPCO           I&M
----------------------------                         -----          -----            ----           ----           ---
ORGANIZATION PROVIDING SERVICE
O&M COSTS
Marketing-Economic Development                $    21,932.30  $    2,308.35           $0.00  $    5,502.50  $     3,828.50
Marketing-Business Services                       (47,629.75)       (377.11)           0.00           0.00       (9,503.76)
Dist Reg-Managerial                               108,716.31      52,549.50            0.00      15,431.00       10,447.17
Dist Reg-Customer Services                        652,217.71      46,902.42            0.00     474,239.12       13,849.61
Dist Reg-Eng-Engin & Planning                     108,224.11      15,586.87            0.00      63,415.53        8,252.02
Dist Reg-Eng-Information & Drafting                17,440.06       6,544.25            0.00      10,095.24          177.57
Dist Reg-Stores                                    46,409.00       4,531.17            0.00      38,332.48          677.87
Dist Reg-Operations-Administrative                 49,590.76          58.46            0.00       5,161.15       12,078.89
Dist Reg-Operations-Meter                          83,342.41       3,114.16            0.00      66,142.22        3,725.67
Dist Reg-Operations-Line                        1,054,797.14      83,299.26            0.00     819,090.61       94,481.03
Engy Dis Sup-Right of Way Maintenance          (1,212,217.65)     28,869.46            0.00      52,285.99   (1,296,564.55)
Dist Eng-Engineering & Planning                    51,063.27       4,001.90            0.00      28,465.21        2,593.52
Dist Data Systems-Joint Use                        28,434.37       3,908.80            0.00      24,113.69          119.36
T&D Mat Dist-Central Warehouse                    508,216.40       7,519.29            0.00      74,659.11      123,587.03
Energy Tran-Transmission Line                     285,396.74      24,600.79            0.00     141,393.38       70,116.47
Energy Tran-Station                               405,790.23      25,949.77            0.00     304,784.21       10,393.28
St Const-System Maint-Tools/Equipment             149,242.21       7,725.29            0.00      25,839.20       37,296.68
Operations Center                                 663,704.70       4,183.61            0.00      70,437.41      194,630.52
Engy Delivery Sup-Meter Operations                229,015.29       4,448.19            0.00      23,947.91       57,018.84
Telecom-Telcommunications Engineering                 517.08          60.83            0.00          91.25          121.67
Telecom-Telcommunications Operations               73,945.89         336.56            0.00      44,773.92       11,754.67
Land Mangement Forestry                             6,001.30           0.00            0.00         589.41        1,022.84
Land Management Real Estate                        22,901.46       3,571.74            0.00      18,755.98          200.60
Planning & Budgeting                                    0.00           0.00            0.00           0.00            0.00
Coal Terminal-Cook                                      0.00           0.00            0.00           0.00            0.00
Coal Terminal-Putnam                                    0.00           0.00            0.00           0.00            0.00
Fossil Power Plant Managerial                     488,859.54          17.73            0.00     257,673.69      200,815.68
Hydro Plant                                       122,410.30          (4.41)           0.00         151.69        7,016.37
Nuclear Generation                                      0.00           0.00            0.00           0.00            0.00
AdminState Pres/Envir & Govt Affairs               33,615.24           3.49            0.00       5,106.18          158.63
AdminCorporate Communications                       4,153.37         122.65            0.00       1,258.87        1,556.87
Admin-Rates                                        18,333.87         227.77            0.00         862.98        2,940.86
AdminOtherAdministrative Group                  1,737,625.46      43,236.52            0.00     204,589.99      418,748.82
Accounting-Adm                                         20.93           0.38            0.00           1.62            5.46
Corp Svc-Fleet Management                         254,536.56      10,982.13            0.00      97,531.34        7,156.66
Corp Svc-Building Services                         73,362.26      28,055.91            0.00      37,521.83        1,214.02
Corp Svc-Office Services                           34,287.10      11,849.46            0.00      12,990.17        1,379.11
LABOR FRINGES ON O&M LABOR                      1,129,867.58      99,077.76            0.00     449,804.77      197,525.85
TOTAL O&M COSTS                                 7,204,123.55     523,262.95            0.00   3,375,039.65      188,823.83
CONSTRUCTION, RETIRE, OTHER WIP                 7,629,553.34     618,535.04            0.00   2,710,739.82      100,587.61
MATERIAL & SUPPLY COSTS                           974,002.88      74,872.18            0.00     262,615.05      119,171.02
FACILITY COSTS                                  1,722,111.00           0.00            0.00           0.00            0.00
INVESTMENT CARRYING CHARGES                       977,344.00           0.00            0.00           0.00            0.00
                                              --------------  -------------           -----  -------------     -----------
TOTAL                                         $18,507,134.77  $1,216,670.17           $0.00  $6,348,394.52  $   408,582.46

APPALACHIAN POWER COMPANY
2002 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                         WPCO           OPCO             CSP          AEPSC
----------------------------                         ----           ----             ---          -----
ORGANIZATION PROVIDING SERVICE
O&M COSTS
Marketing-Economic Development                 $     341.07  $    5,490.22   $    4,461.66 $         0.00
Marketing-Business Services                       (3,408.25)    (26,255.87)      (8,084.76)          0.00
Dist Reg-Managerial                                  755.25      14,576.61       14,929.34          27.44
Dist Reg-Customer Services                         1,006.46      90,074.33       26,145.77           0.00
Dist Reg-Eng-Engin & Planning                        607.48      10,304.60       10,057.61           0.00
Dist Reg-Eng-Information & Drafting                   16.49         262.53          343.98           0.00
Dist Reg-Stores                                       52.19       2,060.97          754.32           0.00
Dist Reg-Operations-Administrative                 1,103.74      17,244.46       13,944.06           0.00
Dist Reg-Operations-Meter                            294.36       5,781.23        4,284.77           0.00
Dist Reg-Operations-Line                           1,018.63      38,656.46       18,251.15           0.00
Engy Dis Sup-Right of Way Maintenance                 89.80       1,617.98        1,483.67           0.00
Dist Eng-Engineering & Planning                      377.17       4,867.63       10,757.84           0.00
Dist Data Systems-Joint Use                            7.13         135.56          149.83           0.00
T&D Mat Dist-Central Warehouse                     9,709.27     207,276.66       85,465.04           0.00
Energy Tran-Transmission Line                     19,380.32      15,874.73       14,031.05           0.00
Energy Tran-Station                                4,797.22      46,324.98       13,529.77          11.00
St Const-System Maint-Tools/Equipment              1,489.27      41,111.99       35,779.78           0.00
Operations Center                                  9,814.21     265,345.79      119,293.16           0.00
Engy Delivery Sup-Meter Operations                 4,035.57      73,860.86       65,703.92           0.00
Telecom-Telcommunications Engineering                 60.83          91.25           91.25           0.00
Telecom-Telcommunications Operations                 192.51       8,945.74        5,114.56       2,827.93
Land Mangement Forestry                                0.00       3,210.54        1,128.51          50.00
Land Management Real Estate                            5.42         153.56           94.93         119.23
Planning & Budgeting                                   0.00           0.00            0.00           0.00
Coal Terminal-Cook                                     0.00           0.00            0.00           0.00
Coal Terminal-Putnam                                   0.00           0.00            0.00           0.00
Fossil Power Plant Managerial                   (107,332.31)     82,452.61       13,777.58      41,454.56
Hydro Plant                                           (4.35)    115,049.01          201.99           0.00
Nuclear Generation                                     0.00           0.00            0.00           0.00
AdminState Pres/Envir & Govt Affairs              27,697.43         338.26          291.71          19.54
AdminCorporate Communications                         34.38         711.25          469.35           0.00
Admin-Rates                                        6,633.48       4,708.00        2,960.78           0.00
AdminOtherAdministrative Group                    (6,529.47)    729,358.01      295,218.37      53,003.22
Accounting-Adm                                         0.41           6.80            6.26           0.00
Corp Svc-Fleet Management                         78,883.27      14,547.82        5,567.52      39,867.82
Corp Svc-Building Services                            32.03        (262.63)         615.07       6,186.03
Corp Svc-Office Services                              35.99       1,049.31          645.97       6,337.09
LABOR FRINGES ON O&M LABOR                        15,400.39     257,803.57       93,800.01      16,455.23
TOTAL O&M COSTS                                   66,597.39   2,032,774.82      851,265.82     166,359.09
CONSTRUCTION, RETIRE, OTHER WIP                    4,606.26   2,239,518.37    1,573,448.85     382,117.39
MATERIAL & SUPPLY COSTS                           27,527.37     290,393.86      199,267.90         155.50
FACILITY COSTS                                         0.00           0.00            0.00   1,722,111.00
INVESTMENT CARRYING CHARGES                            0.00           0.00            0.00     977,344.00
                                                 ----------  -------------   -------------  -------------
TOTAL                                          $  98,731.02  $4,562,687.05   $2,623,982.57  $3,248,086.98

KENTUCKY POWER COMPANY
2002 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                         Total           KGPCO            APCO           KPCO             I&M
----------------------------                         -----           -----            ----           ----             ---
ORGANIZATION PROVIDING SERVICE
O&M COSTS
Marketing-Economic Development                $      207.68      $     2.72   $       71.78          $0.00     $     37.90
Marketing-Business Services                          376.80            4.08          132.51           0.00           67.19
Dist Reg-Managerial                                7,166.25           56.85        3,398.92           0.00        1,057.83
Dist Reg-Customer Services                       156,075.36          382.03       57,444.14           0.00        5,161.31
Dist Reg-Eng-Engin & Planning                     19,928.99          131.04       11,612.34           0.00        2,286.45
Dist Reg-Eng-Information & Drafting                  295.00            0.00          295.00           0.00            0.00
Dist Reg-Stores                                   14,310.40            5.94          692.41           0.00           89.80
Dist Reg-Operations-Administrative                     0.00            0.00            0.00           0.00            0.00
Dist Reg-Operations-Meter                         93,777.26        2,536.55       51,302.87           0.00        6,554.48
Dist Reg-Operations-Line                         108,201.31          263.90       47,408.30           0.00       44,395.05
Engy Dis Sup-Right of Way Maintenance             34,584.78            9.16          341.86           0.00       33,797.40
Dist Eng-Engineering & Planning                       36.59            0.43           12.71           0.00            6.44
Dist Data Systems-Joint Use                            0.00            0.00            0.00           0.00            0.00
T&D Mat Dist-Central Warehouse                         0.00            0.00            0.00           0.00            0.00
Energy Tran-Transmission Line                    179,356.52          989.85       99,218.47           0.00        1,949.18
Energy Tran-Station                              662,941.15       12,489.37      305,370.61           0.00        2,267.66
St Const-System Maint-Tools/Equipment                  0.00            0.00            0.00           0.00            0.00
Operations Center                                   (610.32)           0.00         (610.32)          0.00            0.00
Engy Delivery Sup-Meter Operations                     0.00            0.00            0.00           0.00            0.00
Telecom-Telcommunications Engineering              2,696.50           46.50        2,650.00           0.00            0.00
Telecom-Telcommunications Operations              54,556.04          165.17        3,632.71           0.00        1,755.09
Land Mangement Forestry                                0.00            0.00            0.00           0.00            0.00
Land Management Real Estate                          252.07            0.00          245.00           0.00            0.00
Planning & Budgeting                                   0.00            0.00            0.00           0.00            0.00
Coal Terminal-Cook                                     0.00            0.00            0.00           0.00            0.00
Coal Terminal-Putnam                                   0.00            0.00            0.00           0.00            0.00
Fossil Power Plant Managerial                    247,446.24            0.30       11,681.45           0.00      158,872.35
Hydro Plant                                            0.00            0.00            0.00           0.00            0.00
Nuclear Generation                                     0.00            0.00            0.00           0.00            0.00
AdminState Pres/Envir & Govt Affairs               1,383.98            9.39          429.46           0.00          423.97
AdminCorporate Communications                     21,698.07           11.32       20,749.51           0.00          385.29
Admin-Rates                                        4,323.09           17.38        1,233.11           0.00        1,190.65
AdminOtherAdministrative Group                    24,977.80          458.33      (36,628.65)          0.00       14,554.24
Accounting-Adm                                         0.00            0.00            0.00           0.00            0.00
Corp Svc-Fleet Management                         45,226.50            0.69       43,637.69           0.00           17.03
Corp Svc-Building Services                        97,746.21        8,118.84       44,790.10           0.00          330.36
Corp Svc-Office Services                          27,130.65            0.00       26,804.96           0.00            0.00
LABOR FRINGES ON O&M LABOR                       346,800.58        4,473.25      157,127.44           0.00       10,195.59
TOTAL O&M COSTS                                2,150,885.50       30,173.09      853,044.38           0.00      285,395.26
CONSTRUCTION, RETIRE, OTHER WIP                1,956,194.04       62,242.02      641,725.67           0.00       23,186.01
MATERIAL & SUPPLY COSTS                          110,667.89       (5,224.10)      99,302.83           0.00          817.79
FACILITY COSTS                                   459,757.00            0.00            0.00           0.00            0.00
INVESTMENT CARRYING CHARGES                      419,325.00            0.00            0.00           0.00            0.00
                                              -------------      ----------   -------------          -----     -----------
TOTAL                                         $5,096,829.43      $87,191.01   $1,594,072.88          $0.00     $309,399.06

KENTUCKY POWER COMPANY
2002 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                           WPCO           OPCO             CSP          AEPSC
----------------------------                           ----           ----             ---          -----
ORGANIZATION PROVIDING SERVICE
O&M COSTS
Marketing-Economic Development                   $     3.13  $       53.45     $     38.70    $      0.00
Marketing-Business Services                            5.01          86.45           81.56           0.00
Dist Reg-Managerial                                   70.87       1,281.71        1,300.07           0.00
Dist Reg-Customer Services                           382.19      87,076.58        5,629.11           0.00
Dist Reg-Eng-Engin & Planning                        160.39       2,833.27        2,905.50           0.00
Dist Reg-Eng-Information & Drafting                    0.00           0.00            0.00           0.00
Dist Reg-Stores                                        7.08      13,410.45          104.72           0.00
Dist Reg-Operations-Administrative                     0.00           0.00            0.00           0.00
Dist Reg-Operations-Meter                            586.20      19,327.96       13,469.20           0.00
Dist Reg-Operations-Line                             326.96      10,073.82        5,733.28           0.00
Engy Dis Sup-Right of Way Maintenance                 11.50         209.35          215.51           0.00
Dist Eng-Engineering & Planning                        0.52           8.73            7.76           0.00
Dist Data Systems-Joint Use                            0.00           0.00            0.00           0.00
T&D Mat Dist-Central Warehouse                         0.00           0.00            0.00           0.00
Energy Tran-Transmission Line                     12,775.95      45,919.04       18,504.03           0.00
Energy Tran-Station                                2,226.47     260,145.74       80,297.56         143.74
St Const-System Maint-Tools/Equipment                  0.00           0.00            0.00           0.00
Operations Center                                      0.00           0.00            0.00           0.00
Engy Delivery Sup-Meter Operations                     0.00           0.00            0.00           0.00
Telecom-Telcommunications Engineering                  0.00           0.00            0.00           0.00
Telecom-Telcommunications Operations                 171.61      32,105.99       16,725.47           0.00
Land Mangement Forestry                                0.00           0.00            0.00           0.00
Land Management Real Estate                            0.00           0.00            0.00           7.07
Planning & Budgeting                                   0.00           0.00            0.00           0.00
Coal Terminal-Cook                                     0.00           0.00            0.00           0.00
Coal Terminal-Putnam                                   0.00           0.00            0.00           0.00
Fossil Power Plant Managerial                          0.32      76,304.05          572.53          15.24
Hydro Plant                                            0.00           0.00            0.00           0.00
Nuclear Generation                                     0.00           0.00            0.00           0.00
AdminState Pres/Envir & Govt Affairs                  10.80         317.30          193.06           0.00
AdminCorporate Communications                         13.30         324.93          213.72           0.00
Admin-Rates                                           21.39       1,125.70          734.86           0.00
AdminOtherAdministrative Group                       353.29      22,795.08       17,823.91       5,621.60
Accounting-Adm                                         0.00           0.00            0.00           0.00
Corp Svc-Fleet Management                              0.80          71.84           35.83       1,462.62
Corp Svc-Building Services                             7.82      36,621.44        5,790.65       2,087.00
Corp Svc-Office Services                             272.46           0.00            0.00          53.23
LABOR FRINGES ON O&M LABOR                         4,983.47     126,910.24       41,679.79       1,430.80
TOTAL O&M COSTS                                   22,391.53     737,003.12      212,056.82      10,821.30
CONSTRUCTION, RETIRE, OTHER WIP                        0.00   1,030,664.92      149,198.72      49,176.70
MATERIAL & SUPPLY COSTS                                3.75      14,204.78        1,562.84           0.00
FACILITY COSTS                                         0.00           0.00            0.00     459,757.00
INVESTMENT CARRYING CHARGES                            0.00           0.00            0.00     419,325.00
                                                 ----------  -------------     -----------    -----------
TOTAL                                            $22,395.28  $1,781,872.82     $362,818.38    $939,080.00

INDIANA MICHIGAN POWER COMPANY
2002 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                         Total           KGPCO            APCO           KPCO             I&M
----------------------------                         -----           -----            ----           ----             ---
ORGANIZATION PROVIDING SERVICE
O&M COSTS
Marketing-Economic Development               $       946.42     $    36.51   $      858.36    $    176.30           $0.00
Marketing-Business Services                         (499.48)          0.86           24.94           5.16            0.00
Dist Reg-Managerial                               19,648.38         186.83        5,163.01         997.12            0.00
Dist Reg-Customer Services                       162,862.74         777.39       19,093.41       3,481.80            0.00
Dist Reg-Eng-Engin & Planning                      9,509.48          75.79        2,850.39         480.21            0.00
Dist Reg-Eng-Information & Drafting              105,383.65           0.57           16.25           3.25            0.00
Dist Reg-Stores                                    3,717.58           1.72           63.11          13.59            0.00
Dist Reg-Operations-Administrative                   689.49           7.40          331.12          47.52            0.00
Dist Reg-Operations-Meter                          5,843.37           8.25          743.28          62.27            0.00
Dist Reg-Operations-Line                         132,338.46         324.85       24,710.01       1,809.57            0.00
Engy Dis Sup-Right of Way Maintenance             11,643.18           6.71          230.85       2,112.68            0.00
Dist Eng-Engineering & Planning                   28,762.29         144.76        5,043.05         808.82            0.00
Dist Data Systems-Joint Use                           32.49           0.00            0.00           0.00            0.00
T&D Mat Dist-Central Warehouse                   494,363.52       5,724.85      199,271.26      48,991.35            0.00
Energy Tran-Transmission Line                    109,614.85         422.87        8,310.92       3,092.33            0.00
Energy Tran-Station                              118,314.97       4,831.33       17,063.07       6,582.06            0.00
St Const-System Maint-Tools/Equipment             21,856.17         305.22        7,215.39       1,423.83            0.00
Operations Center                                230,497.89       3,182.32       52,506.98      16,135.09            0.00
Engy Delivery Sup-Meter Operations                     0.00           0.00            0.00           0.00            0.00
Telecom-Telcommunications Engineering              1,248.00           0.00            0.00           0.00            0.00
Telecom-Telcommunications Operations              16,661.23         944.55        7,477.51       3,346.31            0.00
Land Mangement Forestry                                0.00           0.00            0.00           0.00            0.00
Land Management Real Estate                        1,885.96           1.12           51.81           8.56            0.00
Planning & Budgeting                               4,148.47           0.00            0.00       4,148.47            0.00
Coal Terminal-Cook                                     0.00           0.00            0.00           0.00            0.00
Coal Terminal-Putnam                                   0.00           0.00            0.00           0.00            0.00
Fossil Power Plant Managerial                  1,023,611.40          23.63      524,176.56     327,651.70            0.00
Hydro Plant                                       92,865.75           0.00       70,099.45         163.98            0.00
Nuclear Generation                                76,683.62           0.68        2,355.50       2,200.60            0.00
AdminState Pres/Envir & Govt Affairs               2,087.95           5.82          764.78         169.25            0.00
AdminCorporate Communications                     17,935.29           9.37        1,573.66         226.75            0.00
Admin-Rates                                        1,510.60           7.93          549.02         121.57            0.00
AdminOtherAdministrative Group                   422,509.54       1,011.38      146,484.97      30,017.55            0.00
Accounting-Adm                                        10.79           0.15            3.85           0.76            0.00
Corp Svc-Fleet Management                         12,933.38         174.86        7,145.91         832.59            0.00
Corp Svc-Building Services                        28,001.15           2.28          130.07          16.52            0.00
Corp Svc-Office Services                           2,900.46          11.97          594.30         128.89            0.00
LABOR FRINGES ON O&M LABOR                       521,262.41       3,293.52      105,635.65      24,273.88            0.00
TOTAL O&M COSTS                                3,681,781.45      21,525.49    1,210,538.44     479,530.33            0.00
CONSTRUCTION, RETIRE, OTHER WIP                4,079,728.11         215.60    1,163,639.81      72,290.31            0.00
MATERIAL & SUPPLY COSTS                        1,390,566.70       3,886.05       60,099.16      39,404.28            0.00
FACILITY COSTS                                 2,759,118.00           0.00            0.00           0.00            0.00
INVESTMENT CARRYING CHARGES                      274,738.00           0.00            0.00           0.00            0.00
                                             --------------     ----------   -------------    -----------           -----
TOTAL                                        $12,185,932.26     $25,627.14   $2,434,277.41    $591,224.92           $0.00

INDIANA MICHIGAN POWER COMPANY
2002 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                         WPCO           OPCO             CSP          AEPSC
----------------------------                         ----           ----             ---          -----
ORGANIZATION PROVIDING SERVICE
O&M COSTS
Marketing-Economic Development                   $    37.53  $      635.22     $   (797.50) $        0.00
Marketing-Business Services                            0.86        (550.22)          18.92           0.00
Dist Reg-Managerial                                  233.61      10,034.36        3,033.45           0.00
Dist Reg-Customer Services                           809.78     127,412.91       11,287.45           0.00
Dist Reg-Eng-Engin & Planning                        120.80       4,548.71        1,433.58           0.00
Dist Reg-Eng-Information & Drafting                  260.66     105,092.94            9.98           0.00
Dist Reg-Stores                                        2.15       3,597.83           39.18           0.00
Dist Reg-Operations-Administrative                     9.01         153.56          140.88           0.00
Dist Reg-Operations-Meter                             10.20       4,842.00          177.37           0.00
Dist Reg-Operations-Line                             644.95      99,000.06        5,849.02           0.00
Engy Dis Sup-Right of Way Maintenance                  8.38       9,140.19          144.37           0.00
Dist Eng-Engineering & Planning                      938.75      19,332.77        2,494.14           0.00
Dist Data Systems-Joint Use                            0.00           0.00            0.00          32.49
T&D Mat Dist-Central Warehouse                     7,428.51     167,523.53       65,424.02           0.00
Energy Tran-Transmission Line                        419.81      95,410.84        1,958.08           0.00
Energy Tran-Station                                3,854.19      80,186.84        5,590.56         206.92
St Const-System Maint-Tools/Equipment                290.00       7,260.00        5,361.73           0.00
Operations Center                                  5,022.95     130,005.67       23,644.88           0.00
Engy Delivery Sup-Meter Operations                     0.00           0.00            0.00           0.00
Telecom-Telcommunications Engineering                  0.00       1,248.00            0.00           0.00
Telecom-Telcommunications Operations                 109.27       2,894.83        1,888.70           0.06
Land Mangement Forestry                                0.00           0.00            0.00           0.00
Land Management Real Estate                            1.35       1,741.30           23.26          58.56
Planning & Budgeting                                   0.00           0.00            0.00           0.00
Coal Terminal-Cook                                     0.00           0.00            0.00           0.00
Coal Terminal-Putnam                                   0.00           0.00            0.00           0.00
Fossil Power Plant Managerial                         28.51     130,700.66        7,606.61      33,423.73
Hydro Plant                                            0.00       3,401.56       19,200.76           0.00
Nuclear Generation                                     1.11         927.95       24,536.76      46,661.02
AdminState Pres/Envir & Govt Affairs                   6.91         687.32          439.34          14.53
AdminCorporate Communications                         10.72      15,951.75          163.04           0.00
Admin-Rates                                            9.96         500.30          321.82           0.00
AdminOtherAdministrative Group                     3,255.82     232,678.10       25,574.68     (16,512.96)
Accounting-Adm                                         0.16           3.13            2.74           0.00
Corp Svc-Fleet Management                            192.86      27,556.99      (22,480.42)       (489.41)
Corp Svc-Building Services                             2.68      19,092.78        5,451.25       3,305.57
Corp Svc-Office Services                              11.90       1,620.46          340.07         192.87
LABOR FRINGES ON O&M LABOR                         4,065.06     327,544.92       31,115.74      25,333.64
TOTAL O&M COSTS                                   27,788.45   1,630,177.26      219,994.46      92,227.02
CONSTRUCTION, RETIRE, OTHER WIP                   14,591.13   2,721,576.00       19,339.43      88,075.83
MATERIAL & SUPPLY COSTS                           34,938.56   1,137,964.56      114,251.48          22.61
FACILITY COSTS                                         0.00           0.00            0.00   2,759,118.00
INVESTMENT CARRYING CHARGES                            0.00           0.00            0.00     274,738.00
                                                  ---------   ------------      ----------   ------------
TOTAL                                            $77,318.14  $5,489,717.82     $353,585.37  $3,214,181.46

WHEELING POWER COMPANY
2002 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                         Total           KGPCO            APCO           KPCO             I&M
----------------------------                         -----           -----            ----           ----             ---
ORGANIZATION PROVIDING SERVICE
O&M COSTS
Marketing-Economic Development                $        0.00        $  0.00      $     0.00      $    0.00      $     0.00
Marketing-Business Services                          891.21           0.00            0.00         235.00            9.49
Dist Reg-Managerial                               54,317.54           8.44          275.72          53.74          169.73
Dist Reg-Customer Services                         1,132.81           5.52          186.28          39.15           95.39
Dist Reg-Eng-Engin & Planning                      7,736.12          13.45          529.36          79.19          297.99
Dist Reg-Eng-Information & Drafting                    0.00           0.00            0.00           0.00            0.00
Dist Reg-Stores                                      425.21           0.46           16.94           3.25           11.35
Dist Reg-Operations-Administrative                     0.00           0.00            0.00           0.00            0.00
Dist Reg-Operations-Meter                         18,393.12           1.87           74.63          16.32           37.99
Dist Reg-Operations-Line                          53,527.36           6.40        1,557.80          40.13       35,481.24
Engy Dis Sup-Right of Way Maintenance                441.47           0.00            0.00           0.00            0.00
Dist Eng-Engineering & Planning                        0.00           0.00            0.00           0.00            0.00
Dist Data Systems-Joint Use                          175.50           0.00            0.00           0.00          175.50
T&D Mat Dist-Central Warehouse                         0.00           0.00            0.00           0.00            0.00
Energy Tran-Transmission Line                          0.00           0.00            0.00           0.00            0.00
Energy Tran-Station                              243,753.85         164.86         (209.07)         96.71         (455.12)
St Const-System Maint-Tools/Equipment                  0.00           0.00            0.00           0.00            0.00
Operations Center                                    (75.52)          0.00          (75.52)          0.00            0.00
Engy Delivery Sup-Meter Operations                     0.00           0.00            0.00           0.00            0.00
Telecom-Telcommunications Engineering                  0.00           0.00            0.00           0.00            0.00
Telecom-Telcommunications Operations              10,712.91           0.00            0.00           0.00        9,262.91
Land Mangement Forestry                                0.00           0.00            0.00           0.00            0.00
Land Management Real Estate                          336.67           2.16           99.79          16.43           99.64
Planning & Budgeting                                   0.00           0.00            0.00           0.00            0.00
Coal Terminal-Cook                                     0.00           0.00            0.00           0.00            0.00
Coal Terminal-Putnam                                   0.00           0.00            0.00           0.00            0.00
Fossil Power Plant Managerial                          0.00           0.00            0.00           0.00            0.00
Hydro Plant                                            0.00           0.00            0.00           0.00            0.00
Nuclear Generation                                     0.00           0.00            0.00           0.00            0.00
AdminState Pres/Envir & Govt Affairs              23,216.55           0.00       23,216.55           0.00            0.00
AdminCorporate Communications                        546.17           0.00          546.17           0.00            0.00
Admin-Rates                                            0.00           0.00            0.00           0.00            0.00
AdminOtherAdministrative Group                    (9,264.11)          1.40         (113.65)         37.15           25.26
Accounting-Adm                                         0.00           0.00            0.00           0.00            0.00
Corp Svc-Fleet Management                          9,475.62           0.00          493.48           0.00          357.09
Corp Svc-Building Services                        42,525.94           1.81          105.34          13.72          305.70
Corp Svc-Office Services                           1,810.66           0.00            0.00           0.00            0.00
LABOR FRINGES ON O&M LABOR                        55,871.85          58.21          650.27          88.30        3,894.14
TOTAL O&M COSTS                                  515,950.93         264.58       27,354.09         719.09       49,768.30
CONSTRUCTION, RETIRE, OTHER WIP                  535,233.61           0.00          441.00         449.43       49,630.74
MATERIAL & SUPPLY COSTS                            7,845.41           0.00            0.00           0.00          410.96
FACILITY COSTS                                     1,902.00           0.00            0.00           0.00            0.00
INVESTMENT CARRYING CHARGES                        1,419.00           0.00            0.00           0.00            0.00
                                              -------------        -------      ----------      ---------      ----------
TOTAL                                         $1,062,350.95        $264.58      $27,795.09      $1,168.52      $99,810.00

WHEELING POWER COMPANY
2002 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                           WPCO           OPCO             CSP          AEPSC
----------------------------                           ----           ----             ---          -----
ORGANIZATION PROVIDING SERVICE
O&M COSTS
Marketing-Economic Development                        $0.00    $      0.00       $    0.00      $    0.00
Marketing-Business Services                            0.00         646.72            0.00           0.00
Dist Reg-Managerial                                    0.00      53,256.27          553.64           0.00
Dist Reg-Customer Services                             0.00         611.52          179.27          15.68
Dist Reg-Eng-Engin & Planning                          0.00       6,567.55          248.58           0.00
Dist Reg-Eng-Information & Drafting                    0.00           0.00            0.00           0.00
Dist Reg-Stores                                        0.00         384.55            8.66           0.00
Dist Reg-Operations-Administrative                     0.00           0.00            0.00           0.00
Dist Reg-Operations-Meter                              0.00      18,214.90           47.41           0.00
Dist Reg-Operations-Line                               0.00      16,327.00          114.79           0.00
Engy Dis Sup-Right of Way Maintenance                  0.00         441.47            0.00           0.00
Dist Eng-Engineering & Planning                        0.00           0.00            0.00           0.00
Dist Data Systems-Joint Use                            0.00           0.00            0.00           0.00
T&D Mat Dist-Central Warehouse                         0.00           0.00            0.00           0.00
Energy Tran-Transmission Line                          0.00           0.00            0.00           0.00
Energy Tran-Station                                    0.00     241,409.49        2,746.98           0.00
St Const-System Maint-Tools/Equipment                  0.00           0.00            0.00           0.00
Operations Center                                      0.00           0.00            0.00           0.00
Engy Delivery Sup-Meter Operations                     0.00           0.00            0.00           0.00
Telecom-Telcommunications Engineering                  0.00           0.00            0.00           0.00
Telecom-Telcommunications Operations                   0.00       1,450.00            0.00           0.00
Land Mangement Forestry                                0.00           0.00            0.00           0.00
Land Management Real Estate                            0.00          73.98           44.67           0.00
Planning & Budgeting                                   0.00           0.00            0.00           0.00
Coal Terminal-Cook                                     0.00           0.00            0.00           0.00
Coal Terminal-Putnam                                   0.00           0.00            0.00           0.00
Fossil Power Plant Managerial                          0.00           0.00            0.00           0.00
Hydro Plant                                            0.00           0.00            0.00           0.00
Nuclear Generation                                     0.00           0.00            0.00           0.00
AdminState Pres/Envir & Govt Affairs                   0.00           0.00            0.00           0.00
AdminCorporate Communications                          0.00           0.00            0.00           0.00
Admin-Rates                                            0.00           0.00            0.00           0.00
AdminOtherAdministrative Group                         0.00      (9,754.07)          33.86         505.94
Accounting-Adm                                         0.00           0.00            0.00           0.00
Corp Svc-Fleet Management                              0.00       9,211.29           25.24        (611.48)
Corp Svc-Building Services                             0.00      41,297.73           37.21         764.43
Corp Svc-Office Services                               0.00       1,810.66            0.00           0.00
LABOR FRINGES ON O&M LABOR                             0.00      48,142.19        2,308.34         730.40
TOTAL O&M COSTS                                        0.00     430,091.25        6,348.65       1,404.97
CONSTRUCTION, RETIRE, OTHER WIP                        0.00     482,982.07        1,565.35         165.02
MATERIAL & SUPPLY COSTS                                0.00       7,419.46           14.99           0.00
FACILITY COSTS                                         0.00           0.00            0.00       1,902.00
INVESTMENT CARRYING CHARGES                            0.00           0.00            0.00       1,419.00
                                                      -----    -----------       ---------      ---------
TOTAL                                                 $0.00    $920,492.78       $7,928.99      $4,890.99

OHIO POWER COMPANY
2002 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                        Total           KGPCO            APCO           KPCO             I&M
----------------------------                        -----           -----            ----           ----             ---
ORGANIZATION PROVIDING SERVICE
O&M COSTS
Marketing-Economic Development               $     2,837.32     $    52.58   $    1,085.65  $      205.86   $      660.28
Marketing-Business Services                          908.82           7.59          153.06          28.84          427.65
Dist Reg-Managerial                              136,574.31          84.30       14,024.96       1,430.64        1,674.10
Dist Reg-Customer Services                       333,730.09         127.61        4,946.85      83,030.17        5,155.89
Dist Reg-Eng-Engin & Planning                    158,602.38         142.40       26,777.36       5,495.51       20,398.37
Dist Reg-Eng-Information & Drafting                9,234.20          11.76          365.81          72.71          167.97
Dist Reg-Stores                                  165,387.48          37.17       61,787.61         240.70          821.52
Dist Reg-Operations-Administrative                  (551.92)          0.97           44.23           7.36           43.52
Dist Reg-Operations-Meter                         82,474.44          11.72       16,713.66       6,494.63        2,725.75
Dist Reg-Operations-Line                       1,335,124.57         440.46      417,925.61      30,669.27      239,683.48
Engy Dis Sup-Right of Way Maintenance             81,068.46          56.07        3,163.28      27,540.77        2,173.26
Dist Eng-Engineering & Planning                   13,283.76          46.90        1,316.83         112.75           60.27
Dist Data Systems-Joint Use                       93,497.88         302.66        8,744.50       1,810.44       50,526.81
T&D Mat Dist-Central Warehouse                   676,721.23       9,162.27      318,012.39      77,138.59      151,326.14
Energy Tran-Transmission Line                    494,685.45       1,406.25       28,122.44      15,274.10       84,622.42
Energy Tran-Station                              941,203.26       5,989.00      216,827.82      48,316.12       52,306.41
St Const-System Maint-Tools/Equipment              6,142.18          14.06        4,442.90          88.47          285.18
Operations Center                              1,405,542.40         430.84      126,216.93      25,548.82       64,771.55
Engy Delivery Sup-Meter Operations               478,388.21       6,794.86      152,703.35      30,189.35      127,562.18
Telecom-Telcommunications Engineering              5,024.40           0.00            0.00           0.00            0.00
Telecom-Telcommunications Operations              89,376.00         898.94        9,143.54       3,654.36       12,139.41
Land Mangement Forestry                            1,700.62           0.00            1.15           0.24            0.48
Land Management Real Estate                      (31,998.90)          0.04            2.81           0.67            2.71
Planning & Budgeting                                   0.00           0.00            0.00           0.00            0.00
Coal Terminal-Cook                                     0.00           0.00            0.00           0.00            0.00
Coal Terminal-Putnam                                   0.00           0.00            0.00           0.00            0.00
Fossil Power Plant Managerial                    869,600.04         138.59      469,844.56      85,581.37       33,863.30
Hydro Plant                                        8,636.97           0.01        2,087.86           6.51          740.32
Nuclear Generation                                     0.00           0.00            0.00           0.00            0.00
AdminState Pres/Envir & Govt Affairs              32,854.23           0.00            0.00           0.00            0.00
AdminCorporate Communications                    275,913.26          62.90        3,899.55         865.59        3,569.33
Admin-Rates                                      209,760.91           7.88          579.11         135.43          558.38
AdminOtherAdministrative Group                 7,486,604.50       4,720.97    2,290,842.99     359,209.31    2,181,418.78
Accounting-Adm                                        80.36           1.25           28.09           5.60           18.00
Corp Svc-Fleet Management                        163,326.78         339.47       10,326.78       1,598.85       42,123.90
Corp Svc-Building Services                       115,112.32           6.28        8,242.37       6,139.81       11,076.53
Corp Svc-Office Services                           7,249.61          12.00        1,668.73       4,438.38          581.61
LABOR FRINGES ON O&M LABOR                     1,442,586.16       6,568.22      361,373.24     114,680.17      178,013.68
TOTAL O&M COSTS                               17,090,681.78      37,876.02    4,561,416.02     930,011.39    3,269,499.18
CONSTRUCTION, RETIRE, OTHER WIP               12,822,159.98          51.19    1,617,814.04     512,561.73    6,449,124.43
MATERIAL & SUPPLY COSTS                        3,061,205.82          50.42      510,149.17     421,846.35      205,282.70
FACILITY COSTS                                 1,525,765.00           0.00            0.00           0.00            0.00
INVESTMENT CARRYING CHARGES                      598,773.00           0.00            0.00           0.00            0.00
                                             --------------     ----------   -------------  -------------   -------------
TOTAL                                        $35,098,585.58     $37,977.63   $6,689,379.23  $1,864,419.47   $9,923,906.31

OHIO POWER COMPANY
2002 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                         WPCO           OPCO             CSP          AEPSC
----------------------------                         ----           ----             ---          -----

ORGANIZATION PROVIDING SERVICE
O&M COSTS
Marketing-Economic Development                $       48.78          $0.00  $       784.17  $        0.00
Marketing-Business Services                            6.91           0.00          284.77           0.00
Dist Reg-Managerial                                  (53.17)          0.00      119,366.43          47.05
Dist Reg-Customer Services                        92,054.84           0.00      148,050.54         364.19
Dist Reg-Eng-Engin & Planning                     34,635.69           0.00       71,137.65          15.40
Dist Reg-Eng-Information & Drafting                8,404.84           0.00          211.11           0.00
Dist Reg-Stores                                    3,432.02           0.00       99,068.46           0.00
Dist Reg-Operations-Administrative                  (667.91)          0.00           19.91           0.00
Dist Reg-Operations-Meter                            558.68           0.00       55,970.00           0.00
Dist Reg-Operations-Line                          34,009.31           0.00      612,372.85          23.59
Engy Dis Sup-Right of Way Maintenance              1,480.02           0.00       46,655.06           0.00
Dist Eng-Engineering & Planning                   10,744.09           0.00        1,002.92           0.00
Dist Data Systems-Joint Use                       23,948.89           0.00        7,461.18         703.40
T&D Mat Dist-Central Warehouse                    12,102.27           0.00      108,979.57           0.00
Energy Tran-Transmission Line                     13,353.04           0.00      350,273.38       1,633.82
Energy Tran-Station                              167,254.37           0.00      450,474.78          34.76
St Const-System Maint-Tools/Equipment                 14.58           0.00        1,296.99           0.00
Operations Center                                  3,738.24           0.00    1,184,836.02           0.00
Engy Delivery Sup-Meter Operations                 9,186.63           0.00      151,951.84           0.00
Telecom-Telcommunications Engineering                  0.00           0.00        5,024.40           0.00
Telecom-Telcommunications Operations              25,654.09           0.00       37,884.42           1.24
Land Mangement Forestry                                0.00           0.00        1,698.75           0.00
Land Management Real Estate                            0.05           0.00      (32,005.58)          0.40
Planning & Budgeting                                   0.00           0.00            0.00           0.00
Coal Terminal-Cook                                     0.00           0.00            0.00           0.00
Coal Terminal-Putnam                                   0.00           0.00            0.00           0.00
Fossil Power Plant Managerial                        220.88           0.00      233,500.87      46,450.47
Hydro Plant                                            0.01           0.00        3,814.80       1,987.46
Nuclear Generation                                     0.00           0.00            0.00           0.00
AdminState Pres/Envir & Govt Affairs                   0.00           0.00       32,854.23           0.00
AdminCorporate Communications                     27,525.07           0.00      239,958.39          32.43
Admin-Rates                                            9.76           0.00      208,470.35           0.00
AdminOtherAdministrative Group                   (34,998.57)          0.00    2,633,567.37      51,843.65
Accounting-Adm                                         1.27           0.00           20.74           5.41
Corp Svc-Fleet Management                         26,313.51           0.00       85,177.83      (2,553.56)
Corp Svc-Building Services                         5,398.41           0.00       67,797.73      16,451.19
Corp Svc-Office Services                             301.05           0.00          247.84           0.00
LABOR FRINGES ON O&M LABOR                       126,249.66           0.00      635,861.14      19,840.05
TOTAL O&M COSTS                                  590,927.31           0.00    7,564,070.91     136,880.95
CONSTRUCTION, RETIRE, OTHER WIP                  717,566.04           0.00    3,200,913.99     324,128.56
MATERIAL & SUPPLY COSTS                          117,508.07           0.00    1,804,602.97       1,766.14
FACILITY COSTS                                         0.00           0.00            0.00   1,525,765.00
INVESTMENT CARRYING CHARGES                            0.00           0.00            0.00     598,773.00
                                              -------------          -----  --------------  -------------
TOTAL                                         $1,426,001.42          $0.00  $12,569,587.87  $2,587,313.65

COLUMBUS SOUTHERN POWER COMPANY
2002 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                       Total           KGPCO            APCO           KPCO             I&M
----------------------------                       -----           -----            ----           ----             ---
ORGANIZATION PROVIDING SERVICE
O&M COSTS
Marketing-Economic Development               $    13,837.81      $  163.48     $  4,204.91    $    867.38     $  2,198.53
Marketing-Business Services                            0.00           0.00            0.00           0.00            0.00
Dist Reg-Managerial                              174,254.68         413.16       16,888.94      20,021.38        6,340.46
Dist Reg-Customer Services                       231,062.12         180.96       27,299.98       2,226.71        3,239.48
Dist Reg-Eng-Engin & Planning                    107,481.04         184.62       11,697.08       6,918.56        5,041.17
Dist Reg-Eng-Information & Drafting               66,796.27          38.34        7,215.96       1,965.80          676.50
Dist Reg-Stores                                    2,194.62          17.32          568.60          99.64          445.65
Dist Reg-Operations-Administrative               678,508.90         187.75      129,161.55      23,019.83          341.27
Dist Reg-Operations-Meter                         96,534.33           6.69          710.53         255.00          200.98
Dist Reg-Operations-Line                         196,387.56         397.02       33,614.37       3,300.31       84,317.72
Engy Dis Sup-Right of Way Maintenance            993,168.11          45.61        2,286.00         322.64          745.94
Dist Eng-Engineering & Planning                  203,994.94       1,528.67       52,187.47       8,917.98       19,544.39
Dist Data Systems-Joint Use                            0.00           0.00            0.00           0.00            0.00
T&D Mat Dist-Central Warehouse                         0.00           0.00            0.00           0.00            0.00
Energy Tran-Transmission Line                     (3,641.40)          0.00          566.38         292.79          445.45
Energy Tran-Station                              134,182.07       1,348.16       15,167.34      14,027.91        3,683.84
St Const-System Maint-Tools/Equipment              8,607.62          62.43        1,834.74         375.49        1,125.39
Operations Center                                 11,607.60           0.00        1,234.92       1,190.30        3,740.96
Engy Delivery Sup-Meter Operations                     0.00           0.00            0.00           0.00            0.00
Telecom-Telcommunications Engineering              1,935.52          13.66          765.26         102.04          585.26
Telecom-Telcommunications Operations             134,246.60         755.44       29,120.65       5,409.86       20,939.34
Land Mangement Forestry                          287,940.78          54.33       10,554.33       4,435.80        6,818.08
Land Management Real Estate                      220,844.27           8.89        2,782.53          75.45          386.43
Planning & Budgeting                                   0.00           0.00            0.00           0.00            0.00
Coal Terminal-Cook                                     0.00           0.00            0.00           0.00            0.00
Coal Terminal-Putnam                                   0.00           0.00            0.00           0.00            0.00
Fossil Power Plant Managerial                     61,050.66           6.39       32,582.44       2,954.49        6,381.60
Hydro Plant                                            0.00           0.00            0.00           0.00            0.00
Nuclear Generation                                     0.00           0.00            0.00           0.00            0.00
AdminState Pres/Envir & Govt Affairs              86,029.31           0.00            0.00           0.00            0.00
AdminCorporate Communications                    220,602.36         538.89       18,170.50       6,568.99       11,832.27
Admin-Rates                                      281,663.44          15.98        1,103.16         244.59        1,049.56
AdminOtherAdministrative Group                   890,551.11         431.94      129,996.26       4,148.94       30,168.23
Accounting-Adm                                       194.53           3.04           71.22          14.06           45.41
Corp Svc-Fleet Management                         59,340.09          22.94        1,982.45       3,481.73        2,007.13
Corp Svc-Building Services                       517,328.41           9.87       97,301.21      24,616.23      117,918.13
Corp Svc-Office Services                           1,954.81          42.31          647.24         155.18          443.28
LABOR FRINGES ON O&M LABOR                       592,997.29         769.05       78,368.53      12,354.71       20,618.94
TOTAL O&M COSTS                                6,271,655.45       7,246.94      708,084.55     148,363.79      351,281.39
CONSTRUCTION, RETIRE, OTHER WIP                3,636,212.77         532.76      179,608.97      48,931.18      481,199.50
MATERIAL & SUPPLY COSTS                          174,695.87         657.85        8,201.76       3,671.18       11,943.52
FACILITY COSTS                                 3,337,277.00           0.00            0.00           0.00            0.00
INVESTMENT CARRYING CHARGES                    1,385,645.00           0.00            0.00           0.00            0.00
                                             --------------      ---------     -----------    -----------     -----------
TOTAL                                        $14,805,486.09      $8,437.55     $895,895.28    $200,966.15     $844,424.41

COLUMBUS SOUTHERN POWER COMPANY
2002 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                           WPCO          OPCO             CSP          AEPSC
----------------------------                           ----          ----             ---          -----
ORGANIZATION PROVIDING SERVICE
O&M COSTS
Marketing-Economic Development                   $   179.42  $    6,224.09           $0.00  $        0.00
Marketing-Business Services                            0.00           0.00            0.00           0.00
Dist Reg-Managerial                                  787.22     129,798.64            0.00           4.88
Dist Reg-Customer Services                           315.54     197,543.11            0.00         256.34
Dist Reg-Eng-Engin & Planning                        377.85      83,019.25            0.00         242.51
Dist Reg-Eng-Information & Drafting                  742.97      56,156.70            0.00           0.00
Dist Reg-Stores                                       16.85       1,046.56            0.00           0.00
Dist Reg-Operations-Administrative                   224.29     525,574.21            0.00           0.00
Dist Reg-Operations-Meter                              7.54      95,353.59            0.00           0.00
Dist Reg-Operations-Line                           1,095.36      73,662.78            0.00           0.00
Engy Dis Sup-Right of Way Maintenance                 58.34     989,709.58            0.00           0.00
Dist Eng-Engineering & Planning                    1,610.24     120,206.19            0.00           0.00
Dist Data Systems-Joint Use                            0.00           0.00            0.00           0.00
T&D Mat Dist-Central Warehouse                         0.00           0.00            0.00           0.00
Energy Tran-Transmission Line                          6.17      (4,952.19)           0.00           0.00
Energy Tran-Station                                2,551.91      97,402.91            0.00           0.00
St Const-System Maint-Tools/Equipment                 64.21       5,145.36            0.00           0.00
Operations Center                                    170.05       5,271.37            0.00           0.00
Engy Delivery Sup-Meter Operations                     0.00           0.00            0.00           0.00
Telecom-Telcommunications Engineering                 16.79         452.51            0.00           0.00
Telecom-Telcommunications Operations                 709.72      77,311.18            0.00           0.41
Land Mangement Forestry                               67.48     265,764.91            0.00         245.85
Land Management Real Estate                            9.84     217,282.28            0.00         298.85
Planning & Budgeting                                   0.00           0.00            0.00           0.00
Coal Terminal-Cook                                     0.00           0.00            0.00           0.00
Coal Terminal-Putnam                                   0.00           0.00            0.00           0.00
Fossil Power Plant Managerial                          7.45      17,239.90            0.00       1,878.39
Hydro Plant                                            0.00           0.00            0.00           0.00
Nuclear Generation                                     0.00           0.00            0.00           0.00
AdminState Pres/Envir & Govt Affairs                   0.00      86,029.31            0.00           0.00
AdminCorporate Communications                      1,032.41     182,459.30            0.00           0.00
Admin-Rates                                           20.01     279,230.14            0.00           0.00
AdminOtherAdministrative Group                     3,727.68     701,476.81            0.00      20,601.25
Accounting-Adm                                         3.31          57.49            0.00           0.00
Corp Svc-Fleet Management                         (1,670.10)     52,045.56            0.00       1,470.38
Corp Svc-Building Services                         3,423.23     176,514.63            0.00      97,545.11
Corp Svc-Office Services                              42.58         624.22            0.00           0.00
LABOR FRINGES ON O&M LABOR                         1,525.74     452,840.83            0.00      26,519.49
TOTAL O&M COSTS                                   17,124.10   4,890,491.22            0.00     149,063.46
CONSTRUCTION, RETIRE, OTHER WIP                    2,952.58   2,820,057.51            0.00     102,930.27
MATERIAL & SUPPLY COSTS                              230.43     149,991.13            0.00           0.00
FACILITY COSTS                                         0.00           0.00            0.00   3,337,277.00
INVESTMENT CARRYING CHARGES                            0.00           0.00            0.00   1,385,645.00
                                                 ----------  -------------           -----  -------------
TOTAL                                            $20,307.11  $7,860,539.86           $0.00  $4,974,915.73

EXHIBIT G

Organization chart showing the relationship of each EWG or foreign utility company in which the system holds an interest to other system companies.

Each direct or indirect subsidiary of AEP Co., Inc. listed below is owned by the company immediately above it. The percentage ownership is 100% except where noted.

00. American Electric Power Company, Inc.
 01. AEP Desert Sky LP, LLC
  02. AEP Desert Sky GP, LLC
   03. Indian Mesa Power Partners II LP (EWG) (a)
 01. AEP Desert Sky LP II, LLC
  02. Indian Mesa Power Partners I LP (EWG)
 01. AEP Resources, Inc.
  02. AEP Resources Australia Pty., Ltd.
   03. Pacific Hydro Ltd. (20%) (FUCO)
  02. AEP Resources International, Limited
   03. NGLE Pushan Power LDC (b)
    04. Nanyang General Light Electric Co., Ltd. (FUCO) (c)
   03. AEP Resources Project Management Company, Ltd.
    04. NGLE Pushan Power LDC (b)
     05. Nanyang General Light Electric Co., Ltd. (FUCO) (c)
  02. AEP Delaware Investment Company (FUCO)
   03. AEP Holdings I C.V. (FUCO) (d)
    04. AEPR Global Investments B.V. (FUCO)(e)
     05. AEPR Global Holland Holdings B.V. (FUCO)
    04. AEP Holdings II C.V. (FUCO) (f)
     05. AEP Energy Services UK Generation Limited (FUCO)
     05. AEP Energy Services Limited (FUCO)
     05. Intergen Denmark, Aps (FUCO) (g)
  02. AEP Delaware Investment Company II (FUCO)
   03. AEP Holdings II C.V. (FUCO) (f)
    04. AEP Energy Services UK Generation Limited (FUCO)
    04. AEP Energy Services Limited (FUCO)
     05. AEP Energy Svc (Germany) GmbH (FUCO)
     05. AEP Energy Service - Austria (FUCO)
     05. AEPES (Switzerland) GmbH (FUCO)
    04. AEPR Global Ventures B.V. (FUCO)
     05. AEP Energy Services Australia (FUCO)
     05. AEP Energy Services Nordic SA (FUCO)
     05. Operaciones Azteca VIII, S. de R.L. de C.V. (FUCO) (h)
     05. Servicios Azteca VIII, S. de R.L. de C.V. (FUCO) (h)
        04. Intergen Denmark, Aps (FUCO) (g)
  02. AEPR Ohio, LLC (FUCO)
   03. AEP Delaware Investment Co. III
    04. AEP Holdings I C.V. (FUCO) (d)
     05. AEPR Global Investments B.V. (FUCO) (e)
      06. AEPR Global Holland Holdings B.V. (FUCO)
     05. AEP Holdings II C.V. (FUCO) (f)
      06. AEP Energy Services UK Generation Limited (FUCO)
      06. AEP Energy Services Limited (FUCO)
       07. AEP Energy Svc (Germany) GmbH (FUCO)
       07. AEP Energy Service - Austria (FUCO)
      06. AEPR Global Ventures B.V. (FUCO)
       07. AEP Energy Services Australia (FUCO)
       07. AEP Energy Services Nordic SA (FUCO)
      06. Intergen Denmark, Aps (FUCO) (g)
       07. Energia Azteca VIII, S. de R.L. de C.V. (FUCO)
    04. AEPR Global Investments B.V. (FUCO) (e)
     05. AEPR Global Holland Holdings B.V. (FUCO)
 01. AEP Utilities, Inc.
  02. CSW Energy, Inc.
   03. Newgulf Power Venture, Inc. (EWG)
   03. AEP Wind GP, LLC
    04. Trent Wind Farm L.P. (EWG) (i)
   03. AEP Wind LP, LLC
   03. AEP Wind LP, II, LLC
    04. Trent Wind Farm L.P. (EWG) (i)
  02. CSW International, Inc.
   03. CSW UK Holdings
    04. CSWI Europe Limited
     05. South Coast Power Limited (FUCO) (j)
   03. CSW International, Inc. (a Cayman Island Company)
    04. CSW Vale L.L.C. (FUCO) (k)
     05. Empresa de Eletricidade Vale de Paranapanema S.A. (l)
   03. CSW Vale L.L.C. (FUCO) (k)

(a)      Owned 99% by AEP Desert Sky, LLC and 1% by AEP Desert Sky GP,LLC.
(b) Owned 99% by AEP Resources International, Limited and 1% by AEP Resources Project Management Company, Ltd.
(c) NGLE Pushan Power LDC owns 70% and the remaining 30% is owned by two unaffiliated companies.
(d) Owned 85% by AEP Delaware Investment Co. III and 15% by AEP Delaware Investment Company.
(e) Owned 85% by AEP Holdings I C.V. and 15% by AEP Delaware Investment Company III.
(f) Owned 85% by AEP Holdings I C.V. and 15% by AEP Delaware Investment Company II.
(g)      Owned 50% by AEP Holdings II C.V. and 50% by an unaffiliated company.
(h) Owned 50% by AEPR Global Ventures B.V. and 50% by an unaffiliated company.
(i)      Owned 99% by AEP Wind LP, LLC and 1% by AEP Wind GP, LLC.
(j)      Owned 50% by CSWI Europe Limited and 50% by an unaffiliated company.
(k) Owned 99% by CSW International, Inc. (Cayman) and 1% by CSW International, Inc. (Delaware).
(l)      Owned 21.42% by CSW Vale L.L.C. and 78.58% by an unaffiliated company.